                                                                   Exhibit 10.7

                          PENSION PLAN FOR EMPLOYEES OF
                              AMPHENOL CORPORATION

     (1) Amended and restated effective January 1, 2002, except to the extent the applicable laws named below or the plan amendments incorporated herein and referenced below provide for an earlier effective date, in which case such earlier date or dates shall apply.

     (2) This Plan document restates the Pension Plan for Employees of Amphenol Corporation document signed November 21, 1997, by incorporating the First Amendment effective January 1, 1997, the Second Amendment effective Various Dates, the Third Amendment effective December 31, 1999, the Fourth Amendment effective December 31, 1999, the Fifth Amendment effective Various Dates, the Sixth Amendment effective January 1, 2001, the Seventh Amendment effective Various Dates and the applicable requirements of the Uruguay Round Agreements Act ("GATT"), Uniformed Services Employment and Reemployment Rights Act of 1994, Small Business Job Protection Act of 1996, Taxpayer Relief Act of 1997, Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000.

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
                                   ARTICLE I.

                                   ELIGIBILITY
1.1.     Eligibility.............................................................................      3

                                   ARTICLE II.

                             EMPLOYER CONTRIBUTIONS
2.1.     Payment of Contributions................................................................      4
2.2.     Limitation on Contribution..............................................................      4
2.3.     Time of Payment.........................................................................      4
2.4.     No Additional Liability.................................................................      4

                                  ARTICLE III.

                             EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions..................................................................      5

                                   ARTICLE IV.

                                  PLAN BENEFITS
4.1.     Plan Benefits...........................................................................      6
4.2.     Minimum Benefit for Top Heavy Plan......................................................      6
4.3.     Non-Duplication of Benefits.............................................................      8
4.4.     Transfers; Service with Affiliated Employers............................................      8

                                   ARTICLE V.

                    CODE SECTION 415 LIMITATIONS ON BENEFITS

5.1.       Maximum Annual Benefit................................................................      9

5.2.       Adjustments to Annual Benefit and Limitations.........................................     10

5.3.       Annual Benefit Not in Excess of $10,000...............................................     13

5.4.       Participation or Service Reductions...................................................     14

5.5.       Multiple Plan Reduction...............................................................     14

5.6.       Incorporation by Reference............................................................     18

                                   ARTICLE VI.

                                     VESTING
6.1.     Vesting Rights..........................................................................     19
6.2.     Top-Heavy Vesting.......................................................................     19
6.3.     Service Computation Period; Service Credit..............................................     19
6.4.     Amendment of Vesting Schedule...........................................................     19
6.5.     Amendments Affecting Vested and/or Accrued Benefit......................................     20
6.6.     No Divestiture for Cause................................................................     20

                                  ARTICLE VII.

                               PAYMENT OF BENEFITS
7.1.     Notice..................................................................................     21

7.2.     Waiver of Thirty (30) Day Notice Period.................................................     21

7.3.     Form of Payment.........................................................................     21

7.4.     Actuarial Equivalent Benefit............................................................     22

7.5.     Payment Without Participant Consent.....................................................     22

7.6.     Restrictions on Immediate Distributions.................................................     23

7.7.     Limitation of Benefits on Plan Termination..............................................     23

7.8.     Early Plan Termination Restrictions.....................................................     26

7.9.     Suspension of Benefits..................................................................     28

7.10.    Restrictions on Commencement of Retirement Benefits.....................................     30

7.11.    Minimum Distribution Requirements.......................................................     30

7.12.    TEFRA Election Transitional Rule........................................................     34

7.13.    Distribution of Death Benefit...........................................................     35

7.14.    Date Distribution Deemed to Begin.......................................................     37

7.15.    Distribution Pursuant to Qualified Domestic Relations Orders............................     37

7.16.    Payment to a Person Under a Legal Disability............................................     37

7.17.    Unclaimed Benefits Procedure............................................................     38

7.18.    Direct Rollovers........................................................................     39

7.19.    Certain Highly Compensated Employees....................................................     39

                                  ARTICLE VIII.

                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS
8.1.     Applicability of Provisions.............................................................     40

8.2.     Payment of Qualified Joint and Survivor Annuity.........................................     40

8.3.     Payment of Qualified Pre-Retirement Survivor Annuity....................................     40

8.4.     Notice Requirements For Qualified Joint and Survivor Annuity............................     40

8.5.     Notice Requirements For Qualified Pre-Retirement Survivor Annuity.......................     41

8.6.     Qualified Election......................................................................     42

8.7.     Election Period.........................................................................     43

8.8.     Pre-age Thirty-five (35) Waiver.........................................................     44

8.9.     Transitional Joint And Survivor Annuity Rules...........................................     44


                                   ARTICLE IX.

                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.     Qualified Domestic Relations Orders...................................................       47


                                   ARTICLE X.

             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.    Transfers from Other Qualified Plans, Direct Rollovers................................       50


                                   ARTICLE XI.

             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

11.1.    Transfers..................................................................................  51

                                  ARTICLE XII.

                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.    Amendment of the Plan...................................................................     52

12.2.    Termination.............................................................................     52

12.3.    Merger or Consolidation of the Plan.....................................................     56


                                  ARTICLE XIII.

                             PARTICIPATING EMPLOYERS

13.1.    Adoption by Other Employers...........................................................       58

13.2.    Requirements of Participating Employers...............................................       58

13.3.    Designation of Agent..................................................................       58

13.4.    Employee Transfers....................................................................       59

13.5.    Participating Employer's Contribution.................................................       59

13.6.    Discontinuance of Participation.......................................................       59

13.7.    Plan Administrator's Authority........................................................       60

                                  ARTICLE XIV.

                           ADMINISTRATION OF THE PLAN
14.1.    Appointment of Plan Administrator and Trustee...........................................     61

14.2.    Plan Administrator......................................................................     61

14.3.    Delegation of Powers....................................................................     61

14.4.    Trust Agreement.........................................................................     62

14.5.    Appointment of Advisers.................................................................     62

14.6.    Records and Reports.....................................................................     63

14.7.    Information From Employer...............................................................     63

14.8.    Majority Actions........................................................................     63

14.9.    Expenses................................................................................     63

14.10.   Discretionary Acts......................................................................     63

14.11.   Responsibility of Fiduciaries...........................................................     64

14.12.   Indemnity by Employer...................................................................     64

14.13.   Claims Procedures.......................................................................     64

                                   ARTICLE XV.

                                     GENERAL

15.1.    Bonding.................................................................................     66

15.2.    Action by the Employer..................................................................     66

15.3.    Employment Rights.......................................................................     66

15.4.    Nonalienation of Benefits...............................................................     67

15.5.    Governing Law...........................................................................     68

15.6.    Conformity to Applicable Law............................................................     68

15.7.    Usage...................................................................................     69

15.8.    Legal Action............................................................................     69

15.9.    Exclusive Benefit.......................................................................     69

15.10.   Prohibition Against Diversion of Funds..................................................     69

15.11.   Return of Contribution..................................................................     69

15.12.   Employer's Protective Clause............................................................     70

15.13.   Insurer's Protective Clause.............................................................     70

15.14.   Receipt and Release for Payments........................................................     70

15.15.   Headings................................................................................     71


                                  ARTICLE XVI.

                                   DEFINITIONS
16.1.    Accrued Benefit.........................................................................     72

16.2.    Actuarial Equivalent....................................................................     72

16.3.    Administrative Committee................................................................     73

16.4.    Affiliated Employer.....................................................................     73

16.5.    Aggregation Group.......................................................................     73

16.6.    Anniversary Date......................................................................       74

16.7.    Annual Benefit........................................................................       74

16.8.    Annuity...............................................................................       74

16.9.    Annuity Starting Date.................................................................       74

16.10.   Average Monthly Compensation..........................................................       75

16.11.   Beneficiary...........................................................................       75

16.12.   Break in Service......................................................................       76

16.13.   Code..................................................................................       77

16.14.   Compensation..........................................................................       77

16.15.   Controlled Group......................................................................       80

16.16.   Determination Date....................................................................       80

16.17.   Direct Rollover.......................................................................       80

16.18.   Disability..............................................................................     80

16.19.   Distributee.............................................................................     81

16.20.   Earliest Retirement Date................................................................     81

16.21.   Early Retirement Age....................................................................     81

16.22.   Early Retirement Date...................................................................     81

16.23.   Eligible Class..........................................................................     81

16.24.   Eligible Retirement Plan................................................................     84

16.25.   Eligible Rollover Distribution..........................................................     84

16.26.   Employee................................................................................     84

16.27.   Employer................................................................................     85

16.28.   Employment Commencement Date..........................................................       85

16.29.   Exhibit...............................................................................       85

16.30.   ERISA.................................................................................       85

16.31.   Family Member.........................................................................     85

16.32.   Fiscal Year...........................................................................     85

16.33.   Foreign Subsidiary....................................................................     85

16.34.   Forfeiture............................................................................     86

16.35.   Highly Compensated Employee...........................................................     86

16.36.   Highly Compensated Participant........................................................     88

16.37.   Hour of Service.......................................................................     88

16.38.   Inactive Participant..................................................................     90

16.39.   Key Employee..........................................................................     90

16.40.   Late Retirement Date..................................................................     91

16.41.   Leased Employee.......................................................................     91

16.42.   Limitation Year.......................................................................     92

16.43.   Non-Highly Compensated Employee.......................................................     92

16.44.   Non-Key Employee......................................................................     92

16.45.   Normal Form of Benefit................................................................     92

16.46.   Normal Retirement Age.................................................................     93

16.47.   Normal Retirement Date................................................................     93

16.48.   Participant...........................................................................     93

16.49.   Participating Employer..................................................................     93

16.50.   Period of Military Duty.................................................................     93

16.51.   Period of Service.......................................................................     93

16.52.   Period of Severance.....................................................................     93

16.53.   Plan....................................................................................     93

16.54.   Plan Administrator......................................................................     95

16.55.   Plan Year...............................................................................     95

16.56.   Predecessor Employer....................................................................     95

16.57.   Present Value of Accrued Benefit........................................................     95

16.58.   Primary Social Security Retirement Benefit..............................................     95

16.59.   Qualified Domestic Relations Order......................................................     96

16.60.   Qualified Joint and Survivor Annuity....................................................     97

16.61.   Qualified Pre-Retirement Survivor Annuity...............................................     97

16.62.   Re-employment Commencement Date.........................................................     97

16.63.   Re-entry Date...........................................................................     97

16.64.   Regulation..............................................................................     97

16.65.   Retirement..............................................................................     97

16.66.   Social Security Retirement Age..........................................................     97

16.67.   Spouse..................................................................................     98

16.68.   Straight Life Annuity...................................................................     98

16.69.   Super Top-Heavy Plan....................................................................     98

16.70.   Top-Heavy Group.........................................................................     98

16.71.   Top-Heavy Plan..........................................................................     98

16.72.   Top-Heavy Ratio.........................................................................     99

16.73.   Top-Paid Group..........................................................................    100

16.74.   Trust Agreement.........................................................................    101

16.75.   Trust Fund..............................................................................    101

16.76.   Trustee.................................................................................    101

16.77.   Valuation Date..........................................................................    101

16.78.   Year of Accrual Service.................................................................    101

16.79.   Year of Eligibility Service.............................................................    101

16.80.   Year of Service.........................................................................    102

16.81.   Year of Vesting Service.................................................................    102

                          PENSION PLAN FOR EMPLOYEES OF

                              AMPHENOL CORPORATION

                                    PREAMBLE

     The Board of Directors of AMPHENOL CORPORATION, a Delaware corporation, approved and adopted a defined benefit pension plan for certain Employees, effective as of December 31, 1997, which amended and restated the Salaried Employees Pension Plan of the Amphenol Corporation, as previously amended effective January 1, 1989 (hereinafter referred to as the "Predecessor Plan"); and which now serves as the single plan to pay benefits to Employees previously participating in certain other plans maintained by the Employer or its affiliates, which plans were merged and consolidated into the Plan effective as of December 31, 1997.

     Prior to December 31, 1997, Amphenol Corporation and certain of its affiliates maintained the following defined benefit pension plans for eligible employees:

     -  Salaried Employee's Pension Plan of the Amphenol Corporation

     -  The Hourly Employees' Pension Plan of Amphenol Corporation

     -  Pension Plan for Hourly Paid Employees of Chatham Cable Company

     -  Pyle-National Retirement Plan for Salaried Employees

     -  LPL Technologies Inc. Retirement Plan

     -  Pyle-National Retirement Plan for Hourly Employees

     - Pension Plan for Salaried Employees of the Sidney Division of the Amphenol Corporation

     - Pension Plan for Hourly Employees of the Sidney Division of the Amphenol Corporation

     All of the aforesaid plans were merged and consolidated effective as of December 31, 1997. All benefits previously provided under the plans are provided under the Plan subsequent to the merger and consolidation. All assets of the plans were transferred to the Plan and Trust and are, on an ongoing basis, available to pay benefits to employees and their beneficiaries;

     The Employer continues to desire to retain the distinct benefit structures that applied to the participants of the plans prior to the merger and consolidation to the greatest extent possible. To accomplish this, the Plan document cross-references certain Exhibits which constitute the text of the pre-merger plans with subsequent amendments. The persons eligible to participate in the Plan are defined by the language of the Plan document which cross-references the Exhibits. To the extent there is a discrepancy between the Plan document and any Exhibit with respect to the definition of the Eligible Class of employees, the Plan document will govern. The Exhibits do not reflect amendments required to be made pursuant to the applicable laws referenced on the cover page. All such amendments have been made to the Plan document, and apply to the Exhibits. In other respects, to the extent practicable the Exhibits shall govern the nature, form and timing of benefits under the Plan.

     It is the intention of Amphenol Corporation to restate the Plan as of the date set forth on the cover page, and that the Plan continue to meet the requirements of Section 401(a) of the Internal Revenue Code.

                                   ARTICLE I.

                                   ELIGIBILITY

     1.1. Eligibility: An Employee shall be eligible to participate in this Plan only to the extent that he or she is in an Eligible Class. The terms and conditions of eligibility shall be determined by reference to the Exhibit attached hereto which corresponds to the Employee's Eligible Class.

                                   ARTICLE II.

                             EMPLOYER CONTRIBUTIONS

     2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

     2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or to correct an error, in which event, the Employee shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

     2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

     2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.

                             EMPLOYER CONTRIBUTIONS

     3.1. Required Contributions: The amount of contributions required of Participants as a condition for receiving benefits provided hereunder shall be determined by reference to the Exhibit that corresponds to the Participant's classification and status.

                                   ARTICLE IV.

                                  PLAN BENEFITS

     4.1. Plan Benefits: A Participant's benefits, including death benefits, shall be determined by reference to the Exhibit corresponding to the Participant's classification and status; provided, however, effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, including any applicable Exhibit, benefits with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

     4.2. Minimum Benefit for Top-Heavy Plan:

          (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

          (b) For purposes of providing the aforesaid minimum benefit under Code
Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make required contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

          (c) For purposes of this Section, Years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

          (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

          (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

          (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

          (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

          (h) If a Non-Key Employee participants in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

          (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

          (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

     However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (71%) shall be substituted for five percent (5%) above.

          (k) The preceding provisions of this Section shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416(i)(4).

     4.3. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the same Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

     4.4. Transfers, Service with Affiliated Employers: The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer or into another Eligible Class shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS."

                                   ARTICLE V.

                    CODE SECTION 415 LIMITATIONS ON BENEFITS

     5.1. Maximum Annual Benefit

          (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

             (1) $90,000, or

             (2) one hundred percent (100%) of the Participant's Compensation averaged over three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employee.

          (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

          (c) Notwithstanding anything in the Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

          (d) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

          (e) The limitation stated in paragraph (a)(2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

          (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

          (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 414(m)), all employees of such employers shall be considered to be employed by a single employer.

          (h) For the purpose of this Article, if this Plan is a Code Section 413(c) plan, all employers of a Participant who maintain this Plan will be considered to be a single employer.

     5.2. Adjustments to Annual Benefit and Limitations:

          (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

          (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age sixty-two (62). If the Annual Benefit begins before age sixty-two (62), the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age sixty-two (62) so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two
(62). However, the $90,000 limitation shall not be actuarially reduced to less than:

             (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

             (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

     For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five
(55), the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

          (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

          (d) If the Annual Benefit begins before age sixty-two (62), then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two (62). However, the $90,000 shall not be actuarially reduced to less than:

             (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

             (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

         For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five
(55), the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

               (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

               (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

               (j) Notwithstanding the aforesaid, effective for Plan Years after January 1, 1997, if benefits commence prior to age 62, the dollar limitation under Code Section 415(b) shall be the Actuarial Equivalent of the Participant's limitation for benefits commencing at age 62, reduced for each month by which benefits commence before the month in which the Participant attains age 62. In order to determine Actuarial Equivalents for this purpose, the lesser of the Actuarial Equivalent amount computed using the Plan interest rate and the Applicable Mortality Table, and the amount computed using 5% interest and the Applicable Mortality Table shall be used. If the annual benefit is paid in a form other than a non-decreasing life annuity payable for a period not less than the life of a Participant (or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse,) the Actuarial Equivalent amount shall be determined by substituting the Applicable Interest Rate for five percent (5%) in the preceding sentence.

     Further, for purposes of adjusting the benefit to a straight life annuity, the equivalent Annual Benefit shall be the greater of the equivalent Annual Benefit computed using the Plan interest rate and the Applicable Mortality Table, and the equivalent Annual Benefit computed using five-percent (5%) interest rate assumption and the Applicable Mortality Table. If the Annual Benefit is paid in a form other than a non-decreasing life annuity payable for a period not less than the life of a Participant or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse, the Applicable Interest Rate shall be substituted for five percent (5%) in the preceding sentence.

     5.3. Annual Benefit Not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

     5.4. Participation or Service Reductions: If a Participant has less than ten (10) Years of Participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) and 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and
5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than Years of Participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1(a)(1) (except for purposes of Section 5.5(c)(2)) and 5.2 shall be applied separately with respect to each change in the benefits structure of the Plan adopted before August 3, 1992.

     5.5. Multiple Plan Reduction:

          (a) Subject to the exceptions in Section 5.5(f) and Section 5.5(g) below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

          (b)(1). The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determination for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415(b).

     Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986.

     The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

             (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

             (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

          (c)(1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419(e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections

415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

     If the Employee was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

               (i) the excess of the sum of the fraction over 1.0, multiplied by

               (ii) the denominator of this fraction will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the
Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

               (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

               (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982 determined under the law in effect for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction".

               (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

               (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

          (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-Five Percent (125%)" in paragraphs (b)(1) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code
Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-Five Percent (125%)" in any event.

          (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

          (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-five Percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied:

               (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

               (ii) no annual additions may be credited to a Participant's accounts, and

               (iii) no Employee contributions (voluntary or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

          (g) Notwithstanding any provision to the contrary in this Section, for Limitation Years beginning after December 31, 1999, if an Employee is (or has been) a Participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any limitation year MAY exceed 1.0. After the above effective date, only the limitations of Code
Section 415(b) will apply to this defined benefit plan. No adjustment need be made to either the defined benefit or defined contribution fraction in the event that the combined defined benefit/defined contribution limit exceeds 1.0 in any Limitation Year.

     5.6. Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code
Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.

                                     VESTING

     6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the Exhibit attached hereto which corresponds to the Participant's classification and status.

     6.2. Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the schedule included in the Exhibit corresponding to the Participant's classification and status.

     6.3. Service Computation Period; Service Credit For vesting purposes, Years of Vesting Service, Breaks in Service and any other conditions relative to vesting shall be determined by reference to the Exhibit corresponding to the Participant's classification and status.

     6.4. Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

     The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

               (a) sixty (60) days after the amendment is adopted;

               (b) sixty (60) days after the amendment becomes effective; or

               (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

     Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

     6.5. Amendments Affecting Vested and/or Accrued Benefit. No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under
Section 412(c) (8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

     6.6. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subjected to divestiture for cause.

                                  ARTICLE VII.

                               PAYMENT OF BENEFITS

     7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

               (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

               (b) the Participant's right to defer receipt of a Plan distribution. Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

     7.2. Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, such distribution may commence less than thirty
(30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

          (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option);

          (b) the Participant, after receiving the notice, affirmatively elects the distribution; and

          (c) to the extent applicable, the requirements of Section 8.4 are satisfied.

     7.3. Form of Payment. The automatic form of retirement benefit, and any optional forms of benefits shall be determined by reference to the Exhibit corresponding to the Participant's classification and status.

     7.4. Actuarial Equivalent Benefit : Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

     7.5. Payment Without Participant Consent:

          (a) Effective for Plan Years beginning after December 31, 1997, with respect to Accrued Benefits payable by reference to an Exhibit which provided for the immediate cash-out of de minimis benefits prior to January 1, 1998, if the Actuarial Equivalent present value of Participant's vested Accrued Benefit derived from Employer and Employee contributions does not exceed $5,000, the Participant or beneficiary entitled to such benefit will receive a single sum distribution of cash or property of the Actuarial Equivalent value of the entire vested Accrued Benefit. If the value of a Participant's Vested Accrued Benefit exceeded $5,000 at the time of any distribution under the Plan, the value of the benefit shall be deemed to exceed $5,000 at all times thereafter until March 22, 1999. If the Participant has no vested interest in a benefit, the Participant shall be deemed to have a distribution of zero dollars on the Participant's termination from service date. This provision is applicable to all distributions under the Plan, including any death benefit.

          (b) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefits exceeds $3,500, or, effective January 1, 1998, $5,000 or such greater amount as permitted under the Code.

          (c) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

     7.6. Restrictions on Immediate Distributions:

          (a) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

          (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds $3,500, or, effective January 1, 1998, $5,000 or such greater amount as permitted under the Code, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

          (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

     7.7. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a)4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

          (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code
Section 401(a)(4) and the Regulations thereunder.

          (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

     The restrictions of this paragraph (b) shall not apply, however, if

               (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(d)(7),

               (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

               (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500, or, effective January 1, 1998, $5,000 or such greater amount as permitted under the Code.

          (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

     An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Normal Form described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depositary property having a fair market value equal to at least one hundred twenty-five percent (125%) of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%) of the restricted amount, or (3) posting a bond equal to at least one hundred percent (100%) of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

     The escrow arrangement may provide that an Employee may withdraw amounts in excess of one hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

     A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

     If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

     7.8. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten (10) years, until said full current costs are Net, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions.

     (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

          (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

          (2) if a Participant is a "substantial owner" (as defined in ERISA
Section 4022(b)(5)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

          (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

     (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

     (c) If a Participant described in this Section leaves the employ of the Employer of withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

     (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

     (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

     (f) If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of paragraphs (a), (b), and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

     (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are mot than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five
(25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

     (h) In the event that Congress should provide by statutes, or the Treasury Department or the Internal Revenue Services should provide by regulation or ruling, that the limitations provided for in this Article are not longer necessary in order to meet the requirement for a qualified plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

     (i) In the event a lump-sum distribution is made to any Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least one hundred twenty-five percent (125%) of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below on hundred ten percent (110%) of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to one hundred twenty-five percent (125%) of such amount.

     In the event of the termination of partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

     7.9. Suspension of Benefits:

          (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which were suspended under the preceding sentence, i.e. as if the Employee had been receiving benefits since Normal Retirement Age.

          (b) Resumption of Payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203(a)(3)(B). This initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203(a)(3)(B) of ERISA and the resumption of payments.

          (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

     In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.


          (d) Amount Suspended.

               (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity of a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

               (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in subsection (1) above, an amount equal to the Employer-provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203(a)(3)(B) service, equal to the lesser of

                    (i) The amount of benefits which would have been payable to the Employee if he or she had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                    (ii) The actual amount paid or scheduled to be paid to the Employee for such month. Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.


          (e) Minimum Benefits.This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top-Heavy Plan".

     7.10. Restrictions on Commencement Of Retirement Benefits:

          (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

               (1) the Participant attains Normal Retirement Age;

               (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participated in the Plan; or

               (3) the Participant terminates services with the Employer.

          (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

     7.11. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401(a)(9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9)-2. Notwithstanding the preceding sentence, for Plan Years beginning after December 31, 1996, the term "required beginning date" means the pre-Small Business Job Protection Act required beginning date of April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 regardless of whether the Participant is a 5-percent owner (as defined in Code Section 416). Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

               (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

          (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participants attains age 70 1/2.

          (2) Transitional Rules: The required beginning date of a Participant who attains age 70 1/2 before 1988 will be determined in accordance with (i) or
(ii) below:

               (i) Non-5-percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of requirement or attainment of age 70 1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 70 1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

               (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

               (A) the calendar year in which the Participant attains age 70 1/2, or

               (B) the earlier of the calendar year with or within which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

          (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code
Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66 1/2 or at any subsequent Plan Year.

          (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

               (b) Limits On Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

                    (1) the life of the Participant;

                    (2) the life of the Participant and a designated
Beneficiary;

                    (3) a period certain not extending beyond the life expectancy of the Participant; or

                    (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

               (c) Required Distributions On Or After The Required Beginning
Date:

                    (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                    (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                    (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of the Proposed Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

                    (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar years.

                    (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.


                    (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

                    For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

     7.12. TEFRA Election Transitional Rule:

          (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

               (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

               (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participants is deceased, by the Beneficiary of the Participant.

               (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

               (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

               (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

               (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

               (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distributions is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

               (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b)(2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a)(9)-2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a)(9)-2 will apply.

     7.13. Distribution of Death Benefit

               (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

               (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

               (c) Distribution Beginning After Death: If the Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                    (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                    (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 701/2.

          If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or
(2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

          For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

          For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

     7.14. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.14(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

     7.15. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414 (p). Such distribution will be made only in a form of benefit available under the Plan.

     7.16. Payment to a Person Under a Legal Disability: Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Plan Administrator receives a written notice, in a form and manner acceptable to the Plan Administrator, that such person is incompetent, and that a guardian, conservator or other person legally vested with the care of the person or estate has been appointed; provided, however, that if the Plan Administrator shall find that any person to whom a benefit is payable under the Plan is unable to care for such person's affairs because of incompetency, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or to any person or institution deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment. Any such payment so made shall be a complete discharge of liability thereof under the Plan. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, retirement payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Plan Administrator. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

     7.17. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or beneficiary that he or she is entitled to a distribution under the Plan. In the event that all consecutive checks in payment of benefits under the Plan remain outstanding for a period of six (6) months, payment of all such outstanding checks shall be stopped and the issuance of any further checks shall be suspended until such time as the payee reestablishes contact and claims benefits. In any event, if the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

     7.18. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

     7.19 Certain Highly Compensated Employees: Effective January 1, 1998, to the extent necessary to comply with the non-discrimination provisions of Section 401(a)(4) of the Code and regulations issued thereunder, the monthly payments from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's other benefits under the Plan (other than a social security supplement) and the amount the Employee is entitled to receive under a social security supplement.

                                  ARTICLE VIII.

                     JOINT AND SURVIVOR ANNITY REQUIREMENTS

          8.1. Applicability Of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article to the extent not inconsistent with the terms and provisions of the Exhibit corresponding to the Participant's classification and status.

          8.2. Payment Of Qualified Joint and Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

          8.3. Payment Of Qualified Pre-Retirement Survivor Annuity: Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, as defined herein, if a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12-consecutive months. The surviving Spouse shall receive benefits commencing on the Earliest Retirement Date benefits could have been paid to the Participant if he has ceased to be an Employee on the date of his death and survived to retire.

          8.4. Notice Requirements For Qualified Joint and Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

               (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

               (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

               (c) the rights of a Participant's Spouse; and

               (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

          For the purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

          Notwithstanding the above, a distribution to a Participant may commence less than 30 days after the notice required by Code Section 417(a)(3) is given, provided that the following requirements are met:

          (1) The Plan Administrator provides information to the Participant clearly indicating that the Participant has a right to a period of at least 30 days to consider whether to waive the Qualified Joint and Survivor Annuity and consent to a form of distribution other than a Qualified Joint and Survivor Annuity.

          (2) The Participant is permitted to revoke an affirmative distribution election at least until the Annuity Staring Date, or, if later, at any time prior to the expiration of the 7-day period that begins the day after the explanation of the Qualified Joint and Survivor Annuity is provided to the Participant;

          (3) The Annuity Staring Date is after the date that the explanation of the Qualified Joint and Survivor Annuity is provided to the Participant. However, the Annuity Starting Date may be before the date that any affirmative distribution election is made by the Participant and before the date that the distribution is permitted to commence under (4) below, and

          (4) Distribution in accordance with the affirmative election does not commence before the expiration of the 7-day period that begins the day after the explanation of the Qualified Joint and Survivor Annuity is provided to the Participant.

          8.5. Notice Requirements For Qualified Pre-Retirement Survivor
Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

               (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five(35);

               (b) a reasonable period ending after the individual becomes a Participant;

               (c) a reasonable period ending after this paragraph ceases to apply to the Participant; (d) a reasonable period ending after this Article first applies to the Participant. Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

          For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in paragraphs (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

          8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless:

               (a) the Participant's Spouse consents in writing to the election;

               (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (d) the Spouse's consent acknowledges the effect of the election; and

               (e) the Spouse's consent is witnessed by a Plan representative or notary public.

          If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

          8.7 Election Period: The period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to the Accrued Benefit as of the date of separation, the election period shall begin on the date of separation.

          8.8. Pre-age Thirty-five (35) Waiver: Not applicable.

          8.9. Transitional Joint and Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

               (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976, and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

               (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

               (c) The respective opportunities to elect (as described in (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

               (d) Any Participant who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                   (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                       (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                       (ii) dies on or after Normal Retirement Age while still working for the Employer;

                       (iii) begins to receive payments under the Plan on or after the Qualified Early Retirement Age; or

                       (iv) separates from service on or after attaining Normal Retirement Age (or the Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end no more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                   (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant has retired on the day after his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                       (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                       (ii) the date on which participation begins, and ends on the date the Participant terminates employment with the Employer.

                   (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of;

                       (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                       (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                       (iii) the date the Participant begins participation.

                                   ARTICLE IX.

                       QUALIFIED DOMESTIC RELATIONS ORDERS

          9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 414(p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which states the requirements for such Order, the procedures for review of such Order and all other provisions for such Order to be determined to be a QDRO.

               (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

                   (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QRDO.

                   (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee; or the manner in which the amount or percentage will be determined.

                   (3) The number of payments or period for which the Order applies.

                   (4) The specific plan (by name) to which the Order applies.

               (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

                   (1) any type or form of benefit, or any option not already provided for in the Plan;

                   (2) increased benefits, or benefits in excess of the Participant's vested rights;

                   (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions; or

                   (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

               (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

               (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall separately account for the amount that would have been payable to the alternate payee(s) if the Order has been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the separately accounted for amounts to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including separately accounted for amounts during a dispute as to the Order's qualification.

               (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                   ARTICLE X.

             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

          10.1. Transfers From Other Qualified Plans; Direct Rollovers:
Transfers or Direct Rollovers from other qualified plans are not permitted.

                          PENSION PLAN FOR EMPLOYEES OF
                              AMPHENOL CORPORATION


     (1) Amended and restated effective January 1, 2002, except to the extent the applicable laws named below or the plan amendments incorporated herein and referenced below provide for an earlier effective date, in which case such earlier date or dates shall apply.

     (2) This Plan document restates the Pension Plan for Employees of Amphenol Corporation document signed November 21, 1997, by incorporating the First Amendment effective January 1, 1997, the Second Amendment effective Various Dates, the Third Amendment effective December 31, 1999, the Fourth Amendment effective December 31, 1999, the Fifth Amendment effective Various Dates, the Sixth Amendment effective January 1, 2001, the Seventh Amendment effective Various Dates and the applicable requirements of the Uruguay Round Agreements Act ("GATT"), Uniformed Services Employment and Reemployment Rights Act of 1994, Small Business Job Protection Act of 1996, Taxpayer Relief Act of 1997, Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000.

                                   ARTICLE XI.

                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

          11.1. Transfers:

          In the event any Employee transfers out of an Eligible Class or from one Eligible Class to another, such Employee shall receive credit for service and compensation for determining eligibility, benefit accrual and vesting as set forth in the Exhibit attached hereto corresponding to each respective Eligible Class.

                                  ARTICLE XII.

                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

          12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspends, or terminate the Plan at any time. However, no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

          For the purposes of this paragraph, an amendment to the Plan which has the effect of:

               (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

               (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

               (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations or under the Code.

          12.2. Termination:

               (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section

4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

          Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

               (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

               (2) the purchase of insurance company annuity contracts;

               (3) continuation of the Trust Fund for the Plan and the distributions of benefits at such time and in such manner as though the Plan had not been terminated; or

               (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

          (b) Standard Termination Procedure -

               (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation
(PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                   (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                   (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                   (iii) such other information as the PBGC may prescribe by regulation.
          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

               (2) No later than the date on which the follow-up notice is sent to PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

               (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

          (c) Distress Termination Procedure

               (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                   (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the plan is sufficient for guaranteed benefits as of such date;

                   (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                   (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                   (iv) such other information as the PBGC may prescribe by regulation.
          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

               (2) A "distress termination" may only take place if:

                   (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                   (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                   (iii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

          (d) Priority and Payment of Benefits

In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044(a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation or any other reason, such balance, if any, shall be returned to the Employer. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

          (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

          12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code Section 411(d)(6).

                                  ARTICLE XIII.

                             PARTICIPATING EMPLOYERS

          13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

          13.2. Requirements of Participating Employers:

               (a) Each Participating Employer will use the same Trustee as provided in this Plan.

               (b) The Trustee may, but will not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

               (c) The transfer of any Participant from or to any Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as to the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

               (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

               (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

          13.3. Designation of Agent. Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each

Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

          13.4. Employee Transfers. It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

          13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

          13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

          13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                  ARTICLE XIV.

                           ADMINISTRATION OF THE PLAN

          14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

          14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

          14.3. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

          14.4. Trust Agreement

               (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and manage the assets of the Trust Fund, and to receive, hold and disburse contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund, which investment managers shall be solely responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager and in the absence of any separate agreement with an investment manager, the Trustee shall be the investment manager.

               Each Trustee and investment manager so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined in the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manager, acquire or dispose of assets under the laws of more than one state.

               (b) The Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable law), and which may authorize the pooling of the Trust Fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

          14.5. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

          14.6. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

          14.7. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responding to verify the information.

          14.8. Majority Actions: Except where there has been an allocation and delegation of administrative authority or where specifically expressed herein to the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

          14.9. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

          14.10. Discretionary Acts: Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

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          14.11. Responsibility of Fiduciaries: The Plan Administrator and
members of the Administrative Committee, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct, provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

          14.12. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

          14.13. Claims Procedure: Claims may be filed with the Plan Administrator. Written or electronic notice of the disposition of a claim will be furnished to the claimant within ninety (90) days (or 180 days in the event of special circumstances, in which case written notice of the extension will be furnished to the claimant before the expiration of the initial ninety (90) day period) after the application is filed. In addition, in the event the claim is denied, the Plan Administrator shall:

               (a) state the specific reason or reasons for the denial,

               (b) provide specific reference to pertinent Plan provisions on which the denial is based,

               (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

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               (d) explain the Plan's claim review procedure as contained in this Plan.

Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Plan Administrator within sixty (60) days after the claimant receives written or electronic notification from the Plan Administrator regarding the denial of the claimant's claim. The Plan Administrator may conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the Plan's receipt of a request for review, unless there has been an extension of time due to special circumstances (such as the need to hold a hearing), in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of a request for review. The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

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                                   ARTICLE XV.

                                     GENERAL

          15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is not preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust fund or by the Employer.

          15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

          15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

               (a) to give any Participant the right to be retained in the service of the Employer,

               (b) to interfere with the right of the Employer to discharge any Participant at any time,

               (c) to give the Employer the right to require any Employee to remain in its employ, or

               (d) to affect any Employee's right to terminate employment at any time.

          15.4. Nonalienation of Benefits.

               (a) Except as permitted by section 401(a)(13) of the Code or (b) below, no benefit at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrances of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether presently or thereafter payable shall be void. No retirement benefit nor the Fund shall in any manner be liable for or subject to the debts or liability of any Employee, Terminated Vested Participant, Participant, Beneficiary or pensioner entitled to any retirement benefit. If the Employee, Participant, former Participant, Beneficiary or pensioner shall attempt to or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefit under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon anyone else or would not be enjoyed by him, then the Employer, in its discretion, may terminate such third party's interest in any such benefit, and hold or apply it to or for the benefit of such Employee, Participant, former Participant, Beneficiary or pensioner, his Spouse, children, or other dependent or any of them, in such manner as the Employer may deem proper. This Section shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a Qualified Domestic Relations Order or any domestic relations order entered before January 1, 1985.

               (b) For all judgments, orders or decrees issued, or settlements entered into, on or after August 5, 1997:

                   A Participant's benefits provided under the Plan may be offset by an amount that the Participant is ordered or required to pay to the Plan if:

                   (i) the order or requirement to repay arises (1) under a judgment of conviction for a crime involving such Plan, (2) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of part 4 of subtitle B of Title I of the Employee Retirement Income Security Act of 1974, or (3) pursuant to a settlement agreement between the Secretary of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of part 4 of such subtitle by a fiduciary or any other person,

                   (ii) the judgment, order, decree, or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the participant's benefits provided under the Plan, and

                   (iii) in a case in which distributions to the Participant are subject to the survivor annuity requirements of IRC section 401(a)(11), if the Participant has a spouse at the time at which the offset is to be made, the spouse has: (1) either consented to the offset (with such consent obtained in accordance with the requirements of IRC section 417(a)) or previously elected to waive the qualified joint and survivor annuity or qualified preretirement survivor annuity, (2) been ordered or required in such judgment, order, decree or settlement to pay an amount to the Plan in connection with a violation of part 4 of subtitle B, or (3) retained the right to receive a survivor annuity form of benefit pursuant to IRC section 401(a)(11) under such judgment, order, decree or settlement.

          15.5. Governing Law: This Plan will be construed and enforced according to ERISA and the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

          15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

          15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have been liable.

          15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

          15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

          15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

               (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

               (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

               (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

          15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

          15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

          15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

          15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                  ARTICLE XVI.

                                   DEFINITIONS

          For purposes of the Plan, the following words and phrases will have the following meaning unless a different meaning is expressly stated or ascribed to them in the Exhibit corresponding to the Participant's classification and status.

          16.1 Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to the Exhibit corresponding to the Employee's classification and status accrued as of any date.

          Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

          16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached to the Exhibit corresponding to the Employee's classification and status. Notwithstanding the preceding sentence, effective with the Plan Year beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

          (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

          (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

     Notwithstanding anything contained in the Plan to the contrary, a Participant's Accrued Benefit shall not be considered to be reduced in violation of Code Section 411(d)(6) merely because of the above changes in the interest rate and mortality assumption used to calculate Actuarial Equivalent amounts.

          16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

          16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

          16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

               (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                   (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                   (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                   If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

               (b) Permissive Aggregation Group: The group of plans consisting of the following:

                   (1) the Required Aggregation Group; and

                   (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

               (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

          16.6. Anniversary Date: The first day of the Plan Year.

          16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

          16.8. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

          16.9. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

          16.10. Average Monthly Compensation: See Exhibit corresponding to Participant's classification and status.

          16.11. Beneficiary:

               (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

               (b) Subject to the terms of any life insurance policy, any designated Beneficiary may be changed from time to time. To change a beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence. No change of Beneficiary will be binding upon the insurer until forms properly executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

               (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

               (d) No spousal consent to a Beneficiary designation is required if

                   (1) The Participant's Spouse has waived the right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

                   (2) it is established to the satisfaction of the Plan Administrator that

                       (i) the Participant has no Spouse, or

                       (ii) the Participant's Spouse cannot be located;

                   (3) no spousal consent is required in accordance with applicable Treasury or Department of Labor Requirements.

          In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participant's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right.

          16.12. Break in Service: A Period of Severance of at least twelve (12) consecutive months.

          In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence will not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence:

               (1) by reason of the pregnancy of the individual,

               (2) by reason of the birth of a child of the individual,

               (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

               (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

          If the Employer is a member of an affiliated service group (under Code
Section 414(m)), a controlled group of corporations (under Code Section 414(b)), a group of trades or businesses under common control (under Code Section 414
(c)) or any other entity required to be aggregated with the Employer pursuant to Code Section

414(o) and the regulations thereunder, service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under Code Section 414(n) or 414(o) and the Regulations thereunder to be considered an Employee of any employer aggregated under Code Section 414(b), (c) or (m).

          Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, no Break in Service shall occur if the sole basis for the Period of Severance is attributable to qualified military service as defined in
Section 414(u) of the Code.

          16.13. Code: The Internal Revenue Code of 1986, including any amendments thereto.

          16.14. Compensation: A Participant's wages and salaries received during the calendar year for personal services rendered to the Employer as an Employee in the Eligible Class, as may be modified in the Exhibit corresponding to the Employee's classification and status.

          Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k),
Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125, a tax-deferred annuity under Code Section 403(b) or a qualified transportation program under Code Section 132(f).

          For years beginning after December 31, 1988, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effected on January 1, 1990.

          Notwithstanding the foregoing, for Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

               (1) January 1, 1997, or

               (2) the latest of

                   (a) January 1, 1994, or

                   (b) the date on which the last of such collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

          If the period for determining compensation used in calculating an Employee's allocation for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted, applicable annual compensation limit is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

          Notwithstanding anything to the contrary in this Plan, effective for Plan Years beginning after December 31, 1996, if an individual is employed by the Employer and is a member of the family of a 5-percent owner, then such individual shall be considered a separate Employee and any Compensation paid to such individual and any applicable contribution or benefit on behalf of such individual shall be treated as if it were attributable solely to that individual. Except as provided in Treasury Regulations, this provision shall be applied in determining the Compensation of or contributions or benefits on behalf of any Employee for purposes of any section with respect to which a Highly Compensated Employee is defined by reference to Section 414(q) of the Code. For purposes of determining whether an Employee is a Highly Compensated Employee for the 1997 Plan Year only, the family aggregation rules are considered to have been repealed for 1996.

          If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

          For purposes of applying the limitations of Code Section 415, "Code
Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service, (including for Plan Years beginning after December 31, 1997, elective deferrals as defined in Section 402(g)(3) of the Code and salary reduction contributions of the Participant not includable in his or her gross income by reasons of Section 125 or Section 132 of the Code), and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

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               (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

               (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

               (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludable from the gross income of the Employee).

          For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limited Year is the compensation actually paid or includible in gross income during such Limitation Year.

          16.15. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

          16.16. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

          16.17. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

          16.18. Disability: A bodily injury, disease or mental condition which prevents the individual from engaging in any employment or occupation for wage or profit on a continued and permanent basis for the remainder of the individual's life, for which such individual is eligible for and receiving a disability benefit under Title II of the Federal Social Security Act. The permanence and degree of such incapacity will be supported by medical evidence. No Participant shall be deemed to have incurred a Disability, if disability results from engaging in a criminal act, a self-inflicted injury, service in the armed forces of any county, or war, insurrection or rebellion.

          16.19. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

          16.20. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

          16.21. Early Retirement Age: The age on which a Participant shall have attained the age and completed the requisite Years of Service as set forth in the Exhibit corresponding to the Participant's classification and status.

          16.22. Early Retirement Date: The first day of the month next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

          16.23. Eligible Class:

               (a) With respect to benefits described in Exhibit A: Employment as a salaried Employee at a participating division or participating location of Amphenol Corporation or any other Participating Employer who receives a regular stated compensation other than a retirement payment, retainer or fee, excluding however:

                   (i) Any person in any other Eligible Class currently accruing credits under the Plan or any other defined benefit pension plan to which the Employer or any Affiliated Employer is contributing;

                   (ii) Any employee whose conditions of employment are determined by collective bargaining, unless such employment shall be included in the Plan by the express terms of a collective bargaining agreement;

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                   (iii) Any person whose employment is not for at least 1,000
Hours of Service during any Plan Year;

                   (iv) Any Employee of a Foreign Subsidiary if such Employee is not a citizen of the United States;

                   (v) Any Employee of a Foreign Subsidiary if contributions under a funded plan of deferred compensation are provided by a person or corporation, other than the Employer, with respect to the remuneration paid to such Employee by such Foreign Subsidiary; and

                   (vi) Any Employee of a Foreign Subsidiary if such Employee was not transferred by the Employer to employment with the Foreign Subsidiary directly from employment with the Employer. Without limitation, Sine Systems*Pyle Connections Corporation, Amphenol T&M Antennas, Inc., Advanced Circuit Technology, Inc. and Connex Connector Corporation are not Participating Employers, and Amphenol Aerospace Operations and Amphenol Assemble Tech are not participating divisions or locations of Amphenol Corporation.

               (b) With respect to benefits described in Exhibit B: Employees at a participating division or location of Amphenol Corporation or another Participating Employer employed on an hourly basis; excluding, however,

                   (i) Any Employee in any other Eligible Class who is an active participant of the Plan or any plan maintained by a Participating Employer;

                   (ii) Any Employee whose conditions of employment are determined by collective bargaining, unless such Employee shall be included in the Plan by the express terms of a collective bargaining agreement;

                   (iii) Any Employee who is not a Spectra Strip Employee whose regularly scheduled employment is for less than 1,000 Hours of Service during a Plan Year;

                   (iv) Any Employee of a Foreign Subsidiary if such Employee is not a citizen of the United States; and

                   (v) Any Employee of a Foreign Subsidiary if contributions under a funded plan of deferred compensation are provided by any person or corporation, other than the Employer, with respect to the remuneration paid to such Employee by such Foreign Subsidiary; and

                   (vi) Any Employee of a Foreign Subsidiary if such Employee was not transferred by the Employer to employment with the Foreign Subsidiary directly from employment with the Employer. Without limitation, Sine Systems*Pyle Connections Corporation, Amphenol T&M Antennas, Inc., Advanced Circuit Technology, Inc. and Connex Connector Corporation are not Participating Employers, and Amphenol Aerospace Operations and Amphenol Assemble Tech are not participating divisions or locations of Amphenol Corporation.

               (c) With respect to benefits described in Exhibit C: Employment on the salaried payroll of LPL Technologies, Inc., Times Fiber Communications, Inc. or Amphenol Corporation Headquarters; excluding, however any Amphenol operations employee hired prior to June 1, 1987.

               (d) With respect to any benefits described in Exhibit D: Hourly Employees at a participating division or location of Times Fiber Communications, Inc. (Chatham, Virginia, Phoenix, Arizona and Liberty, North Carolina).

               (e) With respect to any benefits described in Exhibit E: Salaried Employees of Sine Systems*Pyle Connectors Corporation who shall have been employed at Pyle-National, Inc. on the date before the date of the merger with The Sine Companies, Inc.

               (f) With respect to benefits described in Exhibit F: Employment at the Pyle-National Division, represented by the General Service Employees' Union, Local No. 73 of the Service Employees' International Union, AFL-CIO.

               (g) With respect to benefits described in Exhibit G: Employment as a salaried Employee at a participating division or location of Amphenol Aerospace Operations. Without limitation, Amphenol Backplane Systems is not a participating division or location of Amphenol Aerospace Operations.

               (h) With respect to benefits described in Exhibit H: Employment at a participating division or location of Amphenol Aerospace Operations on an hourly basis, including employment as an hourly rated person on incentive pay plan, within the scope of the collective bargaining agreement between the Employer and the Participating Unit. Without limitation, Amphenol Backplane Systems is not a participating division or location of Amphenol Aerospace Operations.

          16.24. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

          16.25. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          16.26. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is designated, or otherwise determined to be, an independent contractor, regardless of whether such individual is ultimately determined to be an employee pursuant to the Code or any other applicable law.

          The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (o) of the Code.

          16.27. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan. The Employer is a corporation, with principal offices in the State of Connecticut.

          16.28. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

          16.29. Exhibit: The attachment to this Plan which forms a part of this Plan which describes the benefits, rights and features applicable to Employees within a certain Eligible Class. Notwithstanding the distinct benefit structures, rights and features described in any Exhibit, the Plan is to be treated as a single plan as described in Regulation Section 1.414(1)-1(b)(1) and all provisions shall be construed in a manner consistent with such treatment.

          16.30. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

          16.31. Family Member: The Employee's spouse, any of the Employee's lineal descendants and ascendants and the spouses of the Employee's lineal descendants and ascendants, all as described in Code Section 414(q)(6)(B).

          16.32. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

          16.33. Foreign Subsidiary: Any corporation organized or created otherwise than in or under the laws of the United States or any State therein or territory thereof if:

               (a) twenty percent (20%) or more of such foreign corporation's voting stock is owned by the Employer; or

               (b) fifty percent (50%) or more of such foreign corporation's voting stock is owned by a foreign corporation described in subparagraph (a) immediately above; provided, in either case, that an agreement which remains in effect has been entered into by the Employer to have the insurance system established under

Title II of the Social Security Act, as amended, extended to cover all United States citizens who are employed by such foreign corporation; and it is not an Affiliated Employer.

          16.34. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

               (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

          Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

          16.35. Highly Compensated Employee:

          An Employee who, on the snapshot day:

               (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

               (b) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code);

               (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

               (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

          Notwithstanding the above, for Plan Years beginning after December 31, 1996 (except that for purposes of determining whether an Employee is a Highly Compensated Employee for the Plan Year beginning in 1997, this provision shall be treated as having been in effect for Plan Years beginning in 1996), "Highly Compensated Employee" means any employee who:

               (a) was a 5-percent owner at any time during the Plan Year or the preceding year, or

               (b) for the preceding year had Compensation from the Employer in excess of $80,000.

          If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

          In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

               (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

               (b) terminated prior to the snapshot day and

                   (i) was a five percent (5%) owner;

                   (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

                   (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.
          In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

          16.36. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.37. Hours of Service:

               (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

               (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, during the applicable computation period. These hours include the normally scheduled work hours for the Employee during the first six (6) months of disability or while the Employee is receiving any short-term or long-term disability benefits under any insured or non-insured disability plan to which the Employer contributes. Notwithstanding the above,

               (a) no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

               (b) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purposes of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and

               (c) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

          For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

               (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph (1) or paragraph (2), as the case may be, and under this paragraph (3). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

               (4) Each hour of the normally scheduled work hours for each week during any period the Employee is on any leave of absence from work with the Employer for military service with the armed forces of the United States, but not to exceed the period required under the law pertaining to veteran's reemployment rights: provided, however, if the Employee fails to report to work at the end of such leave during which the Employee has reemployment rights, the Employee shall not receive credit for hours on such leave.

               (5) The number of normally scheduled work hours for each day of authorized leave of absence, granted by the Employer for which the Employee is not compensated.

               Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414 (c)) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

               Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

               The provisions of Department of Labor Regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

               Solely to determine whether a one Year Break in Service has occurred for eligibility or vesting purposes for an Employee who is absent on maternity or paternity leave, a Break in Service will not be deemed to occur until the second anniversary of the first day of the maternity or paternity leave. The period between the first and second anniversaries of the maternity or paternity leave neither counts as a Break in Service nor as a Year of Service.

               Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment. When no time records are available, the Employee shall be given credit for Hours of Service based on the number of normally scheduled work hours for each week the Employee is on the Employer's payroll (which shall not be less than 40 hours per week for exempt salaried Employees), as determined in accordance with reasonable standards and policies from time to time adopted by the Plan Administrator pursuant to Department of Labor Regulations Section 2530.200b-2(b) and (c).

          16.38. Inactive Participants: A former active Participant who has an Accrued Benefit.

          16.39. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

               (a) an officer of the Employer having Compensation greater than fifty percent (50)% of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

               (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section 318) the largest interest in the Employer;

               (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered within the meaning of Code
Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

               (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code Section
318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

          For purposes of paragraph (a), no more than the lesser of (i) fifty
(50) Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two (2) Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer or Employee of an entity referred to in Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(5) of the Code will be excluded.

          16.40. Late Retirement Date: The first day of the month coinciding with or next following the date the Participant retires after attaining his or her Normal Retirement Age.

          16.41. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

     Notwithstanding the aforesaid, for Plan Years beginning after December 31, 1996, for all purposes in the Plan, "Leased Employee" means any person who is not a common law employee of the recipient and who provides services to the recipient if:

               (a) such services are provided pursuant to an agreement between the recipient and any other person (in this Section referred to as the "Leasing Organization");

               (b) such person has performed such services for the recipient (or for the recipient and related persons) on a substantially full-time basis for a period of at least one (1) year; and

               (c) such services are performed under primary direction or control by the recipient.

     A Leased Employee will not be considered an Employee of the Employer if:

               (a) such Leased Employee is covered by a money purchase pension plan providing:

                   (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code,

                   (2) immediate participation, and

                   (3) full and immediate vesting; and

               (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

          16.42. Limitation Year: The Plan Year.

          16.43. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

          16.44. Non-Key Employee: Any Employee who is not a Key Employee.

          16.45. Normal Form of Benefit: The form of benefit set forth in the Exhibit corresponding to the Participant's classification and status.

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          16.46. Normal Retirement Age: Age sixty-five (65), or such other age set forth in Exhibit corresponding to the Participant's classification and status.

          16.47. Normal Retirement Date: The first day of the month coinciding with or next following the date a Participant attains Normal Retirement Age.

          16.48. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.49. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

          16.50. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Title 38 of the U.S. Code.

          16.51. Period of Service: The aggregate of all time period(s) commencing with the Employee's Employment Commencement Date and ending on the date a Break in Service begins.

          16.52. Period of Severance: A continuous period of time of at least twelve (12) months during which the Employee is not employed by the Employer. Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the twelve (12) month anniversary of the date on which the Employee was otherwise first absent from service.

          16.53 Plan: The Employer's qualified retirement plan as set forth in this document, including the Exhibits attached hereto and made a part hereof and as hereafter amended, known as the Pension Plan for Employees of Amphenol Corporation.

          Effective February 12, 1975, the Eltra Corporation Pension Plan for Salaried Employees was formed by the merger of the seven pension plans then sponsored by the Eltra Corporation. Effective December 31 1979, this plan was amended to provide benefits to Spectra Strip employees. Effective January 1, 1982, this plan was renamed the Bunker Ramo/Eltra Corporation Pension Plan for Salaried Employees - former Eltra Salaried Plan (the "Eltra Plan").

          Effective January 1, 1976, the Bunker Ramo Profit Sharing Retirement Plan (the "Profit Sharing Plan") was integrated and merged with the Bunker Ramo Corporation Pension Plan, which was subsequently renamed the Bunker Ramo/Eltra Corporation Pension Plan for Salaried Employees (the "Bunker Plan").

          Effective December 9, 1985, all assets and liabilities of the Bunker Plan, except for those related to active employees, were spunoff into the Bunker Ramo/Eltra Corporation Retirement Plan ("B/E Retirement Plan").

          Effective December 30, 1985, all assets and liabilities of the Eltra Plan, except for those related to active and former employees of the Mergenthaler and Spectra Strip divisions, were spunoff into five additional plans, one of which was the NARCO Retirement Plan ("NARCO Plan").

          Effective June 17, 1986, the Eltra Plan was merged with the Bunker Plan, with each plan's structure preserved. Effective August 1, 1986, the merged plan was renamed the Allied Corporation Pension Plan for Salaried Employees (the "Allied Plan").

          Prior to December 10, 1986, all liabilities and assets of the Bunker Ramo/Eltra Corporation Pension Plan for Hourly Rated Mergenthaler Employees Represented by Local 365 UAW (the "Mergenthaler Plan") were merged into the Allied Plan, with benefits for active participants equal to those under the Eltra Plan.

          Prior to December 31, 1986, all liabilities and certain assets of the NARCO Plan and the B/E Retirement Plan were merged into the Allied Plan.

          Effective January 1, 1987, assets and liabilities related to active, terminated and retired employees of the Amphenol Corporation were spun off to the Salaried Employees' Pension Plan of the Amphenol Corporation.

          Effective January 1, 1987, assets and liabilities related to active, terminated and retired employees of the Linotype Company were spun off to the Linotype Company Pension Plan.

          Effective December 31, 1997, all liabilities and assets of the defined benefit pension plans then sponsored by the Employer and its affiliates were merged with the Plan (formerly known as the Salaried Employees Pension Plan of Amphenol Corporation) which was subsequently renamed Pension Plan for Employees of Amphenol Corporation.

          16.54. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

          16.55. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year ending the following December 31.

          16.56. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

          16.57. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A attended to the corresponding Exhibit hereto.

          16.58. Primary Social Security Retirement Benefit: A Participant's Primary Social Security Retirement Benefit is the estimated Primary Insurance Amount to which the Participant is entitled at his Normal Retirement Date of Late Retirement Date, if later. If a Participant's Normal Retirement Date or Late Retirement Date precedes his Social Security Retirement Age, his Primary Insurance Amount will be decreased by the applicable reduction factor provided under Title II of the federal Social Security Act for the period between Normal Retirement Date or Late Retirement Date and his Social Security Retirement Age. If a Participant retires after his Social Security Retirement Age, his Primary Insurance Amount will be increased by the applicable delayed retirement credit provided under Title II of the federal Social Security Act for the period between his Social Security Retirement Age and his actual retirement date or age seventy (70), whichever is earlier. The failure of the Participant to receive such amount or any portion thereof for whatever reason shall be disregarded. When determining the Participant's Primary Insurance Amount, it will be assumed that the Participant received Compensation for all prior years by applying a retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment. This retrospective salary scale will be based on the actual past changes in the national average wages from year to year as determined by the Social Security Administration. The application of this retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment will produce an estimate of Compensation from the Participant's last day of employment backwards to the calendar year of the Participant's eighteen birthday. If a Participant's last day of employment occurs before his 65th birthday, his Compensation which he received during the plan year preceding his last day of employment will be assumed to continue from his last day of employment to his 65th birthday for purposes of determining his Primary Insurance Amount. However, if the Participant provides the Employer with satisfactory evidence of the Participant's actual past compensation for such prior years and if such past compensation is treated as wages under the Social Security Act, the Plan must use such actual past compensation. The Plan must provide written notice to each Participant of the Participant's right to supply actual compensation history and of the financial consequences of failing to supply such history. The notice must be given each time the summary plan description is provided to the Participant and must also be given upon the Participant's separation from service. The notice must also state that the Participant can obtain the actual compensation history from the Social Security Administration.

          16.59. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414(p).

          16.60. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

          16.61. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired as of the Earliest Retirement Age with an immediate Qualified Joint and Survivor Annuity, and

               (d) died on the day after the Earliest Retirement Age.

          16.62. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service or Period of Severance.

          16.63. Re-entry Date: The date an Inactive Participant re-enters the Plan.

          16.64. Regulation: Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

          16.65. Retirement: Termination of employment while in the Eligible
Class:

               (a) after the Participant attains Normal Retirement Age;

               (b) after the Participant attains Early Retirement Age; or

               (c) due to disability.

          16.66. Social Security Retirement Age: The age used as the retirement age under Section 216(I) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216 (I)(2) of such Act were sixty-two (62).

          16.67. Spouse: The husband or wife, or surviving husband or wife, of the Participant under applicable law; provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse, and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse, to the extent provided under a Qualified Domestic Relations Order.

          16.68. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

          16.69. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

          16.70. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

               (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

               (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

          16.71. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

               (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

               (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

          To the extent required by Code Section 416(g)(3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

               For purposes of this Section and to the extent required by Code
Section 416(g)(4)(A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

               To the extent required by Code Section 416(g)(4)(E), if an Employee has not performed services for the Employer at any time during the five
(5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

          16.72. Top-Heavy Ratio:

               (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined plan or plans for all participants as of the Determination Date(s), all determined in accordance with
Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

               (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(I)(C) of the Code.

          16.73. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

               (a) Employees who have not completed six (6) months of service with the Employer.

               (b) Employees who normally work for the Employer less than seventeen and one-half (17 1/2) hours per week.

               (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

               (d) Employees who have not attained age twenty-one (21).

               (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by this agreement.

               (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

          16.74. Trust Agreement. The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

          16.75. Trust Fund. The assets of the Plan as held and administered by the Trustee.

          16.76. Trustee. The trustees named in the Trust Agreement and their successors.

          16.77. Valuation Date. The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

          16.78. Year of Accrual Service: As defined in the Exhibit corresponding to the Participant's classification and status; provided, however, effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, including any Exhibit, service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Internal Revenue Code.

          16.79. Year of Eligibility Service: A twelve (12) consecutive month period (computation period) described in the Exhibit corresponding to the Employee's classification and status; provided, however, effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, including any Exhibit, service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Internal Revenue Code.

          16.80. Year of Service: The total years of employment of an Employee with the Employer commencing with the Employee's Employment Commencement Date, and ending with the date such Employee Quits, retires, or is discharged or released, or the date of expiration of an Employee's authorized leave of absence; provided, however, effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, including any Exhibit, service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Internal Revenue Code.

          The computation period shall be the twelve (12) month period commencing of the Employee's Employment Commencement Date or Re-Employment Commencement Date, and anniversaries thereof unless a different computation period is expressly stated.

          16.81. Year of Vesting Service: As defined in the Exhibit corresponding to the Employee's classification and status; provided, however, effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, including any Exhibit, service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Internal Revenue Code.

          The computation period shall be the twelve (12) month period commencing on the Employee's Employment Commencement Date or Re-Employment Commencement Date, and anniversaries thereof unless a different computation period is expressly stated.

                  IN WITNESS WHEREOF, the amended and restated PENSION PLAN FOR EMPLOYEES OF AMPHENOL CORPORATION is adopted of February 22, 2002.

                                                     AMPHENOL CORPORATION



                                                     By
                                                       -------------------------
ATTEST:

EXHIBIT A:  SALARIED EMPLOYEES' PENSION PLAN OF THE AMPHENOL CORPORATION

ELIGIBLE CLASS:

         (a) Employment as a salaried Employee at a participating location or division of Amphenol Corporation or any Participating Employer who receives a regular stated compensation other than a retirement payment, retainer or fee, excluding however:

             (i) Any person in any other Eligible Class currently accruing credits under the Plan or any other defined benefit pension plan to which the Employer or any Affiliated Employer is contributing;

             (ii) Any employee whose conditions of employment are determined by collective bargaining, unless such employment shall be included in the Plan by the express terms of the collective bargaining agreement;

             (iii) Any person whose employment is not for at least 1,000 Hours of Service during any Plan Year;

             (iv) Any Employee of a Foreign Subsidiary if such Employee is not a citizen of the United States;

             (v) Any Employee of a Foreign Subsidiary if contributions under a funded plan of deferred compensation are provided by a person or corporation, other than the Employer, with respect to the remuneration paid to such Employee by such Foreign Subsidiary; and

             (vi) Any employee of a Foreign Subsidiary if such Employee was not transferred by the Employer to employment with the Foreign Subsidiary directly from employment with the Employer.

Without limitation, Sine Systems*Pyle Connections Corporation, Amphenol T&M Antennas, Inc., Advanced Circuit Technology, Inc. and Connex Connector Corporation are not Participating Employers, and Amphenol Aerospace Operations and Amphenol Assemble Tech are not participating divisions or locations of Amphenol Corporation.

NOTE:
THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                               SALARIED EMPLOYEES
                               PENSION PLAN OF THE
                              AMPHENOL CORPORATION

                                                                       Exhibit A

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
                                                              ARTICLE I.
                                                              ELIGIBILITY
1.1.     Eligibility Requirements.................................................................................1
1.2.     Service Computation Period...............................................................................1
1.3.     Service Credit...........................................................................................1
1.4.     Change in Classification of Employment...................................................................2

                                                              ARTICLE II.
                                                        EMPLOYER CONTRIBUTIONS

2.1.     Payment of Contributions.................................................................................2
2.2.     Limitation on Contribution...............................................................................2
2.3.     Time of Payment..........................................................................................2
2.4.     No Additional Liability..................................................................................3

                                                             ARTICLE III.
                                                        EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions...................................................................................3
3.2.     Employee Contributions Under a Prior Plan................................................................3

                                                              ARTICLE IV.
                                                             PLAN BENEFITS

4.1.     Normal Retirement Benefit................................................................................4
4.2.     Normal Form of Retirement Benefit........................................................................7
4.3.     Early Retirement Benefit.................................................................................7
4.4.     Late Retirement Benefit..................................................................................8
4.5.     Disability Benefits......................................................................................8
4.6.     Death Benefits..........................................................................................10
4.7.     Benefits on Termination of Employment - Deferred
         Vested Pension..........................................................................................11
4.8.     In-Service Benefits.....................................................................................12
4.9.     Restoration of Benefit..................................................................................12
4.10.    Non-Duplication of Benefits.............................................................................13
4.11.    Minimum Benefit for Top Heavy Plan......................................................................13
4.12.    Transfers; Service with Affiliated Employers............................................................15
4.13.    Bunker Ramo Profit Sharing Retirement Plan Balances.....................................................15

                                                                       Exhibit A

                                                              ARTICLE V.
                                               CODE SECTION 415 LIMITATIONS ON BENEFITS

5.1.     Maximum Annual Benefit..................................................................................17
5.2.     Adjustments to Annual Benefit and Limitations...........................................................18
5.3.     Annual Benefit Not in Excess of $10,000.................................................................20
5.4.     Participation or Service Reductions.....................................................................20
5.5.     Multiple Plan Reduction.................................................................................21
5.6.     Incorporation by Reference..............................................................................24

                                                              ARTICLE VI.
                                                                VESTING

6.1.     Vesting Rights..........................................................................................24
6.2.     Top-Heavy Vesting.......................................................................................24
6.3.     Service Computation Period..............................................................................25
6.4.     Service Credit..........................................................................................25
6.5.     Vesting Break in Service................................................................................25
6.6.     Vesting on Distribution Before Break in Service; Cash-outs..............................................26
6.7.     Amendment of Vesting Schedule...........................................................................26
6.8.     Amendments Affecting Vested and/or Accrued Benefit......................................................27
6.9.     No Divestiture for Cause................................................................................27

                                                             ARTICLE VII.
                                                          PAYMENT OF BENEFITS

7.1.     Notice..................................................................................................27
7.2.     Waiver of Thirty (30) Day Notice Period.................................................................27
7.3.     Automatic Form of Payment...............................................................................28
7.4.     Optional Forms of Benefit...............................................................................28
7.5.     Actuarial Equivalent Benefit............................................................................29
7.6.     Payment Without Participant Consent.....................................................................29
7.7.     Restrictions on Immediate Distributions.................................................................30
7.8.     Limitation of Benefits on Plan Termination..............................................................30
7.9.     Early Plan Termination Restrictions.....................................................................32
7.10.    Suspension of Benefits..................................................................................34
7.11.    Restrictions on Commencement of Retirement Benefits.....................................................35
7.12.    Minimum Distribution Requirements.......................................................................36
7.13.    TEFRA Election Transitional Rule........................................................................38
7.14.    Distribution of Death Benefit...........................................................................39
7.15.    Date Distribution Deemed to Begin.......................................................................40
7.16.    Distribution Pursuant to Qualified Domestic Relations Orders............................................40
7.17.    Payment to a Person Under a Legal Disability............................................................41
7.18.    Unclaimed Benefits Procedure............................................................................41

                                                                       Exhibit A

7.19.    Direct Rollovers........................................................................................42

                                                             ARTICLE VIII.
                                                JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.     Applicability of Provisions.............................................................................42
8.2.     Payment of Qualified Joint And Survivor Annuity.........................................................42
8.3.     Payment of Qualified Pre-Retirement Survivor Annuity....................................................42
8.4.     Notice Requirements For Qualified Joint And Survivor Annuity............................................42
8.5.     Notice Requirements For Qualified Pre-Retirement Survivor Annuity.......................................43
8.6.     Qualified Election......................................................................................43
8.7.     Election Period.........................................................................................44
8.8.     Pre-age Thirty-five (35) Waiver.........................................................................44
8.9.     Transitional Joint And Survivor Annuity Rules...........................................................44

                                                              ARTICLE IX.
                                                  QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.     Qualified Domestic Relations Orders.....................................................................46

                                                              ARTICLE X.
                                        TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.    Transfers from Other Qualified Plans, Direct Rollovers..................................................48

                                                              ARTICLE XI.
                                             TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.    Transfer Out of Eligible Class..........................................................................48
11.2.    Transfer From Salaried Employment.......................................................................49
11.3.    Transfer From Hourly Employment.........................................................................49

                                                             ARTICLE XII.
                                            AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.    Amendment of the Plan...................................................................................50
12.2.    Termination.............................................................................................51
12.3.    Merger or Consolidation of the Plan.....................................................................54

                                                             ARTICLE XIII.
                                                        PARTICIPATING EMPLOYERS

13.1.    Adoption by Other Employers.............................................................................54
13.2.    Requirements of Participating Employers.................................................................54

                                                                       Exhibit A

13.3.    Designation of Agent....................................................................................55
13.4.    Employee Transfers......................................................................................55
13.5.    Participating Employer's Contribution...................................................................55
13.6.    Discontinuance of Participation.........................................................................55
13.7.    Plan Administrator's Authority..........................................................................56

                                                             ARTICLE XIV.
                                                      ADMINISTRATION OF THE PLAN

14.1.    Appointment of Plan Administrator and Trustee...........................................................56
14.2.    Plan Administrator......................................................................................56
14.3.    Delegation of Powers....................................................................................56
14.4.    Trust Agreement.........................................................................................56
14.5.    Appointment of Advisers.................................................................................57
14.6.    Records and Reports.....................................................................................57
14.7.    Information From Employer...............................................................................57
14.8.    Majority Actions........................................................................................57
14.9.    Expenses................................................................................................58
14.10.   Discretionary Acts......................................................................................58
14.11.   Responsibility of Fiduciaries...........................................................................58
14.12.   Indemnity by Employer...................................................................................58
14.13.   Claims Procedure........................................................................................58

                                                              ARTICLE XV.
                                                                GENERAL

15.1.    Bonding.................................................................................................59
15.2.    Action by the Employer..................................................................................60
15.3     Employment Rights.......................................................................................60
15.4     Alienation..............................................................................................60
15.5.    Governing Law...........................................................................................60
15.6.    Conformity to Applicable Law............................................................................60
15.7.    Usage...................................................................................................61
15.8.    Legal Action............................................................................................61
15.9.    Exclusive Benefit.......................................................................................61
15.10.   Prohibition Against Diversion of Funds..................................................................61
15.11.   Return of Contribution..................................................................................61
15.12.   Employer's Protective Clause............................................................................62
15.13.   Insurer's Protective Clause.............................................................................62
15.14.   Receipt and Release for Payments........................................................................62
15.15.   Headings................................................................................................62

                                                                       Exhibit A

                                                             ARTICLE XVI.
                                                              DEFINITIONS

16.1.    Accrued Benefit.........................................................................................62
16.2.    Actuarial Equivalent....................................................................................63
16.3.    Administrative Committee................................................................................63
16.4.    Affiliated Employer.....................................................................................63
16.5.    Aggregation Group.......................................................................................63
16.6.    Anniversary Date........................................................................................64
16.7.    Annual Benefit..........................................................................................64
16.8.    Annuity.................................................................................................64
16.9.    Annuity Starting Date...................................................................................64
16.10.   Average Monthly Compensation............................................................................64
16.11.   Beneficiary.............................................................................................65
16.12.   Break in Service........................................................................................66
16.13.   Code....................................................................................................66
16.14.   Compensation............................................................................................67
16.15.   Controlled Group........................................................................................70
16.16.   Determination Date......................................................................................70
16.17.   Direct Rollover.........................................................................................70
16.18.   Disability..............................................................................................70
16.19.   Distributee.............................................................................................70
16.20.   Earliest Retirement Date................................................................................70
16.21.   Early Retirement Age....................................................................................70
16.22.   Early Retirement Date...................................................................................70
16.23.   Eligible Class..........................................................................................71
16.24.   Eligible Retirement Plan................................................................................71
16.25.   Eligible Rollover Distribution..........................................................................71
16.26.   Employee................................................................................................72
16.27.   Employer................................................................................................72
16.28.   Employment Commencement Date............................................................................72
16.29.   ERISA...................................................................................................72
16.30.   Family Member...........................................................................................72
16.31.   Fiscal Year.............................................................................................72
16.32.   Foreign Subsidiary......................................................................................72
16.33.   Forfeiture..............................................................................................72
16.34.   Highly Compensated Employee.............................................................................73
16.35.   Highly Compensated Participant..........................................................................74
16.36.   Hour of Service.........................................................................................74
16.37.   Inactive Participant....................................................................................76
16.38.   Key Employee............................................................................................76
16.39.   Late Retirement Date....................................................................................77
16.40.   Leased Employee.........................................................................................77
16.41.   Limitation Year.........................................................................................77

                                                                       Exhibit A

16.42.   Non-Highly Compensated Employee.........................................................................77
16.43.   Non-Key Employee........................................................................................78
16.44.   Normal Form of Benefit..................................................................................78
16.45.   Normal Retirement Age...................................................................................78
16.46.   Normal Retirement Date..................................................................................78
16.47.   Participant.............................................................................................78
16.48.   Participating Employer..................................................................................78
16.49.   Period of Military Duty.................................................................................78
16.50.   Period of Service.......................................................................................78
16.51.   Period of Severance.....................................................................................78
16.52.   Plan....................................................................................................78
16.53.   Plan Administrator......................................................................................79
16.54.   Plan Year...............................................................................................80
16.55.   Predecessor Employer....................................................................................80
16.56.   Present Value of Accrued Benefit........................................................................80
16.57.   Primary Social Security Retirement Benefit..............................................................80
16.58.   Qualified Domestic Relations Order......................................................................81
16.59.   Qualified Joint and Survivor Annuity....................................................................81
16.60.   Qualified Pre-Retirement Survivor Annuity...............................................................81
16.61.   Re-employment Commencement Date.........................................................................81
16.62.   Re-entry Date...........................................................................................81
16.63.   Regulation..............................................................................................81
16.64.   Retirement..............................................................................................81
16.65.   Social Security Retirement Age..........................................................................82
16.66.   Spouse..................................................................................................82
16.67.   Straight Life Annuity...................................................................................82
16.68.   Super Top-Heavy Plan....................................................................................82
16.69.   Top-Heavy Group.........................................................................................82
16.70.   Top-Heavy Plan..........................................................................................82
16.71.   Top-Heavy Ratio.........................................................................................83
16.72.   Top-Paid Group..........................................................................................84
16.73.   Trust Agreement.........................................................................................84
16.74.   Trust Fund..............................................................................................84
16.75.   Trustee.................................................................................................85
16.76.   Valuation Date..........................................................................................85
16.77.   Year of Accrual Service.................................................................................85
16.78.   Year of Eligibility Service.............................................................................86
16.79.   Year of Service.........................................................................................86
16.80.   Year of Vesting Service.................................................................................86

                                                                       Exhibit A

                               SALARIED EMPLOYEES
                                  PENSION PLAN
                                     OF THE
                              AMPHENOL CORPORATION

          BY RESOLUTION of its Board of Directors, on the _____ day of ______________________, 19____, AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restates the Salaried Employees Pension Plan of the Amphenol Corporation, as previously amended effective January 1, 1987 (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:


                                   ARTICLE I.
                                   ELIGIBILITY

          1.1. Eligibility Requirements: Any Employee who

               (a) is a salaried employee of Amphenol Corporation, and

               (b) has completed one (1) Year of Eligibility Service,

will become a Participant on the first day of the month coinciding with or next following the date such requirements are satisfied, provided said Employee is still employed by the Employer and in the Eligible Class as of such date. If not employed in the Eligible Class on such date, the Employee will become a Participant as of the first day of the month coinciding with or next following the date the Employee first performs an Hour of Service as an eligible Employee if a Break in Service has not occurred.

          1.2. Service Computation Period:

          For purposes of determining Years of Eligibility Service and Breaks in Service for purposes of eligibility, the initial eligibility computation period is the 12-consecutive month period beginning on the Employee's Employment Commencement Date.

          The succeeding 12-consecutive month periods commence with the first anniversary of the Employee's Employment Commencement Date.

          1.3. Service Credit: All Years of Service with the Employer are counted toward Years of Eligibility Service except the following:

                                                                       Exhibit A

               (a) Any "Year of Service" excluded as of December 31, 1985, in accordance with the Plan as constituted and in effect immediately before such date, shall be excluded for all purposes thereafter.

               (b) In the case of a Participant who does not have any nonforfeitable right to the Accrued Benefit derived from Employer contributions, Years of Eligibility Service before a period of consecutive Breaks in Service will not be taken into account in computing service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Eligibility Service completed by the Employee before such break. Such aggregate number of Years of Eligibility Service will not include any Years of Eligibility Service disregarded under the preceding sentence by reason of prior Breaks in Service.

               (c) If a Participant's Years of Eligibility Service are disregarded pursuant to the preceding paragraph, such Participant will be treated as a new Employee for eligibility purposes. If a Participant's Years of Eligibility Service may not be disregarded pursuant to the preceding paragraph, such Participant will continue to participate in the Plan or, if terminated, will participate immediately upon reemployment in the Eligible Class.

          1.4. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate, such Employee will participate immediately upon returning to the Eligible Class of Employees. In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately upon becoming a member of the Eligible Class.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS;

          2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

          2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a dedication to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

          2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of

                                                                       Exhibit A
time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

          2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

          3.1. Required Contributions: No contributions shall be required of Participants as a condition for receiving benefits provided hereunder.

          3.2. Employee Contributions Under a Prior Plan: If any Employee has made contributions under any predecessor to this Plan and such contributions, together with credited interest thereon, have not been withdrawn, benefit payments under this Plan shall be subject to the following conditions:

               (a) Commencing January 1, 1975, an Employee's contributions under the predecessor plan, with credited interest thereon, determined pursuant to the provisions of such predecessor plan as of January 1, 1975, shall be credited with interest as of December 31, 1975, and each December 31 thereafter, at such rate of interest as the Plan Administrator determines, such amount being referred to herein as an Employee's "accumulated contributions."

               (b) Upon death or termination of employment of an Employee prior to qualifying for benefits under the Plan, the accumulated contributions shall be paid in a lump sum to the Employee, or in the event of death, to the Spouse, or absent a Spouse, to the named Beneficiary.

               (c) Upon the death of an Employee whose benefits are payable on a Straight Life Annuity basis, the accumulated contributions, less the total benefits paid to the Employee, will be paid in a lump sum to the Spouse, or absent a Spouse to the named Beneficiary, or estate of the Employee if no Beneficiary is designated or living.

               (d) Upon the death of a Beneficiary who is receiving benefits under the Plan, the accumulated contributions, less the total benefits paid to the Employee and the Beneficiary, will be paid in a lump sum to the estate of such Beneficiary.

                                                                       Exhibit A

               (e) Except as provided herein, an Employee's accumulated contributions shall not be paid to the Employee or any other person.

                                   ARTICLE IV.
                                  PLAN BENEFITS

          4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of the Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant until his or her actual retirement date, unless a minimum distribution is required by law.

               (a) Accrued Benefit - Employees of Amphenol Corporation other than Spectra Strip Employees. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who is not a Spectra Strip Employee shall be equal to such Participant's monthly Accrued Benefit as of any date, determined as the greater of the Post-TRA Benefit or Grandfathered Benefit below:

                   POST-TRA BENEFIT: the greater of (1) and (2) below:

                   (1) Basic Formula: the sum of (i) plus (ii) minus (iii):

                       (i) one and eight tenths of one percent (1.8%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service up to a maximum of Twenty-five (25) Years, and

                       (ii) one percent (1%) of such Participant's Average Monthly Compensation multiplied by such Participant's years of Accrual Service in excess of Twenty-five (25), minus

                       (iii) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit multiplied by such Participant's Years of Accrual Service, up to a maximum of Thirty (30) years.

                   (2) Alternative Formula: One and one tenth of one percent (1.1%) of such Participant's Average Monthly Compensation, multiplied by such Participant's Years of Accrual Service.

                   GRANDFATHERED BENEFIT:  the greater of (1) and (2) below:

                   (1) Basic Formula: the sum of (i) plus (ii) minus (iii):

                                                                       Exhibit A

                       (i) one and eight tenths of one percent (1.8%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Twenty-five (25) Years, and

                       (ii) one percent (1%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service in excess of Twenty-five (25) determined as of December 31, 1988, minus

                       (iii) the lesser of

                           (A) two percent (2%) of such Participant's estimated
Primary Social Security Retirement Benefit determined as of December 31, 1988, as if the Participant had attained age sixty-five (65) as of such date multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Twenty-five (25) years, and

                           (B) Seventy-two and ninety-one one-hundredths percent
(72.91%) of such Participant's estimated Primary Social Security Retirement Benefit determined as of December 31, 1988, multiplied by a fraction, the numerator or which equals such Participant's Year of Accrual Service determined as of December 31, 1988, and the denominator of which is the expected number of Years of Accrual Service such Participant would have had at his or her Normal Retirement Age if such Participant had remained employed by the Employer until his or her Normal Retirement Age.

                   (2) Alternative Formula: One and one tenth of one percent (1.1%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988.

               (b) Accrued Benefit - Spectra Strip Employees. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who is a Spectra Strip Employee and who retires on his or her Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, determined as the greater of the Post-TRA Benefit or Grandfathered benefit below:

                   POST-TRA BENEFIT - the greater of (1) and (2) below:

                   (1) Basic Formula: the sum of (i) plus (ii) minus (iii):

                       (i) one and nine-tenths of one percent (1.9%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service up to a maximum of Fifteen (15) Years, and

                                                                       Exhibit A

                       (ii) one and five-tenths of one percent (1.5%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service in excess of Fifteen (15%) up to a maximum of Fifteen
(15) excess Years, minus

                       (iii) one and two-thirds of one percent (1 2/3%) of such Participant's estimated Primary Social Security Retirement Benefit multiplied by such Participant's Years of Accrual Service, up to a maximum of Thirty (30) years.

                   (2) Alternative Formula: Six Dollars ($6.00) multiplied by such Participant's Years of Accrual Service.

                       GRANDFATHERED BENEFIT

                       (1) Basic Formula: the sum of (i) plus (ii) minus (iii):

                           (i) one and nine-tenths of one percent (1.9%) of such
Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Fifteen (15) Years, and

                           (ii) one and five-tenths of one percent (1.5%) of
such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service in excess of Fifteen (15) determined as of December 31, 1988, up to a maximum of Fifteen (15) excess Years, minus

                           (iii) one and two-thirds of one percent (1 2/3%) of
such Participant's estimated Primary Social Security Retirement Benefit determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Thirty
(30) years.

                       (2) Alternative Formula: Six Dollars ($6.00) multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988.

               (c) Reduction for Qualified Pre-Retirement Survivor Annuity Coverage (terminated vested Participants). If a Qualified Pre-Retirement Survivor Annuity has been in effect for any Participant who shall have terminated employment, and who shall have elected a Qualified Pre-Retirement Survivor Annuity, the amount of benefit determined above will be reduced by multiplying the appropriate factor from the table below by the number of full years that such coverage was in effect after December 31, 1984:

                                                                       Exhibit A

                                                      Reduction for Each
                                                    Full Year of Coverage
                                               After Termination of Employment
                                               -------------------------------

                      Prior to Age 65                        .3%
                      After Age 65                           None

          The amount of benefit determined above will be further reduced for Qualified Pre-Retirement Survivor Annuity coverage prior to December 31, 1984 in accordance with the provisions of the Plan then in effect.

               (d) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as the Participant's Normal Retirement Date in accordance with the Article herein entitled "Payment of Benefits". If the Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

          4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

          4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

               (a) A deferred Normal Retirement Benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, based upon Years of Accrual Service at the time of the Participant's Retirement.

               (b) An early retirement benefit, equal to the deferred benefit in
(a) above reduced as follows:

                   (1) A Participant who is not a Spectra Strip Employee shall be entitled to receive a benefit equal to the deferred benefit provided in (a) above reduced by 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

                                                                       Exhibit A

                   (2) A Spectra Strip Employee shall be entitled to receive a benefit equal to the deferred benefit provided in (a) above reduced by

                       (i) 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, with respect to the Post-TRA Benefit described in (a) above, and

                       (ii) one-half of one percent (0.5%) for each complete month by which such Participant's Early Retirement Date precedes the first day of the month following his or her attainment of age sixty-two (62), with respect to the Grandfathered Benefit described in (a) above.

          In the event that a Participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the Participant shall be entitled to elect benefits hereunder upon satisfaction of the age requirement.

          Early retirement benefits shall be payable to the Participant on the first day of the first month after (i) the Participant shall have become eligible for such benefits and (ii) the Participant shall have filed an application for such benefits and shall otherwise be payable in accordance with the Article herein entitled "Payments of Benefits". Early retirement benefits for Participants retiring prior to the date hereof shall be calculated in accordance with the provisions of the Plan in effect on the date of such Participant's termination of employment.

          4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401(a)(9). A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit recalculated using the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the Participant's actual retirement date.

               The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401(a)(9) actually made prior to the Participant's actual retirement date.

               A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

               Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits."

                                                                       Exhibit A

          4.5. Disability Benefits:

          If a Participant terminates employment as an active Employee as an result of a Disability, has completed ten (10) or more Years of Eligibility Service, remains disabled for a period of at least six (6) months, and makes application for a disability preretirement benefit, said Participant shall be entitled to any one of the following disability retirement benefits, as the Participant may elect:

               (a) a deferred Disability retirement benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above and based upon Years of Accrual Service at the time of the Participant's Disability; provided, however, that any reduction in the benefit determined under Section 4.1 above which is based on the Participant's Primary Social Security Retirement Benefit shall not exceed sixty-four (64%) of such Participant's disability insurance benefit awarded under the Federal Social Security Act as in effect at the time of the Participant's Disability Retirement Date.

               (b) an immediate Disability retirement benefit commencing at Disability Retirement Date equal to the deferred benefit provided in (a) above.

                   (1) with respect to Spectra Strip Employees, without reduction for early payment; and

                   (2) with respect to non-Spectra Strip Employees, reduced, by a percentage equal to 1/180th for each month of the first sixty (60) months by which the Participant's Disability Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Disability Retirement Date precedes his or her Normal Retirement Date.

          Any Participant receiving disability retirement benefits, or any applicant for a disability retirement, may be required to submit to a medical examination at any time but not more often than semi-annually, to determine whether such Participant is eligible for a disability retirement benefit. If it is found that the Participant receiving disability retirement benefits is no longer disabled, no further disability retirement benefit shall be paid. If the Participant refuses to submit to such medical examination, no disability retirement benefit shall be paid until such Participant submits to an examination and is determined to be eligible.

          Disability retirement benefits will be paid as soon as practicable after the Plan Administrator's receipt of certification of Disability and the satisfaction of the other conditions to the receipt of disability benefits under this Section 4.5, in accordance with the Article herein entitled "Payment of Benefits".

                                                                       Exhibit A

          4.6 Death Benefits:

          The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984 or any Participant who terminated employment prior to August 23, 1984 who at the time of termination of employment shall have been eligible for a deferred vested pension and who shall have made an election for optional coverage hereunder.

          If a Participant dies before his Annuity Starting Date, death benefits shall be determined under subsections (a), (b) and (c) below. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

               (a) Qualified Preretirement Survivor Annuity:

               A Qualified Preretirement Survivor Annuity shall be payable as a death benefit with respect to a Participant if the following requirements are met:

                   (1) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death,

                   (2) The Participant's vested percentage of Employer contributions on the date of his death was greater than zero,

                   (3) The Participant is not entitled to a Pre-Retirement Surviving Spouse Benefit described in paragraph (b) below, and

                   (4) The Participant and his Spouse have not waived the Qualified Preretirement Survivor Annuity. Any waiver of the Qualified Preretirement Survivor Annuity must be made according to the Article herein captioned "Joint and Survivor Annuity Requirements".

               If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. The Spouse may elect to start benefits on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to such date. If the Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, no death benefit will be payable.

               (b) Pre-Retirement Surviving Spouse Benefit: If a Participant who is not a Spectra Strip Employee dies before his Annuity Starting Date and such Participant would have been eligible for an early retirement benefit had such Participant voluntarily retired hereunder on the date next preceding the day on which such Participant died and if such Participant shall leave a surviving Spouse, then such Spouse shall be eligible to receive a surviving Spouse's benefit from the Plan. The monthly amount of the surviving Spouse's

                                                                       Exhibit A
benefit payable to the Spouse eligible therefor shall be equal to 50% of the monthly benefit the deceased Participant would have been entitled to receive beginning as of such Participant's retirement if such Participant had retired on the date next preceding the day on which such Participant died, on the basis of such Participant's actual Years of Accrual Service; provided, however, if the surviving Spouse's age is more than five years less than the Participant's age, then the 50% shall be decreased by subtracting therefrom a 1% for each 12 months in excess of five years that the Spouse's age at the Participant's death is less than the Participant's age at death.

               The monthly surviving Spouse's benefit shall be payable to the Spouse for life, beginning as of the first day of the calendar month coincident with or next following the date of the Participant's death.

               (c) Death Benefit After Actual Retirement Date but Before the Annuity Starting Date:

                   (1) If a Participant dies on or after his actual
Retirement date and before his Annuity Starting Date, the provisions of subsections (a) and (b) shall not apply. Instead the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

                   (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

          4.7 Benefits on Termination of Employment - Deferred Vested Pension: A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The amount of the monthly retirement benefit to be provided for each Participant who becomes an Inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

               (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (i) and (ii):

                   (i) The Participant's Accrued Benefit as of the day before he or she became an Inactive Participant;

                                                                       Exhibit A

                    (ii) The Participant's vesting percentage on the date he or she ceased to be an Employee.

               (b) A deferred monthly retirement benefit in the Normal Form of Benefit to begin on his Early Retirement Date, in the event that all service requirements have been satisfied. The deferred early retirement benefit shall be equal to the product of (i) and (ii):

                   (i) the Participant's early retirement benefit set forth in
Section 4.3; and

                   (ii) the Participant's vesting percentage on the date he or she ceased to be an Employee.

          The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled "Payment of Benefits".

          4.8. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

          4.9. Restoration of Benefit: If an Employee receives a distribution of a vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her Employer-provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

               (a) the amount of the distribution,

               (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

               (c) interest on the sum of (a) and (b) above compounded annually at the rate of 120 percent of the federal mid-term rate (as in effect under Code
Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

               Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided

                                                                       Exhibit A

Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

          4.10. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

          Notwithstanding any provisions of the Plan to the contrary, if a Participant is entitled to any retirement income or other benefits from any other qualified plans provided by the Employer, including any Affiliated Employer, other than benefits provided under any federal or State retirement program, which benefits are determined by reference to Years of Accrual Service for which the Participant is entitled to benefits hereunder, benefits payable under this Plan shall be reduced and offset by the amount of such other retirement benefits.

          4.11. Minimum Benefit for Top-Heavy Plan:

               (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

               (b) For purposes of providing the aforesaid minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make required contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

               (c) For purposes of this Section, Years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

               (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last

                                                                       Exhibit A

Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

               (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

               (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

               (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

               (h) If a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

               (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

               (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

               However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1%) shall be substituted for five percent (5%) above.

               (k) The preceding provisions of this Section shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416(i)(4).

                                                                       Exhibit A

          4.12. Transfers; Service with Affiliated Employers. The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS."

          4.13. Bunker Ramo Profit Sharing Retirement Plan Balances:

               (a) The Plan Administrator shall continue to maintain a separate account (herein designated "Profit Sharing Plan Account") for each participant of the Bunker Ramo Profit Sharing Retirement Plan whose General Account has been transferred to the Plan, which Profit Sharing Plan Account shall reflect the value of such transferred account and shall be adjusted by the Plan Administrator in accordance with the provisions of this Section.

               (b) Credit balances of all Profit Sharing Plan Accounts of Participants then in the employ of the Employer shall be increased or decreased, as the case may be, by the greater of the rate of return earned by the Trust Fund of the Plan during the Plan Year; and 7%.

               (c) Each Participant's Profit Sharing Plan Account shall be charged with any payments made to a Participant, or the Participant's Spouse or Beneficiary under the provisions of the Plan until such time as such account is exhausted.

               (d) "Profit Sharing Plan Account Value" means for each Participant who is entitled to a benefit under the Plan and who has elected not to receive a lump sum distribution of such Participant's Profit Sharing Plan Account, the dollar value of such Participant's Profit Sharing Plan Account determined as of the last day of the quarter of any Plan Year coincident with or next preceding the date as of which the Participant's benefits are to commence under the Plan. For any other Participant, the Profit Sharing Plan Account Value of such Participant shall be the dollar value of the Participant's Profit Sharing Plan Account determined as of the last day of the quarter of any Plan Year coincident with or next preceding the date on which the Participant has a Break in Service. In each case a Participant's Profit Sharing Plan Account Value shall not be less than the value of the Participant's General Account under the Profit Sharing Plan as of December 31, 1975, increased by 7% annually, compounded, to the date of determination described above, which minimum value shall not be dependent on the earnings of the Employer during such period. If the last day of the quarter coincident with or next preceding a determination date described above is not the same as the last day of the Plan Year, the Plan Administrator may determine a Participant's Profit Sharing Plan Account Value on the basis of a ratio reflective of the change in net worth of the assets of all such Profit Sharing Plan Accounts since the last adjustment of the Participant's Profit Sharing Plan Accounts, in accordance with the procedures described above.

               (e) "Profit Sharing Plan Account Value Annuity" means a monthly benefit equal to the Participant's Profit Sharing Plan Account Value, increased with PBGC

                                                                       Exhibit A
interest, compounded annually, to the first of the month following the 65th birthday of the Participant or the Participant's Beneficiary, as the case may be, and multiplied by the following percentage based on such PBGC interest. PBGC interest means the annual rate of interest used by the Pension Benefit Guaranty Corporation for purposes of valuing immediate annuities under plans terminating during the month preceding the earlier of (a) the month of payment of such Profit Sharing Plan Account Value and (b) the month benefits commence under the Plan.

       PBGC Interest                             PBGC Interest
           Rate               Percentage             Rate             Percentage
           ----               ----------             ----             ---------

       6.00% or less             0.84%               8.75%               1.00%
           6.25%                 0.85%               9.00%               1.02%
           6.50%                 0.87%               9.25%               1.04%
           6.75%                 0.88%               9.50%               1.05%
          7.00 %                 0.90%               9.75%               1.07%
           7.25%                 0.91%              10.00%               1.08%
           7.50%                 0.93%              10.25%               1.10%
           7.75%                 0.94%              10.50%               1.11%
           8.00%                 0.96%              10.75%               1.13%
           8.25%                 0.98%          11.00% or more           1.15%
           8.50%                 0.99%

               (f) Upon termination of the Plan that portion of any assets then held in the Trust Fund allocable to Participants and their Beneficiaries shall be allocated so that first priority shall be given to the payment of benefits to Participants having Profit Sharing Plan Accounts in an amount which shall be no less than the Participant's Profit Sharing Plan Account Value remaining on the date of termination.

               (g) If, at the time of termination of the Participant's employment for any reason (including death), a Participant, or Beneficiary in case of death, is not entitled to any benefit under Article IV of the Plan, then the Participant's Profit Sharing Plan Account Value shall be paid to the Participant or to the Participant's Beneficiary, as the case may be. The Participant, subject to the consent provisions of Article VIII, or the Participant's Beneficiary, may elect to receive a lump sum, and upon payment of such lump sum the Participant and the Participant's Beneficiaries thereunder shall not be entitled to any further benefit on account of the Participant's Profit Sharing Plan Account. The Beneficiary of a married Participant shall automatically be the Participant's Spouse. If a Participant is rehired by the Employer and subsequently becomes entitled to benefits under Article IV of the Plan, any benefit the Participant or the Participant's Beneficiary would otherwise be entitled to receive shall be reduced by the Participant's Profit Sharing Plan Account Value Annuity based on the Participant's Profit Sharing Plan Account Value previously distributed to the Participant or the Participant's Beneficiary.

                                                                       Exhibit A

               (h) If at the time of termination of the Participant's employment for any reason other than death, the Participant is entitled to a benefit under the Plan, then the monthly retirement benefit payable to the Participant shall not be less than the Participant's Profit Sharing Plan Account Value Annuity. Subject to the consent provisions of the Plan, the Participant may elect to receive in a lump sum the Participant's Profit Sharing Account Value at such termination of employment, and upon payment of such lump sum any benefit the Participant would otherwise be entitled to receive shall be reduced by the Participant's Profit Sharing Plan Account Value Annuity.

               (i) If at the time of a Participant's death, the Participant's Spouse is entitled to a benefit under the Plan, then the monthly benefit payable to the Spouse under the Plan shall not be less than the Profit Sharing Plan Account Value Annuity. The Spouse may elect to receive in a lump sum the Participant's Profit Sharing Plan Account Value, and upon payment of such lump sum any benefit the Spouse would otherwise be entitled to receive under Article IV shall be reduced by the Profit Sharing Plan Account Value Annuity.

               (j) Upon cessation of all benefit payments payable to a Participant or the Participant's Beneficiary entitled to benefits who has not elected to receive a lump sum payment of the Participant's Profit Sharing Plan Account Value, the Participant's Beneficiary, or the estate of such Beneficiary, shall be paid in a lump sum the excess, if any, of the Participant's Profit Sharing Plan Account Value over the aggregate of the benefits paid under the Plan to the Participant and the Participant's Beneficiary.


                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

          5.1. Maximum Annual Benefit:

               (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

                   (1) $90,000, or

                   (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

               (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1,

                                                                       Exhibit A

1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

               (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

               (d) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

               (e) The limitation stated in paragraph (a)(2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

               (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

               (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 484(m)), all employees of such employers shall be considered to be employed by a single employer.

               (h) For the purpose of this Article, if this Plan is a Code
Section 413(c) plan, all employers of a Participant who maintain this Plan will be considered to be a single employer.

          5.2. Adjustments to Annual Benefit and Limitations:

               (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be

                                                                       Exhibit A
reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

               (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age sixty-two (62). If the Annual Benefit begins before age sixty-two (62), the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age sixty-two (62) so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two
(62). However, the $90,000 limitation shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

                   For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five (55), the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

               (d) If the Annual Benefit begins before age sixty-two (62), then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two (62). However, the $90,000 shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

                                                                       Exhibit A

                   For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five (55), the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

               (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65), the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

               (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

          5.3. Annual Benefit Not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

          5.4. Participation or Service Reductions: If a Participant has less than ten (10) Years of Participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) and 5.2 shall be reduced by multiplying such limitations by

                                                                       Exhibit A
a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than Years of Participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1(a)(1) (except for purposes of Section 5.5(c)(2)) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

          5.5. Multiple Plan Reduction:

               (a) Subject to the exception in Section 5.5(f) below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

               (b) (1) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans. (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415(b).

                   Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

                   (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

                   (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

                                                                       Exhibit A

               (c) (1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419(e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

                   If the Employee was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

                       (i) the excess of the sum of the fraction over 1.0, multiplied by

                       (ii) the denominator of this fraction

will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

                   The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

                   (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

                   (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all

                                                                       Exhibit A

Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982 determined under the law in effect for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction".

                   (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

                   (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

               (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b)(1) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-Five Percent (125%)" in any event.

               (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

               (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-Five Percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied.

                       (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

                       (ii) no annual additions may be credited to a Participant's accounts, and

                                                                       Exhibit A

                       (iii) no Employee contributions (voluntary or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

          5.6. Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.
                                     VESTING

          6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan:


                                VESTING SCHEDULE
                  (for Employees credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                 YEARS OF VESTING SERVICE                          PERCENTAGE
                 ------------------------                          ----------

                      less than 5                                       0%
                      5 or more                                       100%

                                VESTING SCHEDULE
                (for Employees not credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                 YEARS OF VESTING SERVICE                          PERCENTAGE
                 ------------------------                          ----------

                      less than 10                                       0%
                      10 or more                                       100%

          6.2. Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant

                                                                       Exhibit A
who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                    TOP HEAVY
                                VESTING SCHEDULE

                 YEARS OF VESTING SERVICE                          PERCENTAGE
                 ------------------------                          ----------

                        Less than 2                                      0%
                                  2                                     20%
                                  3                                     40%
                                  4                                     60%
                                  5                                     80%
                                  6 or more                            100%

          If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

          6.3. Service Computation Period:

               For vesting purposes, Years of Vesting Service and Breaks in Service will be measure by reference to the 12-consecutive month period commencing on the Employee's Employment Commencement Date or Re-Employment Commencement Date. Each subsequent 12-consecutive month period will commence on the anniversary of such date.

          6.4. Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit, except that any "Period of Service" excluded as of December 31, 1985, in accordance with the Plan as constituted and in effect before December 31, 1985, shall be excluded for all purposes thereafter.

          6.5. Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

          A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

                                                                       Exhibit A

               (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

                   (b) upon the Participant's return to service, the number of consecutive Breaks in Service is less than the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five (5) years.

          6.6. Vesting on Distribution Before Break in Service; Cash-outs:

               (a) If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer and Required Contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

               (b) If a Participant terminates employment, and elects to receive the value of his or her vested Accrued Benefits, the nonvested portion will be treated as a Forfeiture. If the Participant elects to have distributed less than the entire vested portion of the Accrued Benefit derived from Employer contributions, the part of the nonvested portion that will be treated as a Forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution attributable to Employer contributions and the denominator of which is the total value of the vested Employer-derived Accrued Benefit.

          6.7. Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

          The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

               (a) sixty (60) days after the amendment is adopted;

               (b) sixty (60) days after the amendment becomes effective; or

                                                                       Exhibit A

               (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

          Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

          6.8. Amendments Affecting Vested and/or Accrued Benefit: No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under
Section 412(c)(8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

          6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

          7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

               (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

               (b) the Participant's right to defer receipt of a Plan distribution.

          Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

          7.2. Waiver of Thirty (30) Day Notice Period:

          Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less

                                                                       Exhibit A
than thirty (30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

               (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

               (b) the Participant, after receiving the notice, affirmatively elects the distribution.

          7.3. Automatic Form of Payment:

               (a) General Rule: The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married, or a Straight Life Annuity for a Participant who is unmarried.

               The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable in the form of a Qualified Joint and Survivor Annuity shall be the Actuarial Equivalent or the amount which would have been payable under a Straight Life Annuity determined by reference to Schedule A hereto.

               (b) Immediate Cash-out for De Minimis Benefits: If the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (other than qualified voluntary contributions) does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

          7.4. Optional Forms of Benefit:

               (a) If the value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds or at any time exceeded $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustee to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

                   (1) Straight Life Annuity;

                   (2) Single Life Annuity with ten years certain;

                                                                       Exhibit A

                   (3) Fifty Percent (50%) Joint and Survivor Annuity;

                   (4) One Hundred percent (100%) Joint and Survivor Annuity;

                   (5) With respect to any Participant who shall have received a distribution of his or her benefits under any Prior Plan and whose remaining vested Accrued Benefits hereunder have a value less than $3,500, a single sum distribution in cash or property of the value of the entire remaining vested Accrued Benefit.

          The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable under the other options shall be the Actuarial Equivalent of the amount which would have been payable under a Straight Life Annuity calculated by reference to the factors set forth in Schedule A hereto.

               (b) Any election to receive Accrued Benefits prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements".

               (c) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

          7.5. Actuarial Equivalent Benefit:

          Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

          7.6. Payment Without Participant Consent:

               (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefit exceeds $3,500.

               (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant

                                                                       Exhibit A
which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

               7.7. Restrictions on Immediate Distributions:

                   (a) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

                   (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

                   (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

               7.8. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a)4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

                   (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code Section 401(a)(4) and the Regulations thereunder.

                   (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees

                                                                       Exhibit A
with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a) - 7(c)(4)(ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

                   The restrictions of this paragraph (b) shall not apply, however, if

                       (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(d)(7).

                       (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                       (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

                   (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

               An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Normal Form described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depositary property having a fair market value equal to at least one hundred twenty-five percent (125%) of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%) of the restricted amount, or (3) posting a bond equal to at least one hundred percent (100%) of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

     The escrow arrangement may provide that an Employee may withdraw amounts in excess of one hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restricted amount, the Employee must deposit additional property to bring the value

                                                                       Exhibit A
of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

     A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

     If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

          7.9. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

               (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                   (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                   (2) if a Participant is a "substantial owner" (as defined in ERISA Section 4022(b)(5)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                   (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

               (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall

                                                                       Exhibit A
not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

               (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

               (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

               (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

               (f) If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of paragraphs
(a), (b), and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

               (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

               (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

                                                                       Exhibit A

               (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least one hundred twenty-five percent (125%) of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below one hundred ten percent (110%) of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to one hundred twenty-five percent (125%) of such amount.

          In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

          7.10. Suspension of Benefits:

               (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

               (b) Resumption of Payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203(a)(3)(B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203(a)(3)(B) of ERISA and the resumption of payments.

               (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

               In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews

                                                                       Exhibit A
may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

               (d) Amount Suspended.

                   (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

                   (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in subsection (1) above, an amount equal to the Employer-provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203(a)(3)(B) service, equal to the lesser of

                       (i) The amount of benefits which would have been payable to the Employee if he or she had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                       (ii) The actual amount paid or scheduled to be paid to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

               (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top-Heavy Plan".

          7.11. Restrictions on Commencement of Retirement Benefits:

               (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                   (1) the Participant attains Normal Retirement Age;

                   (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

                   (3) the Participant terminates service with the Employer.

               (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the

                                                                       Exhibit A

Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

          7.12. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401(a)(9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9) - 2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

               (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                   (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

                   (2) Transitional Rules: The required beginning date of a Participant who attains age 70-1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                       (i) Non-5-percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70-1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 70-1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                       (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                           (A) the calendar year in which the Participant
attains age 70-1/2, or

                           (B) the earlier of the calendar year with or within
which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                   (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66-1 or at any subsequent Plan Year.

                                                                       Exhibit A

                   (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

               (b) Limits On Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

                   (1) the life of the Participant;

                   (2) the life of the Participant and a designated Beneficiary;

                   (3) a period certain not extending beyond the life expectancy of the Participant; or

                   (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

               (c) Required Distributions On Or After The Required Beginning
Date:

                   (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                   (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                   (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a)(9) - 2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)
- 2.

                                                                       Exhibit A

                   (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                   (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.

                   (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

          For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

          7.13. TEFRA Election Transitional Rule:

               (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences:

                   (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                   (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                   (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                   (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

                                                                       Exhibit A

                   (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

               (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

               (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

               (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b)(2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a)(9)-2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a)(9) - 2 will apply.

          7.14. Distribution of Death Benefit:

               (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

               (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit

                                                                       Exhibit A
will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

               (c) Distribution Beginning After Death: If the Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                   (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain to greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                   (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

          If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or
(2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

          For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

          7.15. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.14(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

          7.16. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an

                                                                       Exhibit A

Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code
Section 414(p). Such distribution will be made only in a form of benefit available under the Plan.

          7.17. Payment to a Person Under a Legal Disability: Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Plan Administrator receives a written notice, in a form and manner acceptable to the Plan Administrator, that such person is incompetent, and that a guardian, conservator or other person legally vested with the care of the person or estate has been appointed; provided, however, that if the Plan Administrator shall find that any person to whom a benefit is payable under the Plan is unable to care for such person's affairs because of incompetency, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative may be paid to the spouse, a child, a parent, a brother or sister, or to any person or institution deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment. Any such payment so made shall be a complete discharge of liability thereof under the Plan. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, retirement payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Plan Administrator. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

          7.18. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. In the event that all consecutive checks in payment of benefits under the Plan remain outstanding for a period of six (6) months, payment of all such outstanding checks shall be stopped and the issuance of any further checks shall be suspended until such time as the payee reestablishes contact and claims benefits. In any event, if the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

                                                                       Exhibit A

          7.19. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

          8.1. Applicability of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

          8.2. Payment of Qualified Joint and Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

          8.3. Payment of Qualified Pre-Retirement Survivor Annuity: Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, as defined herein, if a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12-consecutive months. The surviving Spouse shall receive benefits commencing on the Earliest Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire.

          8.4. Notice Requirements For Qualified Joint And Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

               (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

               (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

               (c) the rights of a Participant's Spouse; and

               (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

                                                                       Exhibit A

          For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

          8.5. Notice Requirements for Qualified Pre-Retirement Survivor
Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

               (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

               (b) a reasonable period ending after the individual becomes a Participant;

               (c) a reasonable period ending after this paragraph ceases to apply to the Participant;

               (d) a reasonable period ending after this Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

          For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in paragraphs (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

          8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless:

                                                                       Exhibit A

          (a) the Participant's Spouse consents in writing to the election;

          (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

          (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

          (d) the Spouse's consent acknowledges the effect of the election; and

          (e) the Spouse's consent is witnessed by a Plan representative or notary public.

     If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

          8.7. Election Period: The period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to the Accrued Benefit as of the date of separation, the election period shall begin on the date of separation.

          8.8. Pre-age Thirty-five (35) Waiver: Not applicable.

          8.9. Transitional Joint And Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

               (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a

                                                                       Exhibit A
predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

               (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

               (c) The respective opportunities to elect (as described in (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

               (d) Any Participant who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Services for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                   (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                       (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                       (ii) dies on or after Normal Retirement Age while still working for the Employer;

                       (iii) begins to receive payments under the Plan on or after the Qualified Early Retirement Age; or

                       (iv) separates from service on or after attaining Normal Retirement Age (or the Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                                                                       Exhibit A

                   (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                       (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                       (ii) the date on which participation begins, and ends on the date the Participant terminates employment with the Employer.

                   (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of:

                       (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                       (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                       (iii) the date the Participant begins participation.

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

          9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 414(p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which state the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

               (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

                   (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not

                                                                       Exhibit A
specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                   (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                   (3) The number of payments or period for which the Order applies.

                   (4) The specific plan (by name) to which the Order applies.

               (b) An Order shall not be deemed a QDRO if it requires the Plan to provide;

                   (1) any type or form of benefit, or any option not already provided for in the Plan;

                   (2) increased benefits, or benefits in excess of the Participant's vested rights;

                   (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions; or

                   (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

               (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

               (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a

                                                                       Exhibit A
determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) all again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

               (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

          10.1. Transfer From Other Qualified Plans; Direct Rollovers; Transfers or Direct Rollovers from other qualified plans are not permitted.

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

          11.1. Transfer Out of Eligible Class or to Another Division Within the Eligible Class: Any Employee who is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, or transferred to employment with another division within the Eligible Class, shall receive credit for such employment with the Affiliated Employer or other division for purposes of this Plan as follows:

               (a) Year of Accrual Service - A transferred Employee's employment with the other division, or the Affiliated Employer while not in the Eligible Class, shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder, or for purposes of determining Years of Accrual Service applicable to that division, as the case may be.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Benefit Formula - A transferred Employee's benefits hereunder shall be based on the benefit rate (i) with respect to a transfer to salaried employment, in effect and applicable to persons terminating employment on the date of the Employee's termination of employment on the date of the Employee's termination of employment with the Employer, and

                                                                       Exhibit A

(ii) with respect to a transfer to hourly employment, in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

               (e) Compensation - A transferred Employee's Compensation with the Affiliated Employer or other division which is recognized for purposes of determining benefits under the defined benefit pension plan sponsored by such Affiliated Employer or other division shall be recognized for purposes of determining Average Monthly Compensation hereunder only if the Employee transfers to salaried employment.

          11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Services - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Compensation - A transferred Employee's compensation with the Affiliated Employer which is recognized for purposes of determining benefits under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder.

          11.3. Transfer From Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.
                                                                       Exhibit A

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

          12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspend or terminate the Plan at any time. However, no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

          For purposes of this paragraph, an amendment to the Plan which has the effect of:

               (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

               (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

               (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations or under the Code.

          Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

                                                                       Exhibit A

          12.2. Termination:

               (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

          Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                   (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                   (2) the purchase of insurance company annuity contracts;

                   (3) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                   (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

               (b) Standard Termination Procedure -

                   (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation
(PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                       (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a)(16))

                                                                       Exhibit A
under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                       (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                       (iii) such other information as the PBGC may prescribe by regulation.

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                   (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

               (c) Distress Termination Procedure

                   (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                       (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                       (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                                                                       Exhibit A

                       (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                       (iv) such other information as the PBGC may prescribe by regulation.

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) A "distress termination" may only take place if:

                       (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                       (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                       (iii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

               (d) Priority and Payment of Benefits

                   In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044(a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation or any other reason, such balance, if any, shall be returned to the Employer. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

                                                                       Exhibit A

               (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

          12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

          13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

          13.2. Requirements of Participating Employers:

               (a) Each Participating Employer will use the same Trustee as provided in this Plan.

               (b) The Trustee may, but will not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

               (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

               (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

               (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion

                                                                       Exhibit A
that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

          13.3. Designation of Agent: Each Participating Employer will be deemed to be a party of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adopted of the Plan.

          13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

          13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

          13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

                                                                       Exhibit A

          13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

          14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

          14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administrator the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

          14.3. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as its deems expedient or appropriate.

          14.4. Trust Agreement:

               (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and manage the assets of the Trust Fund and receive, hold and disburse contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund, which investment managers shall be solely

                                                                       Exhibit A
responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager and in the absence of any separate agreement with an investment manager, the Trustee shall be the investment manager.

          Each Trustee and investment manager so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined in the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manager, acquire or dispose of assets under the laws of more than one state.

               (b) The Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable law), and which may authorize the pooling of the Trust Fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

          14.5. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

          14.6. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

          14.7. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

          14.8. Majority Actions: Except where there has been an allocation and delegation of administrative authority or where specifically expressed herein to the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

                                                                       Exhibit A

          14.9. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

          14.10. Discretionary Acts: Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

          14.11. Responsibility of Fiduciaries: The Plan Administrator and members of the Administrative Committee, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

          14.12. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

          14.13. Claims Procedure: Claims for benefits under the Plan may be filed with the Plan Administrator. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Plan Administrator shall:

               (a) state the specific reason or reasons for the denial,

               (b) provide specific reference to pertinent Plan provisions on which the denial is based,

               (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

                                                                       Exhibit A

               (d) explain the Plan's claim review procedure as contained in this Plan.

               Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Plan Administrator within (60) days after the claimant receives written notification from the Plan Administrator regarding the denial of the claimant's claim. The Plan Administrator will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE XV.
                                     GENERAL

          15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is not preceding Plan Year, than by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

                                                                       Exhibit A

          15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

          15.3. Employment Rights: The Plan is not to be deemed to constitute a contract or employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

               (a) to give any Participant the right to be retained in the service of the Employer,

               (b) to interfere with the right of the Employer to discharge any Participant at any time,

               (c) to give the Employer the right to require any Employee to remain in its employ, or

               (d) to affect any Employee's right to terminate employment at any time.

          15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

          This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

          This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

          15.5. Governing Law: This plan will be construed and enforced according to ERISA and the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and

                                                                       Exhibit A
the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

          15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

          15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

          15.9 Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

          15.10 Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

          15.11. Return of Contribution: Employer contributions to the funds shall be irrevocable except as provided below:

               (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contributions will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

               (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

                                                                       Exhibit A

               (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

          15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

          15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

          15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

          15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                  ARTICLE XVI.
                                   DEFINITIONS

     For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

          16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

                                                                       Exhibit A

          Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

          16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made part hereof.

          16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

          16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

          16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

               (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                   (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                   (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                   If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

               (b) Permissive Aggregation Group: The group of plans consisting of the following:

                   (1) the Required Aggregation Group; and

                                                                       Exhibit A

                   (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

               (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

          16.6. Anniversary Date: The first day of the Plan Year.

          16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

          16.8. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

          16.9. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

          16.10. Average Monthly Compensation:

               (a) Spectra Strip Employees. The monthly Compensation of a Participant averaged over the sixty (60) consecutive calendar months for which such Participant's Compensation was highest within the last one hundred twenty
(120) calendar months of his or her employment immediately preceding his or her retirement date or date of termination of employment, or the monthly Compensation of a Participant averaged over his or her entire employment, if less than sixty (60) months. Such average shall be computed by dividing the total of the Participant's Compensation for such sixty (60) calendar month period (or less) by the number of months in that period for which such Employee received Compensation.

                                                                       Exhibit A

               (b) Employees other than Spectra Strip Employees. The monthly Compensation of a Participant averaged over the five (5) consecutive calendar years, or total consecutive calendar years if less than five (5), for which such Participant's Compensation was highest within the last ten (10) calendar years of his or her employment immediately preceding his or her retirement date or date of termination of employment.

          16.11. Beneficiary:

               (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

               (b) Subject to the terms of any life insurance policy, any designated Beneficiary may be changed from time to time. To change a Beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence. No change of Beneficiary will be binding upon the insurer until forms properly executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

               (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

               (d) No spousal consent to a Beneficiary designation is required if

                   (1) The Participant's Spouse has waived the right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

                   (2) it is established to the satisfaction of the Plan Administrator that

                       (i) the Participant has no Spouse, or

                       (ii) the Participant's Spouse cannot be located;

                                                                       Exhibit A

                   (3) no spousal consent is required in accordance with applicable Treasury or Department of Labor Requirements.

          In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participant's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's estate.

          16.12. Break in Service: A Period of Severance of at least twelve (12) consecutive months.

          In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence will not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence:

                   (1) by reason of the pregnancy of the individual,

                   (2) by reason of the birth of a child of the individual,

                   (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

                   (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

          If the Employer is a member of an affiliated service group (under Code
Section 414(m)), a controlled group of corporations (under Code Section 414(b)), a group of trades or businesses under common control (under Code Section 414(c)) or any other entity required to be aggregated with the Employer pursuant to Code
Section 414(o) and the regulations thereunder, service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under Code Section 414(n) or 414(o) and the Regulations thereunder to be considered an Employee of any employer aggregated under Code Section 414(b), (c) or (m).

          16.13. Code: The Internal Revenue Code of 1986, including any amendments thereto.

                                                                       Exhibit A

          16.14. Compensation: A Participant's wages and salaries received during the calendar year for personal services rendered to the Employer as an Employee in the Eligible Class, including:

                 (a)      Bereavement Pay
                 (b)      Extra Work Week Compensation
                 (c)      Holiday Pay
                 (d) Incentive Compensation for Marketing/Performance Bonuses for Salesman
                 (e)      Jury Duty Pay
                 (f)      Manager's Commissions/Overrides
                 (g)      Military Duty pay
                 (h)      On Call Assignment Pay
                 (i)      Overtime
                 (j)      Personal Pay
                 (k)      Salary Continuation for Disability (Non-insured)
                 (l)      Sales Personnel Commissions
                 (m)      Sea Duty Pay
                 (n)      Severance Pay
                 (o)      Shift Premium Pay
                 (p)      Sick Pay
                 (q)      Stand-By Pay
                 (r)      Vacation Pay

          and excluding

                 (a)      Bonuses paid by the Employer to/for -
                          (i)      executive incentive plans
                          (ii)     special, stay or other incentives
                 (b)      Car lease Allowances
                 (c)      Contributions made by the Employer to -
                          (i)      any other deferred compensation plans,
                          (ii)     any welfare benefit plan
                          (iii)    any other pension plan
                 (d)      Corporate Technical Contribution Recognition Awards
                 (e)      Educational Assistance Reimbursement
                 (f)      Executive Club Dues (Recreational)
                 (g)      Executive Financial Counseling
                 (h)      Foreign expenses paid for by the Employer for -
                          (i)      Tuition expenses for dependent
                          (ii)     Living Cost Allowance
                          (iii)    Field Service Premium (FSP)
                          (iv)     Housing Allowance
                 (i)      Group Term life Insurance in Excess of $50,000

                                                                       Exhibit A

                 (j)      Relocation expenses paid for by the Employer
                 (k)      Stock Options
                 (l)      Other Compensation Not Specifically Included Above.

          Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k),
Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b).

          For years beginning after December 31, 1988, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effected on January 1, 1990.

          Notwithstanding the foregoing, for Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

          (1) January 1, 1997, or
          (2) the latest of
               (a) January 1, 1994, or
               (b) the date on which the last of such collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

          If the period for determining compensation used in calculating an Employee's allocation for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted, applicable annual compensation limit is exceeded, then (except for purposes of determining the

                                                                       Exhibit A
portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

          If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

          For purposes of applying the limitations of Code Section 415, "Code
Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

               (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

               (b) Amount realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

               (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludible from the gross income of the Employee).

          For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

                                                                       Exhibit A

          16.15. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

          16.16. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

          16.17. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

          16.18. Disability: A bodily injury, disease or mental condition which prevents the individual from engaging in any employment or occupation for wage or profit on a continued and permanent basis for the remainder of the individual's life, for which such individual is eligible for and receiving a disability benefit under Title II of the Federal Social Security Act. The permanence and degree of such incapacity will be supported by medical evidence. No Participant shall be deemed to have incurred a Disability, if disability results from engaging in a criminal act, a self-inflicted injury, service in the armed forces of any county, or war, insurrection or rebellion.

          16.19. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

          16.20. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

          16.21. Early Retirement Age: The age on which a Participant shall have

               (a) attained age fifty-five (55), and

               (b) completed

                   (i) ten (10) Years of Eligibility Service, with respect to Employees other than Spectra Strip Employees, or

                   (ii) five (5) Years of Eligibility Service, with respect to Spectra Strip Employees.

          16.22. Early Retirement Date: The first day of the month next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

                                                                       Exhibit A

          16.23. Eligible Class: Employment as a salaried Employee at a participating division or location of Amphenol Corporation or a Participating Employer who receives a regular stated compensation other than a retirement payment, retainer or fee, excluding however:

               (a) Any person currently accruing credits under any other defined benefit pension plan to which the Employer or any Affiliated Employer is contributing;

               (b) Any employee whose conditions of employment are determined by collective bargaining, unless such employment shall be included in the Plan by the express terms of a collective bargaining agreement;

               (c) Any person whose employment is not for at least 1,000 Hours of Service during any Plan Year;

               (d) Any Employee of a Foreign Subsidiary if such Employee is not a citizen of the United States;

               (e) Any Employee of a Foreign Subsidiary if contributions under a funded plan of deferred compensation are provided by any person or corporation, other than the Employer, with respect to the remuneration paid to such Employee by such Foreign Subsidiary;

               (f) Any Employee of a Foreign Subsidiary if such Employee was not transferred by the Employer to employment with the Foreign Subsidiary directly from employment with the Employer; and

               (g) Any Employee of Sine Systems*Pyle Connectors Corporation.

          16.24. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

          16.25. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the

                                                                       Exhibit A
portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          16.26. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is an independent contractor.

          The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (o) of the Code.

          16.27. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan. The Employer is a corporation, with principal offices in the State of Connecticut.

          16.28. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

          16.29. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

          16.30. Family Member: The Employee's spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendents and ascendants, all as described in Code Section 414(q)(6)(B).

          16.31. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

          16.32. Foreign Subsidiary: Any corporation organized or created otherwise than in or under the laws of the United States or any State therein or territory thereof if:

               (a) twenty percent (20%) or more of such foreign corporation's voting stock is owned by the Employer; or

               (b) fifty percent (50%) or more of such foreign corporation's voting stock is owned by a foreign corporation described in subparagraph (a) immediately above;

provided, in either case, that an agreement which remains in effect has been entered into by the Employer to have the insurance system established under Title II of the Social Security Act, as amended, extended to cover all United States citizens who are employed by such foreign corporation; and it is not an Affiliated Employer.

          16.33. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

                                                                       Exhibit A

               (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

          Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

          16.34. Highly Compensated Employee: An Employee who, on the snapshot day:

               (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

               (b) received Compensation from the Employer in excess of the amount set forth in the Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415 (d) of the Code);

               (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

               (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

          If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

          In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

               (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

               (b) terminated prior to the snapshot day and

                       (i) was a five percent (5%) owner;

                                                                       Exhibit A

                       (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

                       (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

               In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q) - IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

          16.35. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.36. Hour of Service:

               (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

               (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, during the applicable computation period. These hours include the normally scheduled work hours for the Employee during the first six (6) months of disability or while the Employee is receiving any short-term or long-term disability benefits under any insured or non-insured disability plan to which the Employer contributes. Notwithstanding the above,

                   (a) no more than 501 Hours of Service shall be credited to an Employee an account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

                   (b) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with an applicable worker's compensation, or unemployment compensation or disability insurance laws; and

                                                                       Exhibit A

                   (c) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

          For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

               (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph (1) or paragraph (2), as the case may be, and under this paragraph (3). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

               (4) Each hour of the normally scheduled work hours for each week during any period the Employee is on any leave of absence from work with the Employer for military service with the armed forces of the United States, but not to exceed the period required under the law pertaining to veteran's reemployment rights; provided, however, if the Employee fails to report to work at the end of such leave during which the Employee has reemployment rights, the Employee shall not receive credit for hours on such leave.

               (5) The number of normally scheduled work hours for each day of authorized leave of absence, granted by the Employer for which the Employee is not compensated.

          Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under code Section 414(c)) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

          Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

          The provisions of Department of Labor Regulations 2530.200b-2(b) and
(c) are incorporated herein by reference.

                                                                       Exhibit A

          Solely to determine whether a one Year Break in Service has occurred for eligibility or vesting purposes for an Employee who is absent on maternity or paternity leave, a Break in Service will not be deemed to occur until the second anniversary of the first day of the maternity or paternity leave. The period between the first and second anniversaries of the maternity or paternity leave neither counts as a Break in Service nor as a Year of Service.

          Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment. When no time records are available, the Employee shall be given credit for Hours of Service based on the number of normally scheduled work hours for each week the Employee is on the Employer's payroll (which shall not be less than 40 hours per week for exempt salaried Employees), as determined in accordance with reasonable standards and policies from time to time adopted by the Plan Administrator pursuant to Department of Labor Regulations Section 2530.200b-2(b) and (c).

          16.37. Inactive Participant: A former active Participant who has an Accrued Benefit.

          16.38. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

               (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

               (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section 318) the largest interests in the Employer;

               (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

               (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code Section
318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

                                                                       Exhibit A

          For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer or Employee of an entity referred to in
Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

          16.39. Late Retirement Date: The first day of the month coinciding with or next following the date the Participant retires after attaining his or her Normal Retirement Age.

          16.40. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

          A Leased Employee will not be considered an Employee of the Employer if:

               (a) such Leased Employee is covered by a money purchase pension plan providing:

                   (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code.

                   (2) immediate participation, and

                   (3) full and immediate vesting; and

               (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

          16.41. Limitation Year: The Plan Year.

          16.42. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

                                                                       Exhibit A

          16.43. Non-Key Employee: Any Employee who is not a Key Employee.

          16.44. Normal Form of Benefit: A Straight Life Annuity.

          16.45. Normal Retirement Age: Age Sixty-five (65).

          16.46. Normal Retirement Date: The first day of the month coinciding with or next following the date a Participant attains Normal Retirement Age.

          16.47. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.48. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

          16.49. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Title 38 of the U.S. Code.

          16.50. Period of Service: The aggregate of all time period(s) commencing with the Employee's Employment Commencement Date and ending on the date a Break in Service begins.

          16.51. Period of Severance: A continuous period of time of at least twelve (12) months during which the Employee is not employed by the Employer. Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the twelve (12) month anniversary of the date on which the Employee was otherwise first absent from service.

          16.52. Plan: The Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the Salaried Employees Pension Plan of Amphenol Corporation.

          Effective February 12, 1975, the Eltra Corporation Pension Plan for Salaried Employees was formed by the merger of the seven pension plans then sponsored by the Eltra Corporation. Effective December 31, 1979, this plan was amended to provide benefits to Spectra Strip employees. Effective January 1, 1982, this plan was renamed the Bunker Ramo/Eltra Corporation Pension Plan for Salaried Employees - former Eltra Salaried Plan (the "Eltra Plan").

                                                                       Exhibit A

          Effective January 1, 1976, the Bunker Ramo Profit Sharing Retirement Plan (the "Profit Sharing Plan") was integrated and merged with the Bunker Ramo Corporation Pension Plan, which was subsequently renamed the Bunker Ramo/Eltra Corporation Pension Plan for Salaried Employees (the "Bunker Plan").

          Effective December 9, 1985, all assets and liabilities of the Bunker Plan, except for those related to active employees, were spunoff into the Bunker Ramo/Eltra Corporation Retirement Plan ("B/E Retirement Plan").

          Effective December 30, 1985, all assets and liabilities of the Eltra Plan, except for those related to active and former employees of the Mergenthaler and Spectra Strip divisions, were spunoff into five additional plans, one of which was the NARCO Retirement Plan ("NARCO Plan").

          Effective June 17, 1986, the Eltra Plan was merged with the Bunker Plan, with each plan's benefit structure preserved. Effective August 1, 1986, the merged plan was renamed the Allied Corporation Pension Plan for Salaried Employees (the "Allied Plan").

          Prior to December 31, 1986, all liabilities and assets of the Bunker Ramo/Eltra Corporation Pension Plan for Hourly Rated Mergenthaler Employees Represented by Local 365 UAW (the "Mergenthaler Plan") were merged into the Allied Plan, with benefits for active participants equal to those under the Eltra Plan.

          Prior to December 31, 1986, all liabilities and certain assets of the NARCO Plan and the B/E Retirement Plan were merged into the Allied Plan.

          Effective 1/1/87, assets and liabilities related to active, terminated and retired employees of the Amphenol Corporation were spun off to the Salaried Employees' Pension Plan of the Amphenol Corporation.

          Effective 1/1/87, assets and liabilities related to active, terminated and retired employees of the Linotype Company were spun off to the Linotype Company Pension Plan.

          This Plan is the Salaried Employees' Pension Plan of the Amphenol Corporation.

          The rights and obligations of any employee who terminated service by retirement or otherwise prior to January 1, 1987 shall be governed by the provisions of the appropriate predecessor to this Plan, as in effect on the date of the employee's retirement or termination of employment.

          16.53. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan

                                                                       Exhibit A

Administrator shall be a named "fiduciary", as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

          16.54. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

          16.55. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

          16.56. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A hereto.

          16.57. Primary Social Security Retirement Benefit: A Participant's Primary Social Security Retirement Benefit is the estimated Primary Insurance Amount to which the Participant is entitled at his Normal Retirement Date or Late Retirement Date, if later. If a Participant's Normal Retirement Date or Late Retirement Date precedes his Social Security Retirement Age, his Primary Insurance Amount will be decreased by the applicable reduction factor provided under Title II of the federal Social Security Act for the period between Normal Retirement Date or Late Retirement Date and his Social Security Retirement Age. If a Participant retires after his Social Security Retirement Age, his Primary Insurance Amount will be increased by the applicable delayed retirement credit provided under Title II of the federal Social Security Act for the period between his Social Security Retirement Age and his actual retirement date or age seventy (70), whichever is earlier. The failure of the Participant to receive such amount or any portion thereof for whatever reason shall be disregarded. When determining the Participant's Primary Insurance Amount, it will be assumed that the Participant received Compensation for all prior years by applying a retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment. This retrospective salary scale will be based on the actual past changes in the national average wages from year to year as determined by the Social Security Administration. The application of this retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment will produce an estimate of Compensation from the Participant's last day of employment backwards to the calendar year of the Participant's eighteenth birthday. If a Participant's last date of employment occurs before his 65th birthday, his Compensation which he received during the plan year preceding his last day of employment will be assumed to continue from his last day of employment to his 65th birthday for purposes of determining his Primary Insurance Amount. However, if the Participant provides the Employer with satisfactory evidence of the Participant's actual past compensation for such prior years and if such past compensation is treated as wages under the Social Security Act, the Plan must use such actual past compensation. The Plan must provide written notice to each Participant of the Participant's right to supply actual compensation history and of the financial consequences of failing to supply such history. The notice must be given each time the summary plan

                                                                       Exhibit A
description is provided to the Participant and must also be given upon the Participant's separation from service. The notice must also state that the Participant can obtain the actual compensation history from the Social Security Administration.

          16.58. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414(p).

          16.59. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

          16.60. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired as of the Earliest Retirement Age with an immediate Qualified Joint and Survivor Annuity, and

               (d) died on the day after the Earliest Retirement Age.

          16.61. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service or Period of Severance.

          16.62. Re-entry Date: The date an Inactive Participant re-enters the Plan.

          16.63. Regulation: Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

          16.64. Retirement: Termination of employment while in the Eligible
Class:

               (a) after the Participant attains Normal Retirement Age,

               (b) after the Participant attains Early Retirement Age, or

                                                                       Exhibit A

               (c) due to Disability.

          16.65. Social Security Retirement Age: The age used as the retirement age under Section 216(1) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216(1)(2) of such Act were sixty-two (62).

          16.66. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, and who has been so married for a period of not less than twelve (12) months as of the annuity commencement date or date of death of the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

          16.67. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

          16.68. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

          16.69. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

               (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

               (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

          16.70. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

               (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

               (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

                                                                       Exhibit A

               To the extent required by Code Section 416(g)(3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

               For purposes of this Section and to the extent required by Code
Section 416(g)(4)(A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

               To the extent required by Code Section 416(g)(4)(E), if an Employee has not performed services for the Employer at any time during the five
(5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

          16.71. Top-Heavy Ratio:

               (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

               (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the

                                                                       Exhibit A
extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

          16.72. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

               (a) Employees who have not completed six (6) months of service with the Employer.

               (b) Employees who normally work for the Employer less than seventeen and one-half (17-1/2) hours per week.

               (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

               (d) Employees who have not attained age twenty-one (21).

               (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

               (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

          16.73. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

          16.74. Trust Fund: The assets of the Plan as held and administered by the Trustee.

                                                                       Exhibit A

          16.75. Trustee: The trustees named in the Trust Agreement and their successors.

          16.76. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

          16.77. Year of Accrual Service:

               (a) The total of an Employee's Years of Service while in the Eligible Class, and with respect to Spectra Strip Employees, determination from the later of January 1, 1980, or the Employee's Employment Commencement Date, expressed as whole years and fractional parts of a year (calculated to the nearest month), to two decimal places. Such Years of Accrual Service shall exclude all periods for which the Employee does not receive compensation from the Employer, except as provided in paragraph (b) below.

               (b) Accrual Service is modified as follows:

                   (1) Leave of Absence. An approved leave of absence which has been granted to the Employee other than for Military Duty, including family illness, personal health or layoff.

                   (2) Military Duty. A period of Military Duty shall be included as service with the Employer to the extent it has not already been credited, provided the Employee is entitled by the Vietnam Veterans' Readjustment Assistance Act of 1974 to reemployment rights upon release from service and returns to employment with the Employer within the period provided by such law. If such Employee does not return to employment with the Employer within the period provided by such law, such Employee shall be deemed to have terminated employment on the date such Employee left the employment of the Employer for service in the armed forces of the United States. For purposes of crediting Hours of Service during the Period of Military Duty, an Hour of Service shall be credited (without regard to the 501 Hour of Service limitation) for each hour an Employee would normally have been scheduled to work for the Employer during such period.

                   (3) Rule of Parity. In the case of an Employee who does not have any nonforfeitable right to any Accrued Benefit derived from Employer contributions, Years of Accrual Service before a period of consecutive Breaks in Service will not be taken into account in computing Years of Accrual Service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Accrual Service. Such aggregate number of Years of Accrual Service will not include any Years of Accrual Service disregarded under the preceding sentence by reason of prior Breaks in Service.

                                                                       Exhibit A

          16.78 Year of Eligibility Service: A twelve (12) consecutive month period (computation period) during which the Employee completes at least One Thousand Hours of Service.

          16.79 Year of Service: The total years of employment of an Employee with the Employer commencing with the Employee's Employment Commence Date, and ending with the date such Employee quits, retires, or is discharged or released, or the date of expiration of an Employee's authorized leave of absence.

          The computation period shall be the twelve (12) month period commencing of the Employee's Employment Commencement Date or Re-Employment Commencement Date, and anniversaries thereof unless a different computation period is expressly stated.

          16.80 Year of Vesting Service: The total of an Employee's Years of Accrual Service.

          The computation period shall be the twelve (12) month period commencing on the Employee's Employment Commencement Date or Re-Employment Commencement Date, and anniversaries thereof unless a different computation period is expressly stated.

          IN WITNESS WHEREOF, the amended and restated SALARIED EMPLOYEES PENSION PLAN OF THE AMPHENOL CORPORATION is, by authority of its Board of Directors, adopted on the day and year first above written.

                                                  AMPHENOL CORPORATION

                                                  By
                                                    ----------------------------

ATTEST:

------------------------------

                                                                       Exhibit A

                                   SCHEDULE A

For purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

   OPTIONAL FORM OF BENEFIT                      ADJUSTMENT FACTOR

Single Life Annuity with            92 1/2% of Normal Form of Benefit.  If the
Ten Years Certain                   Single Life Annuity with Ten Years Certain
                                    is selected, and the Participant dies after the effective date, the beneficiary who is eligible to receive payments may request a lump sum payment of the value of the remaining guaranteed payments equal to the following multiple of the reduced monthly pension:

                                    Number of Remaining             Multiple
                                    Guaranteed Payments

                                             0                          0
                                            12                         12
                                            24                         22
                                            36                         32
                                            48                         41
                                            60                         50
                                            72                         58
                                            84                         65
                                            96                         72
                                           108                         78
                                           120                         84

                                    (Interpolate for amounts not shown.)

                                                          Exhibit A / Schedule A

   OPTIONAL FORM OF BENEFIT                      ADJUSTMENT FACTOR

Joint & Survivor Annuity            The retirement benefit of a Participant
    50% Continuation to Spouse      electing a 50% Joint and Survivor Annuity
                                    shall be reduced by 11%, plus an additional reduction of 0.250% for each full year in excess of three by which the Participant's birthdate precedes the spouse's birthdate, to a maximum total reduction (after 20 such excess years) of 16%; or minus 0.250% for each full year in excess of three by which the spouse's birthdate precedes the
                                    Participant's birthdate, to a minimum net reduction (after 10 such excess years) of 8.5%.

Joint & Survivor Annuity            The retirement benefit of a Participant
    50% Continuation to Non-Spouse  electing a 50% Joint and Survivor Annuity shall be reduced by 11%, plus an additional reduction of 0.250% for each full year in excess of three by which the Participant's birthdate precedes the non-spouse joint annuitant's birthdate; or minus 0.250% for each full year in excess of three by which the non-spouse joint annuitant's birthdate precedes the Participant's birthdate, to a minimum net reduction (after 10 such excess years) of 8.5%.

Joint & Survivor Annuity            The retirement benefit of a Participant
    100% Continuation to Spouse     electing a 100% Joint and Survivor Annuity
                                    shall be reduced by 19%, plus an additional reduction of 0.500% for each full year in excess of three by which the Participant's birthdate precedes the spouse's birthdate, to a maximum total reduction (after 20 such excess years) of 29%; or minus 0.500% for each full year in excess of three by which the spouse's birthdate precedes the
                                    Participant's birthdate, to a minimum net reduction (after 10 such excess years) of 14%.

                                                          Exhibit A / Schedule A

   OPTIONAL FORM OF BENEFIT                      ADJUSTMENT FACTOR

Joint & Survivor Annuity            The retirement benefit of a Participant
    100% Continuation to Non-Spouse electing a 100% Joint and Survivor Annuity shall be reduced by 19%, plus an additional reduction of 0.500% for each full year in excess of three by which the Participant's birthdate precedes the non-spouse joint annuitant's birthdate; or minus 0.500% for each full year in excess of three by which the non-spouse joint annuitant's birthdate precedes the Participant's birthdate, to a minimum net reduction (after 10 such excess years) of 14%.

For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

Mortality                           1984 Unisex Pension Mortality Table with no
                                    age set back.

Interest The Pension Benefit Guaranty Corporation interest rates which are in effect as of the first day of the plan year in which the distribution occurs and which are used for the purpose of determining the present value of a lump sum distribution on plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

     (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

                                                          Exhibit A / Schedule A

     (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

In no event shall the lump sum be less than the following:

The lump sum payment to a Participant will be the monthly retirement benefit payable at the later of age 65 or pension commencement age multiplied by the factor from column A for the age of the Participant when the lump sum benefit will be paid. The lump sum payment to a Participant's surviving spouse will be the spouse's monthly pension multiplied by the factor from column B for the age of the spouse at the date the spouse's pension will commence, and further multiplied by the ratio of the factor in column A for the age of the spouse at the participant's death to the factor in column A for the age of the spouse at the date the spouse's pension will commence (or age 65 if age 65 is earlier than such commencement age).

Age         Column A      Column B      Age           Column A         Column B

75 & over       77           77         54                43               143
74              80           80         53                41               140
73              82           82         52                38               141
72              85           85         51                36               145
71              87           87         50                33               145
70              90           90         49                32               152
69              92           92         48                31               159
68              95           95         47                29               161
67              97           97         46                28               167
66              99           99         45                27               173
65             102          102         44                26               178
64              93          105         43                25               183
63              85          107         42                24               188
62              78          110         41                23               192
61              72          113         40                22               195
60              66          115         39                21               198
59              61          118         38                20               200
58              56          120         37                19               202
57              53          125         36                19               214
56              49          127         35 & under        18               214
55              46          131

                                                          Exhibit A / Schedule A

For all other purposes than those noted above, actuarial equivalence shall be determined by using the following assumptions:

Mortality                           1984 Unisex Pension Mortality Table with no
                                    age set back.

Interest                            7.5%

                                                          Exhibit A / Schedule A

EXHIBIT: B

ELIGIBLE CLASS:

          (a) Employees at a participating location or division of Amphenol Corporation or any other Participating Employer employed on an hourly basis; excluding, however,

               (i) Any Employee in any other Eligible Class who is an active participant of the Plan or any plan maintained by a Participating Employer;

               (ii) Any Employee whose conditions of employment are determined by collective bargaining, unless such Employee shall be included in the Plan by the express terms of a collective bargaining agreement;

               (iii) Any Employee who is not a Spectra Strip Employee whose regularly scheduled employment is for less than 1,000 Hours of Service during a Plan Year;

               (iv) Any Employee of a Foreign Subsidiary if such Employee is not a citizen of the United States;

               (v) Any Employee of a Foreign subsidiary if contributions under a funded plan of deferred compensation are provided by any person or corporation, other than the Employer, with respect to the remuneration paid to such Employee by such Foreign Subsidiary; and

               (vi) Any Employee of a Foreign Subsidiary if such Employee was not transferred by the Employer to employment with the Foreign Subsidiary directly from employment with the Employer.

Without limitation, Sine Systems*Pyle Connections Corporation, Amphenol T&M Antennas, Inc., Advanced Circuit Technology, Inc. and Connex Connector Corporation are not Participating Employers, and Amphenol Aerospace Operations and Amphenol Assemble Tech are not participating divisions or locations of Amphenol Corporation.

NOTE:
THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       EXHIBIT B

                                HOURLY EMPLOYEES'
                               PENSION PLAN OF THE
                              AMPHENOL CORPORATION

                                                                      EXHIBIT: B

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                   ARTICLE I.
                                   ELIGIBILITY
1.1.          Eligibility Requirements ............................................................        1
1.2.          Change in Classification of Employment ..............................................        1

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

2.1.          Payment of Contributions ............................................................        1
2.2.          Limitation on Contribution ..........................................................        1
2.3.          Time of Payment .....................................................................        2
2.4.          No Additional Liability .............................................................        2

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

3.1.          Required Contributions ..............................................................        2

                                   ARTICLE IV.
                                  PLAN BENEFITS

4.1.          Normal Retirement Benefit ...........................................................        2
4.2.          Normal Form of Retirement Benefit ...................................................       10
4.3.          Early Retirement Benefit ............................................................       10
4.4.          Late Retirement Benefit .............................................................       11
4.5.          Disability Benefits..................................................................       11
4.6.          Death Benefits ......................................................................       12
4.7.          Benefits on Termination of Employment -- Deferred Vested Pension ....................       14
4.8.          In-Service Benefits .................................................................       14
4.9.          Restoration of Benefit ..............................................................       14
4.10.         Non-Duplication of Benefits .........................................................       15
4.11.         Minimum Benefit for Top Heavy Plan ..................................................       15
4.12.         Transfers; Service with Affiliated Employers ........................................       17
4.13.         Special Provisions Relating to Bunker Ramo
                Profit Sharing Retirement Plan ....................................................       17

                                                                       Exhibit B

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS
5.1.          Maximum Annual Benefit ..............................................................       20
5.2.          Adjustments to Annual Benefit and Limitations .......................................       21
5.3.          Annual Benefit Not in Excess of $10,000 .............................................       23
5.4.          Participation or Service Reductions .................................................       23
5.5           Multiple Plan Reduction .............................................................       23
5.6.          Incorporation by Reference ..........................................................       26

                                   ARTICLE VI.
                                     VESTING

6.1.          Vesting Rights ......................................................................       26
6.2.          Top-Heavy Vesting ...................................................................       27
6.3.          Service Computation Period ..........................................................       27
6.4.          Service Credit ......................................................................       28
6.5.          Vesting Break in Service ............................................................       28
6.6.          Vesting on Distribution Before Break in Service;
                Cash-outs .........................................................................       28
6.7.          Amendment of Vesting Schedule .......................................................       28
6.8.          Amendments Affecting Vested and/or Accrued Benefit ..................................       29
6.9.          No Divestiture for Cause ............................................................       29

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

7.1.          Notice ..............................................................................       30
7.2.          Waiver of Thirty (30) Day Notice Period .............................................       30
7.3.          Automatic Form of Payment............................................................       30
7.4.          Optional Forms of Benefit ...........................................................       31
7.5.          Actuarial Equivalent Benefit ........................................................       32
7.6.          Distributions to Inactive Participants ..............................................       32
7.7.          Payment Without Participant Consent .................................................       32
7.8.          Restrictions on Immediate Distributions..............................................       32
7.9.          Limitation of Benefits on Plan Termination ..........................................       33
7.10.         Early Plan Termination Restrictions .................................................       35
7.11.         Suspension of Benefits ..............................................................       37
7.12.         Restrictions on Commencement of Retirement
                Benefits ..........................................................................       38
7.13.         Minimum Distribution Requirements ...................................................       38
7.14.         TEFRA Election Transitional Rule ....................................................       41
7.15.         Distribution of Death Benefit .......................................................       42
7.16.         Date Distribution Deemed to Begin ...................................................       43

                                                                       Exhibit B

7.17.         Distribution Pursuant to Qualified Domestic
                Relations Orders ..................................................................       43
7.18.         Payment to a Person Under a Legal Disability ........................................       43
7.19.         Unclaimed Benefits Procedure ........................................................       44
7.20.         Direct Rollovers ....................................................................       44

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.          Applicability of Provisions .........................................................       44
8.2.          Payment of Qualified Joint And Survivor Annuity .....................................       45
8.3.          Payment of Qualified Pre-Retirement Survivor Annuity ................................       45
8.4.          Notice Requirements For Qualified Joint And Survivor Annuity ........................       45
8.5.          Notice Requirements For Qualified Pre-Retirement Survivor Annuity ...................       45
8.6.          Qualified Election ..................................................................       46
8.7.          Election Period .....................................................................       47
8.8.          Pre-age Thirty-five (35) Waiver .....................................................       47
8.9.          Transitional Joint and Survivor Annuity Rules .......................................       47

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.          Qualified Domestic Relations Orders .................................................       49

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.         Transfers From Other Qualified Plans; Direct Rollovers ..............................       51

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.         Transfer Out of Eligible Class or to Another
                Division Within Eligible Class ....................................................       51
11.2.         Transfer From Salaried Employment ...................................................       51
11.3.         Transfer From Hourly Employment .....................................................       52

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.         Amendment of the Plan ...............................................................       52
12.2.         Termination .........................................................................       53
12.3.         Merger or Consolidation of the Plan .................................................       56

                                                                       Exhibit B

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS
13.1.         Adoption by Other Employers .........................................................       56
13.2.         Requirements of Participating Employers .............................................       57
13.3.         Designation of Agent ................................................................       57
13.4.         Employee Transfers ..................................................................       57
13.5.         Participating Employer's Contribution ...............................................       57
13.6.         Discontinuance of Participation .....................................................       58
13.7.         Plan Administrator's Authority ......................................................       58

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

14.1.         Appointment of Plan Administrator and Trustee .......................................       58
14.2.         Plan Administrator ..................................................................       58
14.3.         Trust Agreement .....................................................................       59
14.4.         Delegation of Powers ................................................................       59
14.5.         Appointment of Advisers .............................................................       59
14.6.         Records and Reports .................................................................       60
14.7.         Information From Employer ...........................................................       60
14.8.         Majority Actions ....................................................................       60
14.9.         Expenses ............................................................................       60
14.10.        Discretionary Acts ..................................................................       60
14.11.        Responsibility of Fiduciaries .......................................................       60
14.12.        Indemnity by Employer ...............................................................       60
14.13.        Claims Procedure ....................................................................       61

                                   ARTICLE XV.
                                     GENERAL

15.1.         Bonding .............................................................................       62
15.2.         Action by the Employer ..............................................................       62
15.3.         Employment Rights ...................................................................       62
15.4.         Alienation ..........................................................................       62
15.5.         Governing Law .......................................................................       63
15.6.         Conformity to Applicable Law ........................................................       63
15.7.         Usage ...............................................................................       63
15.8.         Legal Action ........................................................................       63
15.9.         Exclusive Benefit ...................................................................       63
15.10.        Prohibition Against Diversion of Funds ..............................................       63
15.11.        Return of Contribution ..............................................................       64
15.12.        Employer's Protective Clause ........................................................       64
15.13.        Insurer's Protective Clause .........................................................       64

                                                                       Exhibit B

15.14.        Receipt and Release for Payments ....................................................       64
15.15.        Headings ............................................................................       65

                                  ARTICLE XVI.
                                   DEFINITIONS

16.1.         Accrued Benefit .....................................................................       65
16.2.         Actuarial Equivalent ................................................................       65
16.3.         Administrative Committee ............................................................       65
16.4.         Affiliated Employer .................................................................       65
16.5.         Aggregation Group ...................................................................       65
16.6.         Anniversary Date ....................................................................       66
16.7.         Annual Benefit ......................................................................       66
16.8.         Annuity .............................................................................       66
16.9.         Annuity Starting Date ...............................................................       67
16.10.        Beneficiary .........................................................................       67
16.11.        Break in Service ....................................................................       68
16.12.        Code ................................................................................       69
16.13.        Compensation ........................................................................       69
16.14.        Controlled Group ....................................................................       71
16.15.        Determination Date ..................................................................       72
16.16.        Direct Rollover .....................................................................       72
16.17.        Disability ..........................................................................       72
16.18.        Distributee .........................................................................       72
16.19.        Earliest Retirement Date ............................................................       72
16.20.        Early Retirement Age ................................................................       73
16.21.        Early Retirement Date ...............................................................       73
16.22.        Eligible Class ......................................................................       73
16.23.        Eligible Retirement Plan ............................................................       73
16.24.        Eligible Rollover Distribution ......................................................       73
16.25.        Employee ............................................................................       74
16.26.        Employer ............................................................................       74
16.27.        Employment Commencement Date ........................................................       74
16.28.        ERISA ...............................................................................       74
16.29.        Family Member .......................................................................       74
16.30.        Fiscal Year .........................................................................       74
16.31.        Foreign Subsidiary ..................................................................       74
16.32.        Forfeiture ..........................................................................       75
16.33.        Highly Compensated Employee .........................................................       75
16.34.        Highly Compensated Participant ......................................................       76
16.35.        Hour of Service .....................................................................       76
16.36.        Inactive Participant ................................................................       78
16.37.        Key Employee ........................................................................       78
16.38.        Late Retirement Date ................................................................       79

                                                                       Exhibit B

16.39.        Leased Employee .....................................................................       79
16.40.        Limitation Year .....................................................................       80
16.41.        Non-Highly Compensated Employee .....................................................       80
16.42.        Non-Key Employee ....................................................................       80
16.43.        Normal Form of Benefit ..............................................................       80
16.44.        Normal Retirement Age ...............................................................       80
16.45.        Normal Retirement Date ..............................................................       80
16.46.        Participant .........................................................................       80
16.47.        Participating Employer ..............................................................       80
16.48.        Participating Group .................................................................       80
16.49.        Period of Military Duty .............................................................       81
16.50.        Period of Service ...................................................................       81
16.51.        Period of Severance .................................................................       81
16.52.        Plan.................................................................................       81
16.53.        Plan Administrator...................................................................       81
16.54.        Plan Year ...........................................................................       82
16.55.        Predecessor Employer ................................................................       82
16.56.        Present Value of Accrued Benefit ....................................................       82
16.57.        Qualified Domestic Relations Order ..................................................       82
16.58.        Qualified Joint and Survivor Annuity ................................................       82
16.59.        Qualified Pre-Retirement Survivor Annuity ...........................................       82
16.60.        Re-employment Commencement Date .....................................................       82
16.61.        Re-entry Date .......................................................................       82
16.62.        Regulation ..........................................................................       82
16.63.        Retirement ..........................................................................       83
16.64.        Severance From Service ..............................................................       83
16.65.        Social Security Retirement Age ......................................................       83
16.66.        Spouse ..............................................................................       83
16.67.        Straight Life Annuity ...............................................................       83
16.68.        Super Top-Heavy Plan ................................................................       83
16.69.        Top-Heavy Group .....................................................................       83
16.70.        Top-Heavy Plan ......................................................................       84
16.71.        Top-Heavy Ratio .....................................................................       84
16.72.        Top-Paid Group ......................................................................       85
16.73.        Trust Agreement .....................................................................       86
16.74.        Trust Fund ..........................................................................       86
16.75.        Trustee .............................................................................       86
16.76.        Valuation Date ......................................................................       86
16.77.        Year of Accrual Service .............................................................       86
16.78.        Year of Eligibility Service .........................................................       86
16.79.        Year of Service .....................................................................       86
16.80.        Year of Vesting Service .............................................................       87

                                                                       Exhibit B

                                HOURLY EMPLOYEES'
                                  PENSION PLAN
                           OF THE AMPHENOL CORPORATION

          BY RESOLUTION of its Board of Directors, on the day of , 19 , AMPHENOL CORPORATION, a Delaware Corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restates the HOURLY EMPLOYEES' PENSION PLAN OF THE AMPHENOL CORPORATION under a restated agreement dated as of January 1, 1987 (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:

                                   ARTICLE I.
                                   ELIGIBILITY

               1.1. Eligibility Requirements: Any Employee in a Participating Group at Amphenol Corporation employed on an hourly basis, and with respect to an Employee who is not a Spectra Strip Employee, who actually completes at least 1,000 Hours of Service during the Plan Year, except such hourly employees who are covered by a collective bargaining agreement pursuant to the terms of which the Employer is obligated to make contributions to another plan to provide retirement benefits for such employees, will become a Participant as of the date he or she first performs an Hour of Service in the Eligible Class.

               1.2. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate, such Employee will participate immediately upon returning to the Eligible Class of Employees. In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately upon becoming a member of the Eligible Class.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

               2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

               2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 432 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

               2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

               2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employers.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

               3.1. Required Contributions: No contributions shall be required of Participants as a condition for receiving benefits provided hereunder.

                                   ARTICLE IV.
                                  PLAN BENEFITS

               4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of the Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no discrimination shall be made to such Participant until his or her accrual retirement date, unless a minimum distribution is required by law.


               (a) Accrued Benefit. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, subject to modifications set out below, equal to the product of an amount equal to the applicable dollar amount set forth below determined by reference to the Participant's date of Severance from Service; and such Participant's Years of Accrual Service with the division.

                                                                       Exhibit B

               (1) Amphenol North America Division, Allied Corporation (Connector) Chicago Employees represented by the International Brotherhood of Electrical Workers, Local 1031, AFL-CIO.

                          DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------

                  December 1, 1977                                     $7.00
                  December 1, 1978                                      7.10
                  January 1, 1980                                       7.50
                  January 1, 1981                                       8.50
                  January 1, 1982                                       9.50
                  January 1, 1983                                      10.50
                  January 1, 1984                                      11.00
                  January 1, 1985                                      11.75
                  January 2, 1988                                      12.50

               (2) Amphenol North America Division - Space and Missile System Operation Employees, party to the negotiated collective bargaining agreement between Allied Corporation and the International Brotherhood of Electrical Workers, Local 1710, AFL-CIO.

                          DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------

                  July 1, 1978                                        $7.00
                  July 1, 1979                                         7.10
                  January 1, 1980                                      7.50
                  January 1, 1981                                      8.50

               (3) Amphenol North America Division - Severna Operation Employees, party to the negotiated collective bargaining agreement between the Employer and the Teamsters, Local 97, of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America.

               (i) SEVERNA OPERATION EMPLOYEES WITH SEVERANCE FROM SERVICE PRIOR
                   TO SEPTEMBER 22, 1995.

                          DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------

                  September 23, 1978                                  $ 7.00
                  September 23, 1979                                    7.50
                  September 23, 1980                                    8.00
                  September 22, 1981                                    9.00

                                                                       Exhibit B

                  September 22, 1982                                   10.00
                  September 22, 1983                                   11.00
                  September 23, 1984                                   13.00
                  September 22, 1985                                   14.00
                  September 23, 1986                                   15.00
                  September 22, 1988                                   16.00
                  October 1, 1990                                      16.50
                  October 1, 1991                                      17.00

               (ii) SEVERNA OPERATION EMPLOYEES WITH SEVERANCE FROM SERVICE ON
                   OR AFTER SEPTEMBER 22, 1995 AND BEFORE JANUARY 1, 2002.

               Notwithstanding the preamble to this Section 4.1(a), for Severna Operation Employees whose Severance from Service is on or after September 22, 1995, the amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his or her Normal Retirement Date shall be equal to such Participant's Accrued Benefit as of any such date equal to the sum of:

                   (A) the number of Years of Accrual Service prior to September
                       22, 1995 multiplied by $17.00; and

                   (B) the number of Years of Accrual Service on or after
                       September 22, 1995 multiplied by $19.50.

               (iii) SEVERNA OPERATION EMPLOYEES WITH SEVERANCE FROM SERVICE ON
                     OR AFTER JANUARY 1, 2002.

                          DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------
                  January 1, 2002                                      $ 19.50

               (4) Amphenol North America Division Plant - Employees at Hollywood, Florida, represented by the International Brotherhood of Electrical Workers, Local 2252.

                          DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------

                  January 1, 1979                                      $6.80
                  February 9, 1980                                     7.50
                  February 8, 1982                                     8.50
                  February 7, 1983                                     9.50
                  February 6, 1984                                     10.00

                                                                       Exhibit B

               (5) Amphenol North America Division - York, Pennsylvania
Operation.

                                                                     BENEFIT AMOUNT
                          DATE OF                               GRADE LEVEL AT DATE OF
                  SEVERANCE FROM SERVICE                        SEVERANCE FROM SERVICE
                  ----------------------                        ----------------------
                                                      1-2          3-4            5-6         7-10
                                                      ---          ---            ---         ----

                  January 1, 1979                    $7.00        $7.00          $7.00        $7.00
                  January 1, 1980                     7.00         8.00          10.00        13.00
                  March 1, 1983                       8.00         9.00          11.00        14.00
                  October 15, 1984                   10.00        11.00          13.00        16.00

               (6) Amphenol North America Division - RF (Burlington) Operation Employees.

                  GRADE LEVEL AT DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------

                          I                                          $6.30
                         II                                           7.00
                        III                                           8.25
                         IV                                          10.50

                  (7) Amphenol North America Division, Durham Operation Employees, party to the negotiated collective bargaining agreement between the Employer and the I.U.O.E. Local 465.

                         DATE OF
                  SEVERANCE FROM SERVICE                          BENEFIT AMOUNT
                  ----------------------                          --------------

                     January 1, 1981                                    $6.30
                     January 1, 1983                                     6.55
                     January 1, 1984                                     7.50
                     January 1, 1985                                     7.70
                     January 1, 1986                                     8.00

               (8) Employees of the Amphenol Corporation not represented under a collective bargaining agreement who are employed at a work location which also has hourly employees who are represented under one or more collective bargaining agreements.

                                                                       Exhibit B

               The Benefit Amount is the benefit rate equal to the highest pension benefits rate or rate schedule amount provided under a collective bargaining agreement covering employees at the work location at the time of Severance from Service.

               (9) Endicott, New York Employees.

               (i) ENDICOTT EMPLOYEES WITH SEVERANCE FROM SERVICE PRIOR TO
                   JANUARY 1, 1999.

                   DATE OF SEVERANCE FROM SERVICE                 BENEFIT AMOUNT
                   ------------------------------                 --------------
                   January 1, 1976                                    $6.30
                   April 1, 1983                                       7.00
                   July 1, 1984                                        8.00
                   January 1, 1996                                     9.00

               (ii) ENDICOTT EMPLOYEES WITH SEVERANCE FROM SERVICE ON OR AFTER
                   JANUARY 1, 1999.

               Notwithstanding the preamble to this Section 4.1(a), for Endicott Employees whose Severance from Service is on or after January 1, 1999, the amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his or her Normal Retirement Date shall be equal to such Participant's Accrued Benefit as of any such date equal to the sum of:

               (A) The number of Years of Accrual Service prior to January 1,
                   1999 multiplied by $9.00,

                                      PLUS

               (B) The number of Years of Accrual Service on or after January 1,
                   1999 multiplied by $12.00.

               (10) RF Danbury Employees party to the negotiated collective bargaining agreement between the Employer and the International Brotherhood of Electrical Workers, Local 2015, AFL-CIO.

               (i) RF DANBURY EMPLOYEES WITH SEVERANCE FROM SERVICE PRIOR TO
                   JANUARY 1, 1999.

                                                                   BENEFIT AMOUNT
                  DATE OF SEVERANCE                           GRADE LEVEL AT DATE OF
                    FROM SERVICE                              SEVERANCE FROM SERVICE
                  -----------------                           ----------------------
                                                          I-IV           V-VII          VIII-IX         X-XII
                                                          ----           -----          -------         -----
                  September 1, 1977                       $6.30           $6.30            $6.30         $6.30
                  September 1, 1978                        7.00            7.00             7.00          7.00

                                                                       Exhibit B

                  September 1, 1979                        7.00            7.00             7.00          7.00
                  September 7, 1981                        8.00            9.00            10.00         11.00
                  September 6, 1983                        8.75            9.50            10.50         11.25
                  September 1, 1984                        9.50           10.00            11.00         11.50
                  September 1, 1985                       10.50           11.00            11.50         12.00
                  September 7, 1986                       11.25           11.75            12.25         12.75
                  September 7, 1987                       12.00           12.50            13.00         13.50
                  January 1, 1990                         12.25           12.75            13.25         13.75
                  January 1, 1991                         12.50           13.00            13.50         14.00

               (ii) RF DANBURY EMPLOYEES WITH SEVERANCE FROM SERVICE ON OR AFTER
                   JANUARY 1, 1999 AND PRIOR TO JANUARY 1, 2001.

               Notwithstanding the preamble to this Section 4.1(a), for RF Danbury Employees whose Severance from Service is on or after January 1, 1999, the amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his or her Normal Retirement Date shall be equal to such Participant's Accrued Benefit as of any such date determined by reference to the appropriate subsection (A), (B), (C) or (D) below:

                   (A) GRADE LEVEL I-IV AT DATE OF SEVERANCE FROM SERVICE - The
                       number of Years of Accrual Service prior to January 1, 1999 multiplied by $12.50,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 1999 multiplied by $13.50.

                   (B) GRADE LEVEL V-VII AT DATE OF SEVERANCE FROM SERVICE - The
                       number of Years of Accrual Service prior to January 1, 1999 multiplied by $13.00,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 1999 multiplied by $13.50.

                   (C) GRADE LEVEL VIII-IX AT DATE OF SEVERANCE FROM SERVICE -
                       The number of Years of Accrual Service multiplied by $13.50.

                   (D) GRADE LEVEL X-XIV AT DATE OF SEVERANCE FROM SERVICE - The
                       number of Years of Accrual Service multiplied by $14.00.

               (iii) RF DANBURY EMPLOYEES WITH SEVERANCE FROM SERVICE ON OR
                     AFTER JANUARY 1, 2001.

                                                                       Exhibit B

                  Notwithstanding the preamble to this Section 4.1(a), for RF Danbury Employees whose Severance from Service is on or after January 1, 2001, the amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his or her Normal Retirement Date shall be equal to such Participant's Accrued Benefit as of any such date determined by reference to the appropriate subsection (A),
                  (B), (C) or (D) below:

                   (A) GRADE LEVEL I-IV AT DATE OF SEVERANCE FROM SERVICE - The
                       number of Years of Accrual Service prior to January 1, 1999 multiplied by $13.00,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 1999 and prior to January 1, 2001 multiplied by $14.00,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 2001 multiplied by $18.00.

                   (B) GRADE LEVEL V-VII AT DATE OF SEVERANCE FROM SERVICE - The
                       number of Years of Accrual Service prior to January 1, 1999 multiplied by $13.50,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 1999 and prior to January 1, 2001 multiplied by $14.00,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 2001 multiplied by $18.00.

                   (C) GRADE LEVEL VIII-IX AT DATE OF SEVERANCE FROM SERVICE -
                       The number of Years of Accrual Service prior to January 1, 1999 multiplied by $13.50,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 1999 and prior to January 1, 2001 multiplied by $14.00,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 2001 multiplied by $18.00.

                                                                       Exhibit B

                   (D) GRADE LEVEL X-XIV AT DATE OF SEVERANCE FROM SERVICE - The
                       number of Years of Accrual Service prior to January 1, 2001 multiplied by $14.00,

                                      PLUS

                       The number of Years of Accrual Service on or after January 1, 2001 multiplied by $18.00.

               (11) Spectra Strip Division

                                  DATE OF
                           SEVERANCE FROM SERVICE                 BENEFIT AMOUNT
                          -----------------------                 --------------
                           January 1, 1980                             $13.00
                           November 1, 1987                            $14.00
                           January 1, 2002                             $17.00

               *Only service after January 1, 1980 considered, except for Employees at Garden Grove, California, for whom service after January 1, 1986 will not be considered.

               (12) Amphenol Fiber Optics Products - Lisle, Illinois Operation. An amount equal to $12.50, regardless of the Participant's date of Severance from Service.

               (b) Reduction for Qualified Pre-Retirement Survivor Annuity Coverage. If a Qualified Pre-Retirement Survivor Annuity has been in effect for the Participant during any period on or after the date on which a Participant and his Spouse may first waive the Pre-Retirement Qualified Survivor Annuity, the amount of benefit determined above will be reduced by multiplying the appropriate factor from the table below by the number of full years that such coverage was in effect after December 31, 1984 until the Participant attained age 65:

                                                                          Reduction for Each
                                               Reduction for Each             Full Year After
                                               Full Year While                Termination of
                                               an Actual Employee              Employment
                                               ------------------             ------------

            Prior to eligibility for
               Early Retirement                           .1%                         .3%
            After eligibility for
               Early Retirement                         None                          .3%
            After Age 65                                None                        None

                                                                       Exhibit B

               (c) Reduction for Previously Received Early Retirement Benefits (Non-Spectra Strip Employees). In the event that a Participant who shall have previously received Early Retirement Benefits shall be reemployed by the Employer and shall become eligible for a Normal Retirement Benefit, the Normal Retirement Benefit determined above shall be reduced by 9/10 of 1% of the sum of the Early Retirement Benefits he shall have received prior to reemployment and prior to his sixty-fifth (65th) birthday. Notwithstanding the foregoing, in no event will a reemployed Participant's Normal Retirement Benefit be less than that payable as an Early Retirement Benefit. This reduction shall not apply with respect to Normal Retirement Benefits payable to Spectra Strip Employees.

               (d) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as of the Participant's Normal Retirement Date in accordance with the Article herein entitled "Payment of Benefits". If the Participant begins receiving benefits at any age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

               4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

               4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

                   (a) a deferred Normal Retirement Benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.2 above, based upon Years of Accrual Service at the time of the Participant's Retirement,

                   (b) an early retirement benefit equal to the deferred benefit provided in (a) above reduced as follows:

                       (1) a Participant who is not a Spectra Strip Employee shall receive the benefit provided in (a) above reduced by 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his Normal Retirement Date.

                       (2) A Spectra Strip Employee shall receive the benefit provided in (a) above reduced by 6/10 of 1% for each complete month by which such Participant's Early Retirement Date precedes his Normal Retirement Date.

                                                                       Exhibit B

                   (c) In the event that a Participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the Participant shall be entitled to elect benefits hereunder upon satisfaction of the age requirement.

                   (d) Early retirement benefits shall be payable to the Participant on the first day of the first month after (i) the Participant shall have become eligible for such benefits and (ii) the Participant shall have filed an application for such benefits and shall otherwise be payable in accordance with the Article herein entitled "Payment of Benefits". Early retirement benefits for Participants retiring prior to the date hereof shall be calculated in accordance with the provisions of the Plan in effect on the date of such Participant's termination of employment.

               4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401(a)(9). A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit recalculated using the Participant's Years of Accrual Service determined as of the Participant's actual retirement date.

               The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401(a)(9) actually made prior to the Participant's actual retirement date.

               A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

               Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits".

               4.5. Disability Benefits:

               If a Participant terminates employment as an active Employee as a result of a Disability and files an application for benefits hereunder, said Participant shall be entitled to disability retirement benefits if such termination of employment occurs on or after the date Participant shall have remained disabled for a period of at least six (6) months (with respect to Spectra Strip Employees only), and after the date the Participant shall have completed ten (10) Years of Vesting Service.

               The disability retirement benefit payable to a Participant who is not a Spectra Strip Employee, meets the requirements above and has terminated employment as an active Employee shall equal the monthly Accrued Benefit determined under the Section captioned

                                                                       Exhibit B

"Normal Retirement Benefit" as of the date of his termination of employment reduced by 1/180th for each month of the first sixty (60) months by which the Participant's disability retirement date precedes his Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's disability retirement date precedes his Normal Retirement Date. In no event shall a disability retirement benefit be payable to a Participant who is not a Spectra Strip Employee prior to the earlier of the Participant's Normal Retirement Date or Early Retirement Date.

               The disability retirement benefit payable to a Participant who is a Spectra Strip Employee, meets the requirements above and has terminated employment as an active Employee shall equal the monthly Accrued Benefit determined under the Section captioned "Normal Retirement Benefit" as of the date of his termination of employment.

               Disability retirement benefits will be paid as soon as practicable after the Plan Administrator's receipt of certification of Disability and the satisfaction of the other conditions to the receipt of disability benefits under this Section 4.5, in accordance with the Article herein entitled "Payment of Benefits".

               4.6. Death Benefits:

               The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984 or any Participant who terminated employment prior to August 23, 1984 who at the time of termination of employment shall have been eligible for a deferred vested pension and who shall have made an election for optional coverage hereunder.

               If a Participant dies before his Annuity Starting Date, death benefits shall be determined under subsections (a), (b) and (c) below. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

                   (a) Qualified Preretirement Survivor Annuity:

                   A Qualified Preretirement Survivor Annuity shall be payable as a death benefit with respect to a Participant if the following requirements are met:

                       (1) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death,

                       (2) The Participant's vested percentage of Employer contributions on the date of his death was greater than zero,

                       (3) The Participant is not entitled to a Pre-Retirement Surviving Spouse Benefit described in paragraph (b) below, and

                                                                       Exhibit B

                       (4) The Participant and his Spouse have not waived the Qualified Preretirement Survivor Annuity. Any waiver of the Qualified Preretirement Survivor Annuity must be made according to the Article herein captioned "Joint and Survivor Annuity Requirements".

               If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. The Spouse may elect to start benefits on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to such date. If the Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, no death benefit will be payable.

                   (b) Pre-retirement Surviving Spouse Benefit: If a Participant who is not a Spectra Strip Employee dies before his Annuity Starting Date and such Participant would have been eligible for an early retirement benefit had such Participant voluntarily retired hereunder on the date next preceding the day on which such Participant died and if such Participant shall leave a surviving Spouse, then such Spouse shall be eligible to receive a surviving Spouse's benefit from the Plan. The monthly amount of the surviving Spouse's benefit payable to the Spouse eligible therefor shall be equal to 50% of the monthly benefit the deceased Participant would have been entitled to receive beginning as of such Participant's retirement if such Participant had retired on the date next preceding the day on which such Participant died, on the basis of such Participant's actual Years of Accrual Service; provided, however, if the surviving Spouse's age is more than five years less than the Participant's age, then the 50% shall be decreased by subtracting therefrom a 1% for each 12 months in excess of five years that the Spouse's age at the Participant's death is less than the Participant's age at death.

               The monthly surviving Spouse's benefit shall be payable to the Spouse for life, beginning as of the first day of the calendar month coincident with or next following the date of the Participant's death.

                   (c) Death Benefit After Actual Retirement Date but Before the Annuity Starting Date:

                       (1) If a Participant dies on or after his actual Retirement date and before his Annuity Starting Date, the provisions of subsections (a) and (b) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

                                                                       Exhibit B

                       (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

               4.7. Benefits on Termination of Employment - Deferred Vested
Pension: A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The amount of the monthly retirement benefit to be provided for each Participant who becomes an inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

                   (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (i) and (ii):

                       (i) The Participant's Accrued Benefit on the day before he or she became an Inactive Participant reduced, if applicable, for Qualified Pre-Retirement Survivor Annuity Coverage, or previously received Early Retirement Benefits, pursuant to Section 4.1 (b) and (c);

                       (ii) The Participant's vesting percentage on the date he or she ceased to be an Employee.

               The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled "Payment of Benefits".

               4.8. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

               4.9. Restoration of Benefit: If an Employee receives a distribution of a vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her Employer-provided Accrued Benefit to the extend forfeited upon the repayment to the Plan of

                   (a) the amount of the distribution,

                   (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

                   (c) interest on the sum of (a) and (b) above compounded annually at the rate of one hundred twenty percent (120%) of the federal mid-term rate (as in effect under

                                                                       Exhibit B

Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

                   Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

              4.10. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

              4.11. Minimum Benefit for Top-Heavy Plan:

                   (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

                   (b) For purposes of providing the aforesaid minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make Required Contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

                   (c) For purposes of this Section, Years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

                                                                       Exhibit B

                   (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

                   (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)) for Plan Years commencing prior to January 1, 1994. For any Plan Year beginning after December 31, 1993, Compensation shall be limited to $150,000, as adjusted under Code
Section 415(d).

                   (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

                   (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

                   (h) If a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

                   (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

                   (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

                   However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key-Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1/2%) shall be substituted for five percent (5%) above.

                                                                       Exhibit B

                   (k) The preceding provisions of this Section 4.11 shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416(i)(4).

              4.12. Transfers; Service with Affiliated Employers: The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS."

              4.13. Special Provisions Relating to Bunker Ramo Profit Sharing Retirement Plan:

                   (a) Integration and Merger of Plans. Effective January 1, 1976, the Bunker Ramo Profit Sharing Retirement Plan (the "Prior Plan") was integrated and merged with the Plan for the purpose of converting the Prior Plan from a profit sharing plan to a fixed benefit pension plan. The General Account of each participant under the Prior Plan who was employed by the Employer on January 1, 1976, or who retired prior to that date but on or after October 3, 1975, and who had elected not to receive a distribution of benefits under the Prior Plan, was adjusted in accordance with the terms of the Prior Plan as of December 31, 1975. Assets representing the aggregate value of the General Accounts of all such Members were transferred, as provided in the Prior Plan, to one or more of the Trustees acting under the Trust Agreements forming a part of the Plan and were integrated with the Trust Funds held under those Agreements subject to the terms of the Plan, the Trust Agreements and the following provisions of this Section.

                   (b) Maintenance of Accounts. The Plan Administrator shall continue to maintain a separate account (herein designated "Prior Plan Account") for each participant in the Prior Plan whose General Account has been transferred to the Plan, which Prior Plan Account shall reflect the value of such transferred account and shall be adjusted by the Plan Administrator in accordance with the provisions of paragraph (c) below.

                   (c) Adjustment of Accounts. As of the last day of each Plan Year, the credit balances of all Prior Plan Accounts of Participants then in the employ of the Employer shall be increased or decreased, as the case may be, by the greater of (i) the rate of return earned by the Trust Fund of the Plan during the Plan Year, or (ii) 7%.

                   (d) Charging of Accounts. Each Participant's Prior Plan Account shall be charged with any payments made to a Participant, or a Participant's Spouse or Beneficiary under the provisions of the Plan until such time as such account is exhausted. Until such time as the assets applicable to a Participant's General Account under the Prior Plan were transferred to the Trust Fund under this Plan, benefit payments payable on account of such Participants under this Plan were paid from and charged to said Participant's General Account under the Prior Plan until such time as said Participant's General Account was exhausted. Any benefit payments due to a Participant thereafter shall be paid from the Trust Fund.

                                                                       Exhibit B

                   (e) Prior Plan Account Value. For each participant who is entitled to a benefit under this Article IV and who has elected not to receive a lump sum distribution of such Participant's Prior Plan Account, the dollar value of such Participant's Prior Plan Account determined as of the last day of the quarter of any Plan Year coincident with or next preceding the date as of which the benefits are to commence under the Plan. For any other Participant, the Prior Plan Account Value of such Participant shall be the dollar value of the Participant's Prior Plan Account determined as of the last day of the quarter of any Plan Year coincident with or next preceding the date on which the Participant has a Break In Service. In each case, a Participant's Prior Plan Account Value shall not be less than the value of the Participant's General Account under the Prior Plan as of December 31, 1975, increased by seven percent (7%) annually, compounded, to the date of determination described above, which minimum value shall not be dependent on the earnings of the Employer during such period. If the last day of the quarter coincident with or next preceding a determination data described above is not the same as the last day of the Plan Year, the Plan Administrator may determine a Participant's Prior Plan Account Value on the basis of a ratio reflective of the change in net worth of the assets of all such Prior Plan Accounts since the last adjustment of the Participant's Prior Plan Accounts, in accordance with the procedures described in paragraph (c).

                   (f) Prior Plan Account Value Annuity. A monthly benefit equal to the Prior Plan Account Value, increased with PBGC interest, compounded annually, to the first of the month following the 65th birthday of the Participant or Beneficiary, as the case may be, and multiplied by the following percentage based on such PBGC interest. PBGC interest means the annual rate of interest used by the Pension Benefit Guaranty Corporation for purposes of valuing immediate annuities under plans terminating during the month preceding the earlier of (a) the month of payment of such Prior Plan Account Value and (b) the month benefits commence under the Plan.

                      PBGC INTEREST         PBGC INTEREST
                      RATE                  PERCENTAGE                 RATE               PERCENTAGE
                      -------------         -------------              ----               ----------
                        6.00% or less           0.84%                  8.75%                  1.00%
                        6.25%                   0.85%                  9.00%                  1.02%
                        6.50%                   0.87%                  9.25%                  1.04%
                        6.75%                   0.88%                  9.50%                  1.05%
                        7.00%                   0.90%                  9.75%                  1.07%
                        7.25%                   0.91%                 10.00%                  1.08%
                        7.50%                   0.93%                 10.25%                  1.10%
                        7.75%                   0.94%                 10.50%                  1.11%
                        8.00%                   0.96%                 10.75%                  1.13%
                        8.25%                   0.98%                 11.00% or more          1.15%
                        8.50%                   0.99%

                                                                       Exhibit B

                   (g) Distribution on Termination. Notwithstanding any provisions of the Plan to the contrary, upon termination of the Plan that portion of any assets then held in the Pension Fund allocable to Participants and their Beneficiaries shall be allocated so that first priority shall be given to the payment of benefits to Participants having Prior Plan Accounts in an amount which shall be no less than the Participant's Prior Plan Account Value remaining on the date of termination.

                   (h) Benefits on Termination; Death Benefits.

                       (1) If, at the time of termination of the Participant's employment for any reason (including death), a Participant, or Beneficiary in case of death, is not entitled to any benefit under Article IV of the Plan, then the Participant's Profit Sharing Plan Account Value shall be paid to the Participant or to the Participant's Beneficiary, as the case may be. The Participant, subject to the consent provisions of Article VIII, or the Participant's Beneficiary, may elect to receive a lump sum, and upon payment of such lump sum the Participant and the Participant's Beneficiaries thereunder shall not be entitled to any further benefit on account of the Participant's Profit Sharing Plan Account. The Beneficiary of a married Participant shall automatically be the Participant's Spouse. If a Participant is rehired by the Employer and subsequently becomes entitled to benefits under Article IV of the Plan, any benefit the Participant or the Participant's Beneficiary would otherwise be entitled to receive shall be reduced by the Participant's Profit Sharing Plan. Account Value Annuity based on the Participant's Profit Sharing Plan Account Value previously distributed to the Participant or the Participant's Beneficiary.

                       (2) If at the time of termination of the Participant's employment for any reason other than death, the Participant is entitled to a benefit under the Plan, then the monthly retirement benefit payable to the Participant shall not be less than the Participant's Profit Sharing Plan Account Value Annuity. Subject to the consent provisions of the Plan, the Participant may elect to receive in a lump sum the Participant's Profit Sharing Account Value at such termination of employment, and upon payment of such lump sum any benefit the Participant would otherwise be entitled to receive shall be reduced by the Participant's Profit Sharing Plan Account Value Annuity.

                       (3) If at the time of a Participant's death, the Participant's Spouse is entitled to a benefit under the Plan, then the monthly benefit payable to the Spouse under the Plan shall not be less than the Profit Sharing Plan Account Value Annuity. The Spouse may elect to receive in a lump sum the Participant's Profit Sharing Plan Account Value, and upon payment of such lump sum any benefit the Spouse would otherwise be entitled to receive under Article IV shall be reduced by the Profit Sharing Plan Account Value Annuity.

                       (4) Upon cessation of all benefit payments payable to a Participant or the Participant's Beneficiary entitled to benefits who has not elected to receive a lump sum payment of the Participant's Profit Sharing Plan Account Value, the Participant's Beneficiary, or the estate of such Beneficiary, shall be paid in a Lump sum the excess, if any, of the

                                                                       Exhibit B

Participant's Profit Sharing Plan Account Value over the aggregate of the benefits paid under the Plan to the Participant and the Participant's Beneficiary.

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

               5.1. Maximum Annual Benefit:

                   (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

                       (1) $90,000, or

                       (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

                   (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

                   (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986, and (2) any cost of living adjustment occurring after May 5, 1986.

                   (d) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code
Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

                   (e) The limitation stated in paragraph (a)(2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be

                                                                       Exhibit B
adjusted annually as provided in Code Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

                   (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

                   (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 414(m)), all employees of such employers shall be considered to be employed by a single employer.

                   (h) For the purpose of this Article, if this Plan is a Code
Section 413(c) plan, all employers of a participant who maintain this Plan will be considered to be a single employer.

               5.2. Adjustments to Annual Benefit and Limitations:

                   (a) If the Annual Benefit begins before the Participant's social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

                   (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age 62. If the Annual Benefit begins before age 62, the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age 62 so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 limitation shall not be actuarially reduced to less than:

                       (1) $75,000 if the Annual Benefit commences on or after age 55, or

                       (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                       For purposes of adjusting the $90,000 limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate

                                                                       Exhibit B
specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                   (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

                   (d) If the Annual Benefit begins before age 62, then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 shall not be actuarially reduced to less than:

                       (1) $75,000 if the Annual Benefit commences on or after age 55, or

                       (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                   For purposes of adjusting the $90,000 limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                   (e) For purposes of adjusting the Annual Benefit to a Straight Life annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

                   (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                   (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                                                                       Exhibit B

                   (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

                   (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

               5.3. Annual Benefit Not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

               5.4. Participation or Service Reductions: If a Participant has less than ten (10) Years of Participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) and 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than years of Participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1(a)(1) (except for purposes of Section 5.5(c)(2)) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

               5.5. Multiple Plan Reduction:

                   (a) Subject to the exception in Section 5.5(f) below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

                   (b) (1) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415(b).

                                                                       Exhibit B

                   Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

                       (2) For purposes of applying the limitations of Code
Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

                       (3) For purposes of applying the limitations of Code
Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

                   (c) (1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419(e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

                   If the Employee was a participant as of the end of the first day of the first Limitation year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted fit the sum of this fraction and the defined benefit fraction would otherwise exceed
1.0 under the terms of this Plan. Under the adjustment, an amount equal to

                       (i) the excess of the sum of the fraction over 1.0 multiplied by

                                                                       Exhibit B

                       (ii) the denominator of this fraction will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the
Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

               The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

                       (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

                       (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982 determined under the law in effect for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction".

                       (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the Lesser of (i) 341,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

                       (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

                   (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b)(1) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-Five Percent (125%)" in any event.

                   (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan

                                                                       Exhibit B

Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

                   (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-five Percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied:

                       (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

                       (ii) no annual additions may be credited to a Participant's accounts, and

                       (iii) no Employee contributions (voluntarily or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

               5.6. Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.


                                   ARTICLE VI.
                                     VESTING

               6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement, or on termination of the Plan:

                                VESTING SCHEDULE
                  (for Employees credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989;)

                       YEARS OF VESTING SERVICE                       PERCENTAGE
                       ------------------------                       ----------
                                    less than 5                           0%
                                    5 or more                           100%

                                                                       Exhibit B

                                VESTING SCHEDULE
               (for Employees not credited with at least one (1).
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                       YEARS OF VESTING SERVICE                       PERCENTAGE
                       ------------------------                       ----------
                                    less than 10                           0%
                                    10 or more                           100%

               6.2. Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                    TOP-HEAVY
                                VESTING SCHEDULE

                       YEARS OF VESTING SERVICE                       PERCENTAGE
                       ------------------------                       ----------
                                    less than 2                           0%
                                          2                              20%
                                          3                              40%
                                          4                              60%
                                          5                              80%
                                          6                             100%

               If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

               6.3. Service Computation Period:

                   For vesting purposes. Years of Vesting Service and Breaks in Service will be measured by reference to the 13 consecutive month period commencing in the Employee's Employment Commencement Date. Each subsequent 12 consecutive month period will commence on the anniversary of such date.
                                                                       Exhibit B

               6.4. Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provider Accrued Benefit.

               6.5. Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

               A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

                   (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service:

                   (b) upon the Participant's return to service, the Participant completes one (1) Years of Vesting Service; or

                   (c) upon the Participant's return to service, the number of consecutive Breaks in Service is less than the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five (5) years.

               6.6. Vesting on Distribution Before Break in Service; Cash-outs:

                   (a) If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

                   (b) If a Participant terminates employment, and elects to receive the value of his or her vested Accrued Benefits, the nonvested portion will be treated as a Forfeiture. If the Participant elects to have distributed less than the entire vested portion of the Accrued Benefit derived from Employer contributions, the part of the nonvested portion that will be treated as a Forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution attributable to Employer contributions and the denominator of which is the total value of the vested Employer-derived Accrued Benefit.

               6.7. Amendment of Vesting Schedule: If the Plan's vesting
schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the

                                                                       Exhibit B
amendment or change, to have the nonforfeiture percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

               The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

                   (a) sixty (60) days after the amendment is adopted;

                   (b) sixty (60) days after the amendment becomes effective; or

                   (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

               Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

               6.8. Amendments Affecting Vested and/or Accrued Benefit: No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under Section 412(c)(8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amended is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

               6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                                                                       Exhibit B

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

               7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety (90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

                   (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

                   (b) the Participant's right to defer receipt of a Plan distribution.

               Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

               7.2. Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty
(30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

                   (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                   (b) the Participant, after receiving the notice, affirmatively elects the distribution.

               7.3. Automatic Form Of Payment:

                   (a) General Rule: The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married or a Straight Life Annuity for a Participant who is unmarried.

               The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1. above. The amount of the monthly benefit payable in the form of a Qualified Joint and Survivor Annuity shall be the Actuarial Equivalent of the amount which would have been payable under a Straight Life Annuity determined by reference to Schedule A hereto.

                                                                       Exhibit B

                   (b) Immediate Cash-out for De Minimis Benefits: If the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (other than qualified voluntary contributions) does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

               7.4. Optional Forms of Benefit:

                   (a) If the value of a Participant's vested Accrued derived from Employer and Employee contributions exceeds or at the time of any prior distribution exceeded $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

                       (1) Straight Life Annuity;

                       (2) Single Life Annuity with ten years certain;

                       (3) Fifty percent (50%) Joint and Survivor Annuity;

                       (4) One Hundred percent (100%) Joint and Survivor Annuity; or

                       (5) Seventy-five percent (75%) Joint and Survivor
Annuity.

                       (6) With respect to any Participant who shall have received a distribution of his or her benefits under the Prior Plan and whose remaining vested Accrued Benefits hereunder have a value less than $3,500, a single sum distribution in cash or property of the value of the entire remaining vested Accrued Benefit.

               The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable under the other options shall be the Actuarial Equivalent of the amount which would have been payable under a Straight Life Annuity calculated by reference to the factors set forth in Schedule A hereto.

                   (b) Any election to receive Accrued Benefits prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements."

                                                                       Exhibit B

                   (c) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

               7.5. Actuarial Equivalent Benefit:

                   Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

               7.6. Distributions to Inactive Participants:

                   Distribution of benefits due to an Inactive Participant shall be made upon the occurrence of an event which would result in the distribution had the Participant remained in the employ of the Employer (upon the Participant's death, Disability, Early or Normal Retirement).

               7.7. Payment Without Participant Consent:

                   (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefit exceeds $3,500.

                   (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

               7.8. Restrictions on Immediate Distributions:

                   (a) An Accrued Benefit is immediately distributed if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

                   (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the

                                                                       Exhibit B
survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

                   (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

               7.9. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a)4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

                   (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to benefit which is nondiscriminatory within the meaning of Code Section 401(a)(4) and the Regulations thereunder.

                   (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of the Regulations) and the amount the Employee is entitled to receive under a social security supplement.

               The restrictions of this paragraph (b) shall not apply, however, if

                       (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value or current liabilities, as defined in Code Section 412(d)(7),

                                                                       Exhibit B

                       (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                       (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

                   (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

               An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interests) over the amounts that could have been distributed to the Employee under the Straight Life Annuity described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depository property having a fair market value equal to at least one hundred twenty-five percent (125%) of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%)of the restricted amount, or (3) posting a bond equal to at least one hundred percent (100%) percent of the restricted amount. If the employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

               The escrow arrangement may provide that an Employee may withdraw amounts in excess of tone hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

               A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

               If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is to longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

                                                                       Exhibit B

               7.10. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

                   (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                       (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                       (2) if a Participant is a "substantial owner" (as defined in ERISA Section 4022(b)(B)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                       (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

                   (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

                   (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

                   (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

                                                                       Exhibit B

                   (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

                   (f) If the benefits of, or with respect to, any Participant shall have been suspected or limited in accordance with the limitations of paragraphs (a), (b) and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

                   (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

                   (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

                   (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least one hundred twenty-five percent (125%) of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below one hundred ten percent (120%) of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to one hundred twenty-five percent (125%) of such amount.

                                                                       Exhibit B

               In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

               7.11. Suspension of Benefits:

                   (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

                   (b) Resumption of Payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203(a)(3)(B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203(a)(3)(B) of ERISA and the resumption of payments.

                   (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

               In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

                   (d) Amount Suspended.

                       (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

                       (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in Section (1) above, an amount equal to the Employer-

                                                                       Exhibit B
provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203(a)(3)(B) service, equal to the lesser of

                           (i) The amount of benefits which would have been
payable to the Employee if he or she had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                           (ii) The actual amount paid or scheduled to be paid
to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

                   (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan."

               7.12. Restrictions on Commencement Of Retirement Benefits:

                   (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                       (1) the Participant attains Normal Retirement Age;

                       (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

                       (3) the Participation terminates service with the Employer.

                   (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

                  7.13. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401(a)(9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9)-2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiplies found in Tables V and VI of Regulations Section 1.72-9.

                   (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                                                                       Exhibit B

                       (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

                       (2) Transitional Rules: The required beginning date of a Participant who attains age 70-1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                           (i) Non-5-percent owners: The required beginning date
of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70-1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 70-1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                           (ii) 5-percent owners: The required beginning date of
a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                               (A) the calendar year in which the Participant
attains age 70-1/2, or

                               (B) the earlier of the calendar year with or
within which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                       (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66-1/2 or at any subsequent Plan Year.

                       (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

                   (b) Limits on Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

                       (1) the life of the Participant;

                       (2) the life of the Participant and a designated Beneficiary;

                                                                       Exhibit B

                       (3) a period certain not extending beyond the life expectancy of the Participant; or

                       (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

                   (c) Required Distributions On Or After The Required Beginning
Date:

                       (1) If a Participant's benefit is to be distributed over
(i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                       (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                       (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of the Proposed Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

                       (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distributions for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                       (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.

                       (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the

                                                                       Exhibit B

Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

                   For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

               7.14. TEFRA Election Transitional Rule:

                   (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

                       (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                       (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                       (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                       (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

                       (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

                   (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

                   (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution

                                                                       Exhibit B
was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

                   (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b)(2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a)(9)-2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life. If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a)(9)-2 will apply.

               7.15 Distribution of Death Benefit:

                   (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

                   (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

                   (c) Distribution Beginning After Death: If the Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                       (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                                                                       Exhibit B

                       (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

               If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or (2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

               For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

               For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

               7.16. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.15(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution in considered to begin is the date distribution actually commences.

               7.17. Distribution Pursuant to Qualified Domestic Relations
Orders: Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414(p). Such distributions will be made only in a form of benefit available under the Plan.

               7.18. Payment to a Person Under a Legal Disability: Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Plan Administrator received a written notice, in a form and manner acceptable to the Plan Administrator, that such person is incompetent, and that a guardian,

                                                                       Exhibit B
conservator or other person legally vested with the care of the person or estate has been appointed; provided, however, that if the Plan Administrator shall find that any person to whom a benefit is payable under the Plan is unable to care for such person's affairs because of incompetency, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or to any person or institution deemed by the Plan Administrator to have incurred expenses for such person otherwise entitled to payment. Any such payment so made shall be a complete discharge of liability thereof under the Plan. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, retirement payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Plan Administrator. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

               7.19. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

               7.20. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

               8.1. Applicability Of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

                                                                       Exhibit B

               8.2. Payment Of Qualified Joint And Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

               8.3. Payment Of Qualified Pre-Retirement Survivor Annuity: Unless an optional form of benefit has been selected within the election period pursuant to a qualified, as defined herein, if a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12-consecutive months. The surviving Spouse may elect to start benefits on any first day of the month on or after the Earliest Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire. If the Spouse dies before the Qualified Pre-Retirement Survivor Annuity starts, no death benefit will be payable from the Participant's Accrued Benefit.

               8.4. Notice Requirements For Qualified Joint And Survivor
Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

                   (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

                   (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

                   (c) the rights of a Participant's Spouse; and

                   (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

               For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

               8.5. Notice Requirements For Qualified Pre-Retirement Survivor
Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods end last:

                                                                       Exhibit B

                   (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35).

                   (b) a reasonable period ending after the individual becomes a Participant;

                   (c) a reasonable period ending after this paragraph ceases to apply to the Participant;

                   (d) a reasonable period ending after this Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

               For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in paragraphs (b), (c) and
(d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan year in which age thirty-five (35) is attained, notice will be provided within the two
(2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

               8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless:

                   (a) the Participant's Spouse consents in writing to the election;

                   (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

                   (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

                   (d) the Spouse's consent acknowledges the effect of the election; and

                                                                       Exhibit B

                   (e) the Spouse's consent is witnessed by a Plan representative or notary public.

               If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

               8.7. Election Period: The period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to the Accrued Benefit as of the date of separation, the election period shall begin on the date of separation.

               8.8. Pre-age Thirty-five (35) Waiver: None permitted.

               8.9. Transitional Joint And Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

                   (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

                   (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

                   (c) The respective opportunities elect (as described in (a) and (b) above) must be afforded to the appropriate Participants during the period commencing

                                                                       Exhibit B
on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

                   (d) Any Participant who has elected pursuant to subparagraph
(b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                       (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable is a married Participant who:

                           (i) begins to receive payments under the Plan on or
after Normal Retirement Age;

                           (ii) dies on or after Normal Retirement Age while
still working for the Employer;

                           (iii) begins to receive payments under the Plan on or
after the Qualified Early Retirement Age; or

                           (iv) separates from service on or after attaining
Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                       (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of;

                           (i) the 90th day before the Participant attains the
Qualified Early Retirement Age, or

                                                                       Exhibit B

                           (ii) the date on which participation begins, and ends
on the date the Participant terminates employment with the Employer.

                       (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of;

                           (i) the earliest date, under the Plan, on which the
Participant may elect to receive retirement benefits,

                           (ii) the first day of the 120th month beginning
before the Participant reaches Normal Retirement Age, or

                           (iii) the date the Participant begins participation.

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

               9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 424(p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which state the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

                   (a) An Order shall specifically state all of the following an order to be deemed a QDRO:

                       (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                       (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                       (3) The number of payments or period for which the Order applies.

                       (4) The specific plan (by name) to which the Order applies.

                                                                       Exhibit B

                   (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

                       (1) any type or form of benefit, or any option not already provided for in the Plan;

                       (2) increased benefits, or benefits in excess of the Participant's vested rights;

                       (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions, or

                       (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

                   (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

                   (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

                   (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                                                       Exhibit B

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

               10.1. Transfers from Other Qualified Plans; Direct Rollovers:
Transfers and Direct Rollovers from other qualified plans are not permitted.

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

               11.1. Transfer Out of Eligible Class or to Another Division Within the Eligible Class: Any Employee who is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, or transferred to employment with another division within the Eligible Class, shall receive credit for such employment with the Affiliated Employer or other division for purposes of this Plan as follows:

                   (a) Years of Accrual Service - A transferred Employee's employment with the other division, or the Affiliated Employer while not in the Eligible Class, shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder, or for purposes of determining Years of Accrual Service applicable to that division, as the case may be.

                   (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                   (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                   (d) Benefit Formula: A transferred Employee's benefits hereunder shall based on the benefit rate in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

               11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

                   (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

                                                                       Exhibit B

                   (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                   (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               11.3. Transfer From Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

                   (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

                   (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                   (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

               12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspend or terminate the Plan at any time. However, no such action shall alter the Plan or its operation, in respect to employees who are represented under a collective bargaining agreement in contravention of the provision of any such agreement pertaining to pension benefits as long as such agreement is in effect no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

                                                                       Exhibit B

               For the purposes of this paragraph, an amendment to the Plan which has the effect of:

                   (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

                   (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

                   (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations or under the Code.

               Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

               12.2. Termination:

                   (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4042 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

                   Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                       (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                       (2) the purchase of insurance company annuity contracts;

                       (3) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                                                                       Exhibit B

                       (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

                   (b) Standard Termination Procedure -

                       (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation (PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                           (i) a certification of an enrolled actuary of the
projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                           (ii) a certification by the Plan Administrator that
the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                           (iii) such other information as the PBGC may
prescribe by regulation.

               The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                       (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                       (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

                                                                       Exhibit B

                   (c) Distress Termination Procedure

                       (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                           (i) a certification of an enrolled actuary of the
amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                           (ii) in any case in which the Plan is not sufficient
for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                           (iii) a certification by the Plan Administrator that
the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                           (iv) such other information as the PBGC may prescribe
by regulation.

               The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                       (2) A "distress termination" may only take place if:

                           (i) the Employer demonstrates to the PBGC that such
termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                           (ii) the Employer is the subject of a petition
seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date;

                           (iii) the Employer is the subject of a petition
seeking reorganization in a bankruptcy court or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in

                                                                       Exhibit B
business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

                   (d) Priority and Payment of Benefits

                       In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044(a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation or any other reason, such balance, if any, shall be returned to the Employer. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

                   (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

               12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination of reduction of any benefit protected under Code
Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

               13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

                                                                       Exhibit B

               13.2. Requirements of Participating Employers:

                   (a) Each Participating Employer will use the same Trustee as provided in this Plan.

                   (b) The Trustee may, but will not be required to commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

                   (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

                   (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

                   (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

               13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plans, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

               13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

               13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished

                                                                       Exhibit B
by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

               13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

               13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                   ARTICLE XIV
                           ADMINISTRATION OF THE PLAN

               14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator or Trustee at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

               14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious

                                                                       Exhibit B
will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have al powers necessary or appropriate to accomplish its duties under this Plan.

               14.3. Trust Agreement:

                   (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and mange the assets of the Trust Fund, and to receive, hold and disburse contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund, which investment managers shall be solely responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager and in the absence of any separate agreement with an investment manger, the Trustee shall be the investment manager.

               Each Trustee and investment manger so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined in the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manage, acquire or dispose of assets under the laws of more than one state.

                   (b) The Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable law), and which may authorize the pooling of the Trust fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

               14.4. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

               14.5. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

                                                                       Exhibit B

               14.6. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

               14.7. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent as to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

               14.8. Majority Actions: Except where there has been an allocation and delegation of administrative authority, or where specifically expressed herein to the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

               14.9. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust fund as a reimbursement will not be considered an Employer contribution.

               14.10. Discretionary Acts: Any discretionary actions of the Plan Administrator or the Board with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

               14.11. Responsibility of Fiduciaries: The Plan Administrator, the members of the Board, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

               14.12. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all

                                                                       Exhibit B
claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

               14.13. Claims Procedure: Claims for benefits under the Plan shall be filed with the Plan Administrator. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application if filed. In addition, in the event the claim is denied, the Plan Administrator shall:

                   (a) state the specific reason or reasons for the denial,

                   (b) provide specific reference to pertinent Plan provisions on which the denial is based,

                   (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

                   (d) explain the Plan's claim review procedure as contained in this Plan.

               Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be field with the Plan Administrator within sixty (60) days after the claimant receives written notification from the Plan Administrator regarding the denial of the claimant's claim. The Plan Administrator will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty

                                                                       Exhibit B

(60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE XV.
                                     GENERAL

               15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is not preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

               15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

               15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

                   (a) to give any Participant the right to be retained in the service of the Employer,

                   (b) to interfere with the right of the Employer to discharge any Participant at any time,

                   (c) to give the Employer the right to require any Employee to remain in its employ, or

                   (d) to affect any Employee's right to terminate employment at any time.

               15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge,

                                                                       Exhibit B
encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

               This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

               This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

               15.5. Governing Law: This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

               15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

               15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

               15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

               15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

               15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes

                                                                       Exhibit B
other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

               15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

                   (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

                   (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

                   (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

               15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

               15.13. Insurer's Protective clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

               15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the

                                                                       Exhibit B

Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

               15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                  ARTICLE XVI.
                                   DEFINITIONS

               For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

               16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

               Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

               16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made a part hereof.

               16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

               16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)); with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under code Section 414(o).

               16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

                   (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                                                                       Exhibit B

                       (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the determination Date or any of the preceding four Plan Years; and

                       (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

               If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

                   (b) Permissive Aggregation Group: The group of plans consisting of the following:

                       (1) the Required Aggregation Group; and

                       (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

                   (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

               16.6. Anniversary Date: The first day of the Plan Year.

               16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

               16.8. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

                                                                       Exhibit B

               16.9. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitled the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

               16.10. Beneficiary:

                   (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

                   (b) Subject to the terms of any life insurance policy, any designated Beneficiary may be changed from time to time. To change a Beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence. No change of Beneficiary will be binding upon the insurer until forms properly executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

                   (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

                   (d) No spousal consent to a Beneficiary designation is required if

                       (1) The Participant's Spouse has waived the right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

                       (2) it is established to the satisfaction of the Plan Administrator that

                           (i) the Participant has no Spouse, or

                           (ii) the Participant's Spouse cannot be located; or

                                                                       Exhibit B

                       (3) no spousal consent is required in accordance with applicable Treasury or Department of Labor Requirements

               In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participant's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's estate.

               16.11. Break in Service: A Period of Severance of at least twelve
(12) consecutive months.

               During the period after a termination of employment and prior to incurring a Break in Service, an individual who was a Participant immediately before terminating employment shall be considered a "Suspended Participant". If a Suspended Participant is rehired by the Employer, including an Affiliated Employer prior to incurring a Break in Service, termination of employment shall not be deemed a termination of employment for purposes of determining Years of Vesting Service. However, the period between termination date and reemployment date shall not be taken into account in determining Years of Accrual Service.

               Absence from employment with the Employer due to service in the armed forces of the United States shall not constitute a Break in Service, the period during such absence shall be considered as Years of Vesting Service, (and Years of Accrual Service if the individual was an Active Participant immediately prior to the commencement of such Military Service), provided that the Member is entitled by the Vietnam Era Veteran's Readjustment Assistance Act of 1974 to reemployment rights upon release from service and returns to employment with the Employer within the period provided by such law. If such Participant does not return to employment with the Employer within the period provided by such law, such Participant shall be deemed to have terminated employment on the date such Participant left the employment of the Employer for service in the armed forces of the United States.

               A leave of absence which has been granted to the Employee other than for Military Service shall not constitute a Break in Service; the period during such absence shall be considered as Years of Vesting Service and Years of Accrual Service.

               If a terminated Employee is reemployed by the Employer after a Break in Service which commenced prior to January 1, 1988 and such Years of Vesting Service and Years of Accrual Service will only be restored in determining rights and benefits under the Plan if the number of consecutive years of Break in Service is less than the aggregate number of years of pre-break Years of Vesting Services. If a terminated Employee is reemployed by

                                                                       Exhibit B
the Employer after a Break in Service which commenced on or after January 1, 1985 and Years of Vesting Service and Years of Accrual Service were cancelled, such Years of Vesting Service and Years of Accrual Service will be restored in determining rights and benefits under the Plan. Years of Break in Service shall be measured in twelve-month periods, with the first year of Break in Service commencing on the first anniversary of the individual's date of termination of employment.

               In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence will not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence;

                       (1) by reason of the pregnancy of the individual,
                       (2) by reason of the birth of a child of the individual,
                       (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or
                       (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

                       If the Employer is a member of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), a group of trades or businesses under common control (under Code Section 414(c)), or any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the regulations thereunder, service will be credited for any period of time for any other member of such group. Service will also be credited for any individual required under Code
Section 414(n) or 414(o) and the Regulations thereunder to be considered an Employee of any employer aggregated under Code Section 414(b), (c) or (m).

               16.12. Code: The Internal Revenue Code of 1986, including any amendments thereto.

               16.13. Compensation: The total earnings paid to an Employee while in the Eligible Class including overtime, commissions, bonuses, and any other extra taxable remuneration earned by a Participant from the Employer during the Limitation Year, which is required to be reported as wages on the Participant's Form W-2 for income tax purposes.

               Compensation will be determined over the period of Plan participation during the Plan Year, as provided in Section 1.401(a)(4)-12 of the Regulations.

               Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k), Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b).

                                                                       Exhibit B

               For years beginning after December 31, 1988, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effected on January 1, 1990.

               Notwithstanding the foregoing, for Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

                       (1) January 1, 1997, or
                       (2) the latest of
                           (a) January 1, 1994, or
                           (b) the date on which the last of such collective
bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

               If the period for determining compensation used in calculating an Employee's benefit or accrual for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted, applicable annual compensation limit is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

               If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. Thus, increases in the annual compensation limit apply only to compensation taken into account for the Plan Year in which the increase is effective. In addition, if compensation for

                                                                       Exhibit B
any Plan Year beginning prior to January 1, 1994 is used for determining benefit accruals in a plan year beginning on or after January 1, 1994, then the annual compensation limit for that prior year is the annual compensation limit in effect for the first Plan Year beginning on or after January 1, 1994 (generally $150,000). For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

               For purposes of applying the limitations of Code Section 415, "Code Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

                   (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

                   (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                   (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                   (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludible from the gross income of the Employee).

               For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

               16.14. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

                                                                       Exhibit B

               16.15. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

               16.16. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

               16.17. Disability:

                   (a) With respect to Participants who are not Spectra Strip Employees, a bodily injury, disease or mental condition which prevents the individual from engaging in any employment or occupation for wage or profit on a continued and permanent basis for the remainder of the individual's life, for which such individual is eligible for and receiving a disability benefit under Title II of the Federal Social Security Act. The permanence and degree of such incapacity will be supported by medical evidence. No Participant shall be deemed to have incurred a Disability, if disability results from engaging in a criminal act, a self-inflicted injury, service in the armed forces of any county, or war, insurrection or rebellion.

                   (b) With respect to Participants who are Spectra Strip Employees, a physical or mental impairment which, based on medical evidence satisfactory to the Plan Administrator, is in the judgment of the Plan Administrator a disability which would reasonably prevent the Participant from engaging in any further employment for remuneration or profit, provided such disability did not result for (a) self-inflicted injury, (b) service in the Armed Forces of any country or (c) criminal activity. Medical evidence satisfactory to the Plan Administrator shall be based on a written doctor's opinion. Disability shall be considered to have ended and entitlement to a disability retirement benefit shall cease as of the earliest of (i) the Participant's death, (ii) attainment of Normal Retirement Date or (iii) in the judgment of the Plan Administrator the Participant is no longer considered to be disabled. If entitlement to a disability retirement benefit ceases under (iii) above, such Participant shall not be prevented from qualifying for a pension under another provision of the Plan based on Years of Accrual Service at the disability retirement date. A Participant in receipt of a disability retirement benefit who attains Normal Retirement Age shall have such benefit redesignated a Normal Retirement Benefit.

               16.18. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

               16.19. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

                                                                       Exhibit B

               16.20. Early Retirement Age: The age on which a Participant shall have attained age fifty-five (55) and completed ten (10) Years of Vesting Service.

               16.21. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

               16.22. Eligible Class: Employees in a Participating Group at Amphenol Corporation employed on a regular hourly basis; excluding, however,

                   (a) any Employee who is an active participant of any other defined benefit or defined contribution pension plan maintained by a Participating Employer;

                   (b) any Employee whose conditions of employment are determined by collective bargaining, unless such Employee shall be included in the Plan by the express terms of a collective bargaining agreement;

                   (c) any Employee who is not a Spectra Strip Employee who is not actually employed for at least 1,000 Hours of Service during the Plan Year;

                   (d) any Employee of a Foreign Subsidiary if such Employee is not a citizen of the Unites States; and

                   (e) any Employee of a Foreign Subsidiary if contributions under a funded plan of deferred compensation are provided by any person or corporation, other than the Employer, with respect to the remuneration paid to such Employee by such Foreign Subsidiary; and

                   (f) any Employee of a Foreign Subsidiary if such Employee was not transferred by the Employer to employment with the Foreign Subsidiary directly from employment with the Employer.

               16.23. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

               16.24. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the specified period of ten (10) year or more; any

                                                                       Exhibit B
distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

               16.25. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Section 414(b), (c), or (m) or (o) of the Code, excluding any person who is an independent contractor.

               The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (o) of the Code.

               16.26. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan. The Employer is a corporation, with principal offices in the State of Connecticut.

               16.27. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

               16.28. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

               16.29. Family Member: The Employee's spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendents and ascendants, all as described in Code Section 414(q)(6)(B).

               16.30. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

               16.31. Foreign Subsidiary: Any corporation organized or created otherwise than in or under the Laws of the United States or any State therein or territory thereof if:

                   (a) twenty percent (20%) or more of such foreign corporation's voting stock is owned by the Employer; or

                   (b) Fifty percent (50%) or more of such foreign corporation's voting stock is owned by a foreign corporation described in subparagraph (a) immediately above;

provided, in either case, that an agreement which remains in effect has been entered into by the Employer to have the insurance system established under Title II of the Social Security Act, as amended, extended to cover all United States citizens who are employed by such foreign corporation; and it is not the Employer.

                                                                       Exhibit B

               16.32. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

                   (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

                   (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

               Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

               16.33. Highly Compensated Employee: An Employee who, on the snapshot day:

                   (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

                   (b) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code):

                   (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

                   (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

               If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

               In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

                   (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

                   (b) terminated prior to the snapshot day and

                                                                       Exhibit B

                       (i) was a five percent (5%) owner;

                       (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers; or

                       (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

               In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

               16.34. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

               16.35. Hour of Service:

                       (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

                       (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on accounts of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, during the applicable computation period. These hours include the normally scheduled work hour for the Employee during the first six (6) months of disability or while the Employee is receiving any short-term or long-term disability benefits under any insured or non-insured disability plan to which the Employer contributes. Notwithstanding the above,

                   (a) no more than 501 Hours of Service shall be credited to an Employee an account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

                   (b) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and

                                                                       Exhibit B

                   (c) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

               For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

                       (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited under more than one of paragraphs (1) and
(2) and under this paragraph (3). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

               Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(c) and the Regulations thereunder.

               Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

               The provisions of Department of Labor Regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

               Solely for purposes of determining whether a Break in Service for eligibility or vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons will receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence.

                       (1) by reason of the pregnancy of the individual,

                       (2) by reason of a birth of a child of the individual,

                                                                       Exhibit B

                       (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

                       (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

               The Hours of Service credited under this paragraph will be credited (i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following computation period.

               Solely to determine whether a one-year Break in Service has occurred for eligibility or vesting purposes for an Employee who is absent on maternity or paternity leave, a break in Service will not be deemed t occur until the second anniversary of the first day of the maternity or paternity leave. The period between fir first and second anniversaries of the maternity or paternity leave neither counts as a Break in Service nor as a Year of Service.

               Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment. When no time records are available, the Employee shall be given credit for Hours of Service based on the number of normally scheduled work hours for each week the Employee is on the Employer's payroll (which shall not be less than 40 hours per week for exempt salaried Employees), as determined in accordance with reasonable standards and policies from time to time adopted by the Plan Administrator pursuant to Department of Labor Regulations Section 2530.200b-2(b) and (c).

               16.36. Inactive Participant: A former active Participant in the Eligible class but who is transferred to and is in a position of employment either

                   (a) as an Employee of the Employer where the Employee is no longer in the Eligible Class (e.g., a transfer to a status as a salaried employee from a status as an hourly employee); or

                   (b) as an Employee of a non-participating employer.

               16.37. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

                   (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

                   (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(b)(1)(A) of the Code and owning or considered as owning within the meaning of Code Section 318 the largest interests in the Employer.

                                                                       Exhibit B

                   (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

                   (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code
Section 318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

               For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer or Employee of an entity referred to in Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

               16.38. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the earlier of

                   (a) the first day of the month coinciding with (immediately following, if none coincides with) the date the Participant ceases to be an Employee, or

                   (b) the first day of the month in which the Participant performs no more than 40 hours of service.

               16.39. Leased Employee: Any person (other than an Employee of the Employer) who, pursuant to an agreement between the Employer and any other person ("Leasing organization"), has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

                                                                       Exhibit B

               A Leased Employee will not be considered an Employee of the Employer if:

                   (a) such Leased Employee is covered by a money purchase pension plan providing:

                       (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code,

                       (2) immediate participation, and

                       (3) full and immediate vesting; and

                   (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

               16.40. Limitation Year: The Plan Year.

               16.41. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

               16.42. Non-Key Employee: Any Employee who is not a Key Employee.

               16.43. Normal Form of Benefit: A Straight Life Annuity.

               16.44. Normal Retirement Age: Age Sixty-five (65).

               16.45. Normal Retirement Date: The first day of the month coinciding with or next following the date a Participant attains Normal Retirement Age.

               16.46. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

               16.47. Participating Employer: Any corporation or entity other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

               16.48. Participating Group: A specific classification of Employees, designated as participating in the Plan by the Employer.

                                                                       Exhibit B

               16.49. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Title 38 of the U.S. Code.

               16.50. Period of Service: The aggregate of all period(s) of employment with the Employer commencing with the Employee's Employment Commencement Date and ending on the later of (a) the date an Employee quits, retires, is discharged or dies, or (b) the date of expiration of an authorized leave of absence; subject to the Break in Service rules.

               16.51. Period of Severance: A continuous period of time of at least twelve (12) months during which the Employee is not employed by the Employer. Such period begins on the date the Employer retires, quits or is discharged, or if earlier, the twelve (12) month anniversary of the date on which the Employee was otherwise first absent from service.

               16.52. Plan: The Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the Hourly Employees' Pension Plan of Amphenol Corporation. Effective as of January 1, 1976, the Bunker Ramo-Eltra Corporation, which has since been merged into the Allied Corporation, established a pension plan known as the Bunker Ramo-Eltra Corporation Pension Plan for Hourly Employees for the benefit of its eligible Employees (including those of its Amphenol division, the predecessor of the Amphenol Corporation), which was amended and restated effective as of January 1, 1985. Effective as of January 1, 1987, the Bunker Ramo-Eltra Corporation Pension Plan for Hourly Employees was split into two plans - a predecessor to this Plan, to be known as the Hourly Employees' Pension Plan of the Amphenol Corporation, which provides benefits to certain active, retired and terminated eligible Employees of the Amphenol Corporation, and the other plan (i.e., the Allied Corporation Pension Plan for Hourly Employees of the Bunker Ramo Division), which continues to provide benefits to active, retired, and terminated eligible Employees other than those of the Amphenol Corporation. Effective as of January 1, 1989, the Hourly Employees' Pension Plan of the Spectra Strip Division of the Amphenol Corporation which provided benefits to active, retired and terminated eligible Employees of the Spectra Strip Division of the Amphenol Corporation, was merged into this Plan.

               The term "Plan", wherever referred to herein, means the Bunker Ramo-Eltra Corporation Pension Plan for Hourly Employees with respect to the period beginning on January 1, 1976 and ending on December 31, 1986, and means the Hourly Employees' Pension Plan of the Amphenol Corporation with respect to periods on or after January 1, 1987.

               16.53. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in
Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

                                                                       Exhibit B

               16.54. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

               16.55. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

               16.56. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A hereto.

               16.57. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414(p).

               16.58. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

               16.59. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

                   (a) separated from service on the date of death or date of separation from service, if earlier

                   (b) survived to the Earliest Retirement Age

                   (c) retired as of the Earliest Retirement Age with an immediate Qualified Joint and Survivor Annuity, and

                   (d) died on the day after the Earliest Retirement Age.

               16.60. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service or Period of Severance.

               16.61. Re-entry Date: The date an Inactive Participant re-enters the Plan.

               16.62. Regulation: Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

                                                                       Exhibit B

               16.63. Retirement: Termination of employment while in the Eligible Class:

                   (a) after the Participant attains Normal Retirement Age,

                   (b) after the Participant attains Early Retirement Age, or

                   (c) due to Disability.

               16.64. Severance from Service: An event resulting in the suspension of an Employee's Years of Service. Such Severance shall begin on the date an Employee quits, retires, is discharged or released, or the date of expiration of an Employee's authorized leave of absence.

               16.65. Social Security Retirement Age: The age used as the retirement age under Section 216(1) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216(1)(2) of such Act were 62.

               16.66. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from, the Participant, and who has been so married for a period of not less than twelve (12) months as of the annuity commencement date or date of death of the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

               16.67. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

               16.68. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

               16.69. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

                   (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

                   (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

                                                                       Exhibit B

               16.70. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

                   (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

                   (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

               To the extent required by Code Section 416(g)(3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

               For purposes of this Section and to the extent required by Code
Section 416(g)(4)(A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

               To the extent required by Code Section 416(g)(4)(E), if an Employee has not performed services for the Employer at any time during the five
(5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

               16.71. Top-Heavy Ratio:

                   (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the

                                                                       Exhibit B

Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

                   (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

               The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or
(b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C)of the Code.

               16.72. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

                   (a) Employees who have not completed six (6) months of service with the Employer.

                   (b) Employees who normally work for the Employer less than seventeen and one-half (17-1/2) hours per week.

                   (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

                   (d) Employees who have not attained age twenty-one (21).

                   (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

                                                                       Exhibit B

                   (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

               16.73. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

               16.74. Trust Fund: The assets of the Plan as held and administered by the Trustee.

               16.75. Trustee: The trustees named in the Trust Agreement and their successors.

               16.76. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

               16.77. Year of Accrual Service: The greater of:

                   (a) The total of an Employee's Credited Service with the Employer as of December 31, 1984, determined according to the provisions of the Plan in effect prior to the date hereof, and

                   (b) The total of an Employee's Period of Service expressed as whole years and fractions to the nearest month.

                   In the event the Employer shall acquire or have acquired one or more employees from a predecessor employer as a result of a merger, purchase of assets or another firm, or other acquisition, service with such predecessor company shall be treated as employment with the Employer for purposes of the Plan only to the extent provided pursuant to such purchase, merger or acquisition agreement.

               16.78. Year of Eligibility Service. A twelve (12) consecutive month period (computation period) during which the Employee is credited with at least 1,000 Hours of Service.

               16.79. Year of Service: The total years of employment of an Employee with the Employer commencing with the Employee's Employment Commencement Date, and ending with the date such Employee quits, retires, is discharged or released, or the date of expiration of an Employee's authorized leave of absence, and which total shall be calculated to the date in decimal fractions.

                                                                       Exhibit B

               The computation period shall be the twelve (12) month period commencing on the Employee's Employment Commencement Date or Re-Employment Commencement Date, and anniversaries thereof, unless a different computation period is expressly stated.

               16.80. Year of Vesting Service: The total of an Employee's Period of Service.

               In the event the Employer shall acquire or have acquired one or more employees from a predecessor employer as a result of a merger, purchase of assets or another firm, or other acquisition, service with such predecessor company shall be treated as employment with the Employer for purposes of the Plan only to the extent provided pursuant to such purchase, merger or acquisition agreement.

               The computation period shall be the twelve (12) month period commencing on the Employee's Commencement Date or Re-Employment Date, and anniversaries thereof, unless a different computation period is expressly stated.

               IN WITNESS WHEREOF, the HOURLY EMPLOYEES' PENSION PLAN OF THE AMPHENOL CORPORATION is, by authority of its Board of Directors, adopted on the day and year first above written.

                              AMPHENOL CORPORATION


                                                     By
                                                       -------------------------

ATTEST:


-------------------------

                                                                       Exhibit B

                                   SCHEDULE A

For purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

               OPTIONAL FORM OF BENEFIT                                  ADJUSTMENT FACTOR

Single Life Annuity with Ten Years Certain              92 1/2% of Normal Form of Benefit.  If the Single Life
                                                        Annuity with Ten Years Certain is selected, and the
                                                        Participant dies after the effective date, the
                                                        beneficiary who is eligible to receive payments may
                                                        request a lump sum payment of the value of the
                                                        remaining guaranteed payments equal to the
                                                        following multiple of the reduced monthly pension:

                                                        Number of Remaining                    Multiple
                                                        Guaranteed Payments

                                                                        0                           0
                                                                       12                          12
                                                                       24                          22
                                                                       36                          32
                                                                       48                          41
                                                                       60                          50
                                                                       72                          58
                                                                       84                          65
                                                                       96                          72
                                                                      108                          78
                                                                      120                          84

                                                        (Interpolate for amounts not shown.)

                                                            Exhibit B-Schedule A

               OPTIONAL FORM OF BENEFIT                                  ADJUSTMENT FACTOR

Joint & Survivor Annuity                                The retirement benefit of a Participant electing a
    50% Continuation to Spouse                          50% Joint and Survivor Annuity shall be reduced by
                                                        11%, plus an additional reduction of 0.250% for
                                                        each full year in excess of three by which the
                                                        Participant's birthdate precedes the spouse's
                                                        birthdate, to a maximum total reduction (after 20
                                                        such excess years) of 16%; or minus 0.250% for each
                                                        full year in excess of three by which the spouse's
                                                        birthdate precedes the Participant's birthdate, to
                                                        a minimum net reduction (after 10 such excess
                                                        years) of 8.5%.

Joint & Survivor Annuity                                The retirement benefit of a Participant electing a
    50% Continuation to Non-Spouse                      50% Joint and Survivor Annuity shall be reduced by
                                                        11%, plus an additional reduction of 0.250% for
                                                        each full year in excess of three by which the
                                                        Participant's birthdate precedes the non-spouse
                                                        joint annuitant's birthdate; or minus 0.250% for
                                                        each full year in excess of three by which the
                                                        non-spouse joint annuitant's birthdate precedes the
                                                        Participant's birthdate, to a minimum net reduction
                                                        (after 10 such excess years) of 8.5%.

                                                            Exhibit B-Schedule A

               OPTIONAL FORM OF BENEFIT                                  ADJUSTMENT FACTOR

Joint & Survivor Annuity                                The retirement benefit of a Participant electing a
    75% Continuation to Spouse                          75% Joint and Survivor Annuity shall be reduced by
                                                        15%, plus an additional reduction of 0.375% for
                                                        each full year in excess of three by which the
                                                        Participant's birthdate precedes the spouse's
                                                        birthdate, to a maximum total reduction (after 20
                                                        such excess years) of 22.5%); or minus 0.375% for
                                                        each full year in excess of three by which the
                                                        spouse's birthdate precedes the Participant's
                                                        birthdate, to a minimum net reduction (after 10
                                                        such excess years) of 11.25%.

Joint & Survivor Annuity                                The retirement benefit of a Participant electing a
    75% Continuation to Non-Spouse                      75% Joint and Survivor Annuity shall be reduced by
                                                        15%, plus an additional reduction of 0.375% for
                                                        each full year in excess of three by which the
                                                        Participant's birthdate precedes the non-spouse
                                                        joint annuitant's birthdate; or minus 0.375% for
                                                        each full year in excess of three by which the
                                                        non-spouse joint annuitant's birthdate precedes the
                                                        Participant's birthdate, to a minimum net reduction
                                                        (after 10 such excess years) of 11.25%.

                                                            Exhibit B-Schedule A

               OPTIONAL FORM OF BENEFIT                                  ADJUSTMENT FACTOR

Joint & Survivor Annuity                                The retirement benefit of a Participant electing a
    100% Continuation to Spouse                         100% Joint and Survivor Annuity shall be reduced by
                                                        19%, plus an additional reduction of 0.500% for
                                                        each full year in excess of three by which the
                                                        Participant's birthdate precedes the spouse's
                                                        birthdate, to a maximum total reduction (after 20
                                                        such excess years) of 29%; or minus 0.500% for each
                                                        full year in excess of three by which the spouse's
                                                        birthdate precedes the Participant's birthdate, to
                                                        a minimum net reduction (after 10 such excess
                                                        years) of 14%.

Joint & Survivor Annuity                                The retirement benefit of a Participant electing a
    100% Continuation to Non-Spouse                     100% Joint and Survivor Annuity shall be reduced by
                                                        19%, plus an additional reduction of 0.500% for
                                                        each full year in excess of three by which the
                                                        Participant's birthdate precedes the non-spouse
                                                        joint annuitant's birthdate; or minus 0.500% for
                                                        each full year in excess of three by which the
                                                        non-spouse joint annuitant's birthdate precedes the
                                                        Participant's birthdate, to a minimum net reduction
                                                        (after 10 such excess years) of 14%.

                                                            Exhibit B-Schedule A

For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

Mortality                                               1984 Unisex Pension Mortality Table with no
                                                        age set back.

Interest                                                The Pension Benefit Guaranty Corporation
                                                        interest rates which are in effect as of the first
                                                        day of the plan year in which the distribution
                                                        occurs and which are used for the purpose of
                                                        determining the present value of a lump sum
                                                        distribution on plan termination.


For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

               (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

               (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

In no event shall the lump sum be less than the following:

The lump sum payment to a Participant will be the monthly retirement benefit payable at the later of age 65 or pension commencement age multiplied by the factor from column A for the age of the Participant when the lump sum benefit will be paid. The lump sum payment to a Participant's surviving spouse will be the spouse's monthly pension multiplied by the factor from column B for the age of the spouse at the date the spouse's pension will commence, and further multiplied by the ratio of the factor in column A for the age of the spouse at the participant's death to the factor in column A for the age of the spouse at the date the spouse's pension will commence (or age 65 if age 65 is earlier than such commencement age).

                                                            Exhibit B-Schedule A

Age               Column A           Column B           Age              Column A           Column B
75 & over                77                  77         54                      43                 143
74                       80                  80         53                      41                 140
73                       82                  82         52                      38                 141
72                       85                  85         51                      36                 145
71                       87                  87         50                      33                 145
70                       90                  90         49                      32                 152
69                       92                  92         48                      31                 159
68                       95                  95         47                      29                 161
67                       97                  97         46                      28                 167
66                       99                  99         45                      27                 173
65                      102                 102         44                      26                 178
64                       93                 105         43                      25                 183
63                       85                 107         42                      24                 188
62                       78                 110         41                      23                 192
61                       72                 113         40                      22                 195
60                       66                 115         39                      21                 198
59                       61                 118         38                      20                 200
58                       56                 120         37                      19                 202
57                       53                 125         36                      19                 214
56                       49                 127         35 & under              18                 214
55                       46                 131

For all other purposes than those noted above, actuarial equivalence shall be determined by using the following assumptions:

Mortality                                               1984 Unisex Pension
                                                        Mortality Table with no
                                                        age set back.

Interest                                                7.5%

                                                            Exhibit B-Schedule A

EXHIBIT:  C

ELIGIBLE CLASS:

          (a) Employment on the salaried payroll of LPL Technologies Inc., Times Fiber Communications, Inc. or Amphenol Corporation Headquarters; excluding, however any Amphenol operations employees hired prior to June 1, 1987.

NOTE:

THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       Exhibit C

                             LPL TECHNOLOGIES OINC.
                                 RETIREMENT PLAN

                                                                       Exhibit C

                                TABLE OF CONTENTS

                                   ARTICLE I.
                                   ELIGIBILITY

                                                                            Page

1.1.     Eligibility Requirements............................................1
1.2.     Service Computation Period..........................................1
1.3.     Service Credit......................................................2
1.4.     Change in Classification of Employment..............................2

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

2.1      Payment of Contributions............................................3
2.2.     Limitation on Contribution..........................................3
2.3.     Time of Payment.....................................................3
2.4.     No Additional Liability.............................................3

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions............................................. 3
3.2.     Suspension of Required Contributions..........................Deleted

                                   ARTICLE IV.
                                  PLAN BENEFITS

4.1.     Normal Retirement Benefit...........................................5
4.2.     Normal Form of Retirement Benefit...................................7
4.3.     Early Retirement Benefit............................................7
4.4.     Late Retirement Benefit.............................................8
4.5.     Benefits for Certain Former Participants of Insilco Plan............8
4.6.     Disability Benefits................................................10
4.7.     Death Benefits.....................................................12
4.8.     Benefits on Termination of Employment - Deferred Vested Pension....14
4.9.     In-Service Benefits................................................15
4.10.    Restoration of Benefit.............................................15
4.11.    Non-Duplication of Benefits........................................16
4.12.    Minimum Benefit for Top-Heavy Plan.................................16
4.13.    Transfers; Service with Affiliated Employers.......................18
4.14.    Aetna Annuitized Benefits..........................................18

                                                                       Exhibit C

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS
5.1.     Maximum Annual Benefit.............................................18
5.2.     Adjustments to Annual Benefit and Limitations......................19
5.3.     Annual Benefit not in Excess of $10,000............................21
5.4.     Participation or Service Reductions................................21
5.5.     Multiple Plan Reduction............................................22
5.6.     Incorporation by Reference.........................................25

                                   ARTICLE VI.
                                     VESTING

6.1.     Vesting Rights.....................................................25
6.2.     Top-Heavy Vesting..................................................25
6.3.     Service Computation Period.........................................26
6.4.     Service Credit.....................................................26
6.5.     Vesting Break in Service...........................................26
6.6.     Vesting on Distribution Before Break in Service; Cash-outs.........27
6.7.     Amendment of Vesting Schedule......................................27
6.8.     Amendments Affecting Vested and/or Accrued Benefit.................27
6.9.     No Divestiture for Cause...........................................28
6.10.    Employee Contributions.............................................28

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

7.1.     Notice.............................................................28
7.2.     Waiver of Thirty (30) Day Notice Period............................28
7.3.     Automatic Form of Payment..........................................29
7.4.     Optional Forms of Benefit..........................................29
7.5.     Actuarial Equivalent Benefit.......................................30
7.6.     Distribution of Required Contribution Account......................30
7.7.     Payment Without Participant Consent................................30
7.8.     Restrictions on Immediate Distributions............................31
7.9.     Limitation of Benefits on Plan Termination.........................31
7.10.    Early Plan Termination Restrictions................................33
7.11.    Suspension of Benefits.............................................35
7.12.    Restrictions on Commencement of Retirement Benefits................36
7.13.    Minimum Distribution Requirements..................................37
7.14.    TEFRA Election Transitional Rule...................................40
7.15.    Distribution of Death Benefit......................................41
7.16.    Date Distribution Deemed to Begin..................................42

                                                                       Exhibit C

7.17.    Distribution Pursuant to Qualified Domestic Relations Orders.......42
7.18.    Payment to a Person Under a Legal Disability.......................42
7.19.    Unclaimed Benefits Procedure.......................................43
7.20.    Direct Rollovers...................................................43

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.     Applicability of Provisions........................................43
8.2.     Payment of Qualified Joint and Survivor Annuity....................43
8.3.     Payment of Qualified Pre-Retirement Survivor Annuity...............43
8.4.     Notice Requirements For Qualified Joint And Survivor Annuity.......44
8.5.     Notice Requirements for Qualified Pre-Retirement Survivor Annuity..44
8.6.     Qualified Election.................................................45
8.7.     Election Period....................................................46
8.8.     Pre-age Thirty-five (35) Waiver....................................46
8.9.     Transitional Joint And Survivor Annuity Rules......................46

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1      Qualified Domestic Relations Orders................................48

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.    Transfers from Other Qualified Plans, Direct Rollovers.............50

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.    Transfer Out of Eligible Class.....................................50
11.2.    Transfer From Salaried Employment..................................51
11.3.    Transfer From Hourly Employment....................................51

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.    Amendment of the Plan..............................................52
12.2.    Termination........................................................52
12.3.    Merger or Consolidation of the Plan................................56

                                                                       Exhibit C

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS
13.1.    Adoption by Other Employers........................................56
13.2.    Requirements of Participating Employers............................56
13.3.    Designation of Agent...............................................57
13.4.    Employee Transfers.................................................57
13.5.    Participating Employer's Contribution..............................58
13.6.    Discontinuance of Participation....................................58
13.7.    Plan Administrator's Authority.....................................58

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

14.1     Appointment of Plan Administrator and Trustee......................59
14.2.    Plan Administrator.................................................59
14.3     Delegation of Powers...............................................59
14.4.    Trust Agreement....................................................59
14.5.    Appointment of Advisers............................................60
14.6.    Records and Reports................................................60
14.7.    Information From Employer..........................................60
14.8.    Majority Actions...................................................60
14.9.    Expenses...........................................................61
14.10.   Discretionary Acts.................................................61
14.11.   Responsibility of Fiduciaries......................................61
14.12.   Indemnity by Employer..............................................61
14.13.   Claims Procedure...................................................61

                                   ARTICLE XV.
                                     GENERAL

15.1.    Bonding............................................................62
15.2.    Action by the Employer.............................................63
15.3.    Employment Rights..................................................63
15.4.    Alienation.........................................................63
15.5.    Governing Law......................................................64
15.6.    Conformity to Applicable Law.......................................64
15.7.    Usage..............................................................64
15.8.    Legal Action.......................................................64
15.9.    Exclusive Benefit..................................................64
15.10.   Prohibition Against Diversion of Funds.............................64
15.11.   Return of Contribution.............................................64
15.12.   Employer's Protective Clause.......................................65
15.13.   Insurer's Protective Clause........................................65

                                                                       Exhibit C


15.14.   Receipt and Release for Payments...................................65
15.15.   Headings...........................................................66

                                  ARTICLE XVI.
                                   DEFINITIONS

16.1.    Accrued Benefit....................................................66
16.2.    Actuarial Equivalent...............................................66
16.3.    Administrative Committee...........................................66
16.4.    Affiliated Employer................................................66
16.5.    Aggregation Group..................................................66
16.6.    Anniversary Date...................................................66
16.7.    Annual Benefit.....................................................66
16.8.    Annuity............................................................66
16.9.    Annuity Starting Date..............................................68
16.10.   Authorized Absence.................................................68
16.11.   Average Monthly Compensation.......................................68
16.12.   Beneficiary........................................................68
16.13.   Break in Service...................................................69
16.14.   Code...............................................................70
16.15.   Compensation.......................................................70
16.16.   Controlled Group...................................................72
16.17.   Determination Date.................................................72
16.18.   Direct Rollover....................................................72
16.19.   Disability.........................................................73
16.20.   Disability Retirement Date.........................................73
16.21.   Distributee........................................................73
16.22.   Earliest Retirement Date...........................................73
16.23.   Early Retirement Age...............................................73
16.24.   Early Retirement Date..............................................73
16.25.   Effective Date.....................................................74
16.26.   Eligible Class.....................................................74
16.27.   Eligible Retirement Plan...........................................74
16.28.   Eligible Rollover Distribution.....................................74
16.29.   Employee...........................................................74
16.30.   Employer...........................................................74
16.31.   Employment Commencement Date.......................................74
16.32.   ERISA..............................................................75
16.33.   Family Member......................................................75
16.34.   Fiscal Year........................................................75
16.35.   Forfeiture.........................................................75
16.36.   Former Participant.................................................75
16.37.   Full Credit Accrual Service........................................75
16.38.   Highly Compensated Employee........................................75

                                                                       Exhibit C

16.39.   Highly Compensated Participant.....................................77
16.40.   Hour of Service....................................................77
16.41.   Inactive Participant ..............................................79
16.42.   Insilco Group......................................................79
16.43.   Insilco Plan.......................................................79
16.44.   Key Employee.......................................................79
16.45.   Late Retired Participant...........................................80
16.46.   Late Retirement Date...............................................80
16.47.   Leased Employee ...................................................81
16.48.   Limitation Year....................................................81
16.49.   Non-Highly Compensated.............................................81
16.50.   Non-Key Employee...................................................81
16.51.   Normal Form of Benefit.............................................81
16.52.   Normal Retirement Age..............................................81
16.53.   Normal Retirement Date.............................................81
16.54.   Participant........................................................82
16.55.   Participating Employer.............................................82
16.56.   Period of Severance................................................82
16.57.   Plan...............................................................82
16.58.   Plan Administrator.................................................82
16.59.   Plan Year..........................................................83
16.60.   Predecessor Employer...............................................83
16.61.   Present Value of Accrued Benefit...................................83
16.62.   Primary Social Security Retirement Benefit.........................83
16.63.   Qualified Domestic Relations Order.................................84
16.64.   Qualified Joint and Survivor Annuity...............................84
16.65.   Qualified Pre-Retirement Survivor Annuity..........................84
16.66.   Re-employment Commencement Date....................................84
16.67.   Re-entry Date......................................................84
16.68.   Regulation.........................................................84
16.69.   Required Contribution Account......................................85
16.70.   Required Contribution Accrued Benefit..............................85
16.71.   Required Contributions.............................................85
16.72.   Retired Participant................................................86
16.73.   Social Security Retirement Age.....................................86
16.74.   Severance Date.....................................................86
16.75.   Spouse.............................................................86
16.76.   Straight Life Annuity..............................................86
16.77.   Super Top-Heavy Plan...............................................86
16.78.   Suspended Participant..............................................86
16.79.   Terminated Participant.............................................87
16.80.   Top-Heavy Group....................................................87
16.81.   Top-Heavy Plan.....................................................87
16.82.   Top-Heavy Ratio....................................................88

                                                                       Exhibit C

16.83.   Top-Paid Group.....................................................89
16.84.   Trust Agreement....................................................89
16.85.   Trust Fund.........................................................89
16.86.   Trustee............................................................89
16.87.   Valuation Date.....................................................89
16.88.   Vested Accrued Benefit.............................................90
16.89.   Year of Accrual Service............................................90
16.90.   Year of Eligibility Service........................................91
16.91.   Year of Service....................................................91
16.92.   Year of Vesting Service............................................92

                                                                       Exhibit C

                              LPL TECHNOLOGIES INC.
                                 RETIREMENT PLAN

          BY RESOLUTION of its Board of Directors, on the __________   day of
________ , 1994, AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restates the LPL TECHNOLOGIES INC. RETIREMENT PLAN as previously amended effective January 1, 1985 (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:

                                   ARTICLE I.
                                  ELIGIBILITY

          1.1. Eligibility Requirements: Any Employee who

               (a) is a salaried employee of LPL Technologies Inc., Times Fiber Communications, Inc. or Amphenol Corporation Headquarters; excluding, however any Amphenol operations employee hired prior to June 1, 1987;

               (b) has completed one (1) Year of Eligibility Service;

               (c) has attained twenty-one (21) years of age; and

               (d) has agreed in writing to make Required Contributions will become a Participant on the first day of the month coinciding with or next following the date such requirements are satisfied, provided said Employee is still employed by the Employer and in the Eligible Class as of such date. If not employed in the Eligible Class on such date, the Employee will become a Participant as of the date he first performs an Hour of Service as an Eligible Employee if a Break in Service has not occurred. Notwithstanding the above, effective January 1, 2000 through December 31, 2001, any Employee who satisfies
(a) above will become a Participant on the first day of the month coinciding with or next following the date such requirement is satisfied, provided said Employee is still employed by the Employer and in the Eligible Class as of such date.

          1.2. Service Computation Period:

For purposes of determining Years of Eligibility Service and Breaks in Service for purposes of eligibility, the initial eligibility computation period is the 12-consecutive month period beginning on the Employee's Employment Commencement Date.

          1.3. Service Credit: All Years of Service with the Employer are counted toward Years of Eligibility Service except the following:

                                                                       Exhibit C

In the case of a Participant who does not have any nonforfeitable right to the Accrued Benefit derived from Employer contributions, Years of Eligibility Service before a period of consecutive Breaks in Service will not be taken into account in computing service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Eligibility Service completed by the Employee before such break. Such aggregate number of Years of Eligibility Service will not include any Years of Eligibility Service disregarded under the preceding sentence by reason of prior Breaks in Service.

If a Participant's Years of Eligibility Service are disregarded pursuant to the preceding paragraph, such Participant will be treated as a new Employee for eligibility purposes. If a Participant's Years of Eligibility Service may not be disregarded pursuant to the preceding paragraph, such Participant will continue to participate in the Plan, or, if terminated, will participate immediately upon re-employment in the Eligible Class and completion of a written election to make Required Contributions.

          1.4. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate but has not incurred a Break in Service, such Employee will participate immediately upon returning to the Eligible Class of Employees, and completion of a written election to make Required Contributions. If such Participant incurs a Break in Service, eligibility will be determined under the Break in Service rules of the Plan.

          In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate on the first day of the month coinciding with or next following the date of completion of a written election form permitting the Employer to retain Required Contributions if such Employee has satisfied the minimum age and service requirements and would have otherwise previously become a Participant.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

          2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

                                                                       Exhibit C

          2.2. Limitation on Contribution. Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

          2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. The Employer will pay to the Trustee any Required Contributions as of the earliest date on which such contributions can reasonably be segregated from the Employer's general assets, but in any event within ninety (90) days from the date on which such amounts would otherwise have been payable to the Participant in cash.

          2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

          3.1. Required Contributions: Notwithstanding any provision of this Plan to the contrary, effective January 1, 2000, no contributions shall be required of Participants as a condition for receiving benefits provided hereunder.

               A Participant's Required Contribution Account shall be fully vested and nonforfeitable at all times.

               Withdrawals from a Participant's Required Contribution Account are not permitted prior to termination of employment.

                                   ARTICLE IV.
                                  PLAN BENEFITS

          4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal

                                                                       Exhibit C
retirement benefits in the amount of the Participant's Accrued Benefit.
If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no distribution shall be made to such Participant until his or her actual retirement date, unless a minimum distribution is required by law.

               (a) Accrued Benefit. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his or her Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, as determined below.

                   (1) A Participant's Accrued Benefit as of any date before October 1, 1978, shall be an amount equal to the product of (i) and (ii), reduced by (iii) below:

                       (i) Fifty percent (50%) of such Participant's Average Monthly Compensation (determined as if the date of reference were his Normal Retirement Date) if he would have had Full Credit Accrual Service if he had continued in service until his Normal Retirement Date, reduced proportionately for less than Full Credit Accrual Service.

                       (ii) A fraction, the numerator of which is the Participant's actual Years of Accrual Service up to the date of reference, and the denominator of which is the number of Years of Accrual Service that the Participant would have had if he had continued in service until his Normal Retirement Date.

                       (iii) Fifty percent (50%) of the Participant's estimated Primary Social Security Amount, if he would have had Full Credit Accrual Service if he had continued in service until his Normal Retirement Date, reduced proportionately for less than Full Credit Accrual Service.

                   (2) A Participant's Accrued Benefit as of any date after October 1, 1978 and before January 1, 1989, shall be an amount equal to the product of [(i) - (ii)] and (iii):

                       (i) Fifty percent (50%) of such Participant's Average Monthly Compensation (determined as if the date of reference were his Normal Retirement Date) if he would have had Full Credit Accrual Service if he had continued in service until the third anniversary of his Normal Retirement Date, reduced

                                                                       Exhibit C
proportionately for less than Full Credit Accrual Service if he had continued in service until such anniversary;

                       (ii) Fifty percent (50%) of such Participant's estimated Primary Social Security Retirement Benefit (determined as if the date of reference were his Normal Retirement Date) if he would have had Full Credit Accrual Service if he had continued in service until the third anniversary of his Normal Retirement Date, reduced proportionately for less than Full Credit Accrual Service if he had continued in service until such anniversary;

                       (iii) a fraction, the numerator of which equals the Participant's Years of Accrual Service plus Years of Service between his Normal Retirement Date and the third anniversary of his Normal Retirement Date up to the date of reference, and the denominator of which is

                           (A) if such Participant could ever attain Full Credit
Accrual Service, the aggregate number of Years of Accrual Service and Years of Service between his Normal Retirement Date and the third anniversary of his Normal Retirement Date the Participant would accumulate if he continued in service until he attained Full Credit Accrual Service, and

                           (B) otherwise, the number of Years of Accrual Service
plus Years of Service between his Normal Retirement Date and the third anniversary of his Normal Retirement Date he would have had if he continued in service until the third anniversary of his Normal Retirement Date.

                   (3) A Participant's Accrued Benefit as of any date after January 1, 1989, shall be an amount equal to (i) minus (ii) below:

                       (i) two percent (2%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service up to a maximum of Twenty-five (25) years; minus

                       (ii) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit multiplied by such Participant's Years of Accrual Service, up to a maximum of Twenty-five (25) years.

                                                                       Exhibit C

          Notwithstanding the foregoing, in no event will a Participant's Accrued Benefit as of any date after January 1, 1997, be less than one and five tenths of one percent (1.5%) of such Participant's Average Monthly Compensation multiplied by the aggregate number of Years of Accrual Service up to a maximum of fifteen (15).

               (b) Minimum Benefit Attributable to Required Contributions. A Participant's retirement benefit at Normal Retirement Age in the Normal Form will not be less than his Required Contribution Accrued Benefit.

               (c) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as of the Participant's Normal Retirement Date in accordance with the Article herein entitled "Payments of Benefits". If the Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

          4.2 Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life with a five (5) year certain period. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

          4.3 Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

               (a) a deferred Normal Retirement Benefit, commencing on the first day of the month preceding the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, based upon Years of Accrual Service at the time of the Participant's actual retirement, or

               (b) an early retirement benefit equal to the deferred benefit provided in (a) above reduced by 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus an additional 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

               In the event that a Participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the Participant shall be entitled to elect benefits hereunder upon satisfaction of the age requirement.

                                                                       Exhibit C

               Early retirement benefits shall be payable to the Participant on the first day of the first month after the Participant shall have become eligible for such benefits, shall have filed an application for such benefits and shall otherwise be payable in accordance with the Article herein entitled "Payments of Benefits".

          4.4 Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401(a) (9) or this Plan. A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit recalculated using the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the Participant's actual retirement date.

          A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

          The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401(a) (9) actually made prior to the Participant's actual retirement date.

          Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits".

          4.5 Benefits for Certain Former Participants in Insilco Plan:

               (a) The yearly pension of any active Participant who

                   (i) was an active member of the Insilco Plan on February 24, 1977,

                   (ii) either was an active member of the Insilco Plan on June 30, 1974 or was an eligible employee under the Insilco Plan on July 1, 1974 and thereafter became an active member of the Insilco Plan on or before July 1, 1975, and

                   (iii) becomes a Retired Participant, a Suspended Participant or a Terminated Participant after the Effective Date,

shall be the greater of the amount determined under Section 4.1 or 4.3, as the case may be, or an amount determined under subsection (b), (c) or (d) of this
Section 4.5.

                                                                       Exhibit C

               (b) If the active Participant retires on his or her Normal Retirement Date, then the Normal Retirement Benefit determined under this
Section 4.5 shall be an annual amount equal to the sum of:

                   (i) for Years of Accrual Service after January 2, 1970,

                       (a) 1 1/2% of the first $9,600 of his or her Compensation multiplied by Years of Accrual Service after January 2, 1970, plus

                       (b) 2 1/4% of Compensation in excess of $9,600 multiplied by Years of Accrual Service after January 2, 1970;

                   (ii) for Years of Accrual Service during the period beginning on July 1, 1968 and ending on December 31, 1969,

                       (a) 1% of the first $4,800 of his or her Compensation multiplied by such Years of Accrual Service, plus

                       (b) 2% of Compensation in excess of $4,800 multiplied by such Years of Accrual Service;

                   (iii) for Years of Accrual Service during the period beginning on July 1, 1965 and ending on June 30, 1968, 50% of his Required Contributions during the Plan Year (or portion thereof); and

                   (iv) for Years of Accrual Service prior to July 1, 1965, the yearly amount of the pension accrued to the Participant under Group Annuity Contract No. GA-0255 issued by the Aetna Life Insurance Company, or any designated successor insurer to Insilco Corporation, as determined thereunder.

               (c) If an active Participant becomes a Retired Participant on an Early Retirement Date, then the Early Retirement Date, then the Early Retirement Benefit determined under this Section 4.5 shall be an annual amount equal to his Accrued Benefit on his Early Retirement Date determined by references to paragraph (b) above, reduced by one-quarter of one percent for each month by which his Early Retirement Date precedes the first day of the month coinciding with or next following his 62nd birthday and by an additional one-twelfth of one percent (making an aggregate reduction of one-third of one percent) for each month by which his Early Retirement Date precedes the first day of the month coinciding with or next following his 60th birthday. No further reduction for early retirement shall apply.

               (d) If a Terminated Participant becomes a Retired Participant on an Early Retirement Date on or after October 1, 1978, then the Early Retirement Benefit determined under this Section 4.5 shall be an annual amount equal to his Accrued

                                                                       Exhibit C

Benefit on his Early Retirement Date determined by reference to paragraph (b) above, reduced by one-quarter of one percent for each month by which his Early Retirement Date precedes the first day of the month coinciding with or next following his 62nd birthday and by an additional one-twelfth of one percent (making an aggregate reduction of one-third of one percent) for each month by which his Early Retirement Date precedes the first day of the month coinciding with or next following his 60th birthday. No further reduction for early retirement shall apply.

               (e) In determining the yearly pension of any active Participant who was an active member of the Insilco Plan continuously from July 1, 1965 until June 30, 1974, in applying the formula described in Section 4.1 such active Participant shall be granted an additional period of Accrual Service, not to exceed four (4) years, equal to the eligibility service of such member under the Insilco Plan between (i) the first day of the month coinciding with or next following the later of (a) the date on which he had completed one (1) year of such eligibility service and attained age thirty (30) or (b) the date on which his employer was designated as a Participating Employer, and (ii) the date on which he became an active member under the Insilco Plan, but such additional Accrual Service shall be included under such formula only if the Member became an active member under the Insilco Plan when he was first eligible to do so.

               (f) A Participant entitled to a benefit under the Insilco Plan must choose the same Early, Normal or Late Retirement Date under the Plan as under the Insilco Plan.

          4.6 Disability Benefits: DISABILITY RETIREMENT BENEFITS. If a Participant ceases to be an active Employee as a result of a Disability, said Participant shall be entitled to either of the following disability retirement benefits, beginning after attaining Earliest Retirement Date, as the Participant may elect:

               (a) A deferred Disability retirement benefit commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, or

               (b) An early Disability retirement benefit commencing after the Participant has attained Early Retirement Age equal to the deferred benefit provided in paragraph (a) above, reduced in accordance with the provisions of
Section 4.3.

          Disability retirement benefits will be paid as soon as practicable after the Participant's Disability Retirement Date in accordance with the Article herein entitled "Payment of Benefits".

          SUPPLEMENTAL CREDIT DURING PERIODS OF DISABILITY. A Participant who becomes a Retired Participant after a period of Disability will receive supplemental credits described below for purposes of determining retirement benefits for the period of

                                                                       Exhibit C
his or her Disability, provided either of the following conditions applies on the date such Participant becomes a Retired Participant:

               (a) the Disability exists on the Participant's Normal Retirement Date and has existed continuously for at least nine months; or (b) the Disability does not exist on the Participant's Normal Retirement Date but had continuously existed for at least one year prior to the Participant's Normal Retirement Date, and immediately following cessation of Disability the Participant has returned to service with the Employer for the period remaining to the applicable retirement date.

          AMOUNT OF SUPPLEMENTAL CREDIT. The amount of supplemental credit for a Participant who becomes a Retired Participant will equal the amount determined by including as Years of Accrual Service each period of Disability taking into account the Participant's Compensation during the twelve (12) calendar months immediately preceding the date on which the Disability commenced.

          LOSS OF SUPPLEMENTAL CREDIT. A Participant for whom a period of disability has existed shall be ineligible for supplemental credit if:

               (a) he refuses to undergo a medical examination ordered by the insurer under the Employer's long term disability plan; provided, however, that he may not be required to undergo a medical examination more often than twice in each calendar year; or

               (b) he refuses to return to work for an Affiliated Employer after the insurer under the Employer's long term disability plan determines on the basis of medical examination that he has sufficiently recovered to return to work.

          TERMINATION OF DISABILITY. A period of Disability will end immediately before the earlier of (a) the Participant's Normal Retirement Date or (b) the date the Participant is no longer eligible for payments under the Employer's long term disability plan. A Participant for whom a period of Disability exists immediately before his Normal Retirement Date will become a Retired Participant on his Normal Retirement Date.

          4.7 Death Benefits:

          If a Participant dies before his Annuity Starting Date, death benefits shall be determined under the following subsections. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

               (a) Qualified Preretirement Survivor Annuity: The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984.

                                                                       Exhibit C

The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

               A Qualified Preretirement Survivor Annuity shall be payable as a death benefit with respect to a Participant who dies before his Annuity Starting Date if the following requirements are met:

                   (1) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death,

                   (2) The Participant's vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions on the date of his death was greater than zero, and

                   (3) The Participant and his Spouse have not waived the Qualified Preretirement Survivor Annuity. Any waiver of the Qualified Preretirement Survivor Annuity must be made in accordance with the Article herein entitled "Joint and Survivor Annuity Requirements".

          If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. Benefits shall be payable on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be Employee on the date of his death and survived to such date. If a Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, the only death benefit payable from a Participant's Accrued Benefit is that provided in (c) below.

          If a Single-Sum Death Benefit would otherwise be payable in (c) below, the monthly benefit payable to the Spouse under the Qualified Preretirement Survivor Annuity shall not be less than the monthly benefit which is the Actuarial Equivalent of the Single-Sum Death Benefit at the date benefits start.

          If the Participant and his Spouse waive the Qualified Preretirement Survivor Annuity, pursuant to the provisions of the Article herein entitled "Joint and Survivor Annuity Requirements", by electing to have the Single-Sum Death Benefit in (c) below paid to the Participant's Beneficiary after the requirements above are met, the Qualified Preretirement Survivor Annuity shall be reduced. The amount of the reduction shall be equal to the monthly benefit which is the Actuarial Equivalent of what would have been the Single-Sum Death Benefit at the date benefits start.

          (b) Pre-Retirement Survivor Annuity - Death in Service:

                                                                       Exhibit C

          A Pre-Retirement Survivor Annuity shall be payable with respect to a Participant who dies before his Annuity Starting Date if the following requirements are met:

          (1) The Participant dies while an active Participant prior to his Normal Retirement Date;

          (2) The Participant shall have completed Five (5) Years of Eligibility Service; and

          (3) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death whom he has elected as his sole primary Beneficiary.

          The Pre-Retirement Survivor Annuity shall be payable to the Spouse of the Participant in lieu of that provided in subsection (a) above in an amount equal to fifty percent (50%) of the benefit that would have been payable to the Participant if the Participant had separated from service on that date of death, and commenced benefits in the Normal Form on his or her Normal Retirement Date; provided, however, that if the surviving Spouse's age is more than five (5) years less than the Participant's age (the age of each being determined as being the age at his or her birthday nearest the date of the Participant's death), such fifty percent (50%) shall be decreased by subtracting therefrom one percent (1%) for each year in excess of five (5) years that the Spouse's age is less than the Participant's age.

          The minimum Pre-Retirement Survivor Annuity payable hereunder shall be six hundred dollars ($600.00) per year.

          Benefits shall be payable on the first day of the month following the date of the Participant's death.

          (c) Single-sum Death Benefit:

          If the requirements of subsection (a) or (b) above have not been met on the date a Participant dies, a Single-Sum Death Benefit equal to the Participant's Required Contribution Account shall be payable to the Participant's Beneficiary as a death benefit with respect to the Participant. If the requirements of subsection (a) above have been met on the date such Participant dies and the Qualified Pre-retirement Survivor Annuity has not been waived, but the Participant's Spouse dies before the Qualified Pre-retirement Survivor Annuity starts, this Single-Sum Death Benefit, determined as of the date of the Spouse's death, shall be paid to the Spouse's Beneficiary.

                                                                       Exhibit C

          If the requirements of subsection (b) above have been met on the date such Participant dies, a Single-Sum Death Benefit equal to the excess, if any, of the Participant's Required Contribution Account over the Actuarial Equivalent of the pre-retirement survivor annuity payable to the Participant's Spouse pursuant to (b) above, shall be payable to the Participant's Beneficiary as an additional death benefit with respect to the Participant.

          (d) Death Benefit After Actual Retirement Date but Before the Annuity Starting Date:

               (1) If a Participant dies on or after his actual Retirement date and before his Annuity Starting Date, the provisions of subsections (a) through
(c) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

               (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

          4.8 Benefits on Termination of Employment - Deferred Vested Pension: A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The amount of the monthly retirement benefit to be provided for each Participant who becomes an Inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

               (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (i) and (ii), but reduced by the Actuarial Equivalent of any benefits previously received:

                   (i) The Participant's Accrued Benefit as of the day before he or she became an Inactive Participant;

                   (ii) The Participant's vesting percentage on the date he or she ceased to be an Employee.

                                                                       Exhibit C

               (b) A deferred monthly retirement benefit in the Normal Form of Benefit to begin on his Early Retirement Date, in the event that all service requirements have been satisfied. The deferred early retirement benefit shall be equal to the product of (i) and (ii), but reduced by the Actuarial Equivalent of any benefits previously received:

                   (i) the Participant's early retirement benefit set forth in
Section 4.3; and

                   (ii) the Participant's vesting percentage on the date he or she ceased to be an Employee.

          The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled "Payment of Benefits".

          4.9 In-Service Benefits: No distribution of benefits shall be made to a Participant while still employed by an Affiliated Employer. No distribution will be made to a Participant who remains in the employ of an Affiliated Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

          4.10. Restoration of Benefit: If an Employee receives a distribution of a Vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her employer-provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

               (a) the amount of the distribution,

               (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

               (c) interest on the sum of (a) and (b) above compounded annually at the rate of one hundred twenty percent (120%) of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

               Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant

                                                                       Exhibit C
incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

          4.11. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding Section 4.10 within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

          4.12. Minimum Benefit for Top-Heavy Plan:

               (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

               (b) For purposes of providing the aforesaid minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make required contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

               (c) For purposes of this Section, Years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

               (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

                                                                       Exhibit C

               (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

               (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

               (g) If payment of the minimum Accrual Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

               (h) If Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

               (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

               (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

               However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1/2%) shall be substituted for five percent (5%) above.

               (k) The preceding provisions of this Section shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416(i)(4).

          4.13. Transfers; Service with Affiliated Employers. The benefits provided hereunder as to an Employee who transfers employment to or from an

                                                                       Exhibit C

Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS".

          4.14. Aetna Annuitized Benefits: The Participant's Accrued Benefit payable hereunder will be reduced and offset by the Actuarial Equivalent of the annuitized retirement benefit provided under Aetna contract GA-0255 and Aetna contract GA-7646.

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

          5.1 Maximum Annual Benefit:

               (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

                   (1) $90,000, or

                   (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

               (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

               (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b) (2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

                                                                       Exhibit C

               (d) The dollar limitation under Code Section 415(b) (1) (A) stated in paragraph (a) (1) above shall be adjusted annually as provided in Code
Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

               (e) The limitation stated in paragraph (a) (2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

               (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

               (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563 (a) or Code Section 414 (b) and (c) as modified by Code Section 415 (h)) or is a member of an affiliated service group (as defined by Code Section 414 (m)), all employees of such employers shall be considered to be employed by a single employer.

               (h) For the purpose of this Article, if this Plan is a Code
Section 413 (c) plan, all employers of a Participant who maintain this Plan will be considered to be a single employer.

          5.2. Adjustments to Annual Benefit and Limitations:

               (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

               (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age sixty-two (62). If the Annual Benefit begins before age sixty-two (62), the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age sixty-two (62) so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two
(62). However, the $90,000 limitation shall not be actuarially reduced to less than:

                                                                       Exhibit C

                   (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

                   For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five (55), the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

               (d) If the Annual Benefit begins before age sixty-two (62), then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two (62). However, the $90,000 shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

                   For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five (55), the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

                                                                       Exhibit C

               (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

               (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

          5.3. Annual Benefit not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

          5.4. Participation or Service Reductions: If a Participant has less than ten (10) years of participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) and 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than years of participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1(a)(1) (except for purposes of Section

                                                                       Exhibit C

5.5(c)(2)) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

          5.5. Multiple Plan Reduction:

               (a) Subject to the exception in Section 5.5(f) below, if a Participant is (or has been) a participant in or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

               (b)(1) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415(b).

               Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of the Code Section 415 for all Limitation Years beginning before January 1, 1987.

               (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

               (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

          (c)(1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans

                                                                       Exhibit C

(whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 415(e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

               If the Employee was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

                   (i) the excess of the sum of the fraction over 1.0, multiplied by

                   (ii) the denominator of this fraction will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the
Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

               The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

               (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

               (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982 determined under the law in effect for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction".

                                                                       Exhibit C

               (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

               (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

          (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b)(1) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code
Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in any event.

          (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

          (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-five percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied:

               (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

               (ii) no annual additions may be credited to a Participant's accounts, and

               (iii) no Employee contributions (voluntary or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

                                                                       Exhibit C

          5.6. Incorporation by Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.
                                     VESTING

          6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan:

                                VESTING SCHEDULE
  (for Employees credited with at least one (1) Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

             YEARS OF VESTING SERVICE                  PERCENTAGE
             ------------------------                  ----------

             Less than 5                                    0%
                       5 or more                          100%

                                VESTING SCHEDULE
  (for Employees not credited with at least one (1) Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

             YEARS OF VESTING SERVICE                  PERCENTAGE
             ------------------------                  ----------

             Less than 10                                   0%
                       10 or more                         100%

          6.2 Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                                                       Exhibit C

                                    TOP-HEAVY
                                VESTING SCHEDULE

             YEARS OF VESTING SERVICE                  PERCENTAGE
             ------------------------                  ----------

             Less than 2                                    0%
                       2                                   20%
                       3                                   40%
                       4                                   60%
                       5                                   80%
                       6                                  100%

          If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

          6.3 Service Computation Period:

               For vesting purposes, Years of Vesting Service and breaks in Service will be measured by reference to the 12-consecutive month period commencing on the date the Employee first performs one (1) Hour of Service. Each subsequent 12-consecutive month period will commence on the anniversary of such date.

          6.4 Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit.

          6.5 Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

          A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

               (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

               (b) upon the Participant's return to service, the number of consecutive Breaks in Service does not exceed the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five (5) years; or

                                                                       Exhibit C

               (c) upon the Participant's return to service, the Participant completes one (1) Year of Vesting Service.

          6.6. Vesting on Distribution Before Break in Service; Cash-outs: If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer and Required Contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

          6.7. Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

          The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

               (a) sixty (60) days after the amendment is adopted;

               (b) sixty (60) days after the amendment becomes effective; or

               (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

          Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

          6.8. Amendments Affecting Vested and/or Accrued Benefit: No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under
Section 412(c)(6) of the

                                                                       Exhibit C

Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

          6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

          6.10. Employee Contributions: A Participant will always have a one hundred percent (100%) vested and nonforfeitable interest in his or her rollover contributions and other transfer contributions, plus the earnings on all of the above. No Forfeiture of Employer-provided contributions or benefits will occur solely as a result of an Employee's withdrawal of any Required Contribution.

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

          7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

               (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

               (b) the Participant's right to defer receipt of a Plan distribution.

          Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

          7.2. Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty (30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

               (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice

                                                                       Exhibit C
to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

               (b) the Participant, after receiving the notice, affirmatively elects the distribution.

          7.3 Automatic Form of Payment

               (a) General Rule: The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married, or a Straight Life Annuity with a five (5) year certain period for a Participant who is unmarried.

               (b) Immediate Cash-out for De Minimis Benefits: If the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (other than qualified voluntary contributions) does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

          7.4. Optional Forms of Benefit:

               (a) If the value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her Vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's Vested Accrued Benefit in one or more of the following modes of payment:

                   (1) Single Life Annuity;

                   (2) Single Life Annuity with five years certain;

                   (3) Single Life Annuity with ten years certain;

                   (4) Fifty percent (50%) or more Joint and Survivor Annuity;

                   (5) Fifty percent (50%) or more Joint and Survivor Annuity with a five (5) or ten (10) year certain period.

                                                                       Exhibit C

               A Participant entitled to a benefit under the Insilco Plan must choose the same form of benefit under the Plan as under the Insilco Plan.

               (b) Any election to receive Accrued Benefits prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements".

               (c) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

          7.5. Actuarial Equivalent Benefit:

               Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below entitled "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

          7.6. Distribution of Required Contribution Account:

               Distribution of benefits due to an Inactive Participant shall generally be made upon the occurrence of an event which would result in the distribution had the Participant remained in the employ of the Employer (upon the Participant's death, Disability, Early or Normal Retirement). However, at the election of the Participant, the Participant's Required Contribution Account may be payable to such Inactive Participant on or after the last day of the Plan Year next following termination of employment. Any distribution of such Required Contribution Account shall be made in a manner which is consistent with, and satisfies the provisions of, the Article entitled "Joint and Survivor Annuity Requirements".

          7.7. Payment Without Participant Consent:

               (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefit exceeds $3,500.

               (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later

                                                                       Exhibit C
date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

          7.8. Restrictions on Immediate Distributions:

               (a) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

               (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

               (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

          7.9. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a)4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

               (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code
Section 401(a)(4) and the Regulations thereunder.

               (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former

                                                                       Exhibit C

Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

               The restrictions of this paragraph (b) shall not apply, however, if

                   (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(d)(7),

                   (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                   (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

               (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

          An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Normal Form described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depositary property having a fair market value equal to at least one hundred twenty-five percent (125%) of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%) of the restricted amount, or (3) posting a bond equal to at least one hundred percent (100%) of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

                                                                       Exhibit C

          The escrow arrangement may provide that an Employee may withdraw amounts in excess of one hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restrictive amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

          A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

          If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

          7.10. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

               (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                   (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to twenty percent (20%) of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                   (2) if a Participant is a "substantial owner" (as defined in ERISA Section 4022(b)(5)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                   (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B),

                                                                       Exhibit C
determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

                   (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

                   (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

                   (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

                   (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

                   (f) If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of paragraphs (a), (b), and (c) below because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

                   (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

                                                                       Exhibit C

                   (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

                   (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least 125% of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below 110% of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to 125% of such amount.

          In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

          7.11. Suspension of Benefits:

               (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203 (a) (3) (B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

               (b) Resumption of Payment. If benefits have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203 (a) (3) (B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203 (a) (3) (B) of ERISA and the resumption of payments.

               (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification

                                                                       Exhibit C
shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

               In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

               (d) Amount Suspended.

                   (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

                   (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in subsection (1) above, an amount equal to the Employer - provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203 (a) (3) (B) service, equal to the lesser of

                       (i) The amount of benefits which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                       (ii) The actual amount paid or scheduled to be paid to the employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

               (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan".

          7.12. Restrictions on Commencement of Retirement Benefits:

               (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                                                                       Exhibit C

                   (1) the Participant attains Normal Retirement Age;

                   (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

                   (3) the Participant terminates service with the Employer.

               (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

          7.13. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401 (a) (9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401 (a) (9)-2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

               (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                   (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

                   (2) Transitional Rules: The required beginning date of a Participant who attains age 70-1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                       (i) Non-5-percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70-1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 70-1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                       (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                                                                       Exhibit C

                           (A) the calendar year in which the Participant
attains age 70-1/2, or

                           (B) the earlier of the calendar year with or within
which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                   (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66-1/2 or at any subsequent Plan Year.

                   (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

                   (b) Limits On Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

                       (1) the life of the Participant;

                       (2) the life of the Participant and a designated Beneficiary;

                       (3) a period certain not extending beyond the life expectancy of the Participant; or

                       (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

                   (c) Required Distributions On Or After The Required Beginning
Date:

                       (1) If a Participant's benefit is to be distributed over
(i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient

                                                                       Exhibit C
obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                       (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                       (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

                       (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                       (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.

                       (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

                   For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

                                                                       Exhibit C

          7.14. TEFRA Election Transitional Rule:

               (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

                   (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                   (2) The distribution is in accordance with a method distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                   (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                   (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

                   (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

               (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

               (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

               (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401 (a) (9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would

                                                                       Exhibit C
have been required to have been distributed to satisfy Code Section 401(a) (9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242 (b) (2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a) (9)-2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401 (a) (9) -2 will apply.

          7.15. Distribution of Death Benefit:

               (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

               (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

               (c) Distribution Beginning After Death: If the Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                   (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                   (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

                                                                       Exhibit C

          If the Participant has not made an election pursuant to this Tparagraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or (2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

          For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

          For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

          7.16. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.15(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

          7.17. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an Alternative Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414(p). Such distribution will be made only in a form of benefit available under the Plan.

          7.18. Payment to a Person Under a Legal Disability: If any benefit under this Plan becomes payable to a person who is then incompetent or a minor, the Plan Administrator may make such payment on behalf of such person to the guardian or other legal representative of such person or to any individual who has the custody or care of such person. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

                                                                       Exhibit C

          7.19. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

          7.20. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

          8.1. Applicability Of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

          8.2. Payment Of Qualified Joint And Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the Vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's Vested Accrued Benefit will be paid in the form of a Straight Life Annuity with a five (5) year certain period.

          8.3. Payment Of Qualified Pre-Retirement Survivor Annuity: Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, as defined herein, and to the extent that no greater benefit is payable hereunder, if a Participant dies before the Annuity Starting Date, the Participant's Vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12-consecutive months. The surviving Spouse shall receive benefits commencing

                                                                       Exhibit C
on the Earliest Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire.

          8.4. Notice Requirements For Qualified Joint And Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

               (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

               (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

               (c) the rights of a Participant's Spouse; and

               (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

          For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or Disability.

          8.5. Notice Requirements For Qualified Pre-Retirement Survivor
Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

               (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

               (b) a reasonable period ending after the individual becomes a Participant;

               (c) a reasonable period ending after this paragraph ceases to apply to the Participant;

               (d) a reasonable period ending after this Article first applies to the Participant.

                                                                       Exhibit C

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

          For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

          8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless:

               (a) the Participant's Spouse consents in writing to the election;

               (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (d) the Spouse's consent acknowledges the effect of the election; and

               (e) the Spouse's consent is witnessed by a Plan representative or notary public.

          If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with paragraphs (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific

                                                                       Exhibit C

Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

          8.7. Election Period: The period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to the Accrued Benefit as of the date of separation, the election period shall begin on the date of separation.

          8.8. Pre-age Thirty-five (35) Waiver: A Participant who has not attained age 35 as of the end of any current Plan Year may make a special qualified election to waive the Qualified Pre-Retirement Survivor Annuity for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant will attain age thirty-five (35). Such election will not be valid unless the Participant receives a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms as are set forth under the Section above. Qualified Pre-Retirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age thirty-five (35). Any new waiver on or after such date will be subject to the full requirements of this Article.

          8.9. Transitional Joint and Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

               (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

               (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

               (c) The respective opportunities to elect (as described in subparagraph (a) and (b) above) must be afforded to the appropriate Participants during

                                                                       Exhibit C
the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

               Any Participant who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) and who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                   (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                       (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                       (ii) dies on or after Normal Retirement Age while still working for the Employer;

                       (iii) begins to receive payments under the Plan on or after the Qualified Early Retirement Age; or

                       (iv) separates from service on or after attaining Normal Retirement Age (or the Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                   (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have an Early Survivor Annuity payable on death. If the Participant elects the Early Survivor Annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                       (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                                                                       Exhibit C

                       (ii) the date on which participation begins, and ends on the date the Participant terminates employment with the Employer.

                   (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of:

                       (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                       (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                       (iii) the date the Participant begins participation.

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

          9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 414(p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which state the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

               (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

                   (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                   (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                   (3) The number of payments or period for which the Order applies.

                                                                       Exhibit C

                   (4) The specific plan (by name) to which the Order applies.

               (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

                   (1) any type or form of benefit, or any option not already provided for in the Plan;

                   (2) increased benefits, or benefits in excess of the Participant's vested rights;

                   (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions; or

                   (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

               (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

               (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any Payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amount plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

                                                                       Exhibit C

               (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible to benefits under the Plan.

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

          10.1. Transfers From Other Qualified Plans, Direct Rollovers:
Transfers or Direct Rollovers from other qualified plans are not permitted.

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

          11.1 Transfer Out of Eligible Class: Any Employee who, subsequent to January 1, 1976, is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, shall receive credit for such employment with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer while in the Eligible Class shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Benefit Formula - A transferred Employee's benefits hereunder shall be based on the benefit rate (i) with respect to a transfer to salaried employment with the Affiliated Employer, in effect and applicable to persons terminating employment on the date of the Employee's termination of employment with the Employer, and (ii) with respect to a transfer to hourly employment with the Affiliated Employer, in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

               (e) Compensation - A transferred Employee's Compensation with the Affiliated Employer which is recognized for purposes of determining benefits under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder only if the Employee transfers to salaried employment with the Affiliated Employment.

                                                                       Exhibit C

          11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to December 1, 1950, shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Compensation - A transferred Employee's compensation with the Affiliated Employer which is recognized for purposes of determining benefits under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder.

          11.3. Transfer from Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to January 1, 1976, shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                                                       Exhibit C

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

          12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspend or terminate the Plan at any time. However, no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

          For the purposes of this paragraph, an amendment to the Plan which has the effect of:

               (a) eliminating or reducing an early retirement benefit or a retirement benefit or a retirement-type subsidy;

               (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

               (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except than an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations under the Code.

          Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

          12.2. Termination:

               (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or

                                                                       Exhibit C
partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

                   Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                   (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                   (2) the purchase of insurance company annuity contracts;

                   (3) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                   (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

               (b) Standard Termination Procedure -

                   (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation
(PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                       (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                                                                       Exhibit C

                       (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                       (iii) such other information as the PBGC may prescribe by regulation.

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                   (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

               (c) Distress Termination Procedure

                   (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                       (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                       (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date.

                                                                       Exhibit C

                       (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based this certification is accurate and complete; and


                       (iv) such other information as the PBGC may prescribe by regulation.

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) A "distress termination" may only take place if:

                       (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                       (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                       (iii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

                   (d) Priority and Payment of Benefits

                       In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044 (a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase of irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation, such balance, if any, shall be returned to the Employer. The portion of the excess attributable to Required Contributions shall be paid to the

                                                                       Exhibit C

Participant who made these contributions. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

                       (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

          12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

          13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

          13.2. Requirements of Participating Employers:

               (a) Each Participating Employer will use the same Trustee as provided in this Plan.

               (b) The Trustee may, but will not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

               (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

                                                                       Exhibit C

               (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

               (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

          13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

          13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

          If a member of the Eligible Class of Employees is transferred from a Participating Employer to a member of the Insilco Group and is then employed as a salaried employee, or if a salaried employee of a member of the Insilco Group is transferred to a Participating Employer and is then employed as a member of an Eligible Class of Employees, such employee shall be credited with Years of Eligibility Service and Years of Vesting Service under the Plan for such Years of Service with the Insilco Group. Such employee will not be credited with Years of Accrual Service for such Years of Service with the Insilco Group, except as provided in Section 4.5.

          Notwithstanding the foregoing, if a salaried employee of another member of the Insilco Group was transferred to the Times Wire and Cable Division of the Group or to the Times Wire and Cable Company and employed by either as a salaried employee before February 25, 1977, and does not thereafter serve with any other member of the Insilco Group, his Years of Service under the Plan are, notwithstanding Section 4.5, counted as Years of Accrual Service under the Plan. Any benefit payable to such Employee under the Plan shall be reduced by the benefit payable to him under the Insilco Plan.

                                                                       Exhibit C

          13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

          13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

          13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

          14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

                                                                       Exhibit C

          14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

          14.3. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

          14.4. Trust Agreement

               (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and manager the assets of the Trust Fund, and to receive, hold and disburse contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund, which investment managers shall be solely responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager in the absence of any separate agreement with an investment manager, the Trustee shall be the investment manager.

               Each Trustee and investment manager so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined in the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manage, acquire or dispose of assets under the laws of more than one state.

               (b) The Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable

                                                                       Exhibit C

law), and which may authorize the pooling of the Trust Fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

          14.5. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

          14.6. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

          14.7. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

          14.8. Majority Actions: Except where there has been an allocation and delegation of administrative authority or where specifically expressed herein to the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

          14.9. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

          14.10. Discretionary Acts: Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner

                                                                       Exhibit C
which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

          14.11. Responsibility of Fiduciaries: The Plan Administrator and members of the Administrative Committee, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

          14.12. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

          14.13. Claims Procedure: Claims for benefits under the Plan may be filed with the Plan Administrator. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Plan Administrator shall:

               (a) state the specific reason or reasons for the denial,

               (b) provide specific reference to pertinent Plan provisions on which the denial is based,

               (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

               (d) explain the Plan's claim review procedure as contained in this Plan.

               Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Plan Administrator within sixty (60) days after the claimant receives written notification from the Plan Administrator

                                                                       Exhibit C
regarding the denial of the claimant's claim. The Plan Administrator will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE XV.
                                     GENERAL

          15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is no preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

          15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

          15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed.

                                                                       Exhibit C

               (a) to give any Participant the right to be retained in the service of the Employer,

               (b) to interfere with the right of the Employer to discharge any Participant at any time,

               (c) to give the Employer the right to require any Employee to remain in its employ, or

               (d) to affect any Employee's right to terminate employment at any time.

          15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

          This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

          This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

          15.5. Governing Law: This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

          15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

                                                                       Exhibit C

          15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

          15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

          15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

          15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

               (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

               (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

               (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the

                                                                       Exhibit C
deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

          15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

          15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

          15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

          15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                  ARTICLE XVI.
                                   DEFINITIONS

          For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

          16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 and 4.5 hereof, whichever is applicable, accrued as of any date.

          Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

                                                                       Exhibit C

          16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereof and made a part hereof.

          16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

          16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

          16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

               (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                   (1) all the plans of the Employer in which a Key Employer is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                   (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                   If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

               (b) Permissive Aggregation Group: The group of plans consisting of the following:

                   (1) the Required Aggregation Group; and

                   (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation

                                                                       Exhibit C

Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

               (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

          16.6. Anniversary Date: The first day of the Plan Year.

          16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefits under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity pursuant to Article II hereof.

          16.8. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

          16.9. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting date shall be the date on which the annuity payments are scheduled to commence.

          16.10. Authorized Absence: An Employee's period of temporary absence from work with the consent of the Participating Employer by which he is employed, regardless of whether such Employee receives Compensation during such period of absence.

          16.11. Average Monthly Compensation: The greater of:

               (a) The monthly Compensation of a Participant averaged over the final sixty (60) consecutive full calendar months of his employment as an Employee in the Eligible Class and Participant hereunder immediately preceding his retirement date or his termination of employment, or the monthly Compensation of a Participant

                                                                       Exhibit C
averaged over his entire period of participation employment, if less than sixty
(60) months. Such average shall be computed by dividing the total of the Participant's Compensation for such sixty (60) calendar month period (or less) by the number of months in that period for which such Employee received Compensation.

               (b) The monthly Compensation of a Participant averaged over the five (5) consecutive calendar years, or total consecutive calendar years if less than five (5), for which such Participant's Compensation was highest within the last ten (10) calendar years of his or her employment immediately preceding the calendar year of his or her retirement date or date of termination of employment.

          16.12. Beneficiary:

               (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

               (b) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

               (c) No spousal consent to a Beneficiary designation is required if

                   (1) The Participant's Spouse has waived the right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

                   (2) it is established to the satisfaction of the Plan Administrator that

                       (i) the Participant has no Spouse, or

                       (ii) the Participant's Spouse cannot be located;

                   (3) no spousal consent is required in accordance with applicable Treasury or Department of Labor Requirements.

                                                                       Exhibit C

          In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participant's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's estate.

          16.13. Break in Service: A Period of Severance of at least twelve (12) consecutive months.

          In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence will not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence:

               (1) by reason of the pregnancy of the individual,

               (2) by reason of the birth of a child of the individual,

               (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

               (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

          If the Employer is a member of an affiliated service group (under Code
Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) or any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the regulations thereunder, service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under Code Section 414(n) or 414(o) and the Regulations thereunder to be considered an Employee of any employer aggregated under Code Section 414(b), (c) or (m).

          16.14. Code: The Internal Revenue Code of 1986, including any amendments thereto.

          16.15. Compensation: With respect to salesmen operating on straight commission, two-thirds (2/3) of the gross commissions earned from the Employer during the Plan Year while in the Eligible Class.

                                                                       Exhibit C

          With respect to all other Employees, the total wages or salary, overtime, commissions, bonuses and any other taxable remuneration actually paid to an Employee during the Plan Year while in the Eligible Class which is required to be reported as wages on the Employee's Form W-2 for income tax purposes.

          With respect to all Employees, Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k), Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b).

          Notwithstanding the foregoing, on and after May 30, 1997, Compensation shall exclude any income realized for federal income tax purposes as a result of the grant or exercise of an option or options to acquire shares of stock of any Affiliated Employer, the receipt of a cash appreciation payment in lieu of the exercise of such an option or options, the disposition of shares acquired on exercise of such an option, or the transfer of restricted shares of stock, or restricted property, of an Affiliated Employer, or the removal of any such restrictions.

          The Compensation of each Participant which may be taken into account under the Plan for any Plan Year beginning before January 1, 1994, will not exceed $200,000, as adjusted under Code Section 415(d). For Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

               (1) January 1, 1997, or

               (2) the latest of

                   (a) January 1, 1994, or

                   (b) the date on which the last of such collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

                                                                       Exhibit C

          If the period for determining Compensation used in calculating an Employee's allocation for a determination period is a short Plan Year (i.e. shorter than 12 months), the annual Compensation limit is an amount equal to the otherwise applicable annual Compensation limit multiplied by the fraction, the numerator of which is the number of months in the short Plan Year, and the denominator of which is 12. In determining the Compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply except, in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted, applicable annual Compensation limit is exceeded, the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of this limitation or the limitation shall be adjusted in accordance with any other method permitted by applicable law.

          If Compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the Compensation for such prior year is subject to the applicable annual Compensation limit in effect for that prior year. Thus, increases in the annual Compensation limit apply only to Compensation taken into account for the Plan Year in which the increase is effective. In addition, if Compensation for any Plan Year beginning prior to January 1, 1994 is used for determining benefit accruals in a Plan Year beginning on or after January 1, 1994, then the annual Compensation limit for that prior year is the annual Compensation limit in effect for the first Plan Year beginning on or after January 1, 1994 (generally $150,000). For this purpose, for years beginning before January 1, 1990, the applicable annual Compensation limit is $200,000.

          For purposes of applying the limitations of Code Section 415, "Code
Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

               (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred Compensation;

                                                                       Exhibit C

               (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

               (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludAble from the gross income of the Employee).

          For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the Compensation actually paid or includible in gross income during such Limitation Year.

          16.16. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

          16.17. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

          16.18. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

          16.19. Disability: A period of absence from service attributable to incapacity by injury or disease in which all of the following conditions are met:

               (a) such disability commenced (i) on or after January 1, 1972,
(ii) before the Participant had attained age 64 and three months and (iii) while he was an Active Participant under the Plan and insured under the Corporation's Long Term Disability Plan;

               (b) as a result of such disability the Participant became eligible to receive disability payments under the U.S. Social Security Act;

               (c) during the first 18 months of such disability, the Participant was unable to perform any and every duty pertaining to his regular occupation and did not engage in any occupation for wage or profit and, after the first eighteen (18) months of disability, the Participant was unable to perform any and every duty pertaining to any

                                                                       Exhibit C
gainful occupation for which he was or could become reasonably fit by virtue of education, experience and training; and

               (d) the Participant became entitled to payments under the Corporation's Long Term Disability Plan.

               The Plan Administrator shall have sole discretion to determine whether a Participant's period of absence is the result of Disability.

          16.20. Disability Retirement Date: The first day of the month following the date the Participant shall be entitled to disability retirement benefits pursuant to Section 4.6.

          16.21. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

          16.22. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

          16.23. Early Retirement Age: The age at which a Participant shall have
(a) attained age fifty-five (55), and (b) completed ten (10) Years of Vesting Service.

          16.24. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

          16.25. Effective Date: February 25, 1977.

          16.26. Eligible Class: Employment as a salaried employee of LPL Technologies Inc., Times Fiber Communications, Inc. or Amphenol Corporation Headquarters; excluding, however any Amphenol operations employee hired prior to June 1, 1987.

          16.27. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

                                                                       Exhibit C

          16.28. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          16.29. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is an independent contractor.

          The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (o) of the Code.

          16.30. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan. The Employer is a Corporation, with principal offices in the State of Connecticut.

          16.31. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

          16.32. ERISA: The Employee Retirement Income Age of 1974, as it may from time to time be amended or supplemented.

          16.33. Family Member: The Employee's Spouse, any of the Employee's lineal descendants and ascendants and the spouses of the Employee's lineal descendants and ascendants, all as described in Code Section 414(q)(6)(B).

          16.34. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

          16.35. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

               (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

                                                                       Exhibit C

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

          Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

          16.36. Former Participant: A once active Participant who incurred a one-year Break in Service at a time when he had no nonforfeitable right to his Employer-provided contributions.

          16.37. Full Credit Accrual Service: A number of Years of Accrual Service, and, after October 1, 1978, Years of Service between the Participant's Normal Retirement Date and the third anniversary of his Normal Retirement Date equal to the number of years between the first day of the month coinciding with or next following the Participant's fortieth birthday and his Normal Retirement Date. Whenever there is to be a proportionate reduction for less than Full Credit Accrual Service, the numerator of the fraction shall be the actual number of Years of a Accrual Service and, after October 1, 1978, Years of Service between the Participant's Normal Retirement Date and the third anniversary of his Normal Retirement Date, and the denominator shall be the number of years constituting Full Credit Accrual Service.

          16.38. Highly Compensated Employee: An Employee who, on the snapshot day:

               (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

               (b) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code);

               (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

               (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

                                                                       Exhibit C

               If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

               In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

                   (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

                   (b) terminated prior to the snapshot day and

                       (i) was a five percent (5%) owner;

                       (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

                       (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

               In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

               16.39. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

               16.40. Hour of Service:

                   (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

                   (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military

                                                                       Exhibit C
duty or leave of absence, during the applicable computation period. Notwithstanding the above,

                       (a) no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

                       (b) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and

                       (c) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

          For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

                   (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph (1) or paragraph (2), as the case may be, and under this paragraph (3). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

                   Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

                   Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

          The Provisions of Department of Labor Regulations 2530.200b-2(b) and
(c) are incorporated herein by reference.

                                                                       Exhibit C

                   Solely for purpose of determining whether a Break in Service for eligibility or vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons will receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence

                   (1) by reason of the pregnancy of the individual,

                   (2) by reason of a birth of a child of the individual,

                   (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

                   (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

               The Hours of Service credited under this paragraph will be credited (i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following computation period.

               Solely to determine whether a one-year Break in Service has occurred for eligibility or vesting purposes for an Employee who is absent on maternity or paternity leave, a Break in Service will not be deemed to occur until the second anniversary of the first day of the maternity or paternity leave. The period between the first and second anniversaries of the maternity or paternity leave neither counts as a Break in Service nor as a Year of Service.

               Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment.

               16.41. Inactive Participant: A former active or Suspended Participant who for some reason other than Disability has incurred a Period of Severance but who has not yet incurred a one-year Period of Severance.

               16.42. Insilco Group: Insilco Corporation or any member of the controlled group of corporations of which Insilco Corporation is a member.

               16.43. Insilco Plan: The Insilco Corporation Retirement Plan for Salaried Employees, as in effect from time to time prior to the Effective Date. Insilco Corporation, then known as The International Silver Company, adopted a retirement

                                                                       Exhibit C
program for its salaried employees that took effect as of July 1, 1942 pursuant to Group Annuity Contract No. GA-0255 issued by Aetna Life Insurance Company (the "Insilco Plan"). As of July 1, 1968, the assets and employees of its Times Wire and Cable Division were transferred to a Delaware subsidiary corporation, Times Wire and Cable Company; commencing as of that date, salaried employees of Times Wire and Cable Company meeting certain requirements became active members in the Insilco Plan.

               On February 25, 1977, 100% of the common stock of Times Wire and Cable Company was transferred by Insilco Corporation to Times Fiber Communications, Inc., a Delaware Corporation. Effective as of that date, Times Fiber Communications, Inc. adopted a separate retirement plan covering its salaried employees and the salaried employees of designated participating employers and Insilco Corporation removed Times Wire and Cable Company as a participating employer under the Insilco Plan. In connection with the adoption by Times Fiber Communications, Inc. of a separate salaried plan, that part of the assets and liabilities under the Insilco Plan and Group Annuity Contract No. GA-0255 that related to salaried employees of Times Wire and Cable Company were continued pursuant to that group annuity contract for the benefit of the salaried employees of Times Wire and Cable Company now covered under the Times Fiber Communications, Inc. Retirement Plan for Salaried Employees.

               16.44. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

                   (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

                   (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section
318) the largest interests in the Employer;

                   (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

                   (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code
Section 318) more than one percent (1%) of the outstanding stock of the Employer or

                                                                       Exhibit C
stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

          For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer or Employee of an entity referred to in
Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

          16.45. Late Retired Participant: A once active Participant who is in service and who has reached his Normal Retirement Date but who has not reached his Late Retirement Date.

          16.46. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the earlier of

               (1) the first day of the month coinciding with (immediately following, if none coincides with) the date the Participant ceases to be an Employee, or

               (2) the date the Participant attains age seventy-five (75), or

               (3) a date selected by the Participant with the consent of the Plan Administrator.

          16.47. Leased Employee: Any person (other than an Employee of the Employer) who, pursuant to an agreement between the Employer and any other person ("leasing organization"), has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

          A Leased Employee will not be considered an Employee of the Employer if:

               (a) such Leased Employee is covered by a money purchase pension plan providing:

                                                                       Exhibit C

                   (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code,

                   (2) immediate participation, and

                   (3) full and immediate vesting; and

               (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

          16.48. Limitation Year: The Plan Year.

          16.49. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

          16.50. Non-Key Employee: Any Employee who is not a Key Employee.

          16.51. Normal Form of Benefit: A Straight Life Annuity with a five (5) year period certain.

          16.52. Normal Retirement Age: Age sixty-five (65).

          16.53. Normal Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Normal Retirement Age.

          16.54. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.55. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

          16.56. Period of Severance: A continuous period of time beginning with the Employee's Severance Date and ending on the Participant's Re-employment Commencement Date.

          16.57. Plan: The Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the LPL Technologies Inc. Retirement Plan.

                                                                       Exhibit C

          Insilco Corporation, then known as The International Silver Company, adopted a retirement program for its salaried employees that took effect as of July 1, 1942 pursuant to Group Annuity Contract No. GA-0255 issued by Aetna Life Insurance Company (the "Insilco Plan"). As of July 1, 1968, the assets and employees of its Times Wire and Cable Division were transferred to a Delaware subsidiary corporation, Times Wire and Cable Company; commencing as of that date, salaried employees of Times Wire and Cable Company meeting certain requirements became active members in the Insilco Plan.

          On February 25, 1977, 100% of the common stock of Times Wire and Cable Company was transferred by Insilco Corporation to Times Fiber Communications, Inc., a Delaware Corporation. Effective as of that date, Times Fiber Communications, Inc. adopted a separate retirement plan covering its salaried employees and the salaried employees of designated participating employers, and Insilco Corporation removed Times Wire and Cable Company as a participating employer under the Insilco Plan. In connection with the adoption by Times Fiber Communications, Inc. of a separate salaried plan, that part of the assets and liabilities under the Insilco Plan and Group Annuity Contract No. GA-0255 that related to salaried employees of Times Wire and Cable Company, were continued pursuant to that group annuity contract for the benefit of the salaried employees of Times Wire and Cable Company now covered under the Times Fiber Communications, Inc. Retirement Plan for Salaried Employees.

          The Plan was previously amended and restated effective January 1, 1985 to conform the Plan to the provisions of three Federal pension laws known as TEFRA, DEFRA and REA.

          16.58. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

          16.59. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

          16.60. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

          16.61. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A hereto.

                                                                       Exhibit C

          16.62. Primary Social Security Retirement Benefit: A Participant's projected primary insurance amount is the estimate, unreduced annual primary old-age insurance amount (determined as of the close of the Plan Year) payable to the Participant to which the Participant is entitled at his Normal Retirement Date or Late Retirement Date, if later. If a Participant's Normal Retirement Date or Late Retirement Date precedes his Social Security Retirement Age, his Primary Insurance Amount will be decreased by the applicable reduction factor provided under Title II of the federal Social Security Act for the period between his Normal Retirement Date or Late Retirement Date and his Social Security Retirement Age. If a Participant retires after his Social Security Retirement Age, his Primary Insurance Amount will be increased by the applicable delayed retirement credit provided under Title II of the federal Social Security Act for the period between his Social Security Retirement Age and his actual retirement date or age seventy (70), whichever is earlier. The failure of the Participant to receive such amount or any portion thereof for whatever reason shall be disregarded. If a Participant's last day of employment occurs before his 65th birthday, his Compensation will be assumed to continue from his last day of employment to his 65th birthday for purposes of determining his Social Security Benefit. With respect to service by the Participant for the Employer before the determination date, the actual Compensation paid to the Participant by the Employer during all periods of service of the Participant for the Employer covered by the Social Security Act shall be used in determining a Participant's projected primary insurance amount when information regarding such compensation is readily available. With respect to years before the Participant's commencement of service for the Employer or with respect to years for which information regarding compensation paid to the Participant by the Employer is not readily available, in determining the Participant's projected primary insurance old-age amount, it will be assumed that the Participant received Compensation for such service in an amount computed by using a six percent salary scale projected backwards from the determination date to the Participant's twenty-first birthday. However, if the Participant provides the Employer with satisfactory evidence of the Participant's actual past compensation for such prior years treated as wages under the Social Security Act at the time the compensation was earned, the Plan must use such actual past compensation. The Plan must provide written notice to each Participant of the Participant's right to supply actual compensation history and of the financial consequences of failing to supply such history. The notice must be given each time the summary plan description is provided to the Participant and must also be given upon the Participant's separation from service. The notice must also state that the Participant can obtain the actual compensation history from the Social Security Administration. The Employer may not take into account any compensation from any other employer while the Participant is employed by the Employer for purposes of determining the Participant's projected primary insurance amount.

          16.63. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s)

                                                                       Exhibit C
the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414 (p).

          16.64. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a five (5) year period certain, with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

          16.65. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired with a Qualified Joint and Survivor Annuity, and

               (d) died on the day after the Earliest Retirement Age.

          16.66. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service or a Period of Severance.

          16.67. Re-entry Date: The date an Inactive Participant re-enters the Plan.

          16.68. Regulation. Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

          16.69. Required Contribution Account: The total of:

               (a) Required Contributions,

               (b) interest (if any) on such contributions, computed at the rate provided by the Plan to the end of the Last Plan Year to which Code Section 411(a) (2) does not apply.

               (c) interest on the sum of (a) and (b) above compounded annually at the rate of 5 percent per annum from the beginning of the first Plan year to which Code Section 411(a) (2) applies or the date the Participant began participation in the Plan, whichever is later, to the last day of the Plan Year ending before the first Plan

                                                                       Exhibit C

Year beginning after December 31, 1987 or to the date on which the Participant would attain Normal Retirement Age, if earlier, and

               (d) interest on the sum of (a), (b) and (c) above compounded annually:

                   (1) at the rate of 120 percent of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date the Participant began participation in the Plan, whichever is later, and ending with the last day of the month preceding the date on which the determination is being made, and

                   (2) at the interest rate used under the Plan pursuant to Code
Section 417(e) (3) (as of the determination date) for the period beginning with the last day of the month preceding the determination date and ending on the date on which the Participant would attain Normal Retirement Age.

               Required Contributions previously paid to the Participant or applied to him, and any interest that would have been credited thereon, shall be excluded.

          16.70. Required Contributions Accrued Benefit: As of any date on or prior to a Participant's Normal Retirement Date, the Actuarial Equivalent of the Required Contribution Account expressed as a monthly retirement benefit payable at his Normal Retirement Date.

          16.71. Required Contributions: Nondeductible Employee contributions required from a Participant, pursuant to Article III hereof, in order to be eligible to participate in this Plan.

                                                                       Exhibit C

          16.72. Retired Participant: A Participant who has reached:

               (a) his Early Retirement Date, if he has elected an Early Retirement Date;

               (b) his Late Retirement Date, if he has been a Late Retired Participant; or

               (c) in any other case, his Normal Retirement Date.

          16.73. Social Security Retirement Age: The age used as the retirement age under Section 216(l) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216(l) (2) of such Act were sixty-two (62).

          16.74. Severance Date: The earliest of (a) the date on which an Employee resigns, retires, is discharged or dies; (b) the first anniversary of the first date on which an Employee is absent for any reason other than resignation, retirement, discharge, death or Authorized Absence unless he resumes employment upon the expiration of such Authorized Absence; (c) the first anniversary of the commencement of an Authorized Absence unless the Employee resumes employment upon the expiration of such Authorized Absence; (d) the second anniversary of the first date on which the Employee is absent if such absence is by reason of maternity or paternity leave.

          16.75. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, and, with respect to an active Participant, who has been so married for a period of not less than twelve (12) months as of the Annuity Starting Date or date of death of the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

          16.76. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

          16.77. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

          16.78. Suspended Participant: A once active Participant who is no longer a member of an Eligible Class of Employees by reason of having been transferred to an hourly paid position or to an Affiliated Employer (or a division or unit thereof) that is not a Participating Employer. If a Suspended Participant incurs a 1-Year Period of

                                                                       Exhibit C

Severance, he will be treated as a Terminated Participant or a Former Participant, depending on his completed Years of Vesting Service as of his Service Date.

          16.79. Terminated Participant: A former active Participant who, after completing five (5) years of Vesting Service, or more, incurred a 1-Year Period of Severance for any reason other than Disability, and who has not reached his Early Retirement Date, or, if he has not elected an Early Retirement date, his Normal Retirement Date. A Participant who incurs a 1-Year Period of Severance by reason of Disability but who does not return to the service of a Participating Employer following the cessation of such Disability before his Normal Retirement Date, will be treated as a Terminated Participant or a Participant Member, as the case may be, as of his Severance Date.

          16.80. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

               (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

               (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

          16.81. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

               (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

               (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

               To the extent required by Code Section 416(g) (3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

          For purposes of this Section and to the extent required by Code
Section 416(g) (4) (A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee

                                                                       Exhibit C
who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

          To the extent required by Code Section 416(g) (4) (E), if an Employee has not performed services for the Employer at any time during the five (5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

          16.82. Top-Heavy Ratio:

               (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

               (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

                                                                       Exhibit C

               The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or
(b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)
(1) (C) of the Code.

               16.83. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

                   (a) Employees who have not completed six (6) months of service with the Employer.

                   (b) Employees who normally work for the Employer less than seventeen and one-half (171) hours per week.

                   (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

                   (d) Employees who have not attained age twenty-one (21).

                   (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

                   (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

          16.84. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

          16.85. Trust Fund: The assets of the Plan as held and administered by the Trustee.

          16.86. Trustee: The trustees named in the Trust Agreement and their successors.

          16.87. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

                                                                       Exhibit C

          16.88. Vested Accrued Benefit: The aggregate value of the Participant's vested Accrued Benefit derived from Employer-provided contributions and Required Contributions, whether vested before or upon death, including the proceeds of insurance contracts, if any, on the Participant's life.

          16.89. Year of Accrual Service:

               (a) The total of an Employee's Years of Service while in the Eligible Class, expressed as whole years and fractional parts of a year (calculated to the nearest twelfth of a year).

               (b) Accrual Service is modified as follows:

                   (1) Voluntary Discontinuance. Service while an Employee failed or refused to make Required Contributions to the Plan is excluded. This provision also applies to exclude an Employee's service while Required Contributions were not made because the Employee failed or refused to complete a written agreement to make such Required Contributions.

                   (2) Predecessor Employer Service. An Employee's service with a Predecessor Employer shall be included as service with the Employer. If this Plan is not a continuation of a plan of that Predecessor Employer, an Employee's service with that Predecessor Employer shall be counted only if service continued with the Employer without interruption. This service includes service performed while a proprietor or partner. This service shall be included only to the extent that such inclusion does not result in a duplication of benefits by reason of being covered under any separate non-governmental pension or profit sharing plan to which the Employer contributes or shall have contributed.

                   (3) Rule of Parity. In the case of an Employee who has no nonforfeitable right to any Accrued Benefit derived from Employer-provided contributions, Years of Accrual Service before a period of consecutive Breaks in Service will not be taken into account in computing Years of Accrual Service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Accrual Service. Such aggregate number of Years of Accrual Service will not include any Years of Accrual Service disregarded under the preceding sentence by reason of prior Breaks in Service.

                   (4) Accrual Service shall not include any period of service with respect to which a lump sum payment has been paid in accordance with
Section 7.2, unless such payment has been returned to the Plan in accordance with Section 4.10.

                                                                       Exhibit C

                   (5) PRE-PARTICIPATION SERVICE. Accrual Service shall not include any period of service prior to the date on which an Employee becomes a Participant pursuant to the terms of Section 1.1.

          16.90. Year of Eligibility Service. An Employee shall be credited with one Year of Eligibility Service for every Year of Service.

          If an Employee resigns, retires or is discharged but is thereafter reemployed by the Employer before he has incurred a 1-Year Period of Severance, that Period of Severance shall be counted in determining Eligibility Service; provided, however, that if such resignation, retirement, or discharge occurred during an absence from service of 12 months or less for any reason (including an Authorized Absence), that Period of Severance shall be counted in determining Eligibility Service only if the Reemployment Date occurs on or before the first anniversary of the date on which the former Employee began such absence from service. If a former Employee's Period of Severance is attributable to his absence from service for at least one year, of if he resigned, retired, or was discharged and was not thereafter reemployed within the period specified in the preceding sentence, that Period of Severance shall not be counted in determining Eligibility Service.

          16.91. Year of Service: The total years of employment of an Employee with the Employer commencing with the Employee's Employment Commencement Date, and ending with such Employee's Severance Date, recorded in full years and completed days. Whenever service after a Period of Severance is to be aggregated with service before the Severance Date, 365 completed days of service shall constitute a full Year of Service.

               (a) any period, not in excess of one year in the case of any single leave of absence, during which the individual is on an authorized leave of absence, provided that the individual again becomes an Employee as of the end of such leave or absence or within such additional period as may be provided by law. Notwithstanding the foregoing, any leave of absence granted under the Employer's leave of absence policies to bridge an Employee's employment to the date on which the Employee will be eligible for early retirement or vested benefits under the Plan shall also be included, not to exceed three years,

               (b) any period not in excess of four years, or such longer period during which the individual has reemployment rights pursuant to any Federal Law, during which the persons is on a leave of absence for military service, provided that the individual is reemployed in accordance with the terms of such leave of absence,

               (c) any period during which the individual was employed by an Affiliated Employer,

                                                                       Exhibit C

               16.92. Year of Vesting Service: The total of an Employee's Years of Service determined on an elapsed time basis. An Employee shall be credited with a Year of Vesting Service only for complete Years of Service consisting of 365 days.

               If an Employee resigns, retires or is discharged but is thereafter reemployed by an Affiliated Employer before he has incurred a 1-Year Period of Severance, that Period of Severance shall be counted in determining Vesting Service; provided, however, that if such resignation, retirement or discharge occurred during an absence from service of 12 months or less for any reason (including an Authorized Absence), that Period of Severance shall be counted in determining vested service only if the Reemployment Date occurs on or before the first anniversary of the date on which the former Employee began such absence from service. If a former Employee's Period of Severance is attributable to his absence from service for at least one year, or if he resigned, retired or was discharged and was not thereafter reemployed within the period specified in the preceding sentence, the Period of Severance beginning with his Severance Date shall not be counted in determining vesting service.

               IN WITNESS WHEREOF, the LPL TECHNOLOGIES INC. RETIREMENT PLAN is, by authority of the Board of Directors of the Amphenol Corporation, adopted on the day and year first above written.

                                    AMPHENOL

                                    By
                                      ------------------------------------------

ATTEST:

----------------------------------

                                                                       Exhibit C

                                   Schedule A

For the purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

         Mortality                      1984 Unisex Pension Mortality Table
                                        with no age setback.

         Interest The Pension Benefit Guaranty Corporation interest rates which are in effect as of the first day of the plan year in which the distribution occurs and which are used for the purposes of determining the present value of a lump sum distribution on plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

     (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

     (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

                                                                       Exhibit C

For all other purposes than that noted above, actuarial equivalence shall be determined by using the following assumptions:

         Mortality                      1971 Group Annuity Mortality Table
                                        with ages setback one year for
                                        Participants and five years for joint
                                        annuitants.

         Interest                       7.5%

                                                                       Exhibit C

EXHIBIT: D

ELIGIBLE CLASS:

               (a) Hourly Employees at a participating division or location of Times Fiber Communications, Inc. (Chatham, Virginia, Phoenix, Arizona and Liberty, North Carolina).

NOTE:
THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       Exhibit D

                                  PENSION PLAN
                            FOR HOURLY PAID EMPLOYEES
                            OF CHATHAM CABLE COMPANY
                (A Division of Times Fiber Communications, Inc.)

                                                                       Exhibit D

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----

                                   ARTICLE I.
                                   ELIGIBILITY
1.1.       Eligibility Requirements.............................................................1
1.2.       Change in Classification of Employment...............................................1

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

2.1.       Payment of Contributions.............................................................1
2.2.       Limitation on Contribution...........................................................1
2.3.       Time of Payment......................................................................2
2.4.       No Additional Liability..............................................................2

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

3.1.       Required Contributions...............................................................2

                                   ARTICLE IV.
                                  PLAN BENEFITS

4.1.       Normal Retirement Benefit............................................................2
4.2.       Normal Form of Retirement Benefit....................................................4
4.3.       Early Retirement Benefit.............................................................4
4.4.       Late Retirement Benefit..............................................................5
4.5.       Disability Benefits..................................................................5
4.6.       Death Benefits.......................................................................6
4.7.       Benefits on Termination of Employment -
             Deferred Vested Pension............................................................7
4.8.       In-Service Benefits..................................................................7
4.9.       Restoration of Benefit...............................................................7
4.10.      Non-Duplication of Benefits..........................................................8
4.11.      Minimum Benefit for Top-Heavy Plan...................................................8
4.12.      Transfers; Service with Affiliated Employers........................................10

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

5.1.       Maximum Annual Benefit..............................................................10

                                                                       Exhibit D

5.2.       Adjustments to Annual Benefit and Limitations.......................................11
5.3.       Annual Benefit Not in Excess of $10,000.............................................13
5.4.       Participation or Service Reductions.................................................13
5.5.       Multiple Plan Reduction.............................................................14
5.6.       Incorporation by Reference..........................................................17

                                   ARTICLE VI.
                                     VESTING

6.1.       Vesting Rights......................................................................17
6.2.       Top-Heavy Vesting...................................................................17
6.3.       Service Computation Period..........................................................18
6.4.       Service Credit......................................................................18
6.5.       Vesting Break in Service............................................................18
6.6.       Vesting on Distribution Before Break in Service;
             Cash-outs.........................................................................19
6.7.       Amendment of Vesting Schedule.......................................................19
6.8.       Amendments Affecting Vested and/or Accrued Benefit..................................19
6.9.       No Divestiture for Cause............................................................20

                                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

7.1.       Notice..............................................................................20
7.2.       Waiver of Thirty (30) Day Notice Period.............................................20
7.3.       Automatic Form of Payment...........................................................21
7.4.       Optional Forms of Benefit...........................................................21
7.5.       Actuarial Equivalent Benefit........................................................22
7.6.       Distributions to Inactive Participants..............................................22
7.7.       Payment Without Participant Consent.................................................22
7.8.       Restrictions on Immediate Distributions.............................................22
7.9.       Limitation of Benefits on Plan Termination..........................................23
7.10.      Early Plan Termination Restrictions.................................................25
7.11.      Suspension of Benefits..............................................................27
7.12.      Restrictions on Commencement of Retirement
             Benefits..........................................................................28
7.13.      Minimum Distribution Requirements...................................................28
7.14.      TEFRA Election Transitional Rule....................................................31
7.15.      Distribution of Death Benefit.......................................................33
7.16.      Date Distribution Deemed to Begin...................................................34
7.17.      Distribution Pursuant to Qualified Domestic
             Relations Orders..................................................................34
7.18.      Payment to a Person Under a Legal Disability........................................34
7.19.      Unclaimed Benefits Procedure........................................................34

                                                                       Exhibit D

7.20.      Direct Rollovers....................................................................35

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.       Applicability of Provisions.........................................................35
8.2.       Payment of Qualified Joint And Survivor Annuity.....................................35
8.3.       Payment of Qualified Pre-Retirement Survivor
             Annuity...........................................................................35
8.4.       Notice Requirements For Qualified Joint And
             Survivor Annuity..................................................................35
8.5.       Notice Requirements For Qualified Pre-Retirement
             Survivor Annuity..................................................................36
8.6.       Qualified Election..................................................................37
8.7.       Election Period.....................................................................37
8.8.       Pre-age Thirty-five (35) Waiver.....................................................37
8.9.       Transitional Joint And Survivor Annuity Rules.......................................38

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.       Qualified Domestic Relations Orders.................................................39

                                                   ARTICLE X.
                             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.      Transfers From Other Qualified Plans; Direct Rollovers..............................41

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1       Transfer Out of Eligible Class......................................................41
11.2.      Transfer From Salaried Employment...................................................42
11.3.      Transfer From Hourly Employment.....................................................42

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.      Amendment of the Plan...............................................................43
12.2.      Termination.........................................................................44
12.3.      Merger or Consolidation of the Plan.................................................47

                                                                       Exhibit D

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

13.1.      Adoption by Other Employers.........................................................47
13.2.      Requirements of Participating Employers.............................................48
13.3       Designation of Agent................................................................48
13.4.      Employee Transfers..................................................................48
13.5.      Participating Employer's Contribution...............................................48
13.6.      Discontinuance of Participation.....................................................49
13.7.      Plan Administrator's Authority......................................................49

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

14.1       Appointment of Plan Administrator and Trustee.......................................49
14.2.      Plan Administrator..................................................................49
14.3.      Trust Agreement.....................................................................50
14.4.      Delegation of Powers................................................................50
14.5.      Appointment of Advisers.............................................................51
14.6.      Records and Reports.................................................................51
14.7.      Information From Employer...........................................................51
14.8.      Majority Actions....................................................................51
14.9.      Expenses............................................................................51
14.10.     Discretionary Acts..................................................................51
14.11.     Responsibility of Fiduciaries.......................................................51
14.12.     Indemnity by Employer...............................................................52
14.13.     Claims Procedure....................................................................52

                                   ARTICLE XV.
                                     GENERAL

15.1.      Bonding.............................................................................53
15.2.      Action by the Employer..............................................................53
15.3.      Employment Rights...................................................................53
15.4.      Alienation..........................................................................54
15.5.      Governing Law.......................................................................54
15.6.      Conformity to Applicable Law........................................................54
15.7.      Usage...............................................................................54
15.8.      Legal Action........................................................................54
15.9.      Exclusive Benefit...................................................................55
15.10.     Prohibition Against Diversion of Funds..............................................55
15.11.     Return of Contribution..............................................................55
15.12.     Employer's Protective Clause........................................................56

                                                                       Exhibit D

15.13.     Insurer's Protective Clause.........................................................56
15.14.     Receipt and Release for Payments....................................................56
15.15.     Headings............................................................................56

                                  ARTICLE XVI.
                                   DEFINITIONS

16.1.      Accrued Benefit.....................................................................56
16.2.      Actuarial Equivalent................................................................56
16.3.      Affiliated Employer.................................................................57
16.4.      Aggregation Group...................................................................57
16.5.      Anniversary Date....................................................................58
16.6.      Annual Benefit......................................................................58
16.7.      Annuity.............................................................................58
16.8.      Annuity Starting Date...............................................................58
16.9.      Authorized Absence..................................................................58
16.10.     Beneficiary.........................................................................58
16.11.     Break in Service....................................................................59
16.12.     Code................................................................................60
16.13.     Compensation........................................................................60
16.14.     Controlled Group....................................................................62
16.15.     Determination Date..................................................................63
16.16.     Direct Rollover.....................................................................63
16.17.     Disability..........................................................................63
16.18.     Distributee.........................................................................64
16.19.     Earliest Retirement Date............................................................64
16.20.     Early Retirement Age................................................................64
16.21.     Early Retirement Date...............................................................64
16.22.     Eligible Class......................................................................64
16.23.     Eligible Retirement Plan............................................................64
16.24.     Eligible Rollover Distribution......................................................64
16.25.     Employee............................................................................65
16.26.     Employer............................................................................65
16.27.     Employment Commencement Date........................................................65
16.28.     ERISA...............................................................................65
16.29.     Family Member.......................................................................65
16.30.     Fiscal Year.........................................................................65
16.31.     Forfeiture..........................................................................65
16.32      Highly Compensated Employee.........................................................66
16.33.     Highly Compensated Participant......................................................67
16.34.     Hour of Service.....................................................................67
16.35.     Inactive Participant................................................................67
16.36.     Key Employee........................................................................67
16.37.     Late Retirement Date................................................................68

                                                                       Exhibit D

16.38.     Leased Employee.....................................................................68
16.39.     Limitation Year.....................................................................69
16.40.     Non-Highly Compensated Employee.....................................................69
16.41.     Non-Key Employee....................................................................69
16.42.     Normal Form of Benefit..............................................................69
16.43.     Normal Retirement Age...............................................................69
16.44.     Normal Retirement Date..............................................................69
16.45.     Participant.........................................................................69
16.46.     Period of Military Duty.............................................................69
16.47.     Period of Service...................................................................69
16.48.     Period of Severance.................................................................69
16.49.     Plan................................................................................70
16.50.     Plan Administrator..................................................................70
16.51.     Plan Year...........................................................................70
16.52.     Predecessor Employer................................................................71
16.53.     Present Value of Accrued Benefit....................................................71
16.54.     Qualified Domestic Relations Order..................................................71
16.55.     Qualified Joint and Survivor Annuity................................................71
16.56.     Qualified Pre-Retirement Survivor Annuity...........................................71
16.57.     Re-employment Commencement Date.....................................................71
16.58.     Re-entry Date.......................................................................71
16.59.     Regulation..........................................................................72
16.60.     Retirement..........................................................................72
16.61.     Spouse..............................................................................72
16.62.     Straight Life Annuity...............................................................72
16.63.     Super Top-Heavy Plan................................................................72
16.64.     Top-Heavy Group.....................................................................72
16.65.     Top-Heavy Plan......................................................................72
16.66.     Top-Heavy Ratio.....................................................................73
16.67.     Top-Paid Group......................................................................74
16.68.     Trust Agreement.....................................................................75
16.69.     Trust Fund..........................................................................75
16.70.     Trustee.............................................................................75
16.71.     Valuation Date......................................................................75
16.72.     Year of Accrual Service.............................................................75
16.73.     Year of Service.....................................................................76
16.74.     Year of Vesting Service.............................................................76

                                                                       Exhibit D

                                  PENSION PLAN
                            FOR HOURLY PAID EMPLOYEES
                            OF CHATHAM CABLE COMPANY
                (A Division of Times Fiber Communications, Inc.)

          BY RESOLUTION of its Board of Directors, on the _______ day of ____________, 1994, AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees of its Chatham Cable Company Division, effective as of the first day of January, 1989, which amends and restates the PENSION PLAN FOR HOURLY PAID EMPLOYEES OF THE CHATHAM CABLE COMPANY under a restated agreement dated as of January 1, 1985. This amended and restated Plan provides as follows:

                                    ARTICLE I
                                   ELIGIBILITY

          1.1. Eligibility Requirements: Any Employee in a participating division or location of Times Fiber Communications, Inc. who is employed on an hourly basis will become a Participant as of the date he or she first performs an Hour of Service in the Eligible Class.

          1.2. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate, such Employee will participate immediately upon returning to the Eligible Class of Employees. In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately upon becoming a member of the Eligible Class.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

          2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

          2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

                                                                       Exhibit D

          2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

          2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

          3.1. Required Contributions: No contributions shall be required of Participants as a condition for receiving benefits provided hereunder.

                                   ARTICLE IV.
                                  PLAN BENEFITS

          4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of the Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no distribution shall be made to such Participant until his or her actual retirement date, unless a minimum distribution is required by law.

               (a) Accrued Benefit. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, subject to modifications set out below, equal to the product of (1) the applicable dollar amount set forth below, determined by reference to the Participant's date of termination of employment, and (2) such Participant's Years of Accrual Service, up to a maximum of thirty (30) years.

                   (1) Times Fiber Communications, Inc. -- Employees at Chatham, Virginia represented by the United Steelworkers of America Local No. 9428. An amount equal to

                                                                       Exhibit D

                       (i) $7.00, for Participants terminating employment on or after January 1, 1976 but before December 1, 1981;

                       (ii) $8.50, for Participants terminating employment on or after December 1, 1981 but prior to January 1, 1988;

                       (iii) $9.25, for Participants terminating employment on or after January 1, 1988 but prior to January 1, 1989;

                       (iv) $9.50, for Participants terminating employment on or after January 1, 1989 but prior to January 1, 1990;

                       (v) $10.50 for Participants terminating employment on or after January 1, 1990 but prior to January 1, 1996;

                       (vi) $12.00, for Participants terminating employment on or after January 1, 1996 but prior to January 1, 1997;

                       (vii) $13.00, for Participants terminating employment on or after January 1, 1997 but prior to January 1, 1999;

                       (viii) $14.25, for Participants terminating employment on or after January 1, 1999 but prior to January 1, 2000;

                       (ix) $15.25, for Participants terminating employment on or after January 1, 2000 but prior to January 1, 2001;

                       (x) $16.25, for Participants terminating employment on or after January 1, 2001 but prior to January 1, 2002;

                       (xi) $17.25, for Participants terminating employment on or after January 1, 2002 but prior to January 1, 2003; or

                       (xii) $18.25, for Participants terminating employment on or after January 1, 2003.

                   (2) Times Fiber Communications, Inc. -- Employees at Liberty, North Carolina. An amount equal to $18.00, regardless of the Participant's date of termination of employment.

               (b) Special Minimum Pension: Regardless of whether an Employee retires as an hourly paid or salaried employee, if such Employee has been employed by the Employer, including an Affiliated Employer, both as an hourly paid employee and as a salaried employee, he or she shall be entitled to a minimum Normal,

                                                                       Exhibit D

Early or Vested Deferred Retirement Benefit under this Plan which, when added to the monthly annuity he or she receives under any other qualified defined benefit pension plan of the Employer, will equal the monthly benefit payable under this Plan computed (1) on the same form of retirement and (2) as if all of such Employee's Years of Accrual Service with the Employer and any Affiliated Employer had been as an Employee under this Plan.

               (c) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as of the Participant's Normal Retirement Date in accordance with the Article herein entitled "Payment of Benefits". If the participant begins receiving benefits at any age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

          4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

          4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

               (a) a deferred Normal Retirement Benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, based upon Years of Accrual Service at the time of the Participant's actual retirement, or

               (b) an immediate early retirement benefit, commencing at the Participant's Early Retirement Date, equal to the deferred benefit provided in
(a) above reduced by a percentage equal to one-half of 1% multiplied by the number of months his Early Retirement Date precedes his or her Normal Retirement Date.

               In the event that a Participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the Participant shall be entitled to elect benefits hereunder upon satisfaction of the age requirement.

               Early retirement benefits shall be payable to the Participant on the first day of the first month after (i) the Participant shall have become eligible for such benefits and (ii) the Participant shall have filed an application for such benefits and shall otherwise be payable in accordance with the Article herein entitled "Payment of Benefits".

          4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401(a)(9). A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit calculated using the Participant's Years of Accrual Service (not to exceed 30) determined as of the Participant's actual retirement date.

          The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401(a)(9) actually made prior to the Participant' s actual retirement date.

          A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

          Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits".

          4.5. Disability Benefits: If a Participant ceases to be an active Employee after three (3) months of employment as a result of a Disability, said Participant shall be entitled to either of the following disability retirement benefits, beginning after attaining Earliest Retirement Date, as the Participant may elect:

               (a) a deferred Disability retirement benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above and based upon total Years of Accrual Service, except that such benefit shall be determined using the monthly amount of pension benefit in effect under the Plan on the last day of said Participant's active employment, or

               (b) an early Disability retirement benefit commencing at Early Retirement Date equal to the deferred benefit provided in (a) above reduced by a percentage equal to one-half of 1% multiplied by the number of months by which the Participant's Early Retirement Date precedes his Normal Retirement Date.

          Disability retirement benefits will be paid as soon as practicable after the Plan Administrator's receipt of certification of Disability and the satisfaction of the other conditions to the receipt of disability benefits under this Section 4.5, in accordance with the Article herein entitled "Payment of Benefits".

                                                                       Exhibit D

          4.6. Death Benefits: The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984.

          If a Participant dies before his Annuity Starting Date, death benefits shall be determined under subsection (a) below. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

               (a) Qualified Preretirement Survivor Annuity:

               A Qualified Preretirement Survivor Annuity shall be payable as a death benefit with respect to a Participant if the following requirements are met:

                   (1) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death, and

                   (2) The Participant's vested percentage of Employer contributions on the date of his death was greater than zero.

               If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. The Spouse may elect to start benefits on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to such date. If the Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, no death benefit will be payable.

               (b) Death Benefit After Actual Retirement Date but Before the Annuity Starting Date:

                   (1) If a Participant dies on or after his actual Retirement date and before his Annuity Starting Date, the provisions of subsection (a) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

                   (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

                                                                       Exhibit D

          4.7. Benefits on Termination of Employment - Deferred Vested Pension:
A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The amount of the monthly retirement benefit to be provided for each Participant who becomes an inactive Participant prior to his Normal or Early Retirement Date, or date of death shall be determined as follows:

               (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (i) and (ii):

                   (i) The Participant's Accrued Benefit on the day before he or she became an Inactive Participant;

                   (ii) The Participant's vesting percentage on the date he or she ceased to be an Employee.

               (b) A deferred monthly retirement benefit in the Normal Form of Benefit to begin on his Early Retirement Date, in the event that all service requirements have been satisfied. The deferred early retirement benefit shall be equal to the product of (i) and (ii):

                   (i) the Participant's early retirement benefit set forth in
Section 4.3;

                   (ii) The Participant's vesting percentage on the date he or she ceases to be an Employee.

          The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled "Payment of Benefits".

          4.8. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

          4.9. Restoration of Benefit: If an Employee receives a distribution of a vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her employer-provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

               (a) the amount of the distribution,

                                                                       Exhibit D

               (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

               (c) interest on the sum of (a) and (b) above compounded annually at the rate of one hundred twenty percent (120%) of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

          Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

          4.10. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

          4.11. Minimum Benefit for Top-Heavy Plan:

               (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

               (b) For purposes of providing the aforesaid minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because

                                                                       Exhibit D

(1) his Compensation is below a stated amount or (2) he declined to make Required Contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

               (c) For purposes of this Section, Year of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

               (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

               (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

               (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

               (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

               (h) If a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

               (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

               (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is

                                                                       Exhibit D
amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provider under this Plan.

               However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (71%) shall be substituted for five percent (5%) above.

               (k) The preceding provisions of this Section 4.11 shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416(i)(4).

          4.12. Transfers; Service with Affiliated Employers:

          The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYEES."

                                    ARTICLE V
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

          5.1. Maximum Annual Benefit:

               (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

                   (1) $90,000, or

                   (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

               (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

               (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who

                                                                       Exhibit D
is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

               (d) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415 (d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

               (e) The limitation stated in paragraph (a)(2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415 (d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

               (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

               (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 414(m)), all employees of such employers shall be considered to be employed by a single employer.

               (h) For the purpose of this Article, if this Plan is a Code
Section 413(c) plan, all employers of a Participant who maintain this Plan will be considered to be a single employer.

          5.2. Adjustments to Annual Benefit and Limitations:

               (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is

                                                                       Exhibit D
consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

               (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age 62. If the Annual Benefit begins before age 62, the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age 62 so that is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, if the $90,000 limitation shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age 55, or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                   For purposes of adjusting the $90,000 limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

               (d) If the Annual Benefit begins before age 62, then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age 55, or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                   For purposes of adjusting the $90,000 limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial

                                                                       Exhibit D

Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

               (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

               (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

          5.3. Annual Benefit Not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

          5.4 Participation or Service Reductions: If a Participant has less than ten (10) Years of Participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) and 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of

                                                                       Exhibit D
participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than Years of Participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections
5.1 (a)(1) (except for purposes of Section 5.5(c)(2) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

          5.5 Multiple Plan Reduction:

               (a) Subject to the exception in Section 5.5(f) below, if a Participant is (or has been) a participant in one or more defined benefit plans and defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

               (b)(1) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Section 415 (b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415 (b).

               Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

               (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

               (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

                                                                       Exhibit D

               (c)(1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419 (e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

          If the Employee was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

               (i) the excess of the sum of the fraction over 1.0, multiplied by

               (ii) the denominator of this fraction

will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

          The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

               (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

               (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for

                                                                       Exhibit D
all Limitation Years ending before January 1, 1983 will be an amount equal to
(A) the denominator for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction".

               (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

               (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

               (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b)(1) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent" in any event.

               (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

               (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-five Percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied:

                       (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

                       (ii) no annual additions may be credited to a Participant's accounts, and

                                                                       Exhibit D

                       (iii) no Employee contributions (voluntary or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

          5.6 Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.
                                     VESTING

          6.1 Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan:

                                VESTING SCHEDULE
                  (for Employees credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                       YEARS OF VESTING SERVICE                       PERCENTAGE
                       ------------------------                       ----------
                           Less than 5                                     .0%
                           5 or more                                      100%

                                VESTING SCHEDULE
                (for Employees not credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                       YEARS OF VESTING SERVICE                       PERCENTAGE
                       ------------------------                       ----------
                           Less than 10                                    .0%
                           10 or more                                     100%

          6.2 Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                                                       Exhibit D

                                    TOP-HEAVY
                                VESTING SCHEDULE

                       YEARS OF VESTING SERVICE                       PERCENTAGE
                       ------------------------                       ----------
                             Less than 2                                    0%
                                       2                                   20%
                                       3                                   40%
                                       4                                   60%
                                       5                                   80%
                                       6                                  100%

               If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA complianc e date or when the Plan is not a Top-Heavy Plan.

          6.3 Service Computation Period:

          For vesting purposes, Years of Vesting Service and Breaks in Service will be measured by reference to the Employee's Employment Commencement Date or Reemployment Commencement Date, as the case may be, and anniversaries thereof.

          6.4 Service Credit: All Years of Vesting Service with the Employer or an Affiliated Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit.

          6.5 Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

          A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

               (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

               (b) upon the Participant's return to service, the number of consecutive Breaks in Service does not exceed the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five (5) years.

                                                                       Exhibit D

          6.6. Vesting on Distribution Before Break in Service; Cash-outs: If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

          6.7 Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

          The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

               (a) sixty (60) days after the amendment is adopted;

               (b) sixty (60) days after the amendment becomes effective; or

               (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

               Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

          6.8. Amendments Affecting Vested and/or Accrued Benefit: No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under
Section 412(c)(8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an

                                                                       Exhibit D

Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

          6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                                   ARTICLE VII
                               PAYMENT OF BENEFITS

          7.1 Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

               (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

               (b) the Participant's right to defer receipt of a Plan distribution.

          Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

          7.2 Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty
(30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

               (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

               (b) the Participant, after receiving the notice, affirmatively elects the distribution.

                                                                       Exhibit D

          7.3 Automatic Form of Payment:

               (a) General Rule: The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married or a Straight Life Annuity for a Participant who is unmarried.

               (b) Immediate Cash-out for De Minimis Benefits: If the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (other than qualified voluntary contributions) does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

          7.4 Optional Forms of Benefit:

               (a) If the value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

                   (1) Straight Life Annuity;

                   (2) Fifty percent (50%) Joint and Survivor Annuity;

                   (3) One Hundred percent (100%) Joint and Survivor Annuity;

                   (4) Single Life Annuity with ten years certain.

               (b) Any election to receive Accrued Benefits prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements".

               (c) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

                                                                       Exhibit D

          7.5 Actuarial Equivalent Benefit:

          Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

          7.6 Distributions to Inactive Participants:

          Distribution of benefits due to an Inactive Participant shall be made upon the occurrence of an event which would result in the distribution had the Participant remained in the employ of the Employer (upon the Participant's death, or Early or Normal Retirement).

          7.7 Payment Without Participant Consent:

               (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefit exceeds $3,500.

               (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

          7.8. Restrictions on Immediate Distributions:

               (a) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

               (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the

                                                                       Exhibit D

Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is not longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative value of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

               (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

          7.9. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a) 4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

               (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code
Section 401(a)(4) and the Regulations thereunder.

               (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

               The restrictions of this paragraph (b) shall not apply, however, if

                   (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(d)(7),

                                                                       Exhibit D

                   (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                   (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

               (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

               An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Straight Life Annuity described in the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depository property having a fair market value equal to at least one hundred twenty-five percent (125%) of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%) of the restricted amount, or (3) posting a bond equal to at least one hundred percent (100%) of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

          The escrow arrangement may provide that an Employee may withdraw amounts in excess of one hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

          A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

          If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow

                                                                       Exhibit D
agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

          7.10. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

               (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                   (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                   (2) if a Participant is a "substantial owner" (as defined in ERISA Section 4022(b)(5)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                   (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

               (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

               (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

                                                                       Exhibit D

               (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

               (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

               (f) If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of Section 12.2(a), (b), and (c) below because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

               (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

               (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

               (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least one hundred twenty-five percent (125%) of the amount which would be repayable if the Plan had terminated on the date of distributions of such lump sum. If the fair market value of the property falls below one hundred ten percent (110%) of the amount which would then be

                                                                       Exhibit D
repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to one hundred twenty-five percent (125%) of such amount.

          In the event of the termination of partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

          7.11. Suspension of Benefits:

               (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

               (b) Resumption of Payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203(a)(3)(B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203(a)(3)(B) or ERISA and the resumption of payments.

               (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

          In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

               (d) Amount Suspended.

                   (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a

                                                                       Exhibit D

Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

                   (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in Section (1) above, an amount equal to the Employer - provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203(a)(3)(B) service, equal to the lesser of

                       (i) The amount of benefits which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                       (ii) The actual amount paid or scheduled to be paid to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

               (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan".

          7.12. Restrictions on Commencement Of Retirement Benefits:

               (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                   (1) the Participant attains Normal Retirement Age;

                   (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

                   (3) the Participant terminates service with the Employer.

               (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed to election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

          7.13. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum

                                                                       Exhibit D
distribution requirements of Code Section 401(a)(9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9)-2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiplies found in Tables V and VI of Regulations Section 1.72 - 9.

               (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                   (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

                   (2) Transitional Rules: The required beginning date of a Participant who attains age 70-1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                       (i) Non-5-percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70-1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 70-1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                       (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                           (A) the calendar year in which the Participant
attains age 70-1/2, or

                           (B) the earlier of the calendar year with or within
which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                   (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66-1/2 or at any subsequent Plan Year.

                                                                       Exhibit D

                   (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

               (b) Limits on Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof);

                   (1) the life of the Participant;

                   (2) the life of the Participant and a designated Beneficiary;

                   (3) a period certain not extending beyond the life expectancy of the Participant; or

                   (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

               (c) Required Distributions On Or After The Required Beginning
Date:

                   (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                   (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                   (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the Applicable Life Expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant will be distributed using the Applicable Life Expectancy as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

                                                                       Exhibit D

                   (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                   (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.

                   (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

               For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

          7.14. TEFRA Election Transitional Rule:

               (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

                   (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                   (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                                                                       Exhibit D

                   (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                   (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

                   (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

               (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

               (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

               (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b)(2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a)(9) - 2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a)(9)-2 will apply.

                                                                       Exhibit D

          7.15. Distribution of Death Benefit:

               (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

               (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

               (c) Distribution Beginning After Death: If the Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                   (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                   (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

          If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or
(2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the firth anniversary of the Participant's death.

          For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

                                                                       Exhibit D

          For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

          7.16. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.15 (c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

          7.17. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414(p). Such distribution will be made only in a form of benefit available under the Plan.

          7.18. Payment to a Person Under a Legal Disability: If any benefit under this Plan becomes payable to a person who is then incompetent or a minor, the Plan Administrator may make such payment on behalf of such person to the guardian or other legal representative of such person or to any individual who has the custody or care of such person. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

          7.19. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time or his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

                                                                       Exhibit D

          7.20. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

          8.1. Applicability Of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

          8.2. Payment Of Qualified Joint and Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

          8.3. Payment of Qualified Pre-Retirement Survivor Annuity: If a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12-consecutive months. The surviving Spouse may elect to start benefits on any first day of the month on or after the Earliest Retirement Date benefits could have been paid to the Participant is he had ceased to be an Employee on the date of his death and survived to retire. If the Spouse dies before the Qualified Pre-Retirement Survivor Annuity starts, no death benefit will be payable from the Participant's Accrued Benefit.

          8.4. Notice Requirements for Qualified Joint and Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

               (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

               (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

               (c) the rights of a Participant's Spouse; and

                                                                       Exhibit D

               (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

          For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

          8.5. Notice Retirements For Qualified Pre-Retirement Survivor Annuity:
In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

               (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

               (b) a reasonable period ending after the individual becomes a Participant;

               (c) a reasonable period ending after this paragraph ceases to apply to the Participant;

               (d) a reasonable period ending after this Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

          For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

                                                                       Exhibit D

          The requirements of this subsection and the following subsection of this Article regarding elections and waivers shall not apply with respect to the Qualified Pre-Retirement Survivor Annuity because such benefit may not be waived (or another beneficiary selected) and because the plan fully subsidizes the cost of such benefit.

          8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity will not be effective unless:

               (a) the Participant's Spouse consents in writing to the election;

               (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (d) the Spouse's consent acknowledges the effect of the election; and

               (e) the Spouse's consent is witnessed by a Plan representative or notary public.

          If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with paragraph 5(b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse acknowledges that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

          8.7. Election Period: Not applicable.

          8.8. Pre-age Thirty-five (35) Waiver: Not applicable.

                                                                       Exhibit D

          8.9. Transitional Joint and Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

               (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

               (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

               (c) The respective opportunities to elect (as described in (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984 and ending on the date benefits would otherwise commence to said Participants.

               (d) Any Participant who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity.

                   (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                       (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                       (ii) dies on or after Normal Retirement Age while still working for the Employer;

                       (iii) begins to receive payments under the Plan on or after the Qualified Early Retirement Age; or

                       (iv) separates from service on or after attaining Normal Retirement Age (or the Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before

                                                                       Exhibit D
beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                   (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                       (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                       (ii) the date on which participation begins, and end on the date the Participant terminates employment with the Employer.

                   (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of:

                       (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                       (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                       (iii) the date the Participant beings participation.

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

          9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 414(p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which state the requirements for such Order, the procedures for review of

                                                                       Exhibit D
such Order and all other provisions required for such Order to be determined to be a QDRO.

               (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

                   (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                   (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                   (3) The number of payments or period for which the Order applies.

                   (4) The specific plan (by name) to which the Order applies.

               (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

                   (1) any type of form of benefit, or any option not already provided for in the Plan;

                   (2) increased benefits, or benefits in excess of the Participant's vested rights;

                   (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions, or

                   (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

               (c) Upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall promptly notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order of such Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a

                                                                       Exhibit D
determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

               (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to an payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

               (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

          10.1. Transfer from Other Qualified Plans; Direct Rollovers: Transfers and Direct Rollovers from other qualified plans are not permitted.

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

          11.1. Transfer Out of Eligible Class: Any Employee who is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, shall receive credit for such employment with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer while not in the Eligible Class, shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

                                                                       Exhibit D

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Benefit Formula: A transferred Employee's benefits hereunder shall based on the benefit rate in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

          11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any another plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

          11.3. Transfer from Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Services hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                                                                       Exhibit D

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

          12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspend or terminate the Plan at any time. However, no such action shall alter the Plan or its operation, in respect to employees who are represented under a collective bargaining agreement in contravention of the provision of any such agreement pertaining to pension benefits as long as such agreement is in effect; no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

                           For the purposes of this paragraph, an amendment to
the Plan which has the effect of:

               (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

               (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

               (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations under the Code.

          Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

                                                                       Exhibit D

          12.2 Termination:

               (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

          Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                   (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                   (2) the purchase of insurance company annuity contracts;

                   (3) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                   (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

                   Upon finding that it is not practicable or desirable under the circumstances to do any of the foregoing, the Employer may provide for some allocation of a part of all of the assets of the Trust other than the continuance of a Trust Fund or the purchase of insurance annuity contracts with respect any or all of the groups of Employer, retired and vested terminated employer; provided, further that no charge shall be effected in the order of preceding and basis for allocation specified in ERISA Section 4044.

               (b) Standard Termination Procedure -

                   (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a) (21)) of the Employer's

                                                                       Exhibit D
intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation (PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                       (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a) (16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                       (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                       (iii) such other information as the PBGC may prescribe by regulation.

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                   (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

               (c) Distress Termination Procedure

                   (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                                                                       Exhibit D

                       (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                       (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                       (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                       (iv) such other information as the PBGC may prescribe by regulation.

                  The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) A "distress termination" may only take place if:

                       (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                       (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                       (iii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

                                                                       Exhibit D

               (d) Priority and Payment of Benefits

               In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044 (a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation, such balance, if any, shall be returned to the Employer. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

               (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

          12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under the Code Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

          13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

                                                                       Exhibit D

          13.2. Requirements of Participating Employers:

               (a) Each Participating Employer will use the same Trustee as provided in this Plan.

               (b) The Trustee may, but will not be required to commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

               (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

               (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

               (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

          13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

          13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

          13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the

                                                                       Exhibit D
exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee hereof.

          13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

          13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

          14.1. Appointment of Plan Administration and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator or Trustee at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

          14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit Of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and

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                                       49
will have full power and authority to construe and resolve all questions arising in connection with the administrative, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

          14.3. Trust Agreement:

               (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and manage the assets of the Trust Fund, and to receive, hold and disburse contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund, which investment managers shall be solely responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager and in the absence of any separate agreement with an investment manager, the Trustee shall be the investment manager.

               Each trustee and investment manager so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined under the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manage, acquire or dispose of assets under the laws of more than one state.

               (b) the Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable law), and which may authorize the pooling of the Trust Fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

          14.4. Delegation of Powers: The Plan Administration may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties.

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                                       50

The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

          14.5. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

          14.6. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

          14.7. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administration may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

          14.8. Majority Actions: Except where there has been an allocation and delegation of administrative authority, or where specifically expressed herein to the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

          14.9. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

          14.10. Discretionary Acts: Any discretionary actions of the Plan Administrator or the Board with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

          14.11. Responsibility of Fiduciaries: The Plan Administrator, the members of the Board, and their assistants and representatives shall be free from all

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                                       51
liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

          14.12. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

          14.13. Claims Procedure: Claims for benefits under the Plan shall be filed with the Board. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Board shall:

               (a) state the specific reason or reasons for the denial;

               (b) provide specific reference to pertinent Plan provisions on which the denial is based,

               (c) provide a description of any additional material or information necessary for the Participant of his representative to perfect the claim and an explanation of why such material or information is necessary, and

               (d) explain the Plan's claim review procedure as contained in this Plan.

               Any claimant who has been denied a benefit by the Board will be entitled to request the Board to give further consideration to the claim by filing with the Board a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the clam should be allowed, must be filed with the Board within sixty (60) days after the claimant receives written notification from the Board regarding the denial of the claimant's claim. The Board will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Board) the claimant or his or her representative will have an opportunity to review all

                                                                       Exhibit D
documents in the possession of the Board which are pertinent to the claim at issue and its disallowance. Either the claimant or the Board may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Board within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. There shall be no appeal hereunder from such final decision of the Board, which shall be final and binding upon the Union, each Employee involved, and the Employer.

                                   ARTICLE XV.
                                     GENERAL

          15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is no preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

          15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter of thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

          15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

               (a) to give any Participant the right to be retained in the service of the Employer,

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                                       53

               (b) to interfere with the right of the Employer to discharge any Participant at any time,

               (c) to give the Employer the right to require any Employee to remain in its employ, or

               (d) to affect any Employee's right to terminate employment at any time.

          15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person. This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

          This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

          15.5. Governing Law: This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

          15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

          15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is

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                                       54
resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

          15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

          15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

          15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

               (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

               (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

               (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be

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                                       55
returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

          15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

          15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

          15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

          15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                   ARTICLE XVI
                                   DEFINITIONS

          For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

          16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

          Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

          16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under

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                                       56
the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made a part hereof.

          16.3. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

          16.4. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

               (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                   (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                   (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                   If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

               (b) Permissive Aggregation Group: The group of plans consisting of the following:

                   (1) the Required Aggregation Group; and

                   (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy

                                                                       Exhibit D

Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

               (c) Any termination plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

          16.5. Anniversary Date: The first day of the Plan Year.

          16.6. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

          16.7. Annuity: A single premium annuity contract or an annuity under a group annuity contact purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

          16.8. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

          16.9. Authorized Absence: A period of absence from employment authorized by the Employer's uniform leave policy, whether or not the Employee receives compensation for such period of absence.

          16.10. Beneficiary:

               (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

               (b) Subject to the terms of any life insurance policy, any designated Beneficiary may be changed from time to time. To change a Beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence.

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                                       58

No change of Beneficiary will be binding upon the insurer until forms properly executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

               (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

               (d) No spousal consent to a Beneficiary designation is required if

                   (1) The Participant's Spouse has waived the right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

                   (2) it is established to the satisfaction of the Plan Administrator that

                       (i) the Participant has no Spouse, or

                       (ii) the Participant's Spouse cannot be located;

                   (3) no spousal consent is required in accordance with applicable Treasury or Department of Labor Requirements.

                   In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participant's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's estate.

          16.11. Break in Service: A Period of Severance of at least twelve (12) consecutive months.

          In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of

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                                       59
the first date of such absence will not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence:
                   (1) by reason of the pregnancy of the individual,

                   (2) by reason of the birth of a child of the individual,

                   (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

                   (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

          If the Employer is a member of an affiliated service group (under Code
Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) or any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the regulations thereunder, service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under Code Section 414(n) or 414(o) and the Regulations thereunder to be considered an Employee of any employer aggregated under Code Section 414(b), (c) or (m).

          16.12. Code: The Internal Revenue Code of 1966, including any amendments thereto.

          16.13. Compensation: The total earnings paid to an Employee while in the Eligible Class including overtime, commissions, bonuses, and any other extra taxable remuneration earned by a Participant from the Employer during the Limitation Year, which is required to be reported as wages on the Participant's Form W-2 for income tax purposes.

          Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k),
Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b).

          For years beginning after December 31, 1988, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning on such calendar year and the first adjustment to the $200,000 limitation is effective on January 1, 1990.

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                                       60

               Notwithstanding the foregoing, for Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

      (1)      January 1, 1987, or

      (2)      the latest of

               (a) January 1, 1994, or

               (b) the date on which the last of such collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

          If the period for determining compensation used in calculating an Employee's allocation for determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted, applicable compensation limit is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

          If compensation for any prior determining period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. Thus, increases in the annual compensation limit apply only to

                                                                       Exhibit D
compensation taken into account for the Plan Year in which the increase is effective. In addition, if compensation for any Plan Year beginning prior to January 1, 1994 is used for determining benefit accruals in a Plan Year beginning on or after January 1, 1994, then the accrual compensation limit for that prior year is the annual compensation limit in effect for the first Plan Year beginning on or after January 1, 1994 (generally $150,000). For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

          For purposes of applying the limitations of Code Section 415, "Code
Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the 401(c)(2) and the Regulations thereunder)) paid during the limitation Year. "415 Compensation" will exclude:
               (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

               (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

               (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludable from the gross income of the Employee).

          For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

          16.14. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

                                                                       Exhibit D

          16.15. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

          16.16. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

          16.17. Disability: An Employee shall be deemed to be totally and permanently disabled when, on the basis of satisfactory medical evidence satisfactory to the Employer, it is found:

               (a) during the first eighteen (18) consecutive months of disability, the Employee's disability is such that he is unable to perform any and every duty pertaining to this regular occupation, and he in fact does not engage in any occupation for wage or profit; and

               (b) after such eighteen-month period, the Employee's disability is such that he is completely prevented from performing any and every duty pertaining to any gainful occupation for which he is or may become reasonably fit by virtue of education, experience and training;

               (c) PROVIDED, HOWEVER, that the term "disability" as used in this Section shall - not include any disability incurred as a result of:

                   (1) injury or sickness for which the Employee is not treated by a fully qualified physician;

                   (2) pregnancy, childbirth or miscarriage;

                   (3) commission or attempted commission of a felony by the Employee or engagement in any illegal occupation;

                   (4) intentionally self-inflicted injury, while sane or insane;

                   (5) an injury or sickness due to war or any act of war or intentional armed conflict involving the armed forces of an international authority;

                   (6) any pre-existing condition such as a sickness or injury for which the Employee received medical care, treatment or services or took drugs or medicines prescribed by a physician during the Employee's first three months of employment, but the exclusion for disability resulting from a pre-existing condition shall cease to apply after the Employee has completed twelve months of employment

                                                                       Exhibit D

(subsequent to the first three months of employment) without absence from work due to such condition; or

                   (7) any period in excess of two years and six months for disability due to neurosis, psychoneurosis, psychopathy, psychosis or mental or emotional disease or disorder of any kind unless the Employee is confined to a hospital or other institution qualified to provide care and treatment incident to such disability, except that if the Employee is so confined for at least fourteen (14) consecutive days during such subsequent period, total disability will be deemed to have confined for a maximum of ninety (90) days after such confinement is terminated.

          16.18. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

          16.19. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

          16.20. Early Retirement Age: The age at which a Participant shall have
(a) attained age sixty (60) and completed ten (10) Years of Service.

          16.21. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

          16.22. Eligible Class: Hourly Employees in a participating division or location of Times Fiber Communications, Inc. (Chatham, Virginia, Phoenix, Arizona and Liberty, North Carolina).

          16.23. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan in only an individual retirement account or individual retirement annuity.

          16.24. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the

                                                                       Exhibit D

Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          16.25. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is an independent contractor.

          The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraphs as provided in
Section 414(n) or (o) of the Code.

          16.26. Employer: Amphenol Corporation, any successor which maintains this Plan and any predecessor which has maintained this Plan, including Chatham Cable Company, with respect to any period of time prior to May 9, 1977, and Chatham Cable Company, a division of Times Fiber Communications, Inc., with respect to any period on or after May 9, 1977.

          16.27. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

          16.28. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

          16.29. Family Member: The Employee's Spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendants and ascendants, all as described in Code Section 414(q)(6)(B).

          16.30 Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

          16.31 Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

               (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

          Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested

                                                                       Exhibit D

Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

          16.32. Highly Compensated Employee: An Employee who, on the snapshot day:

               (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

               (b) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code);

               (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

               (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

          If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

          In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

               (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

               (b) terminated prior to the snapshot day and

                       (i) was a five percent (5%) owner;

                       (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

                                                                       Exhibit D

                       (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

               In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

          16.33. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.34. Hour of Service: An hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer.

          16.35. Inactive Participant: A former active Participant in the Eligible Class who has an Accrued Benefit.

          16.36. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

               (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

               (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section 318) the largest interests in the Employer;

               (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

               (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code Section
318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all

                                                                       Exhibit D

Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

          For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer or Employee of an entity referred to in
Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

          16.37. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the first day of the month coinciding with (immediately following, if none coincides with) the date the Participant ceases to be an Employee.

          16.38. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

          A Leased Employee will not be considered an Employee of the Employer if:

               (a) such Leased Employee is covered by a money purchase pension plan providing:

                   (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code,

                   (2) immediate participation, and

                   (3) full and immediate vesting; and

                                                                       Exhibit D

               (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

          16.39. Limitation Year: The Plan Year.

          16.40. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

          16.41. Non-Key Employee: Any Employee who is not a Key Employee.

          16.42. Normal Form of Benefit: A Straight Life Annuity.

          16.43. Normal Retirement Age: The later of age Sixty-five (65) and the fifth (5th) anniversary of the Employee's date of participation hereunder.

          16.44. Normal Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Normal Retirement Age.

          16.45. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.46. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Tile 38 of the U.S. Code.

          16.47. Period of Service: The aggregate of all time period(s) commencing with the Employee's Employment Commencement Date and ending on the date a Break in Service or Period of Severance begins.

          16.48. Period of Severance: A continuous period of time during which the Employee is not employed by the Employer. On and after January 1, 1976, such period begins on the first to occur of the following:

               (a) resignation, discharge, retirement or death;

               (b) layoff that continues for a period in excess of the lesser of
(i) two years or (ii) the greater of one year or the period of the employee's continuous employment by the Employer or an Affiliated Employer immediately prior to such layoff;

                                                                       Exhibit D

               (c) failure to return from a layoff within three working days after receipt of notification of recall unless prevented from doing so by illness or other reason acceptable to the Employer;

               (d) sick leave or leave of absence (other than a Period of Military Duty) that continues for a period in excess of one year;

               (e) failure to return from a leave of absence (other than a Period of Military Duty) within the time set by the Employer or, if no time has been set by the Employer, immediately upon cancellation of such leave of absence, unless prevented from doing so by illness or similar reason acceptable to the Employer;

               (f) failure to return from a leave of absence for service in the armed forces of the United States of America during the period within which reemployment rights are protected by law, or from a leave of absence for other military service within thirty days after the termination of active hostilities;

               (g) voluntary reenlistment during a leave of absence for service in the armed forces of the United States of America, unless reemployment rights are protected by law during the period of such voluntary reenlistment;

               (h) failure to return to work for the Employer or an Affiliated Employer or to undergo a physical examination contrary to a determination or request of the insurer under the Employer's long-term disability insurance plan for hourly-paid employees.

In applying this Section, in cases under clauses (a), (c), (e), (f), (g) or (h) above, the Period of Severance shall be deemed to have occurred upon the occurrence of the event described in the appropriate clause, and in cases under clause (b) or (d) above, the Period of Severance shall be deemed to have occurred upon the conclusion of the applicable period specified in the appropriate clause.

          16.49. Plan: The Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the "Pension Plan for Hourly Paid Employees of Chatham Cable Company".

          16.50. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

          16.51. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

                                                                       Exhibit D

          16.52. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

          16.53. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A hereof.

          16.54. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414(p).

          16.55. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit, or if greater, any optional form of benefit.

          16.56. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired as of the Earliest Retirement Age with a Qualified Joint and Survivor Annuity, and

               (d) died on the day after the Earliest Retirement Age.

          16.57. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following:

               (a) a Break in Service, or

               (b) a Period of Severance.

          16.58. Re-entry Date: The date an Inactive Participant re-enters the Plan.

                                                                       Exhibit D

          16.59. Regulation: Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

          16.60. Retirement: Termination of employment while in the Eligible
Class:

               (a) after the Participant attains Normal Retirement Age, or

               (b) after the Participant attains Early Retirement Age.

          16.61. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

          16.62. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

          16.63. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

          16.64. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

               (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

               (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

          16.65. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

               (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

               (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included

                                                                       Exhibit D
with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

               To the extent required by Code Section 416(g)(3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

               For purposes of this Section and to the extent required by Code
Section 416(g)(4)(A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

               To the extent required by Code Section 416(g)(4)(E), if an Employee has not performed services for the Employer at any time during the five
(5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

          16.66. Top-Heavy Ratio:

               (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

               (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations

                                                                       Exhibit D
thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that [is] uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or
(b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

          16.67. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

               (a) Employees who have not completed six (6) months of service with the Employer.

               (b) Employees who normally work for the Employer less than seventeen and one-half (17-1/2) hours per week.

               (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

               (d) Employees who have not attained age twenty-one (21).

               (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

               (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

                                                                       Exhibit D

          16.68. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

          16.69. Trust Fund: The assets of the Plan as held and administered by the Trustee.

          16.70. Trustee: The trustees named in the Trust Agreement and their successors.

          16.71. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

          16.72. Year of Accrual Service: The sum of:

               (a) The total of an Employee's Period of Service, expressed as whole years and 1/365 of a year for each additional day. Such Accrual Service shall include periods of Disability of one year or longer, but not beyond a Participant's Normal Retirement Date or, if earlier, a Participant's Earliest Retirement Date or the date on which the Participant is certified by the insurer under the Employer's long-term disability program to be sufficiently recovered to accept employment with another employer or to engage in self-employment for gain or profit. Years of Accrual Service attributable to Disability may nonetheless be forfeited if the Participant refuses to undergo a medical examination ordered by the insurer under the Employer's long-term disability program; provided, however, that the Participant may not be required to undergo a medical examination more often than twice in any calendar year.

               Years of Accrual Service shall not include Years of Service performed while employed by an Affiliated Employer.

               (b) A Participant's Period of Accrual Service shall be suspended upon the first to occur of the following:

                   (i) resignation, discharge, retirement or death;

                   (ii) layoff, sick leave or other leave of absence (other than a leave of absence for Military Service) that continues for a period in excess of one year (in which case the suspension shall be deemed to occur upon the conclusion of the first year of such layoff or leave);

                   (iii) disability such that the Employee becomes entitled to payments under the Company's long-term disability insurance plan for hourly-paid

                                                                       Exhibit D

Employees (in which case the suspension shall be deemed to occur as of the beginning of the period covered by such payments); or

                   (iv) promotion to a salaried position with the Employer or transfer to an Affiliated Employer (in which case the suspension shall be deemed to occur as of the date of such promotion or transfer).

Upon suspension of a Participant's Accrual Service, no further Accrual Service shall be recognized until such Participant's Reemployment Commencement Date, which will begin a further period of Accrual Service.

          16.73. Year of Service: The total years of employment of an Employee with the Employer or an Affiliated Employer commencing with the Employee's Employment Commencement Date, and ending with the date such Employee quits, retires, or is discharged or released, and shall be calculated to the date in decimal fractions.

          16.74. Year of Vesting Service: The number of whole years of the Employee's Period of Service determined on an elapsed time basis. In order to determine whole years of an Employee's Period of Service, nonsuccessive Periods of Service shall be aggregated; 365 days of service shall equal a whole year. After calculating an Employee's Period of Service in a manner described herein, any periods of less than 365 days shall be disregarded. An Employee shall be credited with a Year of Service only for complete whole-year Periods of Service consisting of 365 days.

          IN WITNESS WHEREOF, the PENSION PLAN FOR HOURLY EMPLOYEES OF CHATHAM CABLE COMPANY is, by authority of the Board of Directors of Amphenol Corporation, adopted on the day and year first above written.

                                                     AMPHENOL CORPORATION


                                                     By
                                                       -------------------------

ATTEST:


-------------------------

                                                                       Exhibit D

                                   Schedule A

For the purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

         Mortality                                       1984 Unisex Pension
                                                         Mortality Table with no
                                                         age setback.

         Interest The Pension Benefit Guaranty Corporation interest rates which are in effect as of the first day of the plan year in which the distribution occurs and which are used for the purposes of determining the present value of a lump sum distribution on plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

          (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

          (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

                                                                       Exhibit D

For all other purposes than that noted above, actuarial equivalence shall be determined by using the following assumptions:

         Mortality                                       1971 Group Annuity
                                                         Mortality Table with
                                                         ages setback one year
                                                         for Participants and
                                                         five years for joint
                                                         annuitants.

         Interest                                        7.5%

                                                                       Exhibit D

EXHIBIT: E

ELIGIBLE CLASS:

          (a) Salaried Employees of Sine Systems*Pyle Connectors Corporation who shall have been employed at Pyle-National, Inc. on the date before the date of the merger with The Sine Companies, Inc.

NOTE:
THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       EXHIBIT E

                          PYLE-NATIONAL RETIREMENT PLAN
                             FOR SALARIED EMPLOYEES

                                                                       Exhibit E

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
                                   ARTICLE I.
                                   ELIGIBILITY

1.1.     Eligibility Requirements........................................................................1
1.2.     Service Computation Period......................................................................1
1.3.     Service Credit..................................................................................2
1.4.     Change in Classification of Employment..........................................................2

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

2.1.     Payment of Contributions........................................................................3
2.2.     Limitation on Contribution......................................................................3
2.3.     Time of Payment.................................................................................3
2.4.     No Additional Liability.........................................................................3

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions..........................................................................3

                                   ARTICLE IV.
                                  PLAN BENEFITS

4.1.     Normal Retirement Benefit.......................................................................4
4.2.     Normal Form of Retirement Benefit...............................................................4
4.3.     Early Retirement Benefit........................................................................5
4.4.     Late Retirement Benefit.........................................................................6
4.5.     Disability Benefits.............................................................................6
4.6.     Death Benefits..................................................................................7
4.7.     Benefits on Termination of Employment - Deferred Vested Pension.................................9
4.8.     In-Service Benefits.............................................................................9
4.9.     Restoration of Benefit..........................................................................9
4.10.    Non-Duplication of Benefits....................................................................10
4.11.    Minimum Benefit for Top Heavy Plan.............................................................10
4.12.    Transfers; Service with Affiliated Employers...................................................12

                                                                       Exhibit E

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

5.1.     Maximum Annual Benefit.........................................................................12
5.2.     Adjustments to Annual Benefit and Limitations..................................................13
5.3.     Annual Benefit not in Excess of $10,000........................................................15
5.4.     Participation or Service Reductions............................................................15
5.5.     Multiple Plan Reduction........................................................................16
5.6.     Incorporation by Reference.....................................................................19

                                   ARTICLE VI.
                                     VESTING

6.1.     Vesting Rights.................................................................................19
6.2.     Top-Heavy Vesting..............................................................................20
6.3.     Service Computation Period.....................................................................20
6.4.     Service Credit.................................................................................20
6.5.     Vesting Break in Service.......................................................................20
6.6.     Vesting on Distribution Before Break in Services; Cash-outs....................................21
6.7.     Amendment of Vesting Schedule..................................................................21
6.8.     Amendments Affecting Vested and/or Accrued Benefit.............................................22
6.9.     No Divestiture for Cause.......................................................................22

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

7.1.     Notice.........................................................................................22
7.2.     Waiver of Thirty (30) Day Notice Period........................................................23
7.3.     Automatic Form of Payment......................................................................23
7.4.     Optional Forms of Benefit......................................................................23
7.5.     Actuarial Equivalent Benefit...................................................................24
7.6.     Payment Without Participant Consent............................................................24
7.7.     Restrictions on Immediate Distributions........................................................25
7.8.     Limitation of Benefits on Plan Termination.....................................................25
7.9.     Early Plan Termination Restrictions............................................................27
7.10.    Suspension of Benefits.........................................................................29
7.11.    Restrictions on Commencement of Retirement Benefits............................................30
7.12.    Minimum Distribution Requirements..............................................................31
7.13.    TEFRA Election Transitional Rule...............................................................33
7.14.    Distribution of Death Benefit..................................................................35
7.15.    Date Distribution Deemed to Begin..............................................................36
7.16.    Distribution Pursuant to Qualified Domestic Relations Orders...................................36

                                                                       Exhibit E

7.17.    Payment to a Person Under a Legal Disability...................................................36
7.18.    Unclaimed Benefits Procedure...................................................................36
7.19.    Direct Rollovers...............................................................................37

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.     Applicability of Provisions....................................................................37
8.2.     Payment of Qualified Joint and Survivor Annuity................................................37
8.3.     Payment of Qualified Pre-Retirement Survivor Annuity...........................................37
8.4.     Notice Requirements for Qualified Joint and Survivor Annuity...................................37
8.5.     Notice Requirements for Qualified Pre-Retirement Survivor Annuity..............................38
8.6.     Qualified Election.............................................................................38
8.7.     Election Period................................................................................39
8.8.     Pre-age Thirty-five (35) Waiver................................................................39
8.9.     Transitional Joint and Survivor Annuity Rules..................................................39

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.     Qualified Domestic Relations Orders............................................................41

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.    Transfers from Other Qualified Plans; Direct Rollovers.........................................43

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.    Transfer Out of Eligible Class.................................................................43
11.2.    Transfer From Salaried Employment..............................................................44
11.3.    Transfer From Hourly Employment................................................................44

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.    Amendment of the Plan..........................................................................45
12.2.    Termination....................................................................................45
12.3.    Merger or Consolidation of the Plan............................................................49

                                                                       Exhibit E

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

13.1.    Adoption by Other Employers....................................................................49
13.2.    Requirements of Participating Employers........................................................49
13.3.    Designation of Agent...........................................................................50
13.4.    Employee Transfers.............................................................................50
13.5.    Participating Employer's Contribution..........................................................50
13.6.    Discontinuance of Participation................................................................50
13.7.    Plan Administrator's Authority.................................................................51

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

14.1.    Appointment of Plan Administrator and Trustee..................................................51
14.2.    Plan Administrator.............................................................................51
14.3.    Delegation of Powers...........................................................................51
14.4.    Appointment of Advisors........................................................................52
14.5.    Records and Reports............................................................................52
14.6.    Information From Employer......................................................................52
14.7.    Majority Actions...............................................................................52
14.8.    Expenses.......................................................................................52
14.9.    Discretionary Acts.............................................................................52
14.10.   Responsibility of Fiduciaries..................................................................52
14.11.   Indemnity by Employer..........................................................................53
14.12.   Claims Procedure...............................................................................53

                                   ARTICLE XV.
                                     GENERAL

15.1.    Bonding........................................................................................54
15.2.    Action by the Employer.........................................................................54
15.3.    Employment Rights..............................................................................54
15.4.    Alienation.....................................................................................55
15.5.    Governing Law..................................................................................55
15.6.    Conformity to Applicable Law...................................................................55
15.7.    Usage..........................................................................................55
15.8.    Legal Action...................................................................................55
15.9.    Exclusive Benefit..............................................................................56
15.10.   Prohibition Against Diversion of Funds.........................................................56
15.11.   Return of Contribution.........................................................................56

                                                                       Exhibit E

15.12.   Employer's Protective Clause...................................................................57
15.13.   Insurer's Protective Clause....................................................................57
15.14.   Receipt and Release for Payments...............................................................57
15.15.   Headings.......................................................................................57

                                  ARTICLE XVI.
                                   DEFINITIONS

16.1.    Accrued Benefit................................................................................57
16.2.    Actuarial Equivalent...........................................................................57
16.3.    Administrative Committee.......................................................................58
16.4.    Affiliated Employer............................................................................58
16.5.    Aggregation Group..............................................................................58
16.6.    Anniversary Date...............................................................................59
16.7.    Annual Benefit.................................................................................59
16.8.    Annuity........................................................................................59
16.9.    Average Monthly Compensation...................................................................59
16.10.   Annuity Starting Date..........................................................................60
16.11.   Beneficiary....................................................................................60
16.12.   Break in Service...............................................................................61
16.13.   Code...........................................................................................61
16.14.   Compensation...................................................................................61
16.15.   Controlled Group...............................................................................64
16.16.   Determination Date.............................................................................64
16.17.   Direct Rollover................................................................................64
16.18.   Disability.....................................................................................64
16.19.   Distributee....................................................................................64
16.20.   Earliest Retirement Date.......................................................................65
16.21.   Early Retirement Age...........................................................................65
16.22.   Early Retirement Date..........................................................................65
16.23.   Eligible Class.................................................................................65
16.24.   Eligible Retirement Plan.......................................................................65
16.25.   Eligible Rollover Distribution.................................................................65
16.26.   Employee.......................................................................................65
16.27.   Employer.......................................................................................66
16.28.   Employment Commencement Date...................................................................66
16.29.   ERISA..........................................................................................66
16.30.   Family Member..................................................................................66
16.31.   Fiscal Year....................................................................................66
16.32.   Five Year Preretirement Survivor Annuity.......................................................66
16.33.   Forfeiture.....................................................................................66
16.34.   Highly Compensated Employee....................................................................67
16.35.   Highly Compensated Participant.................................................................68
16.36.   Hour of Service................................................................................68

                                                                       Exhibit E

16.37.   Inactive Participant...........................................................................70
16.38.   Key Employee...................................................................................70
16.39.   Late Retirement Date...........................................................................71
16.40.   Leased Employee................................................................................71
16.41.   Limitation Year................................................................................72
16.42.   Non-Highly Compensated Employee................................................................72
16.43.   Non-Key Employee...............................................................................72
16.44.   Normal Form of Benefit.........................................................................72
16.45.   Normal Retirement Age..........................................................................72
16.46.   Normal Retirement Date.........................................................................72
16.47.   Participant....................................................................................72
16.48.   Participating Employer.........................................................................72
16.49.   Period of Military Duty........................................................................72
16.50.   Plan...........................................................................................72
16.51.   Plan Administrator.............................................................................72
16.52.   Plan Year......................................................................................72
16.53.   Predecessor Employer...........................................................................72
16.54.   Present Value of Accrued Benefit...............................................................73
16.55.   Primary Social Security Retirement Benefit.....................................................73
16.56.   Qualified Domestic Relations Order.............................................................73
16.57.   Qualified Joint and Survivor Annuity...........................................................74
16.58.   Qualified Pre-Retirement Survivor Annuity......................................................74
16.59.   Re-employment Commencement Date................................................................74
16.60.   Re-entry Date..................................................................................74
16.61.   Regulation.....................................................................................74
16.62.   Retirement.....................................................................................74
16.63.   Social Security Retirement Age.................................................................74
16.64.   Spouse.........................................................................................75
16.65.   Straight Life Annuity..........................................................................75
16.66.   Super Top-Heavy Plan...........................................................................75
16.67.   Top-Heavy Group................................................................................75
16.68.   Top-Heavy Plan.................................................................................75
16.69.   Top-Heavy Ratio................................................................................76
16.70.   Top-Paid Group.................................................................................77
16.71.   Trust Agreement................................................................................77
16.72.   Trust Fund.....................................................................................77
16.73.   Trustee........................................................................................77
16.74.   Valuation Date.................................................................................77
16.75.   Year of Accrual Service........................................................................78
16.76.   Year of Eligibility Service....................................................................78
16.77.   Year of Service................................................................................79
16.78.   Year of Vesting Service........................................................................79

                                                                       Exhibit E

                          PYLE-NATIONAL RETIREMENT PLAN
                             FOR SALARIED EMPLOYEES

          BY RESOLUTION of its Board of Directors, on the____ day of _______ , 19 , AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restated the DEFINED BENEFIT RETIREMENT PLAN FOR SALARIED EMPLOYEES OF PYLE-NATIONAL, INC. under a restated agreement effective as of August 8, 1989 (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:

                                   ARTICLE I.
                                   ELIGIBILITY


          1.1. Eligibility Requirements: Any Employee who

               (a) is a salaried employee of Sine Systems*Pyle Connectors Corporation who was employed by Pyle-National, Inc. on the day before the merger with The Sine Companies, Inc.,

               (b) has completed one (1) Year of Eligibility Service, and

               (c) has attained twenty-one (21) years of age,

will become a Participant on the first day of the Plan Year or the first day of the seventh month of the Plan Year coinciding with or next following the date such requirements are satisfied, provided said Employee is still employed by the Employer and in the Eligible Class as of such date. If not employed in the Eligible Class on such date, the Employee will become a Participant as of the date he first performs an Hour of Service as an eligible Employee if a Break in Service has not occurred. An Employee who has not satisfied the aforesaid eligibility requirements as of June 30, 1997 shall not become a Participant hereunder.

          1.2. Service Computation Period:

               For purposes of determining Years of Eligibility Service and Breaks in Service for purposes of eligibility, the initial eligibility computation period is the 12-consecutive month period beginning on the Employee's Employment Commencement Date.

               The succeeding 12-consecutive month periods commence with the first anniversary of the Employee's Employment Commencement Date.

                                                                       Exhibit E

          1.3. Service Credit: All Years of Service with the Employer are counted toward Years of Eligibility Service except the following:

          In the case of a Participant who does not have any nonforfeitable right to the Accrued Benefit derived from Employer contributions, Years of Eligibility Service before a period of consecutive Breaks in Service will not be taken into account in computing service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Eligibility Service completed by the Employee before such break. Such aggregate number of Years of Eligibility Service will not include any Years of Eligibility Service disregarded under the preceding sentence by reason of prior Breaks in Service.

          If a Participant's Years of Eligibility Service are disregarded pursuant to the preceding paragraph, such Participant will be treated as a new Employee for eligibility purposes. If a Participant's Years of Eligibility Service may not be disregarded pursuant to the preceding paragraph, such Participant will continue to participate in the Plan, or, if terminated, will participate immediately upon reemployment in the Eligible Class.

          In the case of any Participant who has a Break in Service, Years of Eligibility Service before such break will not be taken into account until the Employee has completed a Year of Eligibility Service after returning to employment with the Employer.

          Such Year of Eligibility Service will be measured by the 12-consecutive month period beginning on an Employee's Reemployment Commencement Date and, if necessary, subsequent 12-consecutive month periods beginning on anniversaries of the Reemployment Commencement Date. The Employee's participation will be reinstated as of the Reemployment Commencement Date if the Employee completes a Year of Eligibility Service in accordance with this provision.

          1.4. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate but has not incurred a Break in Service, such Employee will participate immediately upon returning to the Eligible Class of Employees. If such Participant incurs a Break in Service, eligibility will be determined under the Break in Service rules of the Plan.

          In the event of an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately if such Employee has satisfied the minimum age and service requirements and would have otherwise previously become a Participant.

                                                                       Exhibit E

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

          2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

          2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

          2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

          2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund, and except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

          3.1. Required Contributions: No contributions shall be required of Participants as a condition for receiving benefits provided hereunder.

                                                                       Exhibit E

                                   ARTICLE IV.
                                  PLAN BENEFITS

          4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of a Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no distribution shall be made to such Participant until his or her actual retirement date, unless a minimum distribution is required by law.

               (a) Accrued Benefit. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, equal to the greater of (1) and (2) below:

                   (1) Basic Formula: the product of:

                     (i) one percent (1%) of such Participant's Average Monthly Compensation, and

                     (ii) such Participant's Years of Accrual Service, up to a maximum of Thirty-five (35).

                   (2) Alternative Formula: the product of:

                     (i) one and six tenths of one percent (1.6%) of such Participant's Average Monthly Compensation, minus one and four tenths of one percent (1.4%) of such Participant's estimated monthly Primary Social Security Benefit, and

                     (ii) such Participant's years of Accrual Service, up to a maximum of Thirty-five (35).

               (b) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as of the Participant's Normal Retirement Age in accordance with the Article herein entitled "Payment of Benefits". If the Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

          4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

                                                                       Exhibit E

          4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect.

               (a) a deferred Normal Retirement Benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, based upon Years of Accrual Service at the time of the Participant's actual retirement, or

               (b) an early retirement benefit, determined as the greater of:

               (i) Grandfathered Benefit. An early retirement benefit equal to the deferred benefit provided in (a) above recognizing Years of Accrual Service as of August 7, 1989, multiplied by the factor shown below corresponding to the number of years the Participant's Early Retirement Date preceded the first day of the month coinciding with or next following the date he or she would attain age sixty-two (62) or sixty-five (65) with respect to those Participant's terminating employment prior to Early Retirement Age.

                       NUMBER OF YEARS
                    EARLY RETIREMENT DATE
                   PRECEDES AGE 62 (65 FOR
               VESTED PARTICIPANTS TERMINATING
                  PRIOR TO EARLY RETIREMENT)                        FACTOR
--------------------------------------------------------------------------------
                              0                                      1.00
--------------------------------------------------------------------------------
                              1                                       .94
--------------------------------------------------------------------------------
                              2                                       .88
--------------------------------------------------------------------------------
                              3                                       .82
--------------------------------------------------------------------------------
                              4                                       .76
--------------------------------------------------------------------------------
                              5                                       .70
--------------------------------------------------------------------------------
                              6                                       .64
--------------------------------------------------------------------------------
                              7                                       .58
--------------------------------------------------------------------------------

The above factors shall be prorated for a partial year.

               (ii) TRA Benefit. Any early retirement benefit equal to the deferred benefit provided in (a) above recognizing all years of Accrual Service, reduced by 1/180 for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus an additional 1/360th for each month additional month by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

                                                                       Exhibit E

               In the event that a participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the Participant shall be entitled to elect benefits hereunder upon satisfaction of the age requirement.

               Early retirement benefits shall be payable to the Participant on the first day of the first month after the Participant shall have become eligible for such benefits, shall have filed an application for such benefits, and shall otherwise be payable in accordance with the Article herein entitled retiring prior to the date hereof shall be calculated in accordance with the provisions of the Plan in effect on the date of such Participant's termination of employment.

          4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401(a)(9) or this Plan. A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit recalculated using the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the Participant's actual Retirement Date.

               A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

               The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401(a)(9) actually made prior to the Participant's actual retirement date.

               Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits."

          4.5. Disability Benefits:

               If a Participant ceases to be an active Employee as a result of a Disability, and if such Disability continues until said Participant's Normal Retirement Date, said Participant shall be entitled to disability retirement benefits.

               The disability retirement benefit payable to a Participant who meets the requirements above shall equal the monthly Accrued Benefit determined under the Section captioned "Normal Retirement Benefit", based on the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the date of the

                                                                       Exhibit E

Disability; provided, however, that if the Participant is eligible for and receiving benefits with respect to such Disability under the federal Social Security Act, the disability retirement benefit payable to the Participant shall be based on the Participants Years of Accrual Service determined as if the Participant had remained employed through his or her Normal Retirement Date.

               Monthly Disability benefit payments shall begin on the Participant's Normal Retirement Date.

               If the Disability of a Participant terminates before the Participant's Normal Retirement Date, retirement benefits shall be provided for the Participant on his Normal Retirement Date under the provisions of this
Article IV as if he had terminated employment on the date he ceased to be an active Employee as a result of the Disability.

               Disability retirement benefits will be paid as soon as practicable after the Participant's Normal Retirement Age and the Plan Administrator's receipt of certification of Disability, in accordance with the Article herein entitled "Payment of Benefits".

          4.6. Death Benefits:

          The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984.

               If a Participant dies before his Annuity Starting Date, death benefits shall be determined under the following subsections. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits."

               (a) Qualified Preretirement Survivor Annuity:

               A Qualified Preretirement Survivor Annuity shall be payable to the Participant's Spouse as a death benefit with respect to a Participant who dies before his or her Annuity Starting Date if the following requirements are met:

                   (1) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death, and

                   (2) The Participant's vested percentage on the date of his death was greater than zero.

               If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. Benefits shall be payable

                                                                       Exhibit E
on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to such date. If the Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, no death benefit is payable from a Participant's Accrued Benefit.

               (b) Five Year Preretirement Survivor Annuity:

               A Five Year Preretirement Survivor Annuity shall be payable to the Participant's Beneficiary as a death benefit with respect to the Participant who dies before his or her Annuity Starting date if the following requirements are met:

                   (1) The Participant is not survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death,

                   (2) The Participant had attained Early Retirement Age, and

                   (3) The Participant's vested percentage on the date of his death was greater than zero.

               If the above requirements are met on the date the Participant dies, a Five Year Preretirement Survivor Annuity shall be payable; provided, however, effective January 1, 2000, a Participant need only satisfy (1) above as of the date the Participant dies in order to be eligible to receive such Five Year Preretirement Survivor Annuity. Benefits shall be payable on the first day of the month following the Participant's date of death.

               (c) Death Benefit After Actual Retirement Date but before the Annuity Starting Date:

                   (1) If a Participant dies on or after his Actual Retirement date and before his Annuity Starting Date, the provisions of subsections (a) and
(b) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

                                                                       Exhibit E

                   (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

          4.7. Benefits on Termination of Employment - Deferred Vested Pension:
A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The amount of the monthly retirement benefit to be provided for each Participant who becomes an inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

               (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (1) and (2):

                   (1) The Participant's Accrued Benefit as of the date of determination, and

                   (2) The Participant's vesting percentage on the date he or she ceases to be an Employee.

               (b) A deferred monthly retirement benefit in the Normal Form of Benefit to begin on his Early Retirement Date. The deferred retirement benefit shall be equal to the amount under (a) above multiplied by the applicable early retirement factor set forth in Section 4.3.

          The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled, "Payment of Benefits".

          4.8. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

          4.9. Restoration of Benefit: If an Employee receives a distribution of a Vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her employer - provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

               (a) the amount of the distribution,

               (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of

                                                                       Exhibit E
repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

               (c) interest on the sum of (a) and (b) above compounded annually at the rate of one hundred twenty percent (120%) of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

               Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, and the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit, will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

          4.10. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit as of the date of distribution.

          4.11. Minimum Benefit for Top-Heavy Plan:

               (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

               (b) For purposes of providing the aforesaid minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make required contributions (if required) to the Plan will be considered to be a Participant.

                                                                       Exhibit E

Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

               (c) For purposes of this Section, Year of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

               (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

               (e) For the purposes of determining the top-heavy minimum benefit under this Section Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

               (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

               (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date

               (h) If a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

               (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

               (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

                                                                       Exhibit E

               However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both is Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1%) shall be substituted for five percent (5%) above.

          4.12. Transfers; Service with Affiliated Employers.

          The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS."

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

          5.1. Maximum Annual Benefit:

               (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a participant under this Plan in any Limitation Year shall equal the lesser of:

                   (1) $90,000, or

                   (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

               (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit" payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

               (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year

                                                                       Exhibit E
beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

               (d) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

               (e) The limitation stated in paragraph (a)(2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

               (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

               (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h) or is a member of an affiliated service group (as defined by Code Section 414(m)), all Employees of such Employers shall be considered to be employed by a single Employer.

               (h) For the purpose of this Article, if this Plan is a Code
Section 413(c) plan, all Employers of a Participant who maintain this Plan will be considered to be a single Employer.

          5.2. Adjustments to Annual Benefit and Limitations:

               (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

               (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual

                                                                       Exhibit E
benefit begins on or after age sixty-two (62). If the Annual Benefit begins before age sixty-two (62), the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age sixty-two (62) so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two
(62). However, the $90,000 limitation shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

                   For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five (55), the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

               (d) If the Annual Benefit begins before age sixty-two (62), then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two (62). However, the $90,000 shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

               For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five (55), the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of

                                                                       Exhibit E
five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

               (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

               (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

          5.3. Annual Benefit not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

          5.4. Participation or Service Reductions: If a Participant has less than ten (10) Years of Participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) and 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10);

                                                                       Exhibit E
provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than Years of Participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1(a)(1) (except for purposes of Section 5.5(c)(2) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

          5.5. Multiple Plan Reduction:

               (a) Subject to the exception in Section 5.5(f) below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

               (b) (1) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415(b).

               Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

                   (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

                   (3) For purposes of applying the Limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

                                                                       Exhibit E

               (c) (1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419(e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

          If the Employee was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

                     (i) the excess of the sum of the fraction over 1.0, multiplied by

                     (ii) the denominator of this fraction

will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

          The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

                   (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

                   (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after

                                                                       Exhibit E

December 31, 1982, that the amount taken into account in the denominator for every Participant for all Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982 determined under the law in effect for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction".

                   (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

                   (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

               (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b)(i) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in any event.

               (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

               (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-five Percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied:

                     (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

                                                                       Exhibit E

                     (ii) no annual additions may be credited to a Participant's accounts, and

                     (iii) no Employee contributions (voluntary or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

          5.6. Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.
                                     VESTING

          6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan:

                                VESTING SCHEDULE
                  (for Employees credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                                YEARS OF VESTING SERVICE                       PERCENTAGE
                                ------------------------                       ----------
                             less than    5                                         0%
                                          5 or more                               100%

                                VESTING SCHEDULE
                (for Employees not credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                                YEARS OF VESTING SERVICE                       PERCENTAGE
                                ------------------------                       ----------
                             less than    10                                        0%
                                          10 or more                              100%

                                                                       Exhibit E

          6.2 Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                    TOP-HEAVY
                                VESTING SCHEDULE

                                YEARS OF VESTING SERVICE                       PERCENTAGE
                                ------------------------                       ----------
                             less than    2                                        0%
                                          2                                        20%
                                          3                                        40%
                                          4                                        60%
                                          5                                        80%
                                          6                                       100%

          If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

          6.3. Service Computation Period:

          For vesting purposes, Years of Vesting Service and Breaks in Service will be measured by reference to the 12-consecutive month period commencing on the date the Employee first performs one (1) Hour of Service. Each subsequent 12-consecutive month period will commence on the anniversary of such date.

          6.4. Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit.

          6.5. Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

          A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

                                                                       Exhibit E

               (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

               (b) upon the Participant's return to service, the number of consecutive Breaks in Service is less than the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five (5) years.

          6.6. Vesting on Distribution Before Break in Service; Cash-outs:

               (a) If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer and Required Contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

               (b) If a Participant terminates employment, and elects to receive the value of his or her vested Accrued Benefits, the nonvested portion will be treated as a Forfeiture. If the Participant elects to have distributed less than the entire vested portion of the Accrued Benefit derived from Employer contributions, the part of the nonvested portion that will be treated as a Forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution attributable to Employer contributions and the denominator of which is the total value of the vested Employer-derived Accrued Benefit.

          6.7. Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

          The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

               (a) sixty (60) days after the amendment is adopted:

               (b) sixty (60) days after the amendment becomes effective; or

                                                                       Exhibit E

               (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

          Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

          6.8. Amendments Affecting Vested and/or Accrued Benefit: No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under
Section 412(c)(8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

          6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                                  ARTICLE VII.
                              PAYMENT OF BENEFITS.

          7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

               (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

               (b) the Participant's right to defer receipt of a Plan distribution.

          Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

                                                                       Exhibit E

          7.2. Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty
(30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

               (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

               (b) the Participant, after receiving the notice, affirmatively elects the distribution.

          7.3. Automatic Form of Payment:

               (a) General Rule: The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married or a Straight Life Annuity for a Participant who is unmarried.

               (b) Immediate Cash-out for De Minimis Benefits: If the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (other than qualified voluntary contributions) does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

          7.4. Optional Forms of Benefit:

               (a) If the value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

                   (1) Straight Life Annuity;

                   (2) Single Life Annuity with five years certain;

                   (3) Single Life Annuity with ten years certain;

                                                                       Exhibit E

                   (4) Seventy-five percent (75%) Joint and Survivor Annuity;

                   (5) One Hundred percent (100%) Joint and Survivor Annuity; OR

                   (6) if the lump sum Actuarial Equivalent value of the Accrued Benefit does not exceed $5,000, a single sum distribution in cash of the value of the vested Accrued Benefit.

               (b) Any election to receive Accrued Benefits prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements".

               (c) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

          7.5. Actuarial Equivalent Benefit:

               Except to the extent a Participant's benefits are suspended in Accordance with the rules set forth in the Section below captioned "Suspension of Benefits", the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

          7.6. Payment Without Participant Consent:

               (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, is such vested Accrued Benefit exceeds $3,500.

               (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

                                                                       Exhibit E

          7.7. Restriction on Immediate Distributions:

               (a) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

               (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

               (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

          7.8. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a) 4-5 (c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

               (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code
Section 401(a)(4) and the Regulations thereunder.

               (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the

                                                                       Exhibit E

Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

               The restrictions of this paragraph (b) shall not apply, however, if

                   (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(d)(7),

                   (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                   (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

               (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

          An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Straight Life Annuity described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depositary property having a fair market value equal to at least 125 percent of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least 100 percent of the restricted amount, or (3) posting a bond equal to at least 100 percent of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

          The escrow arrangement may provide that an Employee may withdraw amounts in excess of 125 percent of the restricted amount. If the market value of the property in an escrow account falls below 110 percent of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to 125 percent of the restricted amount. The escrow

                                                                       Exhibit E
arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

          A surety or bank may release any liability on a bond or letter of credit in excess of 100 percent of the restricted amount.

          If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

          7.9. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten (10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

               (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                   (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                   (2) if a Participant is a "substantial owner" (as defined in ERISA Section 4022(b)(5)(A), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                   (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

               (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits

                                                                       Exhibit E
which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

               (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

               (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

               (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

               (f) If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of paragraphs
(a), (b), and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

               (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

               (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the

                                                                       Exhibit E
limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

               (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least 125% of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below 110% of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to 125% of such amount.

          In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

          7.10. Suspension of Benefits:

               (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

               (b) Resumption of payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203(a)(3)(B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203(a)(3)(B) of ERISA and the resumption of payments.

               (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery of first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

                                                                       Exhibit E

               In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

               (d) Amount Suspended.

                   (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from employer contributions.

                   (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in Section (1) above, an amount equal of the employer - provided portion of benefit payments for a calendar month in which the Employee is employed in Section 203(a)(3)(B) service, equal to the lesser of

                     (i) The amount of benefits which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                     (ii) The actual amount paid or scheduled to be paid to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

               (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan".

          7.11. Restrictions on Commencement Of Retirement Benefits:

               (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                   (1) the Participant attains Normal Retirement Age;

                   (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

                                                                       Exhibit E

                   (3) the Participant terminates service with the Employer.

               (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

          7.12. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401(a)(9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9)-2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

               (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                   (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70 1/2.

                   (2) Transitional Rules: The required beginning date of a Participant who attains age 70 1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                     (i) Non-5-percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70 1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 701 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                     (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                           (A) the calendar year in which the Participant
attains age 70 1/2, or

                                                                       Exhibit E

                           (B) the earlier of the calendar year with or within
which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                   (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66 1/2 or at any subsequent Plan Year.

                   (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

               (b) Limits on Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

                   (1) the life of the Participant;

                   (2) the life of the Participant and a designated Beneficiary;

                   (3) a period certain not extending beyond the life expectancy of the Participant; or

                   (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

               (c) Required Distributions On Or After The Required Beginning
Date:

                   (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                   (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected

                                                                       Exhibit E
must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                   (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

                   (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                   (5) If the Participant's Accrued Benefit is to be distributed in the form of annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.

                   (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

               For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

          7.13.    TEFRA Election Transitional Rule:

               (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner,

                                                                       Exhibit E
will be made in accordance with all of the following requirements (regardless of when such distribution commences):

                   (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                   (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                   (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                   (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

                   (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

               (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

               (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

               (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b)(2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a)(9)-2. Any changes in the

                                                                       Exhibit E
designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a)(9)-2 will apply.

          7.14. Distribution of Death Benefit:

               (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

               (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

               (c) Distribution Beginning After Death: If the participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                   (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                   (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 701.

          If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or
(2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no

                                                                       Exhibit E
designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

          For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

          For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

          7.15. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.10(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

          7.16. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations order ("QDRO") as defined in ERISA and Code Section 414(p). Such distribution will be made only in a form of benefit available under the Plan.

          7.17. Payment to a Person Under a Legal Disability: If any benefit under this Plan becomes payable to a person who is then incompetent or a minor, the Plan Administrator may make such payment on behalf of such person to the guardian or other legal representative of such person or to any individual who has the custody or care of such person. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

          7.18. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known

                                                                       Exhibit E
in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued benefit within sixty (60) days after the Pan Year in which the Participant or Beneficiary makes the claim.

          7.19. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct rollover.

                                  ARTICLE VIII.
                    JOINT AND SURVIVOR ANNUITY REQUIREMENTS.

          8.1. Applicability of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

          8.2. Payment of Qualified Joint and survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

          8.3. Payment of Qualified Pre-Retirement Survivor Annuity: If a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12 consecutive months. The surviving Spouse shall receive benefits commencing on the Earliest Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire. If the Spouse dies before the Qualified Pre-Retirement Survivor Annuity starts, no death benefit shall be payable.

          8.4. Notice Requirements For Qualified Joint And Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no

                                                                       Exhibit E
less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

               (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

               (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

               (c) the rights of a participant's Spouse; and

               (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

          For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

          8.5. Notice Requirements For Qualified Pre-Retirement Survivor
Annuity: Not applicable - No waiver of Qualified Pre-Retirement Survivor Annuity permitted.

          8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity will not be effective unless:

               (a) the Participant's Spouse consents in writing to the election;

               (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (d) the Spouse's consent acknowledges the effect of the election; and

               (e) the Spouse's consent is witnessed by a Plan representative or notary public.

                                                                       Exhibit E

          If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

          8.7. Election Period: Not applicable.

          8.8. Pre-age Thirty-five (35) Waiver: Not applicable.

          8.9. Transitional Joint and Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

               (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

               (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

               (c) The respective opportunities to elect (as described in subparagraph (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

               (d) Any Participant who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or

                                                                       Exhibit E
her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                   (1) Automatic Joint and survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                     (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                     (ii) dies on or after Normal Retirement Age while still working for the Employer;

                     (iii) begins to receive payments under the Plan on or after the Qualified early Retirement Age; or

                     (iv) separates from service on or after attaining Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                   (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                     (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                     (ii) the date on which participation begins, and ends on the date the Participant terminates employment with the Employer.

                   (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of:

                                                                       Exhibit E

                     (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                     (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                     (iii) the date the Participant begins participation.

                                   ARTICLE IX.
                      QUALIFIED DOMESTIC RELATIONS ORDERS.

          9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations order as defined in Code
Section 414(p) ("QDRO") providing for the assignment to a spouse or former spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which states the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

               (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

                   (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                   (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                   (3) The number of payments or period for which the Order applies.

                   (4) The specific plan (by name) to which the Order applies.

               (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

                                                                       Exhibit E

                   (1) any type or form of benefit, or any option not already provided for in the Plan;

                   (2) increased benefits, or benefits in excess of the Participant's vested rights;

                   (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions or in the case of a profit-sharing plan, prior to the allowability of in-service withdrawals, or

                   (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

               (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt, and include a copy of this paragraph. The Plan Administrator shall then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

               (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

               (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                                                       Exhibit E

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

          10.1. Transfers From Other Qualified Plans; Direct Rollovers:
Transfers or Direct Rollovers from other qualified plans are not permitted.

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

          11.1. Transfer Out of Eligible Class: Any Employee who, subsequent to January 1, 1976, is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, shall receive credit for such employment with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer while not in the Eligible Class shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Benefit Formula - A transferred Employee's benefits hereunder shall be based on the benefit rate (i) with respect to a transfer to salaried employment with the Affiliated Employer, in effect and applicable to persons terminating employment on the date of the Employee's termination of employment with the Employer, and (ii) with respect to a transfer to hourly employment with the Affiliated Employer, in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

               (e) Compensation - A transferred Employee's Compensation with the Affiliated Employer which is recognized for purposes of determining benefit under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder only if the Employee transfers to salaried employment with the Affiliated Employment.

                                                                       Exhibit E

          11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to December 1, 1950, shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

               (d) Compensation - A transferred Employee's compensation with the Affiliated Employer which is recognized for purposes of determining benefits under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder.

          11.3. Transfer From Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to January 1, 1976, shall receive credit for services with the Affiliated Employer for purposes of this Plan as follows:

               (a) Year of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                                                       Exhibit E

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

          12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend the Plan at any time. However, no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

          For the purposes of this paragraph, an amendment to the Pan which has the effect of:

               (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

               (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

               (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent to provided in Regulations under the Code.

          Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

          12.2. Termination:

               (a) The Employer, acting by its Board of directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the

                                                                       Exhibit E

Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

               Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                   (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                   (2) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                   (3) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

               (b) Standard Termination Procedure -

                   (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation (PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                     (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a)(16) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                     (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                     (iii) such other information as the PBGC may prescribe by regulation.

                                                                       Exhibit E

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                   (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

               (c) Distress Termination Procedure

                   (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                     (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                     (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date:

                     (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                     (iv) such other information as the PBGC may prescribe by regulation.

                                                                       Exhibit E

          The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) A "distress termination" may only take place if:

                     (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                     (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                     (ii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

               (d) Priority and Payment of Benefits

                   In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044(a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation, such balance, if any, shall be returned to the Employer. The portion of the excess attributable to Required Contributions shall be paid to the Participant who made these contributions. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

               (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV

                                                                       Exhibit E
of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

          12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

          13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

          13.2. Requirements of Participating Employers:

               (a) Each Participating Employer will use the same Trustee as provided in this Plan.

               (b) The Trustee may, but will not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

               (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

               (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

                                                                       Exhibit E

               (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

          13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

          13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

          13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

          13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has been established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the

                                                                       Exhibit E

Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than the exclusive benefit of the Employees for such Participating Employer

          13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                   ARTICLE XIV
                           ADMINISTRATION OF THE PLAN

          14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

          14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

          14.3. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

                                                                       Exhibit E

          14.4. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and any other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan

          14.5. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

          14.6. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

          14.7. Majority Actions: Except where there has been an allocation and delegation of administrative authority, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one of more of them to sign any documents on their behalf.

          14.8. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

          14.9. Discretionary Acts: Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

          14.10. Responsibility of Fiduciaries: The Plan Administrator and members of the Administrative Committee, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

                                                                       Exhibit E

          14.11. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

          14.12. Claims Procedure: Claims for benefits under the Plan may be filed with the Plan Administrator. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Plan Administrator shall:

               (a) state the specific reason or reasons for the denial,

               (b) provide specific reference to pertinent Plan provisions on which the denial is based,

               (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

               (d) explain the Plan's claim review procedure as contained in this Plan.

               Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Plan Administrator within sixty (60) days after the claimant receives written notification from the Plan Administrator regarding the denial of the claimant's claim. The Plan Administrator will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the

                                                                       Exhibit E
proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the parties causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE XV.
                                     GENERAL

          15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is no preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of any may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

          15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

          15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

               (a) to give any Participant the right to be retained in the service of the Employer,

               (b) to interfere with the right of the Employer to discharge any Participant at any time,

                                                                       Exhibit E

               (c) to give the Employer the right to require any Employee to remain in its employ, or

               (d) to affect any Employee's right to terminate employment at any time.

          15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

               This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

               This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

          15.5. Governing Law: This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

          15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

          15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

                                                                       Exhibit E

          15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

          15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

          15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

               (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

               (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

               (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

                                                                       Exhibit E

          15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

          15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

          15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

          15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                  ARTICLE XVI.
                                   DEFINITIONS

          For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

          16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

          Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

          16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made a part hereof.

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          16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

          16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(c).

          16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

               (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                   (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                   (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                   If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

               (b) Permissive Aggregation Group: The group of plans consisting of the following:

                   (1) the Required Aggregation Group; and

                   (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy

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                                       58
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Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

               (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

          16.6. Anniversary Date: The first day of the Plan Year.

          16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

          16.8. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

          16.9. Average Monthly Compensation: The monthly Compensation of a Participant averaged over the sixty (60) consecutive calendar months for which such Participant's Compensation was highest within the last one hundred twenty
(120) calendar months of his employment as an Employee in the Eligible Class immediately preceding his retirement date or his termination of employment or the monthly compensation of a Participant averaged over his entire employment if less than sixty (60) months. Such average shall be computed by dividing the total of the participant's compensation for such sixty (60) calendar month period (or less) by the number of months in that period for which such Employee received compensation. The minimum average monthly compensation of a Participant is the product of (a) and (b) where (a) equals the lesser of $1.00 and a fraction, the numerator of which equals the total Hours of Service of the Participant in the last 120 calendar months of his employment (or during the total number of calendar months of his employment (or during the total number of calendar months of his employment if less than 120 months) and the denominator of which equals 20,000 (or 166.7 times the total number of calendar months of his employment is less than 120 months); and (b) equals $1200 per month for the 1984 calendar year and for each calendar year thereafter the amount applicable in the prior calendar year is increased by the percentage increase for the same years of the contributions and the benefits base determined in the manner described in Section 230 (b) of the Social Security Act as in effect on the effective date (whether or not any such increase has become effective for any calendar year). Notwithstanding the foregoing, in computing the compensation and Average Monthly Compensation of a Participant who was a Participant under the terms of the Akzona Incorporated Retirement Plan as in

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effect immediately prior to the effective date of the Predecessor Plan, such a
Participant's "earnings" under the Akzona Incorporated Retirement Plan shall be taken into account as compensation under this Plan and such Participant's average Monthly Compensation under this Plan shall not be less than his "final earnings" as determined under the terms of the Akzona Incorporated Retirement Plan as in effect immediately prior to the effective date of the Predecessor Plan.

          16.10. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

          16.11. Beneficiary:

               (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

               (b) Subject to the terms of any life insurance policy, any designated Beneficiary may be changed from time to time. To change a Beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence. No change of Beneficiary will be binding upon the insurer until forms properly executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

               (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

               (d) No spousal consent to a Beneficiary designation is required if

                   (1) The Participant's Spouse has waived the right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

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                                       60
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                   (2) it is established to the satisfaction of the Plan
Administrator that

                     (i) the Participant has no Spouse, or

                     (ii) the Participant's Spouse cannot be located;

                   (3) no spousal consent is required in accordance with applicable Treasury or Department of Labor Requirements.

          In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participant's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's estate.

          16.12. Break in Service:

          A 12-consecutive month period (computation period) during which the Participant does not complete more than 500 Hours of Service with the Employer.

          The computation period shall be the Plan Year unless a different computation period is expressly stated.

          16.13. Code: The Internal Revenue Code of 1986, including any amendments thereto.

          16.14. Compensation: A Participant's total cash compensation for services rendered while in the Eligible Class, including shift differentials, but excluding

               (a) overtime pay, production or sales bonuses, commissions and incentive compensation (in the year paid):

               (b) Any amounts contributed by the Employment for the Participant's benefit to this plan or any other profit sharing, pension, stock bonus or other retirement or benefit plan maintained by the Employer;

               (c) Any reimbursements for travel expenses, relocation allowances, educational assistance allowances, awards and other special allowances;

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               (d) Any income realized for federal income tax purposes as a result of the grant of exercise of an option or options to acquire shares of stock of any Affiliated Employer, the receipt of a cash appreciation payment in lieu of the exercise of such an option or options, the disposition of shares acquired on exercise of such an option, or the transfer of restricted shares of stock, or restricted property, of an Affiliated Employer, or the removal of any such restrictions;

               (e) Any severance pay paid as a result of the Participant's termination of employment; and

               (f) Any compensation paid or payable to the Participant, or to any governmental body or agency on account of the Participant, under the terms of any state, federal or foreign law requiring the payment of such compensation because of the Participant's voluntary or involuntary termination of employment with the Employer.

          Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k),
Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b).

          For years beginning after December 31, 1988, but before January 1, 1994, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effected on January 1, 1990. For Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1994, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

                   (1) January 1, 1997, or

                   (2) the latest of

                     (a) January 1, 1994, or

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                                       62
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               (b) the date on which the last of such collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

          If the period for determining compensation used in calculating an Employee's benefit for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted applicable dollar limitation is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation or law.

          If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

          For purposes of applying the limitations of Code Section 415, "Code
Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

               (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

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                                       63
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               (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

               (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludible from the gross income of the Employee).

          For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

          16.15. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

          16.16. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

          16.17. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

          16.18. Disability: A medically demonstrable physical or mental condition which during the first two (2) years of any period of continuous total and permanent disability results in the Participant's complete inability to perform the duties of the occupation for which he was employed by the Employer when such disability occurred and, thereafter, results of his inability to engage in any business or occupation or to perform any work for compensation, gain or profit for which he is reasonably fitted, as determined by the Plan Administrator, by education, training or experience. The permanence and degree of such incapacity will be supported by medical evidence. No Participant shall be considered to have incurred a Disability and to be entitled to disability benefits as a result of a self-inflicted injury, an injury or disease sustained by the Participant as the result of willful participation in fights, riots or civil insurrection, or caused by the illegal use of addictive drugs, while committing or attempting to commit a crime or while in the service of the armed forces of any country.

          16.19. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the

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                                       64
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Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

          16.20 Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

          16.21. Early Retirement Age: The date on which a Participant shall have (a) attained age fifty-five (55), and (b) completed ten (10) years of Vesting Service.

          16.22. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

          16.23. Eligible Class: Salaried Employees of Sine Systems*Pyle Connectors Corporation who shall have been employed at Pyle-National, Inc. on the date before the date of the merger with The Sine Companies, Inc.

          16.24. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

          16.25. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          16.26. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is an independent contractor.

          The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (o) of the Code.

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                                       65
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          16.27. Employer: Sine Systems*Pyle Connectors Corporation, any
successor which will maintain this Plan and any predecessor which has maintained this Plan.

          16.28. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

          16.29. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

          16.30. Family Member: The Employee's Spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendents and ascendants, all as described in Code Section 414(q)(6)(B).

          16.31. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

          16.32. Five Year Preretirement Survivor Annuity: An annuity form of payment for a period of five (5) years payable to the Beneficiary of a Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired on the Earliest Retirement Age with an immediate Single Life Annuity with five years certain, and

               (d) died on the day after the Earliest Retirement Age.

          16.33. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

               (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

          Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested

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                                       66
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Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

          16.34. Highly Compensated Employee: An Employee who, on the snapshot day:

               (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

               (b) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code);

               (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

               (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

          If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

          In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

               (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

               (b) terminated prior to the snapshot day and

                     (i) was a five percent (5%) owner;

                     (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

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                                       67
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                     (iii) is an officer and has Compensation greater than or
equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

               In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

          16.35. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.36. Hour of Service:

               (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer (with each overtime hour being taken into account as if it were a normal work hour). These hours will be credited to the Employee for the computation period in which the duties are performed.

               (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, during the applicable computation period. Notwithstanding the above,

                   (a) except with respect to military duty or while a Participant is suffering a Disability, no more than 3,490 Hours of Service shall be credited to an Employee an account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

                   (b) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and

                   (c) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

          For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the

                                                                       Exhibit E

                                       68
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Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

                   (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph (1) or paragraph (2), as the case may be, and under this paragraph (3). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

          Hours of Service will be credited form employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

          Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

          The provisions of Department of Labor Regulations 2530.200b-2(b) and
(c) are incorporated herein by reference.

          Solely for purposes of determining whether a Break in Service for eligibility or vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons will receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence.

                   (1) by reason of the pregnancy of the individual,

                   (2) by reason of a birth of a child of the individual,

                   (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

                   (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

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                                       69
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          The Hours of Service credited under this paragraph will be credited
(i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following computation period.

          Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment.

          16.37. Inactive Participant: A former active Participant who has an Accrued Benefit.

          16.38. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

               (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

               (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section 318) the largest interest in the Employer;

               (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

               (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "one percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code Section
318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

          For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any

                                                                       Exhibit E
officer or Employee of an entity referred to in Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

          16.39. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the earlier of

                   (1) the first day of the month coinciding with (immediately following, if none coincides with) the date the Participant ceases to be an Employee, or

                   (2) the first day of the month in which the Participant performs no more than 40 Hours of Service. A later retirement date may apply if the Participant so elects.

          16.40. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

          A Leased Employee will not be considered an Employee of the Employer if:

               (a) such Leased Employee is covered by a money purchase pension plan providing:

                   (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code,

                   (2) immediate participation, and

                   (3) full and immediate vesting; and

               (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

                                                                       Exhibit E

          16.41. Limitation Year: The Plan Year.

          16.42. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

          16.43. Non-Key Employee: Any Employee who is not a Key Employee.

          16.44. Normal Form of Benefit: A Straight Life Annuity.

          16.45. Normal Retirement Age: Age Sixty-five (65).

          16.46. Normal Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Normal Retirement Age.

          16.47. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.48. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

          16.49. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Title 38 of the U.S. Code.

          16.50. Plan: The Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the Pyle-National Retirement Plan for Salaried Employees.

          16.51. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

          16.52. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

          16.53. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

                                                                       Exhibit E

          16.54. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial methods and assumptions set forth in Schedule A.

          16.55. Primary Social Security Retirement Benefit: The estimated Primary Insurance Amount to which the Participant is entitled at his Normal Retirement Date or Late Retirement Date, if later. If a Participant's Normal Retirement Date or Late Retirement Date precedes his Social Security Retirement Age, his Primary Insurance Amount will be decreased by the applicable reduction factor provided under Title II of the federal Social Security Act for the period between Normal Retirement Date or Late Retirement Date and his Social Security Retirement Age. If a Participant retires after his Social Security Retirement Age, his Primary Insurance Amount will be increased by the applicable delayed retirement credit provided under Title II of the federal Social Security Act for the period between his Social Security Retirement Age and his actual retirement date or age seventy (70), whichever is earlier. The failure of the Participant to receive such amount or any portion thereof for whatever reason shall be disregarded. When determining the Participant's Primary Insurance Amount, it will be assumed that the Participant received Compensation for all prior years by applying a retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment. This retrospective salary scale will be based on the actual past changes in the national average wages from year to year as determined by the Social Security Administration. The application of this retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment will produce an estimate of Compensation from the Participant's last day of employment backwards to the calendar year of the Participant's eighteenth birthday. If a Participant's last day of employment occurs before his 65th birthday, his Compensation which he received during the Plan Year preceding his last day of employment will be assumed to continue from his last day of employment to his 65th birthday for purposes of determining his Primary Insurance Amount. However, if the Participant provides the Employer with satisfactory evidence of the Participant's actual past compensation for such prior years and if such past compensation is treated as wages under the Social Security Act, the Plan must use such actual past compensation. The Plan must provide written notice to each Participant of the Participant's right to supply actual compensation history and of the financial consequences of failing to supply such history. The notice must be given each time the summary plan description is provided to the Participant and must also be given upon the Participant's separation from service. The notice must also state that the Participant can obtain the actual compensation history from the Social Security Administration.

          16.56. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414(p).

                                                                       Exhibit E

          16.57. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

          16.58. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired on the Earliest Retirement Age with an immediate Qualified Joint and Survivor Annuity, and

               (d) died on the day after the Earliest Retirement Age.

          16.59. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service.

          16.60. Re-entry Date: The date an Inactive Participant re-enters the Plan.

          16.61. Regulation. Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

          16.62. Retirement: Termination of employment while in the Eligible
Class:

               (a) after the Participant attains Normal Retirement Age,

               (b) after the Participant attains Early Retirement Age, or

               (c) due to Disability.

          16.63. Social Security Retirement Age: The age used as the retirement age under Section 216(1) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216(1)(2) of such Act were sixty-two (62).

                                                                       Exhibit E

          16.64. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

          16.65. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

          16.66. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

          16.67. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

               (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

               (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

          16.68. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

               (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

               (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

               To the extent required by Code Section 416(g)(3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

               For purposes of this Section and to the extent required by Code
Section 416(g)(4)(A) and (B), rollover contributions or similar transfers initiated by an

                                                                       Exhibit E

Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

               To the extent required by Code Section 416(g)(4)(E), if an Employee has not performed services for the Employer at any time during the five
(5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

          16.69. Top-Heavy Ratio:

               (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

               (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employees contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

                                                                       Exhibit E

          The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

          16.70. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

               (a) Employees who have not completed six (6) months of service with the Employer.

               (b) Employees who normally work for the Employer less than seventeen and one-half (17 1/2) hours per week.

               (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

               (d) Employees who have not attained age twenty-one (21).

               (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

               (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

          16.71. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

          16.72. Trust Fund: The assets of the Plan as held and administered by the Trustee.

          16.73. Trustee: The trustees named in the Trust Agreement and their successors.

          16.74. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

                                                                       Exhibit E

          16.75. Year of Accrual Service: The sum of:

               (a) The total of an Employee's Benefit Service with the Employer before November 30, 1983, under the Akzona Incorporated Retirement Plan (the "Akzona Plan"), determined according to the provisions of the Akzona Plan in effect prior to November 30, 1983.

               (b) The total of an Employee's Years of Service while in the Eligible Class earned on and after November 30, 1983, expressed as whole years and fractional parts of a year.

               (c) Accrual Service is modified as follows:

                   (1) Predecessor Employer Service. An Employee's service with a Predecessor Employer shall not be included as service with the Employer except to the extent to which the Employer by resolution of its Board of Directors specifies that such employment is to be taken into account with respect to a nondiscriminatory group of employees.

                   (2) Military Duty. A Period of Military Duty shall be included as service with the Employer to the extent it has not already been credited. For purposes of crediting Hours of Service during the Period of Military Duty, an Hour of Service shall be credited (without regard to the 501 Hour of Service limitation) for each hour an Employee would normally have been scheduled to work for the Employer during such period.

                   (3) Rule of Parity. In the case of an Employee who does not have any unforfeitable right to any Accrued Benefit derived from employer contributions, Years of Accrual Service before a period of consecutive Breaks in Service will not be taken into account in computing Years of Accrual Service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Accrual Service. Such aggregate number of Years of Accrual Service will not include any Years of Accrual Service disregarded under the preceding sentence by reason of prior Breaks in Service.

          16.76. Year of Eligibility Service. An Employer shall be credited with one Year of Eligibility Service for each computation period in which such Employee is credited with at least 1,000 Hours of Service.

          The computation period shall be the twelve (12) month period commencing on the Employee's Employment Commencement Date and anniversaries thereof.

                                                                       Exhibit E

          16.77. Years of Service: A twelve (12) consecutive month period (computation period) during which the Employee completes at least One Thousand (1,000) Hours of Service.

          The computation period shall be the twelve (12) month period commencing on the Employer's Employment Date and anniversaries thereof for all purposes unless a different computation period is expressly stated.

          16.78. Year of Vesting Service: The total of an Employee's Years of Service for each computation period in which an Employee is credited with at least 1,000 Hours of Service.

          The computation period shall be the twelve (12) month period commencing on the Employer's Employment Commencement Date and anniversaries thereof unless a different computation period is expressly stated.

          IN WITNESS WHEREOF, the amended and restated PYLE-NATIONAL RETIREMENT PLAN FOR SALARIED EMPLOYEES is, by authority of its Board of Directors, adopted on the day and year first above written.

                                        AMPHENOL CORPORATION

                                        By
                                          ---------------------------------

ATTEST:

---------------------------------

                                                                       Exhibit E

                                   Schedule A


For purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

         Optional Form of Benefit                                     Adjustment Factor
5 Years Certain & Life                                   98% of Normal Form of Benefit.

10 Years Certain & Life Benefit                          93% of Normal Form of Benefit.

Joint & Survivor with
Continuation to Joint Annuitant at
     50%                                                 91% of Normal Form of Benefit adjusted as indicated
                                                         below.

     75%                                                 87% of Normal Form of Benefit adjusted as indicated
                                                         below.

     100%                                                83% of Normal Form of Benefit adjusted as indicated
                                                         below.

Adjustment to Joint & Survivor Factors                   If the age of the Joint Annuitant exceeds the age of
                                                         the participant by more than five years, the factor
                                                         is increased by 1% for each such year of age
                                                         difference in excess of five years.

                                                         If the age of the participant exceeds the
                                                         age of the Joint Annuitant by more than
                                                         five years, the factor is decreased by 1% for
                                                         each year of age difference in excess of five years.

                                                                       Exhibit E

                                   Schedule A
                                   (continued)

For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

     Mortality                                           1984 Unisex Pension
                                                         Mortality Table with no
                                                         age set back.

     Interest The Pension Benefit Guaranty Corporation interest rates which are in effect as of the first day of the plan year in which the distribution occurs and which are used for the purpose of determining the present value of a lump sum distribution on plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

          (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

          (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

For all other purposes than those noted above, actuarial equivalence shall be determined by using the following assumptions:

     Mortality                                           1984 Unisex Pension
                                                         Mortality Table with no
                                                         age set back.

     Interest                                            7.5%

                                                                       Exhibit E

EXHIBIT: F

ELIGIBLE CLASS:

                  (a) Employment at the Pyle-National Division, represented by the General Service Employees' Union, Local No. 73 of the Service Employees' International Union AFL-CIO.


NOTE:
THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       Exhibit F

                          PYLE-NATIONAL RETIREMENT PLAN
                              FOR HOURLY EMPLOYEES


                                                                       Exhibit F

                                               TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
                                                   ARTICLE I.
                                                  ELIGIBILITY
1.1.     Eligibility Requirements................................................................1
1.2.     Service Computation Period..............................................................1
1.3.     Service Credit..........................................................................2
1.4.     Change in Classification of Employment..................................................2

                                                  ARTICLE II.
                                            EMPLOYER CONTRIBUTIONS;

2.1.     Payment of Contributions................................................................2
2.2.     Limitation on Contributions.............................................................3
2.3.     Time of Payment.........................................................................3
2.4.     No Additional Liability.................................................................3

                                                  ARTICLE III.
                                             EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions..................................................................3

                                                  ARTICLE IV.
                                                 PLAN BENEFITS

4.1.     Normal Retirement Benefits..............................................................4
4.2.     Normal Form of Retirement Benefit.......................................................5
4.3.     Early Retirement Benefit................................................................5
4.4.     Late Retirement Benefit.................................................................6
4.5.     Disability Benefits.....................................................................7
4.6.     Death Benefits..........................................................................8
4.7.     Benefits on Termination of Employment-Deferred
              Vested Pension.....................................................................10
4.8.     In-Service Benefits.....................................................................11
4.9.     Restoration of Benefit..................................................................11
4.10.    Non-Duplication of Benefits.............................................................12
4.11.    Minimum Benefit for Top Heavy Plan......................................................12
4.12     Transfers; Service with Affiliated Employers............................................14

                                                                       Exhibit F

                                                   ARTICLE V.
                                    CODE SECTION 415 LIMITATIONS ON BENEFITS
5.1.     Maximum Annual Benefit..................................................................14
5.2.     Adjustments to Annual Benefit and Limitations...........................................15
5.3.     Annual Benefit not in Excess of $10,000.................................................17
5.4.     Participation or Service Reductions.....................................................17
5.5.     Multiple Plan Reduction.................................................................18
5.6.     Incorporation by Reference..............................................................21

                                                  ARTICLE VI.
                                                    VESTING

6.1.     Vesting Rights..........................................................................21
6.2.     Top-Heavy Vesting.......................................................................21
6.3.     Service Computation Period..............................................................22
6.4.     Service Credit..........................................................................22
6.5.     Vesting Break in Service................................................................22
6.6.     Vesting on Distribution Before Break in Service;
              Cash-outs..........................................................................23
6.7.     Amendment of Vesting Schedule...........................................................23
6.8.     Amendments Affecting Vested and/or Accrued Benefit......................................24
6.9.     No Divestiture for Cause................................................................24
6.10.    Employee Contributions..................................................................24

                                                  ARTICLE VII.
                                              PAYMENT OF BENEFITS

7.1.     Notice..................................................................................25
7.2.     Waiver of Thirty (30) Day Notice Period.................................................25
7.3.     Automatic Form of Payment...............................................................25
7.4.     Optional Forms of Benefit...............................................................26
7.5.     Actuarial Equivalent Benefit............................................................27
7.6.     Distribution of Required Contribution Account...........................................27
7.7.     Payment Without Participant Consent.....................................................27
7.8.     Restrictions on Immediate Distributions.................................................27
7.9.     Limitation of Benefits on Plan Termination..............................................28
7.10.    Early Plan Termination Restrictions.....................................................30
7.11.    Suspension of Benefits..................................................................32
7.12.    Restrictions on Commencement of Retirement Benefits.....................................33
7.13.    Minimum Distribution Requirements.......................................................34
7.14.    TEFRA Election Transitional Rule........................................................37
7.15.    Distribution of Death Benefit...........................................................38
7.16.    Date Distribution Deemed to Begin.......................................................39

                                                                       Exhibit F

7.17.    Distribution Pursuant to Qualified Domestic
              Relations Orders...................................................................39
7.18.    Payment to a Person Under a Legal Disability............................................39
7.19.    Unclaimed Benefits Procedure............................................................40
7.20.    Direct Rollovers........................................................................40

                                                 ARTICLE VIII.
                                    JOINT AND SURVIVOR ANNUITY REQUIREMENTS
8.1.     Applicability of Provisions.............................................................40
8.2.     Payment of Qualified Joint And Survivor Annuity.........................................40
8.3.     Payment of Qualified Pre-Retirement Survivor Annuity....................................40
8.4.     Notice Requirements For Qualified Joint And
              Survivor Annuity...................................................................41
8.5.     Notice Requirements For Qualified Pre-Retirement
              Survivor Annuity...................................................................41
8.6.     Qualified Election......................................................................42
8.7.     Election Period.........................................................................43
8.8.     Pre-Age Thirty-five (35) Waiver.........................................................43
8.9.     Transitional Joint And Survivor Annuity Rules...........................................43

                                                  ARTICLE IX.
                                      QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.     Qualified Domestic Relations Orders.....................................................45

                                                   ARTICLE X.
                             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.    Transfers From Other Qualified Plans, Rollovers.........................................47

                                                  ARTICLE XI.
                                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.    Transfer Out of Eligible Class..........................................................47
11.2.    Transfer From Salaried Employment.......................................................48
11.3.    Transfer From Hourly Employment.........................................................48

                                                  ARTICLE XII.
                                AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1     Amendment of the Plan...................................................................49
12.2.    Termination.............................................................................49
12.3.    Merger or Consolidation of the Plan.....................................................53

                                                                       Exhibit F

                                                 ARTICLE XIII.
                                            PARTICIPATING EMPLOYERS
13.1.    Adoption by Other Employers.............................................................53
13.2.    Requirements of Participating Employers.................................................53
13.3.    Designation of Agent....................................................................54
13.4.    Employee Transfers......................................................................54
13.5.    Participating Employer's Contribution...................................................54
13.6.    Discontinuance of Participation.........................................................54
13.7.    Plan Administrator's Authority..........................................................55

                                                  ARTICLE XIV.
                                           ADMINISTATION OF THE PLAN

14.1.    Appointment of Plan Administrator and Trustee...........................................55
14.2.    Plan Administrator......................................................................55
14.3.    Delegation of Powers....................................................................55
14.4.    Appointment of Advisers.................................................................56
14.5.    Records and Reports.....................................................................56
14.6.    Information From Employer...............................................................56
14.7.    Majority Actions........................................................................56
14.8.    Expenses................................................................................56
14.9.    Discretionary Acts......................................................................56
14.10.   Responsibility of Fiduciaries...........................................................56
14.11.   Indemnity by Employer...................................................................57
14.12.   Claims Procedure........................................................................57

                                                  ARTICLE XV.
                                                    GENERAL

15.1.    Bonding.................................................................................58
15.2.    Action by the Employer..................................................................58
15.3.    Employment Rights.......................................................................58
15.4.    Alienation..............................................................................59
15.5.    Governing Law...........................................................................59
15.6.    Conformity to Applicable Law............................................................59
15.7.    Usage...................................................................................59
15.8.    Legal Action............................................................................59
15.9.    Exclusive Benefit.......................................................................60
15.10.   Prohibition Against Diversion of Funds..................................................60
15.11.   Return of Contribution..................................................................60
15.12.   Employer's Protective Clause............................................................61
15.13.   Insurer's Protective Clause.............................................................61

                                                                       Exhibit F

15.14.   Receipt and Release for Payments........................................................61
15.15.   Headings................................................................................61

                                                  ARTICLE XVI.
                                                  DEFINITIONS

16.1.    Accrued Benefit.........................................................................61
16.2.    Actuarial Equivalent....................................................................62
16.3.    Administrative Committee................................................................62
16.4.    Affiliated Employer.....................................................................62
16.5.    Aggregation Group.......................................................................62
16.6.    Anniversary Date........................................................................63
16.7.    Annual Benefit..........................................................................63
16.8.    Annualized Rate or Pay..................................................................63
16.9.    Annuity.................................................................................63
16.10.   Average Monthly Compensation............................................................63
16.11.   Annuity Starting Date...................................................................63
16.12.   Basic Earnings..........................................................................64
16.13.   Beneficiary.............................................................................64
16.14.   Break in Service........................................................................65
16.15.   Code 65
16.16.   Compensation............................................................................65
16.17.   Compensation Year.......................................................................67
16.18.   Controlled Group........................................................................67
16.19.   Determination Date......................................................................68
16.20.   Direct Rollover.........................................................................68
16.21.   Disability..............................................................................68
16.22.   Distributee.............................................................................68
16.23.   Earliest Retirement Date................................................................68
16.24.   Early Retirement Age....................................................................68
16.25.   Early Retirement Date...................................................................68
16.26.   Eligible Class..........................................................................68
16.27.   Eligible Retirement Plan................................................................68
16.28.   Eligible Rollover Distribution..........................................................69
16.29.   Employee................................................................................69
16.30.   Employer................................................................................69
16.31.   Employment Commencement Date............................................................69
16.32.   ERISA...................................................................................69
16.33.   Family Member...........................................................................69
16.34.   Fiscal Year.............................................................................69
16.35.   Forfeiture..............................................................................69
16.36.   Highly Compensated Employee.............................................................70
16.37.   Highly Compensated Participant..........................................................71
16.38.   Hour of Service ........................................................................71

                                                                       Exhibit F

16.39.   Inactive Participant....................................................................73
16.40.   Key Employee............................................................................73
16.41.   Late Retirement Date....................................................................74
16.42.   Leased Employee.........................................................................74
16.43.   Limitation Year.........................................................................75
16.44.   Non-Highly Compensated Employee.........................................................75
16.45.   Non-Key Employee........................................................................75
16.46.   Normal Form of Benefit..................................................................75
16.47.   Normal Retirement Age...................................................................75
16.48.   Normal Retirement Date..................................................................75
16.49.   Participant.............................................................................75
16.50.   Participating Employer..................................................................75
16.51.   Period of Military Duty.................................................................75
16.52.   Period of Service.......................................................................75
16.53.   Period of Severance.....................................................................76
16.54.   Plan....................................................................................76
16.55.   Plan Administrator......................................................................76
16.56.   Plan Year...............................................................................76
16.57.   Predecessor Employer....................................................................76
16.58.   Present Value of Accrued Benefit........................................................76
16.59.   Qualified Domestic Relations Order......................................................76
16.60.   Qualified Early Retirement Age..........................................................76
16.61.   Qualified Joint and Survivor Annuity....................................................77
16.62.   Qualified Pre-Retirement Survivor Annuity...............................................77
16.63.   Re-employment Commencement Date.........................................................77
16.64.   Re-entry Date...........................................................................77
16.65.   Regulation..............................................................................77
16.66.   Required Contribution Account...........................................................77
16.67.   Required Contribution Accrued Benefit...................................................78
16.68.   Required Contributions..................................................................78
16.69.   Retirement..............................................................................78
16.70.   Single-Sum Death Benefit................................................................79
16.71.   Social Security Retirement Age..........................................................79
16.72.   Spouse..................................................................................79
16.73.   Straight Life Annuity...................................................................79
16.74.   Super Top-Heavy Plan....................................................................79
16.75.   Top-Heavy Group.........................................................................79
16.76.   Top-Heavy Plan..........................................................................79
16.77.   Top-Heavy Ratio.........................................................................80
16.78.   Top-Paid Group..........................................................................81
16.79.   Transfer Value..........................................................................82
16.80.   Trust Agreement.........................................................................82
16.81.   Trust Fund..............................................................................82
16.82.   Trustee.................................................................................82

                                                                       Exhibit F

16.83.   Valuation Date..........................................................................82
16.84.   Year of Accrual Service.................................................................82
16.85.   Year of Eligibility Service.............................................................83
16.86.   Year of Service.........................................................................84
16.87.   Year of Vesting Service.................................................................84

                                                                       Exhibit F

                          PYLE-NATIONAL RETIREMENT PLAN
                              FOR HOURLY EMPLOYEES

                 BY RESOLUTION of its Board of Directors, on the        day of
          , 19 , AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restates the PYLE-NATIONAL RETIREMENT PLAN FOR HOURLY EMPLOYEES under a restated agreement dated August 8, 1989 (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:

                                   ARTICLE I.
                                   ELIGIBILITY

                  1.1.     Eligibility Requirements:  Any Employee who

                           (a)      is represented for collective bargaining
purposes by the General Service Employees' Union, Local No. 73 of the Service Employees International Union, AFL-CIO,

                           (b)      has completed one (1) Year of Eligibility
Service,

                           (c)      has attained twenty-one (21) years of age,
and

                           (d)      agrees in writing to make Required
Contributions

will become a Participant on the first day of the calendar quarter coinciding with or next following the date such requirements are satisfied, provided said Employee is still employed by the Employer and in the Eligible Class as of such date. If not employed in the Eligible Class on such date, the Employee will become a Participant as of the date he first performs an Hour of Service as an eligible Employee if a Break in Service has not occurred.

                  1.2.     Service Computation Period:

                           For purposes of determining Years of Eligibility
Service and Breaks in Service for purposes of eligibility, the initial eligibility computation period is the 12-consecutive month period beginning on the Employee's Employment Commencement Date.

                           The succeeding 12-consecutive month periods commence
with the first Plan Year which commences prior to the first anniversary of the Employee's employment-commencement date regardless of whether the Employee is entitled to be credited with 1,000 Hours of Eligibility Service during the initial eligibility computation

                                                                       Exhibit F
period. An Employee who is credited with 1,000 Hours of Eligibility Service in both the initial eligibility computation period and the first Plan Year which commences prior to the first anniversary of the Employee's initial eligibility computation period will be credited with two Years of Eligibility Service.

                  1.3. Service Credit: All Years of Service with the Employer are counted toward Years of Eligibility Service except the following:

                           In the case of a Participant who does not have any
nonforfeitable right to the Accrued Benefit derived from Employer contributions, Years of Eligibility Service before a period of consecutive Breaks in Service will not be taken into account in computing service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Eligibility Service completed by the Employee before such break. Such aggregate number of Years of Eligibility Service will not include any Years of Eligibility Service disregarded under the preceding sentence by reason of prior Breaks in Service.

                           If a Participant's Years of Eligibility Service are

disregarded pursuant to the preceding paragraph, such Participant will be treated as a new Employee for eligibility purposes. If a Participant's Years of Eligibility Service may not be disregarded pursuant to the preceding paragraph, such Participant will continue to participate in the Plan, or, if terminated, will participate immediately upon reemployment in the Eligible Class and completion of a written election to make Required Contributions.

                  1.4. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate but has not incurred a Break in Service, such Employee will participate immediately upon returning to the Eligible Class of Employees. If such Participant incurs a Break in Service, eligibility will be determined under the Break in Service rules of the Plan.

                  In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately upon completing a participation form permitting the Employer to retain Required Contributions if such Employee has satisfied the minimum age and service requirements and would have otherwise previously become a Participant.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

                  2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined

                                                                       Exhibit F
under accepted actuarial methods and assumptions, and may be contributed in cash or property.

                  2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code Section 412 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

                  2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. The Employer will pay to the Trustee any Required Contributions as of the earliest date on which such contributions can reasonably be segregated from the Employer's general assets, but in any event within ninety (90) days from the date on which such amounts would otherwise have been payable to the Participant in cash. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code
Section 412.

                  2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

                  3.1.     Required Contribution:

                  As a condition for receiving benefits, each Participant shall agree to make Required Contributions. Such Required Contributions shall be made in accordance with written procedures established by the Employer and Plan Administrator.

                  The amount of each Required Contribution will be equal to three percent (3%) of such Participant's Compensation during the month while in the Eligible Class not in excess of Five Hundred Dollars ($500), plus five percent (5%) of his Compensation during the month while in the Eligible Class in excess of Five Hundred Dollars ($500).

                                                                       Exhibit F

                  A Participant shall not make Required Contributions during the period he is receiving Disability Benefits as provided in Article IV.

                  The Participant's Required Contribution Account is fully (100%) vested and nonforfeitable at all times.

                  Withdrawals from the Required Contribution Account are not permitted prior to termination of employment.

                  A Participant may discontinue his Required Contributions by notifying the Employer of his election at least 10 days prior to the end of an applicable pay period in accordance with the written procedures established by the Employer.

                  Any Participant who has elected to discontinue his Required Contributions may resume making Required Contributions after the first day of the Plan Year next following two (2) years after the date such Required Contributions shall have been discontinued.

                                   ARTICLE IV.
                                  PLAN BENEFITS

                  4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of the Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no distribution shall be made to such Participant until his or her actual retirement date, unless a minimum distribution is required by law.

                           (a)      Accrued Benefit.  The amount of the monthly
retirement benefit in the Normal Form to be provided for each Participant who retires on his Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, subject to modifications set out below, equal to the product of (1) and (2):

                                    (1)     one and one hundred seventy-five
thousandths percent (1.175%) of such Participant's Average Monthly Compensation

                                    (2)     such Participant's Years of Accrual
Service.

                           (b)      Reduction for Pre-Retirement Qualified

Survivor Annuity Coverage. If a Pre-Retirement Qualified Survivor Annuity has been in effect for the Participant during any period on or after the date on which a Participant and his Spouse

                                                                       Exhibit F
may first waive the Pre-Retirement Qualified Survivor Annuity, the amount of benefit determined above will be reduced by one-half of one percent (.5%) for each year in such period after the Participant and his Spouse could have elected to waive, but did not in fact waive, the Pre-Retirement Qualified Survivor Annuity, taken to completed months, up to the earlier of the date he becomes an Inactive Participant or the date he attains his Normal Retirement Age.

                           (c)      Minimum Benefit Attributable to Required
Contributions and Transfer Value. A Participant's retirement benefit at Normal Retirement Age in the Normal Form will not be less than the sum of (1) his Required Contribution Accrued Benefit and (2) the monthly benefit payable in the Normal Form which is the Actuarial Equivalent of his Transfer Value, if any, on such date.

                           (d)      Payment of Normal Retirement Benefits.
Normal retirement benefits will be payable as of the Participant's Normal Retirement Age in accordance with the Article herein entitled "Payment of Benefits". If the Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

                  4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant' retirement date and continuing for life with a ten (10) year certain period. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

                  4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

                           (a)      A deferred Normal Retirement Benefit,
commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above; based upon Years of Accrual Service at the time of the Participant's actual retirement,

                           (b)      An early retirement benefit equal to the
deferred benefit provided in (a) above, multiplied by the factor shown below corresponding to the number of years his Early Retirement Date precedes the earlier of (1) the later of the date he would attain age 62 or the date he would have completed 30 Years of Vesting Service if his employment had continued unchanged or (2) his Normal Retirement Date.

                                                                       Exhibit F

                          NUMBER OF YEARS
                       EARLY RETIREMENT DATE
                           PRECEDES DATE
                            (a) or (b)                                  FACTOR
                                 0                                       1.00
                                 1                                        .95
                                 2                                        .90
                                 3                                        .85
                                 4                                        .80
                                 5                                        .75
                                 6                                        .70
                                 7                                        .65
                                 8                                        .60
                                 9                                        .55
                                10                                        .50

                  The above factors shall be rated for a partial year (counting a partial month as a complete month).

                  In the event that a Participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the Participant shall be entitled to elect benefits hereunder upon satisfaction of the age requirement.

                  Early retirement benefits shall be payable to the Participant on the first day of the first month after (i) the Participant shall have become eligible for such benefits and (ii) the Participant shall have filed an application for such benefits and shall otherwise be payable in accordance with the Article herein entitled "Payment of Benefits".

                  4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any required minimum distributions required under Code Section 401(a) (9) or this Plan. A Participant's retirement benefit on his Late Retirement Date shall be equal to the greater of:

                           (a)      the Participant's retirement benefit
recalculated using the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the Participant's actual retirement date, or

                                                                       Exhibit F

                           (b)      his Accrued Benefit on his Normal Retirement
Date, multiplied by the factor shown below corresponding to the number of years his Late Retirement Date follows his Normal Retirement Date.

                          NUMBER OF YEARS
                       LATE RETIREMENT DATE
                          FOLLOWS NORMAL
                          RETIREMENT DATE                               FACTOR
                                 1                                       1.0600
                                 2                                       1.1200
                                 3                                       1.1900
                                 4                                       1.2600
                                 5                                       1.3400
                                 6                                       1.4200
                                 7                                       1.5000
                                 8                                       1.5900
                                 9                                       1.6900
                                10                                       1.7900


The above factors shall be prorated for a partial year (counting a partial month as a complete month). Factors for numbers of years beyond ten shall be determined using a consistently applied reasonable actuarial equivalent method.

                  A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

                  The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401(a) (9) actually made prior to the Participant's actual retirement date.

                  Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits."

                  4.5.     Disability Benefits:

                  If a Participant ceases to be an active Employee as an result of a Disability, said Participant shall be entitled to disability retirement benefits if the Disability occurs on or after the Participant shall have completed ten (10) Years of Vesting Service.

                                                                       Exhibit F

                  The disability retirement benefit payable to a Participant who meets the requirements above shall equal the monthly Accrued Benefit determined under the Section captioned "Normal Retirement Benefit" as of the date of his Disability increased annually by an amount equal to 1.175% of his Average Monthly Compensation: provided, however, that the amount of the monthly disability retirement benefit shall not be less than $100.

                  Monthly Disability benefit payments shall begin on the first day of the month on or immediately after the date the Participant meets the requirements under this Section. Such payments shall continue through the first day of the month before the earliest of his Normal Retirement Date, the date of his death or the day following the date of cessation of Disability.

                  A Participant's Transfer Value shall be reduced by the Actuarial Equivalent of any disability retirement benefits such Participant receives under this Section.

                  If the disability retirement benefit payments continue through the first day of the month before the Participant's Normal Retirement Date, retirement benefits shall be provided for the Participant on his Normal Retirement Date under the provisions of Article IV as if he were an active Participant until his Normal Retirement Date. His Accrued Benefit shall be equal to his Accrued Benefit as of the day before the disability retirement benefit began. However, such Accrued Benefit shall not be less than the amount of monthly disability retirement paid to him under this Section. If, before the Participant's Normal Retirement Date, he recovers and returns to active work for the Employer, within one month of his recovery, the disability retirement benefits shall stop. If, before the Participant's Normal Retirement Date, he recovers and does not return to active work for the Employer within one month of his recovery, the payments shall stop and his Accrued Benefit shall be redetermined as of the date he ceased to be an Employee.

                  Disability retirement benefits will be paid as soon as practicable after the Plan Administrator's receipt of certification of Disability, in accordance with the Article herein entitled "Payment of Benefits".

                  4.6.     Death Benefits:

                  The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984.

                  If a Participant dies before his Annuity Starting Date, death benefits shall be determined under subsections (a) and (b) below. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

                                                                       Exhibit F

                           (a)      Qualified Preretirement Survivor Annuity:

                           A Qualified Preretirement Survivor Annuity shall be
payable as a death benefit with respect to a Participant if the following requirements are met:

                                    (1)     The Participant is survived by a
Spouse to whom he was continuously married throughout the one-year period ending on the date of his death,

                                    (2)     The Participant's vested percentage
of Employer contributions on the date of his death was greater than zero, and

                                    (3)     The Participant and his Spouse have

not waived the Qualified Preretirement Survivor Annuity. Any waiver of the Qualified Preretirement Survivor Annuity must be made according to the Article herein captioned "Joint and Survivor Annuity Requirements".

                           If the above requirements are met on the date the
Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. The Spouse may elect to start benefits on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be Employee on the date of his death and survived to such date. If the Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, the only death benefit payable from a Participant's Accrued Benefit is that provided in (b) below.

                           If a Single-Sum Death Benefit would otherwise be
payable in (b) below, the monthly benefit payable to the Spouse under the Qualified Preretirement Survivor Annuity shall not be less than the monthly benefit which is the Actuarial Equivalent of the Single-Sum Death Benefit at the date benefits start.

                           If the Participant and his Spouse waive the Qualified
Preretirement Survivor Annuity, according to the provisions of the Article herein captioned "Joint and Survivor Annuity Requirements", by electing to have the Single-Sum Death Benefit in (b) below paid to the Participant's Beneficiary after the requirements above are met, the Qualified Preretirement Survivor Annuity shall be reduced. The amount of the reduction shall be equal to the monthly benefit which is the Actuarial Equivalent of what would have been the Single-Sum Death Benefit at the date benefits start.

                           (b)      Single-Sum Death Benefit:

                           If the requirements of subsection (a) above have not
been met on the date a Participant dies, a Single-Sum Death Benefit equal to the Participant's

                                                                       Exhibit F

Required Contribution Account plus the Participant's Transfer Value shall be payable to the Participant's Beneficiary as a death benefit with respect to the Participant. If the requirements of subsection (a) above have been met on the date such Participant dies and the Qualified Preretirement Survivor Annuity has not been waived, but the Participant's Spouse dies before the Qualified Preretirement Survivor Annuity starts, this Single-Sum Death Benefit, determined as of the date of the Spouse's death, shall be paid to the Spouse's Beneficiary.

                           (c)      Death Benefit After Actual Retirement Date
but Before the Annuity Starting Date:

                                    (1)     If a Participant dies on or after
his actual Retirement date and before his Annuity Starting Date, the provisions of subsections (a) and (b) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

                                    (2)     Any death benefit payable after a
Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

                  4.7. Benefits on Termination of Employment - Deferred Vested Pension: A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The amount of the monthly retirement benefit to be provided for each Participant who becomes an inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

                           (a)      A deferred monthly retirement benefit in the
Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the sum of (1), (2) and (3):

                                    (1)     The Participant's Required
Contribution Accrued Benefit as of the date of determination (or the date the Participant's Required Contribution Account is paid in a single sum, if earlier).

                                    (2)     An amount determined on the day
before a Participant became an Inactive Participant equal to the deferred monthly retirement

                                                                       Exhibit F
benefit in the Normal Form to begin on his Normal Retirement Date which is the Actuarial Equivalent of his Transfer Value, if any.

                                    (3)     The product of (i) and (ii):

                                            (i)      The excess of the
Participant's Accrued Benefit on the day before he became an Inactive Participant over the amount determined under items (1) and (2) above.

                                            (ii)     His vesting percentage on
the date he ceases to be an Employee.

                           (b)      A deferred monthly retirement benefit in the
Normal Form of Benefit to begin on his Early Retirement Date. The deferred retirement benefit shall be equal to the amount under (a) above multiplied by the applicable early retirement factor set forth in Section 4.3.

                           (c)      A deferred monthly retirement benefit in the
Normal Form of Benefit to begin on his Late Retirement Date. The deferred retirement benefit shall be an amount equal to the amount under (a) above multiplied by the late retirement factor set forth in Section 4.4 which corresponds to the number of years his Late Retirement Date follows his Normal Retirement Date.

                  The deferred retirement benefit for the Participant on his retirement date shall not be less than the monthly benefit which is the Actuarial Equivalent of his Required Contribution Account and Transfer Value, if any, on such date.

                  The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled, "Payment of Benefits".

                  4.8. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

                  4.9. Restoration of Benefit: If an Employee receives a distribution of a Vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her employer-provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

                           (a)      the amount of the distribution,

                           (b)      interest on such distribution compounded
annually at the rate of five percent (5%) per annum from the date of distribution to the date of

                                                                       Exhibit F
repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

                           (c)      interest on the sum of (a) and (b) above
compounded annually at the rate of 120 percent of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

                           Such repayment must be made before the earlier of
five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

                  4.10. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit as of the date of distribution.

                  4.11.    Minimum Benefit for Top-Heavy Plan:

                           (a)      The minimum Accrued Benefit derived from
Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

                           (b)      For purposes of providing the aforesaid
minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make Required Contributions (if required) to the Plan will be considered to be a Participant.

                                                                       Exhibit F

Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

                           (c)      For purposes of this Section, Year
of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregard.

                           (d)      For purposes of this Section, Compensation
for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

                           (e)      For the purposes of determining the
top-heavy minimum benefit under this Section Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

                           (f)      If the Article herein entitled "Payment of
Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

                           (g)      If payment of the minimum Accrued Benefit
commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

                           (h)      If a Non-Key Employee participates in this
Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

                           (i)      For any Plan Year when (1) the Plan is a
Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

                           (j)      In lieu of the above, if a Non-Key Employee
participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is

                                                                       Exhibit F
amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

                           However, for any Plan Year when (1) the Plan is a
Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1%) shall be substituted for five percent (5%) above.

                  4.12.    Transfers; Service with Affiliated Employers.

                  The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS".

                                   ARTICLE V.
                     CODE SETION 415 LIMITATIONS ON BENEFITS

                  5.1.     Maximum Annual Benefit:

                           (a)      Notwithstanding the foregoing and subject to
the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

                                    (1)     $90,000, or

                                    (2)     one hundred percent (100%) of the
Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greater aggregate Code Section 415 Compensation from the Employer.

                           (b)      Notwithstanding anything in this Article to
the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

                           (c)      Notwithstanding anything in this Article to
the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan,

                                                                       Exhibit F
determined as if the Participant had separated form service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b) (3). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

                           (d)      The dollar limitation under Code Section
415(b) (1) (A) stated in paragraph (a) (1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

                           (e)      The limitation stated in paragraph (a) (2)
above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code
Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

                           (f)      For the purpose of this Article, all
qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

                           (g)      For the purpose of this Article, if the \
Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 414(m)), all Employees of such Employers shall be considered to be employed by a single Employer.

                           (h)      For the purpose of this Article, if this
Plan is a Code Section 413(c) plan, all Employers of a Participant who maintain this Plan will be considered to be a single Employer.

                  5.2.     Adjustments to Annual Benefit and Limitations:

                           (a)      If the Annual Benefit begins before the
Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

                                                                       Exhibit F

                           (b)      Notwithstanding the aforesaid, for
Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age 62. If the Annual Benefit begins before age 62, the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age 62 so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 limitation shall not be actuarially reduced to less than:

                                    (1)     $75,000 if the Annual Benefit
commences on or after age 55, or

                                    (2)     the amount which is the Actuarial
Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                                    For purposes of adjusting the $90,000
limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                           (c)      If the Annual Benefit begins after the
Participant's Social Security Retirement Age or for the Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

                           (d)      If the Annual Benefit begins before age 62,
then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 shall not be actuarially reduced to less than:

                                    (1)     $75,000 if the Annual Benefit
commences on or after age 55, or

                                    (2)     the amount which is the Actuarial
Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                                    For purposes of adjusting the $90,000
limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                                                                       Exhibit F

                           (e)      For purposes of adjusting the Annual Benefit
to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

                           (f)      For purposes of adjusting the $90,000
limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                           (g)      For purposes of adjusting the $90,000
limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

                           (h)      For purposes of the aforesaid adjustments,
no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

                           (i)      For purposes of this Section, no adjustment
is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

                  5.3. Annual Benefit not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

                  5.4. Participation or Service Reductions: If a Participant has less than ten (10) Years of Participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Section
5.2 and 5.3 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.2(a) and 5.4 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer

                                                                       Exhibit F
rather than Years of Participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.2(a) (1) (except for purposes of Section 5.6(c) (2)) and 5.3 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

                  5.5.     Multiple Plan Reduction:

                           (a)      Subject to the exception in Section 5.5(g)
below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

                           (b) (1)  The defined benefit plan fraction is a
fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code
Section 415(b).

                           Notwithstanding the above, if the Participant was a
Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

                           (2)      For purposes of applying the limitations of
Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b) (3).

                           (3)      For purposes of applying the limitations of
Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

                           (c) (1)  The defined contribution plan fraction is a
fraction, the numerator of which is the sum of the annual additions to the Participant's account under

                                                                       Exhibit F
all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419(e) or individual medical accounts, as defined in Code Section 415(1) (2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c) (1) (A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

                           If the Employee was a participant as of the end of
the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

                                    (i)     the excess of the sum of the
fraction over 1.0, multiplied by

                                    (ii)    the denominator of this fraction
will be permanently subtracted form the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the Last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

                           The annual addition for any Limitation Year beginning
before January 1, 1987, will not be recommended to treat all Employee contributions as annual additions.

                                    (2)     Notwithstanding the foregoing, the
numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d) (1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

                                    (3)     For defined contribution plans in
effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982

                                                                       Exhibit F
determined under the law in effect for the Limitation Year ending in 1982, multiplied by (3) the "transition fraction".

                                    (4)     For purposes of the preceding
paragraph, the term "transition fraction" will mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or
(ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

                                    (5)     Notwithstanding the foregoing, for
any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code
Section 416 (h) (2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

                           (d)      Notwithstanding the foregoing, for any
Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b) (1) and (c) (1) unless the extra minimum allocation is being provided hereunder pursuant to Code Section 416(h) (2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in any event.

                           (e)      If the sum of the defined benefit plan
fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participant, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed 1.0 in any Limitation Year for such Participant.

                           (f)      If (1) the substitution of One Hundred
Percent (100%) for One Hundred Twenty-five Percent (125%) and $41,500 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the
1.0 limitation is satisfied:

                                    (i)     the Participant's Accrued Benefit
under the defined benefit plan will not increase,

                                    (ii)    no annual additions may be credited
 to a Participant's accounts, and

                                                                       Exhibit F

                                    (iii)   no Employee contributions (voluntary
or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

                  5.6. Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.
                                     VESTING

                  6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan.

                                VESTING SCHEDULE
                  (for Employees credited with at lease one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989

              YEARS OF VESTING SERVICE                                  PERCENTAGE
              ------------------------                                  ----------
              less than 5                                                     0%
                        5 or more                                           100%

                                VESTING SCHEDULE
                (for Employees not credited with at lease one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989

              YEARS OF VESTING SERVICE                                  PERCENTAGE
              ------------------------                                  ----------
              less than 0                                                     0%
                        10 or more                                          100%

                  6.2. Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan

                                                                       Exhibit F
will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                                   TOP-HEAVY
                                                VESTING SCHEDULE

              YEARS OF VESTING SERVICE                                  PERCENTAGE
              ------------------------                                  ----------
              Less than 2                                                     0%
                        2                                                    20%
                        3                                                    40%
                        4                                                    60%
                        5                                                    80%
                        6                                                   100%

                  If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The Vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

                  6.3.     Service Computation Period:

                           For vesting purposes, Years of Vesting Service and
Breaks in Service will be measured by reference to the Plan Year.

                  6.4. Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit, including any 12-consecutive month periods beginning before November 10, 1944, except the following:

                           (a)      Years of Vesting Service before age 18
(Years of Vesting Service before age 22 shall be disregarded for any Participant who is not credited with an Hour of Service on or after December 31, 1984); and

                           (b)      Years of Vesting Service during a period for
which the Employee made no Required Contributions.

                  6.5. Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

                                                                       Exhibit F

                  A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

                           (a)      such Participant has a nonforfeitable
interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

                           (b)      upon the Participant's return to service,
the number of consecutive Breaks in Service is less than the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five
(5) years.

                  6.6.     Vesting on Distribution Before Break in Service;
Cash-outs:

                           (a)      If a Participant terminates employment and
the value of the Participant's vested Accrued Benefit derived from Employer and Required Contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

                           (b)      If a Participant terminates employment, and
elects to receive the value of his or her vested Accrued Benefits, the nonvested portion will be treated as a Forfeiture. If the Participant elects to have distributed less than the entire vested portion of the Accrued Benefit derived from Employer contributions, the part of the nonvested portion that will be treated as a Forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution attributable to Employer contributions and the denominator of which is the total value of the vested Employer-derived Accrued Benefit.

                  6.7.     Amendment of Vesting Schedule:  If the Plan's vesting
schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

                                                                       Exhibit F

                  The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

                           (a)      sixty (60) days after the amendment is
adopted;

                           (b)      sixty (60) days after the amendment becomes
effective; or

                           (c)      sixty (60) days after the Participant is
issued written notice of the amendment by the Employer or Plan Administrator.

Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeiture percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

                  6.8.     Amendments Affecting Vested and/or Accrued Benefit:
No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under Section 412(c) (8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

                  6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                  6.10. Employee Contributions: A Participant will always have a one hundred percent (100%) vested and nonforfeitable interest in his or her rollover contributions and other transfer contributions, plus the earnings on all of the above. No Forfeiture of Employer-provided contributions or benefits will occur solely as a result of an Employee's withdrawal of any Required Contribution.

                                                                       Exhibit F

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

                  7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety (90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

                           (a)      an explanation of the eligibility
requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

                           (b)      the Participant's right to defer receipt of
a Plan distribution.

                  Such notice shall be given to the Participant is person or shall be mailed to the Participant's current address as reflected in the Employer's records.

                  7.2.     Waiver of Thirty (30) Day Notice Period:
Notwithstanding the provisions of Section 7.1. above, if a distribution is one to which Code Sections 401(a) (11) and 417 to not apply, such distribution may commence less than thirty (30) days after the notice required under Regulation
Section 1.411(a)-11(c) is given, provided that:

                           (a)      the Plan Administrator clearly informs the
Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                           (b)      the Participant, after receiving the notice,
affirmatively elects the distribution.

                  7.3.     Automatic Form Of Payment:

                           (a)      General Rule:  The automatic form of
retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married or a Straight Life Annuity with a ten (10) year certain period for a Participant who is unmarried.

                          (b)      Immediate Cash-out for De Minimis Benefits:
If the value of the Participant's vested Accrued Benefit derived from Employer and Employee contributions (other than qualified voluntary contributions) does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single

                                                                       Exhibit F
sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

                  7.4.     Optional Forms of Benefit:

                           (a)      If the value of a Participant's vested
Accrued Benefit derived from Employer and Employee contributions exceeds $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

                                    (1)     Straight Life Annuity;

                                    (2)     Single Life Annuity with five years
certain;

                                    (3)     Single Life Annuity with ten years
certain;

                                    (4)     Single Life Annuity with fifteen
years certain;

                                    (5)     Single Life Annuity with modified
cash refund of Participant's Required Contribution Account;

                                    (6)     Fifty percent (50%) Joint and
Survivor Annuity;

                                    (7)     Sixty Six and two-thirds percent
(66 2/3%) Joint and Survivor Annuity; or

                                    (8)     One Hundred percent (100%) Joint and
Survivor Annuity.

                                    (9)     If the value of the Participant's
vested Accrued Benefit derived from Employer contributions does not exceed $3,500, a single sum distribution.

                           (b)      Any election to receive Accrued Benefits
prior to the earlier of Normal Retirement Age or Age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements."

                           (c)      The terms of any annuity contract purchased
and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

                  7.5.     Actuarial Equivalent Benefit:

                           Except to the extent a Participant's benefits are
suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

                  7.6.     Distribution of Required Contribution Account:

                           Distribution of benefits due to an Inactive
Participant shall generally be made upon the occurrence of an event which would result in the distribution had the Participant remained in the employ of the Employer (upon the Participant's death, Disability, Early or Normal Retirement). However, at the election of the Participant, the Participant's Required Contribution Account may be payable to such Inactive Participant on or after the last day of the Plan Year next following termination of employment. Any distribution of such Required Contribution Account shall be made in a manner which is consistent with and satisfies the provisions of, the Article entitled "Joint and Survivor Annuity Requirements."

                  7.7.     Payment Without Participant Consent:

                           (a)      In the event that the Participant has
terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefit exceeds $3,500.

                           (b)      Notwithstanding the foregoing, the Plan
Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

                  7.8.     Restrictions on Immediate Distributions:

                           (a)      An Accrued Benefit is immediately
distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse)

                                                                       Exhibit F
before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age 62.

                           (b)      If the present value of a Participant's
vested Accrued benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

                           (c)      Notwithstanding the foregoing, only the
Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a) (9) or Code Section 415.

                  7.9. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a)4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

                           (a)      In the event that the Plan is terminated,
the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code Section 401(a)(4) and the Regulations thereunder.

                           (b)      For Plan Years beginning on or after
January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of

                                                                       Exhibit F
the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

                           The restrictions of this paragraph (b) shall not
apply, however, if

                                    (1)     after payment of benefits to an
Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code
Section 412(d)(7),

                                    (2)     the value of benefits provided under
the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                                    (3)     the value of the benefits payable
under the Plan to any Employee described above does not exceed $3,500.

                           (c)      For purposes of this Section, the term
"benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for insurance on the Employee's life.

                  An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Straight Life Annuity described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depositary property having a fair market value equal to at least 125 percent of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least 100 percent of the restricted amount, or (3) posting a bond equal to at least 100 percent of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

                  The escrow arrangement may provide that an Employee may withdraw amounts in excess of 125 percent of the restricted amount. If the market value of the property in an escrow account falls below 110 percent of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to 125 percent of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

                                                                       Exhibit F

                  A surety or bank may release any liability on a bond or letter of credit in excess of 100 percent of the restricted amount.

                  If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

                  7.10. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

(a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                                    (1)     those benefits purchasable by the
greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                                    (2)     if a Participant is a "substantial
owner" (as defined in ERISA Section 4022(b)(5)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                                    (3)     if the Participant is not a
"substantial owner", the present value of the maximum benefit provided in ERISA
Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

                           (b)      If the Plan is terminated or the full
current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above.

                                                                       Exhibit F

If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

                           (c)      If a Participant described in this Section
leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

                           (d)      These conditions shall not restrict the full
payment of any survivor's benefits on behalf of Participant who dies while in the Plan and the full current costs have been met.

                           (e)      These conditions shall not restrict the
current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

                           (f)      If the benefits of, or with respect to, any
Participant shall have been suspended or limited in accordance with the limitations of paragraphs (a), (b), and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

                           (g)      Notwithstanding anything in paragraphs (a),
(b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

                           (h)      In the event that Congress should provide by
statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without its necessity of amendment to this Plan.

                                                                       Exhibit F

                           (i)      In the event a lump-sum distribution is made
to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least 125% of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below 110% of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to 125% of such amount.

                  In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

                  7.11.    Suspension of Benefits:

                           (a)      Normal or early retirement benefits in pay
status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203 (a) (3) (B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

                           (b)      Resumption of payment.  If benefits payments
have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203 (a) (3) (B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203 (a) (3) (B) of ERISA and the resumption of payments.

                           (c)      Notification.  No payment shall be withheld
by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

                                                                       Exhibit F

                  In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

                           (d)      Amount Suspended.

                                    (1)     Annuity Payments.  In the case of
benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from employer contributions.

                                    (2)     Other Benefit Forms.  In the case of
a benefit payable in a form other than the form described in Section (1) above, an amount equal of the employer - provided portion of benefit payments for a calendar month in which the Employee is employed in Section 203 (a) (3) (B) service, equal to the lesser of

                                            (i)      The amount of benefits
which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                                            (ii)     The actual amount paid or
scheduled to be paid to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments

                           (e)      Minimum Benefits.  This Section does not
apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan".

                  7.12.    Restrictions on Commencement of Retirement Benefits:

                           (a)      Unless the Participant elects otherwise,
distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                                    (1)     the Participant attains Normal
Retirement Age;

                                    (2)     occurs the 10th anniversary of the
Plan Year in which the Participant commenced participation in the Plan; or

                                                                       Exhibit F

                                    (3)     the Participant terminates service
with the Employer.

                           (b)      Notwithstanding the foregoing, the failure
of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

                  7.13. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401(a) (9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a) (9) - 2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

                           (a)      Required Beginning Date:  The entire
interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                                    (1)     General Rule:  The "required
beginning date" of a participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

                                    (2)     Transitional Rules:  The required
beginning date of a Participant who attains age 70-1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                                            (i)      Non-5-percent owners:  The
required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70-1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 70-1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                                            (ii)     5-percent owners:  The
required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                                                     (A)      the calendar year
in which the Participant attains age 70-1/2, or

                                                                       Exhibit F

                                                     (B)      the earlier of the
calendar year with or within which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                                    (3)     A Participant is treated as a
5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66-1/2 or at any subsequent Plan year.

                                    (4)     Once distributions have begun to a
5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

                  (b) Limits On Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof);

                                    (1)     the life of the Participant;

                                    (2)     the life of the Participant and a
designated Beneficiary;

                                    (3)     a period certain not extending
beyond the life expectancy of the Participant; or

                                    (4)     a period certain not extending
beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

                  (c) Required Distributions On Or After The Required Beginning Date:

                                    (1)     If a Participant's benefit is to be
distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                                    (2)     For calendar years beginning before
1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution

                                                                       Exhibit F
selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                                    (3)     For calendar years beginning after
1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a) (9) - 2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations
Section 1.401(a) (9) - 2.

                                    (4)     The minimum distribution required
for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                                    (5)     If the Participant's Accrued Benefit
is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a) (9) and the Proposed Regulations thereunder.

                                    (6)     For purposes of determining the
amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

                           For purposes of this paragraph, if any portion of the
minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

                                                                       Exhibit F

                  7.14.    TEFRA Election Transitional Rule:

                           (a)      Notwithstanding the other requirements of
this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

                                    (1)     The distribution by the Trust Fund
is one which would not have disqualified the Trust Fund under Code Section 401(a) (9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                                    (2)     The distribution is in accordance
with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                                    (3)     Such designation was made in
writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                                    (4)     The Participant has accrued a
benefit under the Plan as of December 31, 1983; and

                                    (5)     The method of distribution
designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

                           (b)      A distribution upon death will not be
covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

                           (c)      For any distribution which commences before
January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

                           (d)      If a designation is revoked, any subsequent
distribution must satisfy the requirements of Code Section 401(a) (9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar

                                                                       Exhibit F
year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)
(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b) (2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a) (9) -2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a) (9) -2 will apply.

                  7.15.    Distribution of Death Benefit:

                           (a)      Beneficiary Designation:  Each Participant
will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

                           (b)      Distribution Beginning Before Death:  If the
Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

                           (c)      Distribution Beginning After Death:  If the
Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                                    (1)     If any portion of the Participant's
Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                                    (2)     If the designated Beneficiary is the
Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained 70-1/2.

                                                                       Exhibit F

                  If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or (2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

                  For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

                  For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

                  7.16. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.15(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

                  7.17.    Distribution Pursuant to Qualified Domestic Relations
Orders: Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414(p). Such distribution will be made only in a form of benefit available under the Plan.

                  7.18. Payment to a Person Under a Legal Disability: If any benefit under this Plan becomes payable to a person who is then incompetent or a minor, the Plan Administrator may make such payment on behalf of such person to the guardian or other legal representative of such person or to any individual who has the custody or care of such person. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

                                                                       Exhibit F

                  7.19. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

                  7.20. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

                  8.1. Applicability Of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

                  8.2.     Payment Of Qualified Joint And Survivor Annuity:
Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a 10-Year Certain and Life Annuity.

                  8.3.     Payment Of Qualified Pre-Retirement Survivor Annuity:
Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, as defined herein, if a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same spouse for at least 12-consecutive months. The surviving Spouse may elect to start benefits on any first day of the month on or after the Earliest

                                                                       Exhibit F

Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire. If the Spouse dies before the Qualified Pre-Retirement Survivor Annuity starts, the only death benefit payable from the Participant's Accrued Benefit is the Single-Sum Death Benefit provided in Section 4.6 (b).

                  8.4.     Notice Requirements For Qualified Joint And Survivor
Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

                           (a)      the terms and conditions of a Qualified
Joint and Survivor Annuity;

                           (b)      the Participant's right to make, and the
effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

                           (c)      the rights of a Participant's Spouse; and

                           (d)      the right to make, and the effect of, a
revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

                  For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

                  8.5. Notice Requirements For Qualified Pre-Retirement Survivor Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

                           (a)      the period beginning with the first day of
the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

                           (b)      a reasonable period ending after the
individual becomes a Participant;

                           (c)      a reasonable period ending after this
paragraph ceases to apply to the Participant;

                                                                       Exhibit F

                           (d)      a reasonable period ending after this
Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

                  For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

                  8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless:

                           (a)      the Participant's Spouse consents in writing
to the election;

                           (b)      the election designates a specific
Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

                           (c)      the election designates a form of benefit
payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

                           (d)      the Spouse's consent acknowledges the effect
of the election; and

                           (e)      the Spouse's consent is witnessed by a Plan
representative or notary public.

                  If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained

                                                                       Exhibit F
under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

                  8.7. Election Period: The period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to the Accrued Benefit as of the date of separation, the election period shall begin on the date of separation.

                  8.8. Pre-age Thirty-five (35) Waiver: A Participant who has not attained age 35 as of the end of any current Plan Year may make a special qualified election to waive the Qualified Pre-Retirement Survivor Annuity for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant will attain age thirty-five
(35). Such election will not be valid unless the Participant receives a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms as are set forth under the Section above. Qualified Pre-Retirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age thirty-five (35). Any new waiver on or after such date will be subject to the full requirements of this Article.

                  8.9.     Transitional Joint And Survivor Annuity Rules:
Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

                           (a)      Any living Participant not receiving
benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

                           (b)      Any living Participant not receiving
benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with

                                                                       Exhibit F
any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph
(d) below.

                           (c)      The respective opportunities to elect (as
described in subparagraph (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

                           (d)      Any Participant who has elected pursuant to
subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                                    (1)     Automatic Joint and Survivor
Annuity. If Benefits in the form of a life annuity become payable to a married Participant who:

                                            (i)      begins to receive payments
under the Plan on or after Normal Retirement Age;

                                            (ii)     dies on or after Normal
Retirement Age while still working for the Employer;

                                            (iii)    begins to receive payments
under the Plan on or after the Qualified Early Retirement Age; or

                                            (iv)     separates from service on
or after attaining Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a
Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                                    (2)     Election of Early Survivor Annuity.
A Participant who is employed after attaining the Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the

                                                                       Exhibit F

Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death.

Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                                            (i)      the 90th day before the
Participant attains the Qualified Early Retirement Age, or

                                            (ii)     the date on which
participation begins, and ends on the date the Participant terminates employment with the Employer.

                                    (3)     Qualified Early Retirement Age.
For purposes of this Qualified Early Retirement Age is the latest of:

                                            (i)      the earliest date, under
the Plan, on which the Participant may elect to receive retirement benefits,

                                            (ii)     the first day of the 120th
month beginning before the Participant reaches Normal Retirement Age, or

                                            (iii)    the date the Participant
begins participation.

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

                  9.1.     Qualified Domestic Relations Orders:  Notwithstanding

any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code Section 414 (p) "QDRO") providing for the assignment to a spouse or former spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which states the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

                           (a)      An Order shall specifically state all of the
following in order to be deemed a QDRO:

                                    (1)     The name and last known mailing
address (if any) of the Participant and of each alternate payee covered by the Order. However, if the

                                                                       Exhibit F

Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                                    (2)     The dollar amount or percentage of
the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                                    (3)     The number of payments or period for
which the Order applies.

                                    (4)     The specific plan (by name) to which
the Order applies.
                           (b)      An Order shall not be deemed a QDRO if it
requires the Plan to provide:

                                    (1)     any type or form of benefit, or any
option not already provided for in the Plan;

                                    (2)     increased benefits, or benefits in
excess of the Participant's vested rights;

                                    (3)     payment of a benefit earlier than
allowed by the Plan's earliest retirement provisions or in the case of a profit-sharing plan, prior to the allowability of in-service withdrawals, or

                                    (4)     payment of benefits to an alternate
payee which are required to be paid to another alternate payee under another
QDRO.

                           (c)      Promptly, upon receipt of an Order which may
or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt, and include a copy of this paragraph. The Plan Administrator shall then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee (s) shall be promptly notified in writing of the determination.

                           (d)      If the "Qualified" status of the Order is in
question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent

                                                                       Exhibit F
back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

                           (e)      The Earliest Retirement Age with regard to
the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.


                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

                  10.1.    Transfers From Other Qualified Plans; Rollovers:
 Transfers and Rollovers from an Eligible Retirement Plan are not permitted.


                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

                  11.1. Transfer Out of Eligible Class: Any Employee who, subsequent to January 1, 1976, is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, shall receive credit for such employment with the Affiliated Employer for purposes of this Plan as follows:

                           (a)      Years of Accrual Service - A transferred
Employee's employment with the Affiliated Employer while not in the Eligible Class shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

                           (b)      Years of Eligibility Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                           (c)      Years of Vesting Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                                                       Exhibit F

                           (d)      Benefit Formula - A transferred Employee's
benefits hereunder shall be based on Average Monthly Compensation and the benefit rate in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

                  11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to December 1, 1950, shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

                           (a)      Years of Accrual Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

                           (b)      Years of Eligibility Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                           (c)      Years of Vesting Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                  11.3. Transfer From Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to January 1, 1976, shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

                           (a)      Years of Accrual Service - A transferred
Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

                           (b)      Years of Eligibility Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

                           (c)      Years of Vesting Service - A transferred
Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                                                       Exhibit F

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

                  12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend the Plan at any time. However, no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

                  For the purposes of this paragraph, an amendment to the Plan which has the effect of:

                           (a)      eliminating or reducing an early retirement
benefit or a retirement-type subsidy;

                           (b)      eliminating an optional form of benefit (as
provided in Regulations under the Code); or

                           (c)      restricting, directly or indirectly, the
benefits provided to any Participant prior to the amendment

will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations under the Code.

                  Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

                  12.2.    Termination:

                           (a)      The Employer, acting by its Board of
Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the

                                                                       Exhibit F
provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

                  Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                                    (1)     complete distribution of the Trust
Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                                    (2)     continuation of the Trust Fund for
the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                                    (3)     transfer of the assets of the Plan
to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

                           (b)      Standard Termination Procedure -

                                    (1)     The Plan Administrator shall first
notify all "affected parties" (as defined in ERISA Section 4001(a) (21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation (PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                                            (i)      a certification of an
enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001 (a) (16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                                            (ii)     a certification by the Plan
Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                                                                       Exhibit F

                                            (iii)    such other information as
the PBGC may prescribe by regulation.

                  The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                                    (2)     No later than the date on which the
follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                                    (3)     A standard termination  may only
take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

                           (c)      Distress Termination Procedure

                                    (1)     The Plan Administrator shall first
notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                                            (i)      a certification of an
enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA
Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                                            (ii)     in any case in which the
Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                                            (iii)    a certification by the Plan
Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                                            (iv)     such other information as
the PBGC may prescribe by regulation.

                                                                       Exhibit F

                  The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                                    (2)     A "distress termination" may only
take place if:

                                            (i)      the Employer demonstrates
to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                                            (ii)     the Employer is the subject
of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                                            (iii)    the Employer is the subject
of a petition seeking reorganization in a bankruptcy in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

                           (d)      Priority and Payment of Benefits

                                    In the case of a distress termination, upon
approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044 (a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation, such balance, if any, shall be returned to the Employer. The portion of the excess attributable to Required Contributions shall be paid to the Participant who made these contributions. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

                                                                       Exhibit F

                           (e)      The termination of the Plan shall comply
with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

                  12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code
Section 411(d)(6).


                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

                  13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

                  13.2.    Requirements of Participating Employers:

                           (a)      Each Participating Employer will use the
same Trustee as provided in this Plan.

                           (b)      The Trustee may, but will not be required
to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

                           (c)      The transfer of any Participant from or to
an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

                           (d)      All rights and values forfeited by
termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

                                                                       Exhibit F

                           (e)      Any expenses of the Plan which are to be
paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

                  13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

                  13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

                  13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

                  13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the

                                                                       Exhibit F
elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

                  13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

                  14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

                  14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

                  14.3. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

                                                                       Exhibit F

                  14.4. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

                  14.5. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

                  14.6. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

                  14.7. Majority Actions: Except where there has been an allocation and delegation of administrative authority, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

                  14.8. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered and Employer contribution.

                  14.9. Discretionary Acts: Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

                  14.10. Responsibility of Fiduciaries: The Plan Administrator and members of the Administrative Committee, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

                                                                       Exhibit F

                  14.11. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

                  14.12. Claims Procedure: Claims for benefits under the Plan may be filed with the Plan Administrator. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Plan Administrator shall:

                           (a)      state the specific reason or reasons for the
denial,

                           (b)      provide specific reference to pertinent Plan
provisions on which the denial is based,

                           (c)      provide a description of any additional
material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

                           (d)      explain the Plan's claim review procedure as
contained in this Plan.

                  Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Plan Administrator within sixty (60) days after the claimant receives written notification from the Plan Administrator regarding the denial of the claimant's claim. The Plan Administrator will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the

                                                                       Exhibit F
proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE XV.
                                     GENERAL

                  15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is not preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

                  15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

                  15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

                           (a)      to give any Participant the right to be
retained in the service of the Employer,

                           (b)      to interfere with the right of the Employer
to discharge any Participant at any time,

                                                                       Exhibit F

                           (c)      to give the Employer the right to require
any Employee to remain in its employ, or

                           (d)      to affect any Employee's right to terminate
employment at any time.

                  15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

                  This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

                  This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

                  15.5. Governing Law. This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

                  15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

                  15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

                  15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

                                                                       Exhibit F

                  15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

                  15.10. Prohibition Against diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

                  15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except s provided below:

                           (a)      In the event the Employer makes an excessive
contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

                           (b)      In the event the Plan receives an adverse
determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

                           (c)      Notwithstanding any provisions of the Plan
to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

                                                                       Exhibit F

                  15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

                  15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

                  15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

                  15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.


                                   ARTICLE XVI.
                                   DEFINITIONS

                  For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

                  16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

                  A Participant's Accrued Benefit derived from Employer contributions is the excess, if any, of the total Accrued Benefit over the Accrued Benefit derived from Employee contributions.

                  A Participant's Accrued Benefit derived from Employee contributions shall be equal to the Required Contribution Accrued Benefit.

                  Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

                                                                       Exhibit F

                  16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made a part hereof.

                  16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

                  16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code
Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(c).

                  16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

                           (a)      Required Aggregation Group:  The group of
plans consisting of the following, which are required to be aggregated:

                                    (1)     all the plans of the Employer in
which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                                    (2)     any other plan of the Employer which
enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                                    If the Required Aggregation Group is a
Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

                           (b)      Permissive Aggregation Group:  The group of
plans consisting of the following:

                                    (1)     the Required Aggregation Group; and

                                    (2)     any plan not in the Required
Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation

                                                                       Exhibit F

Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                                    If the Permissive Aggregation Group is a
Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

                           (c)      Any terminated plan maintained by the
Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

                  16.6.    Anniversary Date:  The first day of the Plan Year.

                  16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

                  16.8. Annualized Rate of Pay. The Basic Earnings of an Employee while in the Eligible Class divided by the actual Hours of Service credited to the Employee while in the Eligible Class during the Compensation Year, and multiplied by 2080.

                  16.9. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

                  16.10. Average Monthly Compensation: The monthly average of a Participant's Annualized Rate of Pay for the five (5) consecutive Compensation Years which produce the highest monthly average. If a Participant has less than five (5) consecutive Compensation Years, Average Monthly Compensation will be averaged over his actual Compensation Years.

                  16.11. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

                                                                       Exhibit F

                  16.12. Basic Earnings: Total regular earnings and any other extra taxable remuneration earned by a Participant from the Employer during a Compensation Year, excluding the premium for overtime and adjusted to remove shift differential.

                  16.13.   Beneficiary:

                           (a)      The last person or persons designated by the
Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

                           (b)      Subject to the terms of any life insurance
policy, any designated Beneficiary may be changed from time to time. To change a Beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence. No change of Beneficiary will be binding upon the insurer until forms properly executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

                  (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant, and, if the Participant is married and the designated Beneficiary is not the Participant's Spouse, consented to by the Participant's Spouse. The Spouse's written consent will acknowledge the effect of the consent and will be witnessed by the Plan Administrator or by a notary public.

                  (d) No spousal consent to a Beneficiary designation is required if

                           (1)      The Participant's Spouse has waived the
right to be the Participant's Beneficiary and such waiver is in accordance with the last sentence of paragraph (c) above;

                           (2)      it is established to the satisfaction of the
Plan Administrator that

                                    (i)     the Participant has no Spouse or

                                    (ii)    the Participant's Spouse cannot be
located;

                                                                       Exhibit F

                           (3)      no spousal consent is required in accordance
with applicable Treasury or Department of Labor Requirements.

                  In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator. However, the Participan's Spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the Spouse had the right to limit consent only to a specific Beneficiary and that the Spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's estate.

                  16.14.   Break in Service

                  For purposes of determining eligibility, and Years of Eligibility Service, a 12-consecutive month period (computation period) during which the Employee does not complete more than 500 Hours of Service with the Employer.

                  For purposes of determining Years of Accrual Service, a Period of Severance of at least twelve (12) consecutive months.

                  For vesting purposes, a 12-consecutive month period (computation period) during which the Employee does not complete more than 500 Hours of Service with the Employer.

                  For all other purposes, a 12-consecutive month period (computation period) during which the Participant does not complete more than 500 Hours of Service with the Employer.

                  The computation period shall be the Plan Year unless a different computation period is expressly stated.

                  16.15. Code: The Internal Revenue Code of 1986, including any amendments thereto.

                  16.16. Compensation: The Annualized Basic Rate of Pay of an Employee.

                  The Compensation of each Participant which may be taken into account under the Plan for any Plan Year beginning after December 31, 1988 and before January 1, 1994, will not exceed $200,000, as adjusted under Code Section 415(d). For Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000,

                                                                       Exhibit F
except as adjusted as follows: For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

                           (1)      January 1, 1997, or

                           (2)      the latest of

                                    (a)     January 1, 1994, or

                                    (b)     the date on which the last of such
collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

                  If the period for determining compensation used in calculating an Employee's benefit for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted applicable annual compensation limitation is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

                  If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year.

                  For purposes of applying the limitations of Code Section 415, "Code Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the

                                                                       Exhibit F
course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code
Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

                           (a)      Employer contributions to a plan of deferred
compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

                           (b)      Amounts realized from the exercise of a
non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                           (c)      Amounts realized from the sale, exchange or
other disposition of stock acquired under a qualified stock option; and

                           (d)      Other amounts which received special tax
benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludible from the gross income of the Employee).

                  For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

                  16.17. Compensation Year: A one-year period beginning on the September 1 immediately preceding the Participant's Entry Date and ending on the August 31 each following year during which such Participant is an active Participant, for all such periods through August 31, 1993. A one-year period beginning on January 1 and ending on December 31 during which such Participant is an active Participant for all such periods commencing on or after January 1, 1993. Compensation received during the period January 1, 1993 through August 31, 1993 shall be considered for purposes of the Compensation Year ending August 31, 1993 and the Compensation Year ending December 31, 1993.

                  16.18. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a

                                                                       Exhibit F
controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

                  16.19. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

                  16.20. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

                  16.21. Disability: The inability to engage in any substantial gainful activity by reason of sickness or injury, while such Participant is eligible for and receives a disability benefit under Title II of the Federal Social Security Act. The permanence and degree of such impairment will be supported by medical evidence.

                  16.22. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in
Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

                  16.23. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

                  16.24. Early Retirement Date: The age on which a Participant shall have (a) attained age fifty-five (55), and (b) completed ten
(10) years of Vesting Service.

                  16.25. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

                  16.26. Eligible Class: Employment at the Pyle-National Division, represented by the General Service Employees' Union, Local No. 73 of the Service Employees' International Union, AFL-CIO.

                  16.27. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in
Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

                                                                       Exhibit F

                  16.28. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                  16.29. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is an independent contractor.

                  The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (c) of the Code.

                  16.30. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan. The Employer is a Corporation, with principal offices in the State of Connecticut.

                  16.31. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

                  16.32. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

                  16.33. Family Member: The Employee's Spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendents and ascendants, all as described in Code Section 414(q)(6)(B).

                  16.34. Fiscal year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

                  16.35. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

                           (a)      the distribution of the entire vested
portion of a Participant's Accrued Benefit; or

                           (b)      the last day of the Plan Year in which the
Participant incurs five (5) consecutive 1-Year Breaks in Service.

                                                                       Exhibit F

                  Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

                  16.36. Highly Compensated Employee: An Employee who, on the snapshot day:

                           (a)      is a five percent (5%) owner (as defined in
the definition of "Key Employee");

                           (b)      received Compensation from the Employer in
excess of the amount set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code);

                           (c)      received Compensation from the Employer in
excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

                           (d)      was an officer of the Employer described in
Code Section 414(q)(1)(D).

                  If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

                  In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

                           (a)      terminated employment prior to the snapshot
day and was a Highly Compensated Employee in the prior year;

                           (b)      terminated prior to the snapshot day and

                                    (i)     was a five percent (5%) owner;

                                    (ii)    has Compensation for the Plan Year
greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly

                                                                       Exhibit F

Compensated Employees solely because they are five percent (5%) owners or officers); or

                                    (iii)   is an officer and has Compensation
greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

                  In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

                  16.37. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

                  16.38.    Hour of Service:

                           (1)      Each hour for which an Employee is paid, or
entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

                           (2)      Each hour for which an Employee is paid, or
entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, during the applicable computation period. Notwithstanding the above,

                                    (a)     no more than 501 Hours of Service
shall be credited to an Employee an account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

                                    (b)     an hour for which an Employee is
directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and

                                    (c)     Hours of Service shall not be
credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

                                                                       Exhibit F

                  For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

                           (3)      Each hour for which back pay, irrespective
of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph (1) or paragraph
(2), as the case may be, and under this paragraph (3). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

                  Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

                  Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

                  The provisions of Department of Labor Regulations 2530.200b-2
(b) and (c) are incorporated herein by reference.

                  Solely for purposes of determining whether a Break in Service for eligibility or vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons will receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence

                           (1)      by reason of the pregnancy of the
individual,

                           (2)      by reason of a birth of a child of the
individual,

                           (3)      by reason of the placement of a child with
the individual in connection with the adoption of such child by such individual, or

                                                                       Exhibit F

                           (4)      for purposes of caring for such child for a
period beginning immediately following such birth or placement.

                  The Hours of Service credited under this paragraph will be credited (i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following computation period.

                  Solely to determine whether a one Year Break in Service has occurred for eligibility or vesting purposes for an Employee who is absent on maternity or paternity leave, a Break in Service will not be deemed to occur until the second anniversary of the first day of the maternity or paternity leave. The period between the first and second anniversaries of the maternity or paternity leave neither counts as a Break in Service nor as a Year of Service.

                  Service will be determined on the basis of accrual hours for which an Employee is paid or entitled to payment.

                  16.39. Inactive Participant: A former active Participant who has an Accrued Benefit.

                  16.40. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

                           (a)      an officer of the Employer having
Compensation greater than fifty percent (50)% of the amount in effect under
Section 415(b)(1)(A) of the Code for any Plan Year;

                           (b)      one of the ten (10) Employees having
Compensation from the Employer of more than the limitation in effect under
Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section 318) the largest interests in the Employer;

                           (c)      a five percent (5%) owner of the Employer.
"Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

                           (d)      a one percent (1%) owner of the Employer
having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code

                                                                       Exhibit F

Section 318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

                  For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having larger interest. Such term will not include any officer or Employee of an entity referred to in Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

                  16.41. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the earlier of

                           (1)      the first day of the month coinciding with
immediately following, if none coincides with) the date the Participant ceases to be an Employee, or

                           (2)      the first day of the month in which the
Participant performs no more than 40 Hours of Service. A later retirement date may apply if the Participant so elects.

                  16.42. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

                  A Leased Employee will not be considered an Employee of the Employer if:

                           (a)      such Leased Employee is covered by a money
purchase pension plan providing:

                                    (1)     a nonintegrated employer
contribution rate of at least ten percent (10%) of compensation, as defined in
Section 415 (c) (3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are

                                                                       Exhibit F
excludable from the employee's gross income under Section 125, Section 402 (e)
(3), Section 402 (h) or Section 403 (b) of the Code,

                                    (2)     immediate participation, and

                                    (3)     full and immediate vesting; and

                           (b)      Leased Employees do not constitute more than
twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

                  16.43.   Limitation Year:  The Plan Year.

                  16.44. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

                  16.45.   Non-Key Employee:  Any Employee who is not a Key
Employee.

                  16.46. Normal Form of Benefit: A Straight Life Annuity with a ten (10) years certain period.

                  16.47.   Normal Retirement Age:  Age Sixty-five (65).

                  16.48. Normal Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Normal Retirement Age.

                  16.49. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

                  16.50. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

                  16.51. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Title 38 of the U.S. Code.

                  16.52. Period of Service: The aggregate of all time period(s) commencing with the Employee's first day of employment or reemployment and ending

                                                                       Exhibit F
on the date a Break in Service begins. The first day of employment or reemployment is the first day the Employee performs an Hour of Service.

                  16.53. Period of Severance: A continuous period of time during which the Employee is not employed by the Employer. Such period begins on the date the Employee retires, quits or is discharged (after the expiration of the pay through date, if any), or if earlier, the twelve (12) month anniversary of the date on which the Employee was otherwise first absent from service.

                  16.54. Plan: The Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the Pyle-National Retirement Plan for Hourly Employees.

                  16.55. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in
Section 402 (a) of ERISA, with respect to the management, operation and administration of the Plan.

                  16.56. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31. Prior to January 1, 1994, the 12-consecutive month period beginning December 31 of each year and ending the following December 30.

                  16.57. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

                  16.58. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A hereof. In no event shall the Present Value of Accrued Benefits be less than the Required Contributions Account as of the valuation date.

                  16.59. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414 (p).

                  16.60.    Qualified Early Retirement Age:  The latest of

                           (a)      the earliest date, under the Plan, on which
the Participant may elect to receive retirement benefits,

                                                                       Exhibit F

                           (b)      the first day of the 120th month beginning
before the Participant attains Normal Retirement Age, or

                           (c)      the date the Participant begins
participation.

                  16.61. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

                  16.62. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

                           (a)      separated from service on the date of death
(or date of separation from service, if earlier),

                           (b)      survived to the Earliest Retirement Age,

                           (c)      retired with an Qualified Joint and Survivor
Annuity at the Earliest Retirement Age, and

                           (d)      died on the day after the Earliest
Retirement Age.

                  16.63. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following:

                           (a)      a Break in Service, or

                           (b)      a Period of Severance.

                  16.64. Re-entry Date: The date an Inactive Participant re-enters the Plan.

                  16.65. Regulation. Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

                  16.66.   Required Contribution Account:  The total of:

                           (a)      Required Contributions,

                                                                       Exhibit F

                           (b)      interest (if any) on such contributions,
computed at the rate provided by the Plan to the end of the last Plan Year to which Code Section 411 (a) (2) does not apply,

                           (c)      interest on the sum of (1) and (2) above
compounded annually at the rate of 5 percent per annum from the beginning of the first Plan Year to which Code Section 411 (a) (2) applies or the date the Participant began participation in the Plan, whichever is later, to the last day of the Plan Year ending before the first Plan Year beginning after December 31, 1987 or to the date on which the Participant would attain Normal Retirement Age, if earlier, and

                           (d)      interest on the sum of (a), (b) and (c)
above compounded annually:

                                    (1)     at the rate of 120 percent of the
federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date the Participant began participation in the Plan, whichever is later, and ending with the last day of the month preceding the date on which the determination is being made, and

                                    (2)     at the interest rate used under the
Plan pursuant to Code Section 417(e) (3) (as of the determination date) for the period beginning with the last day of the month preceding the determination date and ending on the date on which the Participant would attain Normal Retirement Age.

                           Required Contributions previously paid to the
Participant or applied for him, and any interest that would have been credited thereon, shall be excluded.

                  16.67. Required Contribution Accrued Benefit: As of any date on or prior to a Participant's Normal Retirement Date, the Actuarial Equivalent of the Required Contribution Account expressed as a monthly retirement benefit payable at his Normal Retirement Date.

                  16.68. Required Contributions: Nondeductible Employee contributions required from a Participant, pursuant to Article III hereof in order to be eligible to participate in this Plan.

                  16.69. Retirement: Termination of employment while in the Eligible Class:

                           (a)      after the Participant attains Normal
Retirement Age,

                           (b)      after the Participant attains Early
Retirement Age, or

                                                                       Exhibit F

(c)      due to Disability.

                  16.70.   Single-Sum Death Benefit:  The death benefit payable

under the provisions of Section 4.6 (b) of the Plan.

                  16.71 Social Security Retirement Age: The age used as the retirement age under Section 216(l) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216 (l)(2) of such Act were 62.

                  16.72. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

                  16.73. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

                  16.74. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

                  16.75. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

                           (a)      the present value of the cumulative accrued
benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

                           (b)      the aggregate of the accrued benefit of Key
Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

                  16.76. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

                           (a)      the Accrued Benefits of Key Employees under
this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

                           (b)      the present value of the cumulative accrued
benefits for Key Employees under any defined contribution pension plan of Employer which is

                                                                       Exhibit F
included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

                           To the extent required by Code Section 416 (g) (3),
distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

                           For purposes of this Section and to the extent
required by Code Section 416 (g) (4) (A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

                           To the extent required by Code Section 416 (g) (4)
(E), if an Employee has not performed services for the Employer at any time during the five (5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

                  16.77.   Top-Heavy Ratio:

                           (a)      If the Employer maintains one or more
defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date (s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date
(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the

Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

                                                                       Exhibit F

                           (b)      For purposes of paragraph (a) above the
value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in
Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employer contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

                  The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under the defined benefit plans maintained by the Employer, or
(b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)
(1) (C) of the Code.

                  16.78. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

                           (a)      Employees who have not completed six (6)
months of service with the Employer.

                           (b)      Employees who normally work for the Employer
less than seventeen and one-half (17 1/2) hours per week.

                           (c)      Employees who normally do not work for the
Employer more than six (6) months during any Plan Year.

                           (d)      Employees who have not attained age
twenty-one (21).

                           (e)      Employees included in a collective
bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

                                                                       Exhibit F

                           (f)      Employees who are nonresident aliens and who
receive no earned income which constitutes income from sources within the United States.

                  16.79. Transfer Value: A Participant's allocated share, if any, of the assets accumulated under the Plan on December 31, 1980, which resulted from Employer contributions and which have not been distributed as of January 1, 1981. A Participant's Transfer Value shall be reduced by the amount of any distribution of his Transfer Value.

                  16.80. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

                  16.81. Trust Fund: the assets of the Plan as held and administered by the Trustee.

                  16.82. Trustee: The trustees named in the Trust Agreement and their successors.

                  16.83. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

                  16.84.   Year of Accrual Service:  The sum of:

                           (a)      The total of an Employees service with the
Employer before December 31, 1984, determined according to the provisions of the Plan in effect on December 30, 1984. Service prior to the date the Plan became subject to the Employee Retirement Income Security Act of 1974 may be disregarded if such service would have been disregarded in accordance with the break in service rules of the Plan as in effect on the day before such date.

                           (b)      The total of an Employee's Period of Service
earned on and after December 31, 1984. Such service is calculated to four decimal places and each partial month counted as a complete month. This period shall be reduced by (1) any portion of a Period of Service which is excluded and
(2) and Breaks in Service.

                           (c)      Accrual Service is modified as follows:

                                    (1)     Voluntary Discontinuance.  Service
while an Employee failed or refused to make Required Contributions to the Plan is excluded. This provision also applies to exclude an Employee's service while Required Contributions were not made because the Employee failed or refused to complete a written agreement to make such Required Contributions.

                                                                       Exhibit F

                                    (2)     Predecessor Employer Service.  An
Employee's service with a Predecessor Employer shall be included as service with the Employer. If this Plan is not a continuation of a plan of that Predecessor Employer, an Employee's service with that Predecessor Employer shall be counted only if service continued with the Employer without interruption. This service includes service performed while a proprietor or partner. This service shall be included only to the extent that such inclusion does not result in a duplication of benefits by reason of being covered under any separate non-governmental pension or profit sharing plan to which the Employer contributes or shall have contributed.

                                    (3)     Military Duty.  A Period of Military
Duty shall be included as service with the Employer to the extent it has not already been credited. For purposes of crediting Hours of Service during the Period of Military Duty, an Hour of Service shall be credited (without regard to the 501 Hour of Service limitation) for each hour an Employee would normally have been scheduled to work for the Employer during such period.

                                    (4)     Rule of Parity.  In the case of an
Employee who does not have any unforfeitable right to any Accrued Benefit derived from employer contributions, Years of Accrual Service before a period of consecutive Breaks in Service will not be taken into account in computing Years of Accrual Service if the number of consecutive Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of years of Accrual Service. Such aggregate number of Years of Accrual Service will not include any Years of Accrual service disregarded under the preceding sentence by reason of prior Breaks in Service.

                  16.85. Year of Eligibility Service. An Employer shall be credited with one year of Eligibility Service for each computation period in which such Employee is credited with at least 1,000 Hours of Service.

                           (a)      Year of Eligibility Service is modified as
follows:

                                    (1)     Predecessor Employer Service.  An
Employee's service with a Predecessor Employer shall be included as service with the Employer. If this Plan is not a continuation of a plan of that Predecessor Employer, an Employee's service with that Predecessor Employer shall be counted only if service continued with the Employer without interruption. This service includes service performed while a proprietor or partner.

                                    (2)     Military Duty.  A Period of Military
Duty shall be included as service with the Employer to the extent it has not already been credited. For purposes of crediting Hours of Service during the Period of Military Duty, an Hour of Service shall be credited (without regard to the 501 Hour of Service limitation) for

                                                                       Exhibit F
each hour an Employee would normally have been scheduled to work for the Employer during such period.

                                    (3)     Service with Affiliated Employer.
An Employee's service with an Affiliated Employer shall be included as service with the Employer.

                  16.86. Year of Service: A twelve (12) consecutive month period (computation period) during which the Employee completes at least One Thousand (1,000) Hours of Service.

                           The computation period shall be the Plan Year for all
purposes unless a different computation period is expressly stated.

                  16.87.   Year of Vesting Services:  The sum of:

                           (a)      The total of an Employee's service with the
Employer before December 31, 1984, shall be determined according to the provisions of the Plan in effect on December 30, 1984. Service prior to the date the Plan became subject to the Employee Retirement Income Security Act of 1974 may be disregarded if such service would have been disregarded in accordance with the Break in Service rules of the Plan as in effect on the day before such date.

                           (b)      The total of an Employee's years of Service
for each computation period ending on or after December 31, 1984, in which an Employee is credited with at least 1,000 Hours of Service.

                           (c)      Vesting Years of Service is modified as
follows:

                                    (1)     Prior to Age 18.  Service for any
computation period that ended before the date an Employee attained age eighteen
(18) is excluded. Years of Service for any computation period before age twenty-two (22) shall be excluded for any Participant who is not credited with an Hour of Service on or after December 31, 1985.

                                    (2)     Failure to Make Required
Contributions. Years of Service for any computation period in which an Employee failed or refused to make Required Contributions is excluded. This provision also applies to exclude an Employee's service while Required Contributions were not made because he failed or refused to complete a written agreement to make such Required Contributions.

                                    (3)     Predecessor Employer Service.  An
Employee's service with a Predecessor Employer shall be included as service with the Employer. If this Plan is not a continuation of a plan of that Predecessor Employer, an Employee's service with that Predecessor Employer shall be counted only if service continued with

                                                                       Exhibit F
the Employer without interruption. This service includes service performed while a proprietor or partner.

                                    (4)     Military Duty.  A period of Military
Duty shall be included as service with the Employer to the extent it has not already been credited. For purposes of crediting Hours of Service during the Period of Military Duty, an Hour of Service shall be credited (without regard to the 501 Hour of Service limitation) for each hour an Employee would normally have been scheduled to work for the Employer during such period.

                                    (5)     Service with Affiliated Employer.
An Employee's service with an Affiliated Employer shall be included as service with the Employer.

                  The computation period shall be the Plan Year unless a different computation period is expressly stated.

                  IN WITNESS WHEREOF, the PYLE-NATIONAL RETIREMENT PLAN FOR HOURLY EMPLOYEES is, by authority of its Board of Directors, adopted on the day and year first above written.

                                                     AMPHENOL CORPORATION



                                                     By
                                                        ------------------------

ATTEST:


-----------------------------------------

                                                                       Exhibit F
                                     - 85 -

                                                   Schedule A

For purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following assumptions shall be used:


         Mortality                                 1984 Unisex Pension Mortality
                                                   Table with no age set back.

         Interest                                  7.5%


For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

         Mortality                                 1984 Unisex Pension Mortality
                                                   Table with no age set back.

         Interest The Pension Benefit Guaranty Corporation interest rates which are in effect as of the first day of the plan year in which the distribution occurs and which are used for the purpose of determining the present value of a lump sum distribution on plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

         (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

         (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date

                                                                       Exhibit F
occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

                                                                       Exhibit F

EXHIBIT:  G

ELIGIBLE CLASS:

     (a) Employment as a salaried Employee at a participating division or location of Amphenol Aerospace Operations. Without limitation, Amphenol Backplace Systems is not a participating division or location of Amphenol Aerospace Operations.

NOTE:
THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       Exhibit G

                                  PENSION PLAN
                                       FOR
                               SALARIED EMPLOYEES
                  OF THE SIDNEY DIVISION, AMPHENOL CORPORATION

                                                                       Exhibit G

                                TABLE OF CONTENTS

                                                                                                   PAGE
                                   ARTICLE I.
                                  ELIGIBILITY
1.1.     Eligibility Requirements.................................................................... 1
1.2.     Change in Classification of Employment...................................................... 1

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS;

2.1.     Payment of Contributions.................................................................... 1
2.2.     Limitation on Contribution.................................................................. 1
2.3.     Time of Payment............................................................................. 2
2.4      No Additional Liability..................................................................... 2

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions...................................................................... 2

                                   ARTICLE IV.
                                  PLAN BENEFITS

4.1.     Normal Retirement Benefit................................................................... 2
4.2.     Normal Form of Retirement Benefit........................................................... 4
4.3.     Early Retirement Benefit.................................................................... 4
4.4.     Late Retirement Benefit.....................................................................11
4.5.     Disability Benefits.........................................................................11
4.6.     Death Benefits..............................................................................13
4.7.     Benefits on Termination of Employment -
              Deferred Vested Pension................................................................17
4.8.     Special Medicare Benefit....................................................................18
4.9.     In-Service Benefits.........................................................................18
4.10.    Restoration of Benefit......................................................................18
4.11.    Non-Duplication of Benefits.................................................................19
4.12.    Minimum Benefit for Top-Heavy Plan..........................................................19
4.13.    Transfers; Service with Affiliated Employers................................................21

                                      -i-                              Exhibit G

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

5.1.     Maximum Annual Benefit......................................................................21
5.2.     Adjustments to Annual Benefit and Limitations...............................................22
5.3.     Annual Benefit not in Excess of $10,000.....................................................24
5.4.     Participation or Service Reductions.........................................................24
5.5      Multiple Plan Reduction.....................................................................25

                                   ARTICLE VI.
                                     VESTING

6.1.     Vesting Rights..............................................................................26
6.2.     Top-Heavy Vesting...........................................................................27
6.3.     Service Computation Period..................................................................28
6.4.     Service Credit..............................................................................28
6.5.     Vesting Break in Service....................................................................28
6.6.     Vesting on Distribution Before Break in Service;
         Cash-outs...................................................................................28
6.7.     Amendment of Vesting Schedule...............................................................29
6.8.     Amendments Affecting Vested and/or Accrued Benefit..........................................29
6.9.     No Divestiture for Cause....................................................................30

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

7.1.     Notice......................................................................................30
7.2.     Waiver of Thirty (30) Day Notice Period.....................................................30
7.3.     Automatic Form of Payment...................................................................30
7.4.     Optional Forms of Benefit...................................................................31
7.5.     Actuarial Equivalent Benefit................................................................32
7.6.     Payment Without Participant Consent.........................................................32
7.7.     Restrictions on Immediate Distributions.....................................................32
7.8.     Limitation of Benefits on Plan Termination..................................................33
7.9.     Early Plan Termination Restrictions.........................................................34
7.10.    Suspension of Benefits......................................................................37
7.11.    Restrictions on Commencement of Retirement Benefits.........................................38
7.12.    Minimum Distribution Requirements...........................................................39
7.13.    TEFRA Election Transitional Rule............................................................41
7.14.    Distribution of Death Benefit...............................................................43
7.15.    Date Distribution Deemed to Begin...........................................................44

                                     -ii-                              Exhibit G

7.16.    Distribution Pursuant to Qualified Domestic
              Relations Orders.......................................................................44
7.17.    Payment to a Person Under a Legal Disability................................................44
7.18.    Unclaimed Benefits Procedure................................................................44
7.19.    Direct Rollovers............................................................................45

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.     Applicability of Provisions.................................................................45
8.2.     Payment of Qualified Joint and Survivor Annuity.............................................45
8.3.     Payment of Qualified Pre-Retirement Survivor Annuity........................................45
8.4.     Notice Requirements For Qualified Joint and
              Survivor Annuity.......................................................................45
8.5.     Notice Requirements For Qualified Pre-Retirement
              Survivor Annuity.......................................................................46
8.6.     Qualified Election..........................................................................47
8.7.     Election Period.............................................................................48
8.8.     Pre-age Thirty-five (35) Waiver.............................................................48
8.9.     Transitional Joint and Survivor Annuity Rules...............................................48

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.     Qualified Domestic Relations Orders.........................................................50

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.    Transfers from Other Qualified Plans, Direct Rollovers......................................51

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.    Transfer Out of Eligible Class..............................................................52
11.2.    Transfer From Salaried Employment...........................................................52
11.3.    Transfer from Hourly Employment.............................................................53

                                    -iii-                              Exhibit G

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.    Amendment of the Plan.......................................................................53
12.2.    Termination.................................................................................54
12.3.    Merger or Consolidation of the Plan.........................................................57

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

13.1.    Adoption by Other Employers.................................................................58
13.2.    Requirements of Participating Employers.....................................................58
13.3.    Designation of Agent........................................................................58
13.4.    Employee Transfers..........................................................................59
13.5.    Participating Employer's Contribution.......................................................59
13.6.    Discontinuance of Participation.............................................................59
13.7.    Plan Administrator's Authority..............................................................59

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

14.1.    Appointment of Plan Administrator and Trustee...............................................60
14.2.    Plan Administrator..........................................................................60
14.3.    Delegation of Powers........................................................................60
14.4.    Trust Agreement.............................................................................60
14.5.    Appointment of Advisers.....................................................................61
14.6.    Records and Reports.........................................................................61
14.7.    Information From Employer...................................................................61
14.8.    Majority Actions............................................................................61
14.9.    Expenses....................................................................................62
14.10.   Discretionary Acts..........................................................................62
14.11.   Responsibility of Fiduciaries...............................................................62
14.12.   Indemnity by Employer.......................................................................62
14.13.   Claims Procedure............................................................................62

                                   ARTICLE XV.
                                     GENERAL

15.1.    Bonding.....................................................................................63
15.2.    Action by the Employer......................................................................64
15.3.    Employment Rights...........................................................................64

                                     -iv-                              Exhibit G

15.4.    Alienation..................................................................................64
15.5.    Governing Law...............................................................................65
15.6.    Conformity to Applicable Law................................................................65
15.7.    Usage.......................................................................................65
15.8.    Legal Action................................................................................65
15.9.    Exclusive Benefit...........................................................................65
15.10.   Prohibition Against Diversion of Funds......................................................65
15.11.   Return of Contribution......................................................................65
15.12.   Employer's Protective Clause................................................................66
15.13.   Insurer's Protective Clause.................................................................66
15.14.   Receipt and Release for Payments............................................................66
15.15.   Headings....................................................................................67

                                  ARTICLE XVI.
                                  DEFINITIONS

16.1.    Accrued Benefit.............................................................................67
16.2.    Actuarial Equivalent........................................................................67
16.3.    Administrative Committee....................................................................67
16.4.    Affiliated Employer.........................................................................67
16.5.    Aggregation Group...........................................................................67
16.6.    Anniversary Date............................................................................68
16.7.    Annual Benefit..............................................................................68
16.8.    Annuity.....................................................................................69
16.9.    Average Monthly Compensation................................................................69
16.10.   Annuity Starting Date.......................................................................69
16.11.   Base Salary.................................................................................69
16.12.   Beneficiary.................................................................................69
16.13.   Break in Service............................................................................70
16.14.   Code........................................................................................70
16.15.   Compensation................................................................................71
16.16.   Controlled Group............................................................................74
16.17.   Dependent Child.............................................................................74
16.18.   Determination Date..........................................................................75
16.19.   Direct Rollover.............................................................................75
16.20.   Disability..................................................................................75
16.21.   Disability Retirement Date..................................................................75
16.22.   Distributee.................................................................................76
16.23.   Earliest Retirement Date....................................................................76
16.24.   Early Retirement Age........................................................................76
16.25.   Early Retirement Date.......................................................................76
16.26.   Eligible Class..............................................................................76
16.27.   Eligible Retirement Plan....................................................................76

                                      -v-                              Exhibit G

16.28.   Eligible Rollover Distribution..............................................................76
16.29.   Employee....................................................................................77
16.30.   Employer....................................................................................77
16.31.   Employment Commencement Date................................................................77
16.32.   ERISA.......................................................................................77
16.33.   Family Member...............................................................................77
16.34.   Fiscal Year.................................................................................77
16.35.   Forfeiture..................................................................................77
16.36.   Highly Compensated Employee.................................................................77
16.37.   Highly Compensated Participant..............................................................79
16.38.   Hour of Service.............................................................................79
16.39.   Inactive Participant........................................................................79
16.40.   Key Employee................................................................................79
16.41.   Late Retirement Date........................................................................80
16.42.   Leased Employee.............................................................................80
16.43.   Limitation Year.............................................................................81
16.44.   Non-Highly Compensated Employee.............................................................81
16.45.   Non-Key Employee............................................................................81
16.46.   Normal Form of Benefit......................................................................81
16.47.   Normal Retirement Age.......................................................................81
16.48.   Normal Retirement Date......................................................................81
16.49.   Participant.................................................................................81
16.50.   Participating Employer......................................................................81
16.51.   Period of Service...........................................................................81
16.52.   Period of Severance.........................................................................81
16.53.   Plan........................................................................................81
16.54.   Plan Administrator..........................................................................81
16.55.   Plan Year...................................................................................82
16.56.   Predecessor Employer........................................................................82
16.57.   Present Value of Accrued Benefit............................................................82
16.58.   Primary Social Security Retirement Benefit..................................................82
16.59.   Qualified Domestic Relations Order..........................................................84
16.60.   Qualified Joint and Survivor Annuity........................................................84
16.61.   Qualified Joint and Survivor Annuity
              with Dependent Continuation............................................................84
16.62.   Qualified Pre-Retirement Survivor Annuity...................................................84
16.63.   Re-employment Commencement Date.............................................................84
16.64.   Re-entry Date...............................................................................84
16.65.   Regulation..................................................................................85
16.66.   Retirement..................................................................................85
16.67.   Social Security Retirement Age..............................................................85
16.68.   Spouse......................................................................................85
16.69.   Straight Life Annuity.......................................................................85
16.70.   Straight Life Annuity with Dependent Continuation...........................................85

                                     -vi-                              Exhibit G

16.71.   Super Top-Heavy Plan........................................................................85
16.72    Survivor Annuity............................................................................85
16.73.   Top-Heavy Group.............................................................................86
16.74.   Top-Heavy Plan..............................................................................86
16.75.   Top-Heavy Ratio.............................................................................86
16.76.   Top-Paid Group..............................................................................87
16.77.   Trust Agreement.............................................................................88
16.78.   Trust Fund..................................................................................88
16.79.   Trustee.....................................................................................88
16.80.   Valuation Date..............................................................................88
16.81.   Year of Accrual Service.....................................................................88
16.82.   Year of Service.............................................................................88
16.83.   Year of Vesting Service.....................................................................89

                                    -vii-                              Exhibit G

                                  PENSION PLAN
                                       FOR
                               SALARIED EMPLOYEES
                                     OF THE
                                 SIDNEY DIVISION
                              AMPHENOL CORPORATION

     BY RESOLUTION of its Board of Directors, on the day of 19, AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restates the PENSION PLAN FOR SALARIED EMPLOYEES OF THE SIDNEY DIVISION AMPHENOL CORPORATION, as previously amended effective January 1, 1987 (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:

                                   ARTICLE I.
                                  ELIGIBILITY

     1.1 Eligibility Requirements: Any Employee who is a salaried employee in the Eligible Class will become a Participant as of the date he or she first performs an Hour of Service in the Eligible Class.

     1.2 Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate, such Employee will participate immediately upon returning to the Eligible Class of Employees. In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately upon becoming a member of the Eligible Class.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS;

     2.1 Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

     2.2 Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount

                                      -1-                              Exhibit G
allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

     2.3 Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

     2.4 No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employer.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

     3.1 Required Contributions: No contributions shall be required of Participants as a condition to receiving benefits provided hereunder.

                                   ARTICLE IV.
                                  PLAN BENEFITS

     4.1 Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of the Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no distribution shall be made to such Participant until his or her actual retirement date, unless a minimum distribution is required by law.

         (a) Accrued Benefit. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his or her Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, determined as the greater of (1) and (2) below:

                                      -2-                              Exhibit G

             (1) Basic Formula: the sum of (i) plus (ii) minus (iii):

                 (i) two percent (2%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service up to a maximum of Twenty-five (25) Years,

                 (ii) one half of one percent (1%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service in excess of Twenty-five (25),

                 (iii) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit multiplied by such Participant's Years of Accrual Service, up to a maximum of Twenty-five (25) years.

             (2) Alternative Formula: the sum of (i) plus (ii), multiplied by
(iii):

                 (i) three-fourths of one percent (3/4%) of such Participant's Average Monthly Compensation,

                 (ii) the appropriate dollar amount set forth below based on such Participant's actual retirement date:

                  DOLLAR AMOUNT                  ACTUAL RETIREMENT DATE
                      $5.75                      prior to June 30, 1980
                      $7.45                      July 1, 1980 to June 30, 1981
                      $7.70                      July 1, 1981 to June 30, 1982
                      $8.00                      on or after June 30, 1982

                 (iii) such participant's Years of Accrual Service, up to a maximum of Thirty (30) years.

          (b) Reduction for Qualified Pre-Retirement Survivor Annuity Coverage (terminated vested Participants who terminated employment prior to August 23, 1984). If a Qualified Pre-Retirement Survivor Annuity has been in effect for any Participant who shall have terminated employment prior to August 23, 1984 under a Plan provision which did not provide a Qualified Pre-Retirement Survivor Annuity and who shall have elected a Pre-Retirement Qualified Survivor Annuity, the amount of benefit determined above will be reduced by multiplying the appropriate factor from the table below by the number of full years that such coverage was in effect after December 31, 1984:

                                      -3-                              Exhibit G

                                                    Reduction for Each
                                                   Full Year of Coverage
                                             AFTER TERMINATION OF EMPLOYMENT
Prior to Age 65                                             .3%
After Age 65                                                None

          (c) Reduction for Early Retirement Benefits. In the event that a Participant who shall have received Early Retirement Benefits shall be reemployed by the Employer and shall become eligible for a Normal Retirement Benefit, the benefit determined above shall be reduced by the following percentage of the sum of the Early Retirement Benefits he shall have received prior to reemployment:

             (1) with respect to an Employee who shall have attained age sixty
(60) and completed Five (5) Years of Eligibility Service, 8/l0ths of the 1%,

             (2) with respect to any other Employee receiving early retirement benefits, 1/4th of 1%.

          (d) Minimum Benefit. The minimum normal retirement benefit payable in the Normal Form shall be Ten Dollars ($10) per month.

          (e) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as of the Participant's Normal Retirement Date in accordance with the Article herein entitled "Payment of Benefits". If the Participant begins receiving benefits at an age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

     4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

     4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

          (a) a deferred Normal Retirement Benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, based upon Years of Accrual Service at the time of the Participant's actual retirement,

                                      -4-                              Exhibit G

          (b) with respect to an Employee who shall retire after attaining age fifty-five (55) and completing five (5) Years of Vesting Service ("Rule of 60 Early Retiree"), an immediate early retirement benefit commencing at Early Retirement Date equal to such Participant's reduced deferred Normal Retirement Benefit determined as the greater of the Post-TRA Benefit or Grandfathered Benefit below.

     POST-TRA BENEFIT: the greater of (1) or (2) below:

             (1) Basic Formula: the sum of (i) plus (ii) reduced by (iii), which amount shall be further reduced as provided in (iv):

                 (i) two percent (2%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service up to a maximum of Twenty-five (25) Years,

                 (ii) one half of one percent (1/2%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service in excess of Twenty-five (25),

                 (iii) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit multiplied by such Participant's Years of Accrual Service, up to a maximum of Twenty-five (25) years,

                 (iv) 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

             (2) Alternative Formula: the sum of (i) plus (ii), multiplied by
(iii) and then reduced by (iv):

                 (i) three-fourths of one percent (3/4%) of such Participant's Average Monthly Compensation,

                 (ii) the appropriate dollar amount set forth below based on such Participant's actual retirement date:

                                      -5-                              Exhibit G

                  DOLLAR AMOUNT                  ACTUAL RETIREMENT DATE
                  -------------                  ----------------------
                      $5.75                      prior to June 30, 1980
                      $7.45                      July 1, 1980 to June 30, 1981
                      $7.70                      July 1, 1981 to June 30, 1982
                      $8.00                      on or after June 30, 1982

                 (iii) such participant's Years of Accrual Service, upon to a maximum of Thirty (30) years,

                 (iv) 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

     GRANDFATHERED BENEFIT: the greater of (1) or (2) below:

             (1) Basic Formula: the sum of (i) plus (ii) reduced by (iii), which amount shall be further reduced as provided in (iv) only for months beginning after the date the Participant has attained age sixty-two (62):

                 (i) two percent (2%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Twenty-five (25) Years,

                 (ii) one half of one percent (1/2%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service in excess of Twenty-five (25) determined as of December 31, 1988,

                 (iii) 1/600th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/300th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date,

                 (iv) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Twenty-five (25) years, decreased by the applicable reduction factor then provided under Title II of the federal Social Security Act.

                                      -6-                              Exhibit G

             (2) Alternative Formula: the sum of (i) plus (ii), multiplied by
(iii), and then reduced by (iv):

                 (i) three-fourths of one percent (3/4%) of such Participant's Average Monthly Compensation determined as of December 31, 1988,

                 (ii) the appropriate dollar amount set forth below based on such Participant's actual retirement date:

                  DOLLAR AMOUNT                  ACTUAL RETIREMENT DATE
                  -------------                  ----------------------
                      $5.75                      prior to June 30, 1980
                      $7.45                      July 1, 1980 to June 30, 1981
                      $7.70                      July 1, 1981 to June 30, 1982
                      $8.00                      on or after June 30, 1982

                 (iii) such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Thirty (30) years,

                 (iv) .6% for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus .4% for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

             (c) with respect to a Participant who shall retire after the date on which the sum of his age and Years of Service first equals or exceeds eighty
(80), and who was a Participant hereunder prior to April 1, 1990 ("Rule of 80 Early Retiree"), an immediate early retirement benefit commencing at Early Retirement Date equal to such Participant's reduced deferred Normal Retirement Benefit determined as the greater of the Post-TRA Benefit or Grandfathered Benefit below:

     POST-TRA BENEFIT: THE GREATER OF (1) OR (2) BELOW:

             (1) Basic Formula: the sum of (i) plus (ii) reduced by (iii), which amount shall be further reduced as provided in (iv):

                 (i) two percent (2%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service up to a maximum of Twenty-five (25) Years,

                 (ii) one half of one percent (1/2%) of such Participant's Average Monthly Compensation multiplied by such Participant's Years of Accrual Service in excess of Twenty-five (25),

                                      -7-                              Exhibit G

                 (iii) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit multiplied by such Participant's Years of Accrual Service, up to a maximum of Twenty-five (25) years,

                 (iv) 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month of the next sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, and actuarially reduced thereafter.

             (2) Alternative Formula: the sum of (i) plus (ii), multiplied by
(iii), which amount shall be reduced as provided in (iv):

                 (i) three-fourths of one percent (3/4%) of such Participant's Average Monthly Compensation,

                 (ii) the appropriate dollar amount set forth below based on such Participant's actual retirement date:

                  DOLLAR AMOUNT                  ACTUAL RETIREMENT DATE
                  -------------                  ----------------------
                      $5.75                      prior to June 30, 1980
                      $7.45                      July 1, 1980 to June 30, 1981
                      $7.70                      July 1, 1981 to June 30, 1982
                      $8.00                      on or after June 30, 1982

                 (iii) such Participant's Years of Accrual Service up to a maximum of Thirty (30) years,

                 (iv) 1/180th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/360th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date.

     GRANDFATHERED BENEFIT: the greater of (1) or (2) below:

             (1) Basic Formula: the sum of (i) plus (ii) reduced by (iii), which amount shall be further reduced as provided in (iv) only for months beginning after the date the Participant has attained age sixty-two (62):

                 (i) two percent (2%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Twenty-five (25) Years,

                                      -8-                              Exhibit G

                 (ii) one half of one percent (1/2%) of such Participant's Average Monthly Compensation determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service in excess of Twenty-five (25) determined as of December 31, 1988,

                 (iii) 1/60th for each month of the first sixty (60) months by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, plus 1/30th for each month in excess of sixty (60) by which the Participant's Early Retirement Date precedes his or her Normal Retirement Date, provided, however, that such reduction shall in no event exceed twenty-five percent (25%),

                 (iv) two percent (2%) of such Participant's estimated Primary Social Security Retirement Benefit determined as of December 31, 1988, multiplied by such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Twenty-five (25) years, decreased by the applicable reduction factor then provided under Title II of the federal Social Security Act.

             (2) Alternative Formula: the sum of (i) plus (ii), multiplied by
(iii), which amount shall be increased as provided in (iv):

                 (i) three-fourths of one percent (3/4%) of such Participant's Average Monthly Compensation determined as of December 31, 1988,

                 (ii) the appropriate dollar amount set forth below based on such Participant's actual retirement date:

                  DOLLAR AMOUNT                  ACTUAL RETIREMENT DATE
                  -------------                  ----------------------
                      $5.75                      prior to June 30, 1980
                      $7.45                      July 1, 1980 to June 30, 1981
                      $7.70                      July 1, 1981 to June 30, 1982
                      $8.00                      on or after June 30, 1982

                 (iii) such Participant's Years of Accrual Service determined as of December 31, 1988, up to a maximum of Thirty (30) years,

                 (iv) for any month through the month in which the Participant attains age sixty-two (62), the appropriate dollar amount set forth below, based on such Participant's actual retirement date:

                                      -9-                              Exhibit G

                  DOLLAR AMOUNT                  ACTUAL RETIREMENT DATE
                  -------------                  ----------------------
                      $260.00                    Prior to June 30, 1980
                      $335.00                    June 30, 1980 through June 29, 1981
                      $355.00                    June 30, 1981 through June 29, 1982
                      $385.00                    On or after June 30, 1982

          (d) A Participant electing immediate early retirement benefits under
Section 4.3 (b) or (c) may, at any time prior to Early Retirement Date, elect a level income option under which pension payments will be adjusted so that the aggregate prospective monthly benefits under this Plan and under the Federal Social Security Act and the Railroad Retirement Act, will, as nearly as practicable, assuming such person receives Social Security benefits commencing at age 62, be the same before age 62 as thereafter. The amount of such adjustments shall be determined as of Early Retirement Date without regard to subsequent changes in the Participant's prospective benefits under Social Security. The increase in the Participant's monthly pension payable prior to age 62 pursuant to an election of this option shall be equal to the level income factor for such Participant, from Table A below, multiplied by:

             (1) The Participant's Primary Social Security Benefit payable at age 62, minus

             (2) The Participant's benefit amount payable prior to age 62 minus the Participant's benefit payable after age 62, computed on the basis of a life annuity.

                                    TABLE A

                  Years Early Retirement Date            Level Income
                Precedes Normal Retirement Date             Factor
                -------------------------------          ------------
                              3                             1.0000
                              4                              .9076
                              5                              .8259
                              6                              .7534
                              7                              .6888
                              8                              .6309
                              9                              .5791
                              10                             .5324
                              11                             .4904
                              12                             .4524
                              13                             .4179
                              14                             .3866
                              15                             .3582
                              16                             .3322
                              17                             .3086

                                     -10-                              Exhibit G

(Where the Early Retirement Date does not precede the Normal Retirement Date by a full year, the Level Income Factor shall be determined by linear interpolation of the factors in Table A.) The level income option shall not be available to the Participant if it would result in no retirement benefit being payable to the Participant after the Participant's 62nd birthday.

          (e) Early retirement benefits shall be payable to the Participant on the first day of the first month after the Participant shall have become eligible for such benefits, shall have filed an application for such benefits, and shall otherwise be payable in accordance with the Article herein entitled "Payments of Benefits".

     4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401 (a) (9) or this Plan. A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit recalculated using the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the Participant's actual retirement date.

     The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total minimum distributions required under Code Section 401 (a) (9) actually made prior to the Participant's actual retirement date.

     A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

     Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits".

     4.5. Disability Benefits:

     If a Participant ceases to be an active Employee as an result of a Disability, and if an affidavit of a qualified physician certifying the disability in the form specified by the Plan Administrator is filed with the Plan Administrator, and such Disability continues for a period of five (5) consecutive months, said Participant shall be entitled to disability retirement benefits.

     The disability retirement benefit payable to a Participant who meets the requirements above shall equal the greater of (a) or (b) below, less (c) :

                                     -11-                              Exhibit G

          (a) the Participant's Accrued Benefit determined under the Section captioned "Normal Retirement Benefit", based on the Participant's Years of Accrual Service and Average Monthly Compensation determined as of the date of Disability.

          (b) Forty percent (40%) of:

             (i) the Base Salary being paid to the Participant as of the date of Disability, plus

             (ii) the monthly equivalent of the difference between the Compensation paid to the Participant in the calendar year immediately preceding the date of Disability and the aggregate Base Salary paid to the Participant in such year, minus

             (iii) sixty-four percent (64%) of the Participant's Primary Social Security Retirement Benefit.

          (c) Any other supplemental income or benefits available to the Participant from all sources to which the Employer, including any Affiliated Employer, or any of their predecessors has contributed, including, but not limited to, workers compensation payments (but not settlements).

     The reduction in the disability retirement benefit provided for in this Section, in respect of Primary Social Security Benefits, shall not be applied for any month during which the Participation fails to qualify for Social Security Benefits, other than by reason of willful failure to make proper application.

     Monthly disability retirement benefit payments shall begin on the Participant's Disability Retirement Date, and shall cease as of the month preceding the earliest of the following:

          (a) the Participant's death,

          (b) a determination that such Participant is no longer suffering a Disability,

          (c) written election by the Participant that such Participant wishes to elect to retire early,

          (d) attainment of Normal Retirement Date (or upon having received a Disability retirement benefit for sixty (60) months, if later), or

          (e) attainment of the age of seventy (70).

                                     -12-                              Exhibit G

     A Participant receiving disability retirement benefits may elect to early retire if he or she meets the requirements for an early retirement. Such Participant's Early Retirement Benefit will be computed in accordance with the terms of the Plans as in effect on Disability Retirement Date.

     Upon the death of a Participant receiving disability retirement benefits prior to Normal Retirement Date, death benefits shall be payable to the surviving spouse in accordance with the Section below entitled "Death Benefits."

     Upon the attainment of Normal Retirement Date, the disability retirement benefits shall cease, and the Participant shall thereafter, if eligible, receive a retirement benefit payable in accordance with the provisions of the Plan as in effect on the Participant's Disability Retirement Date.

     Any Participant who received disability retirement benefits, or any applicant for a Disability Benefit, may be required to submit to a medical examination at any time but not more often than semi-annually, to determine whether such Participant is eligible for a disability retirement benefit. If it is found that the Participant receiving disability retirement benefits is no longer disabled, no further disability retirement benefit shall be paid. If the Participant refuses to submit to such medical examination, no disability retirement benefit shall be paid until such Participant submits to an examination and is determined to be eligible.

     Disability retirement benefits will be paid as soon as practicable after the Participant's Disability Retirement Date in accordance with the Article herein entitled "Payment of Benefits."

     4.6. Death Benefits:

     The provisions of paragraphs (a) through (e) shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984.

     If a Participant dies before his Annuity Starting Date, death benefits shall be determined under the following subsections. The distribution or death benefits shall be subject to the Article herein entitled "Payment of Benefits."

          (a) Qualified Preretirement Survivor Annuity:

     A Qualified Preretirement Survivor Annuity shall be payable as a death benefit with respect to a Participant who dies before his Annuity Starting Date if the following requirements are met:

                                     -13-                              Exhibit G

             (1) The Participant is survived by a Spouse to whom he was continuously married throughout the one-year period ending on the date of his death, and

             (2) The Participant's vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions on the date of his death was greater than zero.

     If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. Benefits shall be payable on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to such date.

          (b) Survivor Annuity Payable with Respect to Participant Receiving Disability Retirement Benefits.

     If a Participant receiving disability retirement benefits hereunder dies prior to Normal Retirement Date, the Spouse of the Participant shall receive an immediate Survivor Annuity equal to fifty percent (50%) of the normal retirement benefit in the normal form which would have been payable to the Participant if the Participant had

             (1) continued in Disability status until Normal Retirement Date,

             (2) survived to Normal Retirement Age.

             A survivor annuity shall be payable for the life of the Participant's Spouse as of the first day of the month following the date of the Participant's death.

          (c) Additional Survivor Income Benefits.

     In the event a Participant dies on or after attaining age fifty (50) and prior to Normal Retirement Date, or a Participant receiving disability retirement benefits dies at any time prior to Normal Retirement Date, the Spouse of the Participant will receive monthly survivor income benefits in addition to the pre-retirement survivor annuity benefits, if any, described in (a) and (b) above, in an amount equal to the excess, if any, of

             (i) Twenty percent (20%) of Base Salary at the time of the Participant's death or onset of Disability, as the case may be, over

                                     -14-                              Exhibit G

             (ii) the pre-retirement survivor annuity benefits payable pursuant to paragraph (a) or (b) above.

     Benefits shall be payable monthly to the Spouse ceasing with the payment immediately preceding the earlier of the date of the Spouse's death or the first anniversary of the Spouse's remarriage.

          (d) Survivor Income Benefits for Dependent Children.

     If a Spouse dies while eligible to receive a survivor benefit or benefits as set forth in

             (1) paragraph (a), and the Participant shall have died prior to Normal Retirement Date and at or after having attaining the later of (i) age fifty-five (55) or (ii) the date on which the Participant shall have completed ten (10) Years of Service, or if earlier, the date when the Participant shall have completed five (5) Years of Service and the sum of his age and Years of Service is not less than sixty (60); or

             (2) paragraph (b), or

             (3) paragraph (c),

the amount of the Spouse's benefit then payable shall be divided equally among the Dependent Children who at the Spouse's death are receiving the 5% of Base Salary Benefit described below. If the Participant dies and does not have at death a surviving Spouse, the benefit otherwise payable to a Spouse pursuant to sections (a), (b), or (c) shall be divided among the Dependent Children (determined as of the death of the Participant ) on an equal basis. In addition, each Dependent Child as of the death of the Participant shall receive a monthly death benefit equal to 5% of the Participant's Base Salary at the time of death, or if the decedent was receiving disability retirement benefits, 5% of Base Salary in effect at the time of the onset of Disability. All death benefits provided under this section payable to a Dependent Child shall be paid monthly, ceasing with the payment immediately preceding the date the Dependent Child is no longer a Dependent Child or at such earlier date as may be required by law.

          (e) Loss of Pre-Retirement Death Benefits.

          Any contrary provision of this Section notwithstanding, if a Participant

             (i) dies within the month the Participant most recently became an Employee, or

                                     -15-                              Exhibit G

             (ii) is covered by a group life insurance policy provided by the Employer, which policy grants survivor income benefits, and before age 50 and within 30 days of death converts said policy to a permanent form of insurance, the Spouse shall not be eligible for the benefit provided under section (c) and the Dependent Children shall not be eligible for any benefits under this section.

          (f) Death Benefit After Actual Retirement Date but Before the Annuity Starting Date:

             (1) If a Participant dies on or after his Actual Retirement Date and before his Annuity Starting Date, the provisions of subsections (a) through
(e) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

             (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

          (g) Lump Sum Post-Retirement Death Benefit:

          Upon the death of a former Participant who was a Participant until Normal Retirement Age, or Early Retirement Age, or upon the death of a former Participant who was receiving Disability retirement benefits hereunder and who shall have attained Normal Retirement Age, in addition to all other benefits provided under the Plan, the Participant's Beneficiary, if any, will receive upon due application, a benefit equal to One Hundred Eighty Percent (180%) of such Participant's Average Monthly Compensation; provided, however, that if the former Participant had fewer than ten (10) Years of Accrual Service at Retirement, the benefit shall be reduced by multiplying it by a fraction, the numerator of which is such Years of Accrual Service, and the denominator of which is 10. In no event shall such benefit be less than $2,000. In no event shall this benefit be less than that determined under the group insurance schedule of Bendix in effect immediately prior to February 28, 1974 and applicable to retired Employees, based on Base Salary and Service at that date. This benefit shall be paid to the Beneficiary in a lump sum.

          Upon the death of a former Participant who retired after a transfer to an Affiliated Employer, who was eligible for early retirement under the Plan at the time of transfer, the Beneficiary shall receive a benefit, determined as above,

                                     -16-                              Exhibit G
based on Years of Accrual Service and Average Monthly Compensation at the time of transfer, reduced by the amount of any similar benefit to which the former Participant's beneficiaries receive from the Affiliated Employer.

     4.7. Benefits on Termination of Employment - Deferred Vested Pension: A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's Vested Accrued Benefit. The Accrued Benefit as to any such Participant who has not been credited with the required Years of Vesting Service to be fully vested pursuant to the Article herein captioned "Vesting" shall become forfeitable. The amount of the monthly retirement benefit to be provided for each Participant who becomes an inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

          (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (i) and (ii):

             (i) The Participant's projected Accrued Benefit determined by reference to Section 4.1 hereof, based on Average Monthly Compensation as of termination of employment and anticipated Years of Accrual Service if the Participant had continued employment until Normal Retirement Age, multiplied by a fraction, the numerator of which is actual Years of Accrual Service, and the denominator of which is projected Years of Accrual Service at Normal Retirement Age;

             (ii) The Participant's vesting percentage on the date he or she ceased to be an Employee.

          (b) A deferred monthly retirement benefit in the Normal Form of Benefit to begin on his Early Retirement Date, in the event that all service requirements have been satisfied. The deferred early retirement benefit shall be equal to the product of (i) and (ii):

             (i) the Participant's early retirement benefit set forth in Section 4.3; and

             (ii) the Participant's vesting percentage on the date he or she ceased to be an Employee.

          The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled "Payment of Benefits".

                                     -17-                              Exhibit G

     4.8. Special Medicare Benefit: Any Participant or Participant's Spouse receiving benefits hereunder (other than a Participant who terminated employment prior to Normal Retirement Age, Early Retirement Age, Disability or death and became entitled to deferred vested benefits), who has attained age sixty-five
(65) or who is eligible for Social Security Disability Benefits, and who enrolled and is participating in voluntary Medicare Part B coverage under the Federal Social Security Act, shall receive a monthly Special Medicare Benefit equal to $8.20 in addition to any other benefit provided hereunder, such additional monthly benefit to commence as of the first month following the earlier of (a) the month during which age sixty-five (65) is attained, or (b) receipt by the Employer of proof of enrollment for such voluntary Medicare Part B coverage from an eligible individual under age sixty-five (65). Upon the death of the Participant, as long as the Spouse of the Participant is entitled to receive benefits hereunder, the Spouse shall be provided the aforedescribed benefit if the Spouse meets the requirements or if the Spouse has not enrolled in Medicare Part B coverage at the Participant's death, the Spouse shall be eligible for this benefit upon enrollment. Not more than one Special Medicare Benefit shall be paid to any individual for any one month. No such payment shall be made to any individual under age sixty-five (65) for any month such individual is not enrolled for such voluntary Medicare Part B coverage.

     4.9. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

     4.10. Restoration of Benefit: If an Employee receives a distribution of a Vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her employer - provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

          (a) the amount of the distribution,

          (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

          (c) interest on the sum of (a) and (b) above compounded annually at the rate of one hundred twenty percent (120%) of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

          Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the

                                     -18-                              Exhibit G

Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

     4.11. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to have received a distribution of a vested Accrued Benefit under the Plan by reason or prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

     4.12. Minimum Benefit for Top-Heavy Plan:

          (a) The minimum Accrued Benefit derived from Employer Contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is a Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

          (b) For purposes of providing the aforesaid minimum benefit under Code
Section 416, a Non-Key Employee who is not a Participant solely because of (1) his Compensation is below a stated amount or (2) he declined to make required contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

          (c) For purposes of this Section, Years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

          (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

                                     -19-                              Exhibit G

          (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415 (d)).

          (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

          (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

          (h) If a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

          (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

          (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

          However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1/2%) shall be substituted for five percent (5%) above.

          (k) The preceding provisions of this Section shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416 (i) (4).

                                     -20-                              Exhibit G

     4.13. Transfers; Service with Affiliated Employers.

     The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS."

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

     5.1. Maximum Annual Benefit:

          (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

             (1) $90,000, or

             (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

          (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

          (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had complied at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415 (b) (2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after May 5, 1986; and (2) any cost of living adjustment occurring after May 5, 1986.

          (d) The dollar limitation under Code Section 415 (b) (1) (A) stated in paragraph (a) (1) above shall be adjusted annually as provided in Code Section

                                     -21-                              Exhibit G

415 (d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

          (e) The limitation stated in paragraph (a) (2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415 (d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

          (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

          (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563 (a) or Code Section 414 (b) and (c) as modified by Code Section 415 (h)) or is a member of an affiliated service group (as defined by Code Section 414 (m)), all employees of such employers shall be considered to be employed by a single employer.

          (h) For the purpose of this Article, if this Plan is a Code Section 413 (c) plan, all employers of a Participant who maintain this Plan will be considered to be a single employer.

     5.2. Adjustments to Annual Benefit and Limitations:

          (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

          (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age sixty-two (62). If the Annual Benefit begins before age sixty-two (62), the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age sixty-two (62) so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two
(62). However, the $90,000 limitation shall not be actuarially reduced to less than:

             (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55), or

                                     -22-                              Exhibit G

             (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

          For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five
(55), the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

          (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

          (d) If the Annual Benefit begins before age sixty-two (62), then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age sixty-two (62). However, the $90,000 shall not be actuarially reduced to less than:

             (1) $75,000 if the Annual Benefit commences on or after age fifty-five (55) , or

             (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age fifty-five (55) if the Annual Benefit commences prior to age fifty-five (55).

          For purposes of adjusting the $90,000 limitation applicable prior to age sixty-two (62) or the $75,000 limitation applicable prior to age fifty-five
(55), the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

          (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Schedule A hereto except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A hereto.

                                     -23-                              Exhibit G

          (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

          (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A hereto and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

          (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415 (d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

          (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

     5.3. Annual Benefit not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

     5.4. Participation or Service Reductions: If a Participant has less than
(10) years of participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1 (a) (1) and 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and
(b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1 (a) (2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than years of participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1 (a) (1) (except for purposes of Section 5.5 (c) (2)) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

                                     -24-                              Exhibit G

     5.5. Multiple Plan Reduction:

          (a) Subject to the exception in Section 5.5 (f) below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

          (b) (1) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415 (b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415 (b).

             Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

             (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7
(b) (3).

             (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of the Internal Revenue Service Notice 83-10.

          (c) (1) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual

                                     -25-                              Exhibit G
additions attributable to all welfare benefit funds, as defined in Code Section 419 (e) or individual medical accounts, as defined in Code Section 415 (1) (2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415 (b) and (d) in effect under Code
Section 415 (c) (1) (A) or thirty-five percent (35%) of the Participant's
Section 415 Compensation for such Limitation Year.

          If the Employee was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

             (i) the excess of the sum of the fraction over 1.0, multiplied by

             (ii) the denominator of this fraction

will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

     The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

             (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7 (d)
(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

                                   ARTICLE VI.
                                     VESTING

     6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he

                                     -26-                              Exhibit G
or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan:

                                VESTING SCHEDULE
                  (for Employees credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year
                     Commencing on or after January 1, 1989)

                  YEARS OF VESTING SERVICE           PERCENTAGE
                  ------------------------           ----------
                         less than 5                      0%
                         5 or more                      100%

                                VESTING SCHEDULE
                (for Employees not credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                  YEARS OF VESTING SERVICE           PERCENTAGE
                  ------------------------           ----------
                         less than 10                     0%
                         10 or more                     100%

     6.2. Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                    TOP-HEAVY
                                VESTING SCHEDULE

                  YEARS OF VESTING SERVICE           PERCENTAGE
                  ------------------------           ----------
                         less than 3                      0%
                         3 or more                      100%

     If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan became a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

                                     -27-                              Exhibit G

     6.3. Service Computation Period:

     For vesting purposes, Years of Vesting Service and Breaks in Service will be measured by reference to the 12-consecutive month period commencing on the date the Employee first performs one (1) Hour of Service. Each subsequent 12-consecutive month period will commence on the anniversary of such date.

     6.4. Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit.

     6.5. Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

     A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

          (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

          (b) upon the Participant's return to service, the number of consecutive Breaks in Service is less than the greater of (1) the number of prior Years of Vesting Service (disregarding any Years of Vesting Service that were excluded because of a previous Break in Service, or (2) five (5) years.

     6.6. Vesting on Distribution Before Break in Service; Cash-outs:

          (a) If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer and Required Contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

          (b) If a Participant terminates employment, and elects to receive the value of his or her vested Accrued Benefits, the nonvested portion will be treated as a Forfeiture. If the Participant elects to have distributed less than the entire vested portion of the Accrued Benefit derived from Employer contributions, the part of the nonvested portion that will be treated as a Forfeiture is the total nonvested portion multiplied by a fraction, the numerator of which is the amount of the distribution

                                     -28-                              Exhibit G
attributable to Employer contributions and the denominator of which is the total value of the vested Employer-derived Accrued Benefit.

     6.7. Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

     The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

             (a) sixty (60) days after the amendment is adopted;

             (b) sixty (60) days after the amendment becomes effective; or

             (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

     Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

     6.8. Amendments Affecting Vested and/or Accrued Benefit: No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accred Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under
Section 412 (c) (8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

                                     -29-                              Exhibit G

     6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

     7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

          (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

          (b) the Participant's right to defer receipt of a Plan distribution.

     Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

     7.2. Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401 (a) (ii) and 417 do not apply, such distribution may commence less than thirty (30) days after the notice required under Regulation Section 1.411 (a)-11
(c) is given, provided that:

          (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

          (b) the Participant, after receiving the notice, affirmatively elects the distribution.

     7.3. Automatic Form of Payment:

          (a) General Rule: The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity with Dependent Continuation for a Participant who is married, or a Straight Life Annuity with Dependent Continuation for a Participant who is unmarried.

                                     -30-                              Exhibit G

     The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable in any other form shall be the Actuarial Equivalent of the amount that would have been payable under a Straight Life Annuity, determined by reference to Schedule A hereto.

          (b) Immediate Cash-out for De Minimis Benefits: If the value of the Participant's vested Accrued Benefit does not exceed or did not at the time of any prior distribution exceed $3,500, the Participant will receive a single sum distribution in cash or property of the value of the entire vested Accrued Benefit. For purposes of this Article, if the value of a Participant's vested Accrued Benefit is zero, the Participant will be deemed to have received a distribution of such vested Accrued Benefit.

     7.4. Optional Forms of Benefit:

          (a) If the value of a Participant's vested Accrued Benefit derived from Employer contributions exceeds $3,500, the Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

             (1) Straight Life Annuity;

             (2) Fifty percent (50%) Joint and Survivor Annuity;

             (3) Sixty-six and two thirds percent (66 2/3%) Survivor Annuity (100% payable during joint lives of Participant and Spouse, 66 2/3% payable after first death of Participant or Spouse) ; or

             (4) One Hundred percent (100%) Joint and Survivor Annuity.

          The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable under the other options shall be the Actuarial Equivalent of the amount which would have been payable under a Straight Life Annuity determined by reference to Schedule A hereto.

                 (a) Any election to receive Accrued Benefits prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements".

                                     -31-                              Exhibit G

                 (b) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

     7.5. Actuarial Equivalent Benefit:

     Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

     7.6. Payment Without Participant Consent:

          (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefits exceeds $3,500.

          (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401
(a) (ii) and 417 of the Code.

     7.7. Restrictions on Immediate Distributions:

          (a) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

          (b) If the present value of a Participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately

                                     -32-                              Exhibit G
distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417 (a) (3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

          (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401 (a) (9) or Code Section 415.

     7.8. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401 (a) 4-5 (c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

          (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code
Section 401 (a) (4) and the Regulations thereunder.

          (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411 (a)-7 (c) (4) (ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

          The restrictions of this paragraph (b) shall not apply, however, if

             (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412 (d) (7),

             (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities, before distribution, or

                                     -33-                              Exhibit G

             (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

          (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72 (p) (2) (A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

     An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Normal Form described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depository property having a fair market value equal to at least 125 percent of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%) of the restricted amount, or (3) posting a bond equal to at least one hundred percent (100%) of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

     The escrow arrangement may provide that an Employee may withdraw amounts in excess of one hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

     A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

     If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

     7.9 Early Plan Termination Restrictions: Notwithstanding any

                                     -34-                              Exhibit G
provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

          (a) The benefit payable to a Participant described in this Section or his Beneficiary shall not exceed the greater of the following:

             (1) those benefits purchasable by the greater of (i) $20,000, or
(ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

             (2) if a Participant is a "substantial owner" (as defined in ERISA
Section 4022 (b) (5) (A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

             (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022 (b) (3) (B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

          (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

          (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

                                     -35-                              Exhibit G

          (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

          (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

          (f) If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of paragraphs (a),
(b), and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

          (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section and such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

          (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

          (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least 125% of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below 110% of the amount which would then be repayable if the Plan were then to terminate,

                                     -36-                              Exhibit G
the distributee shall deposit additional property to bring the value of the property to 125% of such amount.

   In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

     7.10. Suspension of Benefits:

          (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

          (b) Resumption of Payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203 (a) (3) (B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203 (a) (3) (B) of ERISA and the resumption of payments.

          (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

     In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

          (d) Amount Suspended.

             (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as life (or lives) continues, such as a Straight

                                     -37-                              Exhibit G

Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

             (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in subsection (1) above, an amount equal to the Employer-provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203 (a) (3) (B) service, equal to the lesser of

                 (i) The amount of benefits which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                 (ii) The actual amount paid or scheduled to be paid to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

          (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan".

     7.11. Restrictions on Commencement Of Retirement Benefits:

          (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

             (1) the Participant attains Normal Retirement Age;

             (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

             (3) the Participant terminates service with the Employer.

          (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

                                     -38-                              Exhibit G

     7.12. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401 (a) (9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401 (a) (9) -2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

          (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

             (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70 1/2.

             (2) Transitional Rules: The required beginning date of a Participant who attains age 70 1 before 1988 will be determined in accordance with (i) and (ii) below:

                 (i) Non-5-percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70 1. The required beginning date of a Participant who is not a 5-percent owner who attains age 70 1 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                 (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                 (A) the calendar year in which the Participant attains age 70 1/2, or

                 (B) the earlier of the calendar year with or within which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

             (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code
Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66 1 or at any subsequent Plan Year.

                                     -39-                              Exhibit G

             (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

          (b) Limits On Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

             (1) the life of the Participant;

             (2) the life of the Participant and a designated Beneficiary;

             (3) a period certain not extending beyond the life expectancy of the Participant; or

             (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

          (c) Required Distributions On Or After The Required Beginning Date:

             (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

             (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

             (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a) (9) -2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulation Section 1.401 (a) (9) -2.

                                     -40-                              Exhibit G

             (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

             (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a) (9) and the Proposed Regulations thereunder.

             (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

     For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

     7.13. TEFRA Election Transitional Rule:

          (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

             (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a) (9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                                     -41-                              Exhibit G

             (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

             (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

             (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

             (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

          (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

          (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

          (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401 (a) (9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401 (a) (9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242 (b) (2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401 (a) (9) -2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan

                                     -42-                              Exhibit G
to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401 (a) (9) -2 will apply.

     7.14. Distribution of Death Benefit:

          (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

          (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

          (c) Distribution Beginning After Death: If the Participant dies before distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

             (1) If any portion of the Participant's Accrued Benefit is payable to a designated tBeneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

             (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

     If the Participant has not made an election pursuant to this paragraph prior to death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or
(2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

                                     -43-                              Exhibit G

     For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

     For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

     7.15. Date Distribution Deemed to Begin: For purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.14(c). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

     7.16. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, decree or order determined by the Plan Administrator to be a Qualified Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414 (p). Such distribution will be made only in a form of benefit available under the Plan.

     7.17. Payment to a Person Under a Legal Disability: If any benefit under this Plan becomes payable to a person who is then incompetent or a minor, the Plan Administrator may make such payment on behalf of such person to the guardian or other legal representative of such person or to any individual who has the custody or care of such person. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

     7.18. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with the Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued Benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a

                                     -44-                              Exhibit G

Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued Benefit within sixty (60) days after the Plan Year in which the Participant or Beneficiary makes the claim.

     7.19. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

     8.1. Applicability Of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

     8.2. Payment Of Qualified Joint And Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, within the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

     8.3. Payment Of Qualified Pre-Retirement Survivor Annuity: Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, as defined herein, or unless specifically provided to the contrary under the terms of this Plan, if a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity if the Participant has been married to the same Spouse for at least 12-consecutive months. The surviving Spouse shall receive benefits commencing on the Earliest Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire.

     8.4. Notice Requirements For Qualified Joint and Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

                                     -45-                              Exhibit G

          (a) the terms and conditions of a Qualified Joint and Survivor
Annuity;

          (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

          (c) the rights of a Participant's Spouse; and

          (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

     For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

     8.5. Notice Requirements For Qualified Pre-Retirement Survivor Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

          (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of Plan Year preceding the Plan Year in which the Participant attains age thirty-five
(35);

          (b) a reasonable period ending after the individual becomes a Participant;

          (c) a reasonable period ending after this paragraph ceases to apply to the Participant;

          (d) a reasonable period ending after this Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

     For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and

                                     -46-                              Exhibit G
ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

     The requirements of this subsection and the following subsection of this Article regarding elections and waivers shall not apply with respect to the Qualified Pre-Retirement Survivor Annuity because such benefit may not be waived (or another beneficiary selected) and because the plan fully subsidies the cost of such benefit.

     8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity (if applicable). Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless.

          (a) the Participant's Spouse consents in writing to the election;

          (b) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

          (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

          (d) the Spouse's consent acknowledges the effect of the election; and

          (e) the Spouse's consent is witnessed by a Plan representative or notary public.

     If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with paragraphs (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a

                                     -47-                              Exhibit G
prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

     8.7. Election Period: Not applicable.

     8.8. Pre-age Thirty-five (35) Waiver: Not applicable.

     8.9. Transitional Joint And Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

          (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

          (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

          (c) The respective opportunities to elect (as described in subparagraphs (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

          (d) Any Participant who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefit distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

             (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                 (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                                     -48-                              Exhibit G

                 (ii) dies on or after Normal Retirement Age while still working for the Employer;

                 (iii) begins to receive payments under the Plan on or after the Qualified Early Retirement Age; or

                 (iv) separates from service on or after attaining Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

             (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Early Retirement Age will be given the opportunity to elect, during the election period, to have an early survivor annuity payable on death. If the Participant elects the early survivor annuity, payments under such annuity must not be less than the payments which would have been made to the spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                 (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                 (ii) the date on which participation begins, and ends on the date the Participant terminates employment with the Employer.

             (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of:

                 (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits.

                 (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                 (iii) the date the Participant begins participation.

                                     -49-                              Exhibit G

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

     9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 414 (p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which state the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

          (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

             (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

             (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

             (3) The number of payments or period for which the Order applies.

             (4) The specific plan (by name) to which the Order applies.

          (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

             (1) any type or form of benefit, or any option not already provided for in the Plan;

             (2) increased benefits, or benefits in excess of the Participant's vested rights;

             (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions; or

                                     -50-                              Exhibit G

             (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

          (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414
(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

          (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

          (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

     10.1. Transfers From Other Qualified Plans; Direct Rollovers: Transfers or Direct Rollovers from other qualified plans are not permitted.

                                     -51-                              Exhibit G

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

     11.1. Transfer Out of Eligible Class: Any Employee who, subsequent to January 1, 1976, is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, shall receive credit for such employment with the Affiliated Employer for purposes of this Plan as follows:

          (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer while not in the Eligible Class shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

          (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

          (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

          (d) Benefit Formula - A transferred Employee's benefits hereunder shall be based on the benefit rate (i) with respect to a transfer to salaried employment with the Affiliated Employer, in effect and applicable to persons terminating employment on the date of the Employee's termination of employment with the Employer, and (ii) with respect to a transfer to hourly employment with the Affiliated Employer, in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

          (e) Compensation - A transferred Employee's Compensation with the Affiliated Employer which is recognized for purposes of determining benefit under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder only if the Employee transfers to salaried employment with the Affiliated Employment.

     11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

          (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of

                                     -52-                              Exhibit G
service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

          (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

          (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

          (d) Compensation - A transferred Employee's compensation with the Affiliated Employer which is recognized for purposes of determining benefits under the defined benefit pension plan sponsored by such Affiliated Employer shall be recognized for purposes of determining Average Monthly Compensation hereunder.

     11.3. Transfer from Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class subsequent to January 1, 1976, shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

          (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

          (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

          (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

     12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspend or terminate the Plan at any time. However, no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required

                                     -53-                              Exhibit G
to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

     For the purposes of this paragraph, an amendment to the Plan which has the effect of:

          (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

          (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

          (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant, except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations under the Code.

     Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

     12.2. Termination:

          (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

          Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

             (1) complete distribution of the Trust Fund to the Participants, in cash or kind, in a manner consistent with the requirements of the Plan;

                                     -54-                              Exhibit G

             (2) the purchase of insurance company annuity contracts;

             (3) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

             (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

          (b) Standard Termination Procedure -

             (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation
(PBGC). As soon as practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                 (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001 (a) (16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                 (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                 (iii) such other information as the PBGC may prescribe by regulation.

     The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                                     -55-                              Exhibit G

             (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

             (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

          (c) Distress Termination Procedure

             (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                 (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                 (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                 (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                 (iv) such other information as the PBGC may prescribe by regulation.

     The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

             (2) A "distress termination" may only take place if:

                                     -56-                              Exhibit G

                 (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                 (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                 (iii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

          (d) Priority and Payment of Benefits

             In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044(a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase or irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation, such balance, if any, shall be returned to the Employer. The portion of the excess attributable to Required Contributions shall be paid to the Participant who made these contributions. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

          (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

     12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or

                                     -57-                              Exhibit G
transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

     13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

     13.2. Requirements of Participating Employers:

          (a) Each Participating Employer will use the same Trustee as provided in this Plan.

          (b) The Trustee may, but will not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

          (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

          (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

          (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

     13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its

                                     -58-                              Exhibit G
relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

     13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

     13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this Plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

     13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

     13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                     -59-                              Exhibit G

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

     14.1 Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

     14.2 Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

     14.3 Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

     14.4 Trust Agreement:

          (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and manage the assets of the Trust Fund, and to receive, hold and disburse contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund,

                                     -60-                              Exhibit G
which investment managers shall be solely responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager and in the absence of any separate agreement with an investment manager, the Trustee shall be the investment manager.

          Each Trustee and investment manager so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined in the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manager, acquire or dispose of assets under the laws of more than one state.

          (b) The Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable law), and which may authorize the pooling of the Trust Fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

     14.5. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

     14.6. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

     14.7. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

     14.8. Majority Actions: Except where there has been an allocation and delegation of administrative authority or where specifically expressed herein to

                                     -61-                              Exhibit G
the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

     14.9. Expenses: All expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

     14.10. Discretionary Acts: Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

     14.11. Responsibility of Fiduciaries: The Plan Administrator and members of the Administrative Committee, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

     14.12. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

     14.13. Claims Procedure: Claims for benefits under the Plan may be filed with the Plan Administrator. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Plan Administrator shall:

          (a) state the specific reason or reasons for the denial,

                                     -62-                              Exhibit G

          (b) provide specific reference to pertinent Plan provisions on which the denial is based,

          (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

          (d) explain the Plan's claim review procedure as contained in this Plan.

          Any claimant who has been denied a benefit by the Plan Administrator will be entitled to request the Plan Administrator to give further consideration to the claim by filing with the Plan Administrator a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Plan Administrator within sixty (60) days after the claimant receives written notification from the Plan Administrator regarding the denial of the claimant's claim. The Plan Administrator will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Plan Administrator) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Plan Administrator within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE XV.
                                     GENERAL

     15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their

                                     -63-                              Exhibit G
predecessors, if any, during the preceding Plan Year, or if there is not preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

     15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

     15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

          (a) to give any Participant the right to be retained in the service of the Employer,

          (b) to interfere with the right of the Employer to discharge any Participant at any time,

          (c) to give the Employer the right to require any Employee to remain in its employ, or

          (d) to affect any Employee's right to terminate employment at any time.

     15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

     This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

                                     -64-                              Exhibit G

     This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

     15.5. Governing Law: This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

     15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

     15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

     15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the Trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

     15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

     15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

     15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

                                     -65-                              Exhibit G

          (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403 (c) (2) (A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

          (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

          (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

     15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

     15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected. and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

     15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a

                                     -66-                              Exhibit G
condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

     15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                  ARTICLE XVI.
                                  DEFINITIONS

     For purposes of the Plan, the following words and phrases will have the following meanings unless a different meaning is expressly stated.

     16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

     Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan."

     16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made a part hereof.

     16.3. Administrative Committee: The person or persons or entity appointed by the Plan Administrator to administer the Plan.

     16.4. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414
(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414 (c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414 (o).

     16.5. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

          (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                                     -67-                              Exhibit G

             (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

             (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401 (a) (4) or 410.

             If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

          (b) Permissive Aggregation Group: The group of plans consisting of the following:

             (1) the Required Aggregation Group; and

             (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401 (a) and 410.

             If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

          (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

     16.6. Anniversary Date: The first day of the Plan Year.

     16.7. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity pursuant to the provisions of Article II and Schedule A hereof.

                                     -68-                              Exhibit G

     16.8. Annuity: A single premium annuity contract, or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

     16.9. Average Monthly Compensation: The monthly compensation of a Participant averaged over the sixty (60) consecutive calendar months for which such Participant's Compensation was highest within the last one hundred twenty
(120) calendar months of his employment as an Employee in the Eligible Class immediately preceding his retirement date or his termination of employment, or the monthly compensation of a Participant averaged over his entire employment, if less than sixty (60) months. Such average shall be computed by dividing the total of the Participant's Compensation for such sixty (60) calendar month period (or less) by the number of months in that period for which such Employee received Compensation.

     16.10. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

     16.11. Base Salary: The regular base monthly salary payable to an Employee by the Employer, excluding any premium paid such as commissions, drawing accounts, bonus, overtime, shift differential, supplemental compensation, pension payment, retainer fee, extended work week compensation, incentive compensation, payment under the Employer's Performance Incentive Plan, relocation allowance, per diem allowances, all allowances to an Employee residing outside of the United States or any other similar payments, special remuneration or contribution.

     16.12. Beneficiary:

          (a) The last person or persons designated by the Participant to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving Spouse will be the deemed Beneficiary. If neither a designated Beneficiary nor the Participant's Spouse survives the Participant the Participant's estate will be deemed the Beneficiary.

          (b) Subject to the terms of any life insurance policy, any designated Beneficiary may be changed from time to time. To change a Beneficiary in a policy the Participant must inform the Plan Administrator and the Trustee in writing. The Trustee must take immediate steps to complete the change with the insurer but will not be liable for any delay in making the change, unless caused by its gross negligence. No change of Beneficiary will be binding upon the insurer until forms properly

                                     -69-                              Exhibit G
executed by the Trustee have been filed with and acknowledged by the insurer at its home office.

          (c) No designation of Beneficiary or change of designation of Beneficiary made under this Section will be effective until the Plan Administrator and the Trustee actually receive a written notice of such designation or change, signed by the Participant.

     In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Plan Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Plan Administrator.

     16.13. Break in Service: A Period of Severance of at least twelve (12) consecutive months.

     In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence will not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence:

          (1) by reason of the pregnancy of the individual,

          (2) by reason of the birth of a child of the individual,

          (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

          (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

     If the Employer is a member of an affiliated service group (under Code
Section 414 (m)), a controlled group of corporations (under Code Section 414
(b)), or a group of trades or businesses under common control (under Code
Section 414 (c)) or any other entity required to be aggregated with the Employer pursuant to Code Section 414 (o) and the regulations thereunder, service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under Code
Section 414 (n) or 414 (o) and the Regulations thereunder to be considered an Employee of any employer aggregated under Code Section 414 (b), (c) or (m).

     16.14. Code: The Internal Revenue Code of 1986, including any amendments thereto.

                                     -70-                              Exhibit G

     16.15. Compensation: A Participant's wages and salaries received during the calendar year for personal services rendered to the Employer as an Employee in the Eligible Class, including:

                           (a)      Base Salary
                           (b)      Contractual pay
                           (c)      Domestic allowance
                           (d)      Extended work week
                           (e)      Foreign assignment allowance
                           (f)      Hardship allowance
                           (g)      Holiday pay
                           (h)      Illness and injury pay
                           (i)      Incentive compensation
                           (j)      Military pay
                           (k)      Night shift premium
                           (l)      Notice pay
                           (m)      Overtime
                           (n)      Paid absence allowance
                           (o)      Performance bonus
                           (p)      Retirement incentive pay
                           (q)      Retroactive pay
                           (r)      Sales commission
                           (s)      Sector award
                           (t)      Separation pay
                                        (included effective 5/1/85;
                                        gross-up provisions do not apply)
                           (u)      Shift differential
                           (v)      Sick pay
                           (w)      Suggestion award
                           (x)      Tax deferred CompMed
                           (y)      Technical innovation award
                           (z)      Vacation pay.

                  and excluding

                           (a)      Automobile allowance
                           (b)      Balloon bonus
                           (c)      Cash out of options
                           (d)      Club membership (allowable thru 1982)
                           (e)      Completion bonus
                           (f)      Consulting fees paid
                           (g)      Education assistance
                           (h)      Employment bonus

                                     -71-                              Exhibit G

                           (i)      Executive conference award
                           (j)      Gain on exercise of a stock option
                           (k)      Guest air travel expense
                           (l)      Home leave (allowable through 1982)
                           (m)      Housing allowance
                           (n)      Imputed income
                           (o)      Medicare "B"
                           (p)      Miscellaneous pay
                           (q)      Mortgage differential
                           (r)      Moving expense (allowable through 1976)
                           (s)      Overseas cost of living
                           (t)      Payments in Lieu of SESSOP
                           (u)      Performance incentive units (PIU)
                           (v)      R&R (allowable through 1982)
                           (w)      Real estate fees
                           (x)      Relocation bonus
                           (y)      Restricted stock dividend
                           (z)      Separation pay
                                      (excluded through 4/30/85; gross-up
                                      provisions apply)
                           (aa)     SOPSE
                           (bb)     Tax gross-up
                           (cc)     Tax equalization

     Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under code Section 401 (k),
Section 402 (e) (3) and Section 402 (h), a simplified employee pension plan under Code Section 408 (k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403 (b).

     For years beginning after December 31, 1988, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415 (d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effective on January 1, 1990.

     Notwithstanding the foregoing, for Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the plan is maintained

                                     -72-                              Exhibit G
pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation to $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

                           (1)      January 1, 1997, or
                           (2)      the latest of
                                    (a)     January 1, 1994, or
                                    (b)     the date on which the last of
                                            such collective bargaining
                                            agreements terminates, without
                                            regard to any extension, amendment,
                                            or modification made on or after
                                            August 10, 1993.

     If the period for determining compensation used in calculating an Employee's allocation for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of section 414 (q) (6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted applicable compensation limitation is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

     If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. Thus, increases in the annual compensation limit apply only to compensation taken into account for the Plan Year in which the increase is effective. In addition, if compensation for any Plan Year beginning prior to January 1, 1994 is used for determining benefit accruals in a plan year beginning on or after January 1, 1994, then the annual compensation limit for that prior year is the annual compensation limit in effect for the first Plan Year beginning on or after January 1, 1994 (generally $150,000). For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

     For purposes of applying the limitations of Code Section 415, "Code Section 415 Compensation" will include the Participant's wages, salaries, fees for

                                     -73-                              Exhibit G
professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code Section 401 (c) (1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401 (c) (2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

          (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403 (b) of the Internal Revenue Code (whether or not the amounts are actually excludible from the gross income of the Employee).

     For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

     16.16. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414 (b),
(c) and (d).

     16.17. Dependent Child: A child, by blood or adoption, born or unborn, of

          (a) a Participant or former Participant, or

          (b) a Participant's or former Participant's Spouse, or former Spouse, if such child is living in a family relationship with the Participant or former Participant, or

                                     -74-                              Exhibit G

          (c) a deceased Spouse of the Participant or for Participant, if the Participant or former Participant was married to the Spouse at the time of the Spouse's death, and if such child is living in a family relationship with the Participant's or former Participant, provided the child is unmarried and

             (i) has not reached the nineteenth (19th) birthday, or

             (ii) is a full-time student at an accredited educational institution and has not reached the twenty-fifth (25) birthday.

          A Dependent Child who, because of bodily injury, disease or mental condition, which began or occurred before the child reached the age of nineteen
(19), or the age of twenty-five (25) if a full time student at an accredited educational institution, is prevented from performing generally the normal activities of a person like age and sex shall be Dependent Child, regardless of age, until the earlier of a determination that the child is no longer prevented from so performing, or death.

          No child who is a ward of any state or other governmental subdivision shall be a Dependent Child. Any questions as to whether or not a person is a Dependent Child shall be determined by the Plan Administrator.

     16.18. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

     16.19. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

     16.20. Disability: A bodily injury, disease or mental condition, either occupational or non-occupational in cause, which for a period of up to two (2) years from the date the individual was last actively at work, prevents the individual from performing the duties of the individual's normal occupation or substantially from comparable duties, and which thereafter prevent the individual from performing any occupation for which suited by education, training or experience, as determined by the Plan Administrator. The permanence and degree of such incapacity will be supported by medical evidence.

     16.21. Disability Retirement Date: The first day of the month following the date the Participant shall be entitled to disability retirement benefits pursuant to Section 4.5.

                                     -75-                              Exhibit G

     16.22. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414 (p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

     16.23. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

     16.24. Early Retirement Age: The earlier of (a) the date on which a Participant shall have attained age fifty-five (55) and completed five (5) Years of Vesting Service, including at least one continuous Year of Service prior to his or her actual retirement date; or (b) the date on which the sum of a Participant's age and Years of Service first equals or exceeds eighty (80), provided such individual was participating in the Plan before April 1, 1990.

     16.25. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

     16.26 Eligible Class: Employment as a salaried Employee at a participating division or location of Amphenol Aerospace Operations. Without limitation, Amphenol Backplane Systems is not a participating division or location of Amphenol Aerospace Operations.

     16.27. Eligible Retirement Plan: An individual retirement account described in Section 408 (a) of the Code, an individual retirement annuity described in
Section 408 (b) of the Code, an annuity plan described in Section 403 (a) of the Code, or a qualified trust described in Section 401 (a) of the Code, that accepts the Distributee's Eligible Rollover Distribution.

However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

     16.28. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401 (a)
(9) of the Internal Revenue Code; and the portion or any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                                     -76-                              Exhibit G

     16.29. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414 (b),
(c), (m) or (o) of the Code, excluding any person who is an independent contractor.

     The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414 (n) or (o) of the Code.

     16.30. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan. The Employer is a Corporation, with principal offices in the State of Connecticut.

     16.31. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

     16.32. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

     16.33. Family Member: The Employee's Spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendents and ascendants, all as described in Code Section 414 (q) (6) (B).

     16.34. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

     16.35: Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

          (a) the distribution of the entire vested portion of a Participant's Accrued Benefit; or

          (b) the last day of the Plan Year in which the Participant incurs five
(5) consecutive 1-Year Breaks in Service.

     Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

     16.36. Highly Compensated Employee: An Employee who, on the snapshot day:

                                     -77-                              Exhibit G

          (a) is a five percent (5%) owner (as defined in the definition of "Key Employee";

          (b) received Compensation from the Employer in excess of the amount set forth in Code Section 414 (q) (1) (b) (as adjusted pursuant to Section 415
(d) of the Code);

          (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414 (q) (1) (C) and was a member of the Top-Paid Group; or

          (d) was an officer of the Employer described in Code Section 414 (q)
(1) (D).

     If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

     In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

          (a) terminated employment prior to the snapshot day and was a Highly Compensated Employee in the prior year;

          (b) terminated prior to the snapshot day and

             (i) was a five percent (5%) owner;

             (ii) has compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshot day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

             (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

          In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414 (q) - IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

                                     -78-                              Exhibit G

     16.37. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

     16.38. Hour of Service: Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer.

     16.39. Inactive Participant: A former active Participant who has an Accrued Benefit.

     16.40. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

          (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415 (b) (1) (A) of the Code for any Plan Year;

          (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415 (c) (1) (A) of the Code and owning (or considered as owning within the meaning of Code Section
318) the largest interests in the Employer;

          (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

          (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

          For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer of Employee of an entity referred to in
Section 414 (d) of

                                     -79-                              Exhibit G
the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414 (q) (8) of the Code will be excluded.

     16.41. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the earlier of

          (1) the first day of the month coinciding with (immediately following, if none coincides with) the date the Participant ceases to be an Employee, or

          (2) the first day of the month in which the Participant performs no more than 40 Hours of Service. A later retirement date may apply if the Participant so elect.

     16.42. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414 (n) (6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

     A Leased Employee will not be considered an Employee of the Employer if:

          (a) such Leased Employee is covered by a money purchase pension plan providing:

             (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415 (c) (3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402
(e) (3), Section 402 (h) or Section 403 (b) of the Code,

             (2) immediate participation, and

             (3) full and immediate vesting; and

          (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

     16.43. Limitation Year: The Plan Year.

                                     -80-                              Exhibit G

     16.44. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

     16.45. Non-Key Employee: Any Employee who is not a Key Employee.

     16.46. Normal Form of Benefit: A Straight Life Annuity

     16.47. Normal Retirement Age: Age Sixty-five (65).

     16.48. Normal Retirement Date: The first day of the month coinciding with or next following the date a Participant attains Normal Retirement Age.

     16.49. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

     16.50. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

     16.51. Period of Service: The aggregate of all period(s) of employment with the Employer commencing with the Employee's Employment Commencement Date and ending on the later of (a) the date an Employee quits, retires, is discharged or dies, or (b) the date of expiration of an authorized leave of absence; subject to the Break in Service rules.

     16.52. Period of Severance: A continuous period of time during which the Employee is not employed by the Employer. Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the twelve (12) month anniversary of the date at which the Employee was otherwise first absent from service.

     16.53. Plan: Effective January 1, 1987, assets and liabilities of the Salaried Employees Pension Plan of Allied Corporation (the "Allied Plan") related to active and retired salaried employees at Sidney, New York were spun off to the Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the Pension Plan for Salaried Employees of the Sidney Division, Amphenol Corporation.

     16.54. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in Section 402
(a) of ERISA with respect to the management, operation and administration of the Plan.

                                     -81-                              Exhibit G

     16.55. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

     16.56. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

     16.57 Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial methods and assumptions set forth in Schedule A hereto.

     16.58. Primary Social Security Retirement Benefit: A Participant's Primary Social Security Retirement Benefit is the estimated Primary Insurance Amount to which the Participant is entitled at his Normal Retirement Date or Late Retirement Date, if later. If a Participant's Normal Retirement Date or Late Retirement precedes his Social Security Retirement Age, his Primary Insurance Amount will be decreased by the applicable reduction factor provided under Title II of the Federal Social Security Act for the period between Normal Retirement Date or Late Retirement Date and his Social Security Retirement Age. If a Participant retires after his Social Security Retirement Age, his Primary Insurance Amount will be increased by the applicable delayed retirement credit provided under Title II of the Federal Social Security Act for the period between his Social Security Retirement Age and his actual retirement date or age seventy (70), whichever is earlier. The failure of the Participant to receive such amount of any portion thereof for whatever reason shall be disregarded. When determining the Participant's Primary Insurance Amount, it will be assumed that the Participant received Compensation for all prior years by applying a retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment. This retrospective salary scale will be based on the actual past changes in the national average wages from year to year as determined by the Social Security Administration. The application of this retrospective salary scale to the Participant's Compensation which he received during the plan year preceding his last day of employment will produce an estimate of Compensation from the Participant's last day of employment backwards to the calendar year of the Participant's eighteenth birthday. If a participant's last day of employment occurs before his 65th birthday, his Compensation which he received during the plan year preceding his last day of employment will be assumed to continue from his last day of employment to his 65th birthday for purposes of determining his Primary Insurance Amount. However, if the Participant provides the Employer with satisfactory evidence of the Participant's actual past compensation for such prior years and if such past compensation is treated as wages under the Social Security Act, the Plan must use such actual past compensation. The Plan must provide written notice to each Participant of the Participant's right to supply actual compensation history and of the financial consequences of failing to supply such history. The notice must be given each time the

                                     -82-                              Exhibit G
summary plan description is provided to the Participant and must also be given upon the Participant's separation from service. The notice must also state that the Participant can obtain the actual compensation history from the Social Security Administration.

     With respect to the determination of any Grandfathered Benefit, however, Primary Social Security Benefit is the estimated amount of a Participant's monthly Old Age Insurance Benefit available at age sixty-five (65), or where applicable the Disability Insurance Benefit, under the Social Security Act in effect on the December 31 coincident with or next preceding the earlier of the Participant's Normal Retirement Date, Disability Retirement Date or date of termination of employment (unless the Participant shall have been subsequently reemployed by Employer or an Affiliated Employer). Such benefit shall be computed upon the assumption that the Participant has been continuously covered under said Act since the later of 1951 or the Participant's twenty-first (21st) birthday, and that the annual remuneration for employment for the calendar year preceding the date on which employment terminates shall be determined from average salary assuming that salary changes during the calendar years used to determine such average salary were equal to the changes in the national average wage as determined by the Social Security Administration. If there has been no average wage released by the Social Security Administration for a particular year, an estimate of such wage shall be made by assuming a continuation of the same percentage change as was last experienced in such average wage. For each calendar year prior thereto, such remuneration shall be assumed to have changed in proportion to the national average wage determined by the Social Security Administration for the year under consideration. The Participant shall be deemed to have received no remuneration for Social Security purposes for employment subsequent to the December 31 coincident with or next preceding the later of Normal Retirement Date or termination date. Where the Participant is eligible for benefits under the Railroad Retirement Act at the time of Retirement the term "Primary Social Security Benefit" shall include benefits payable under said Act, excluding any benefits payable to the Participant's spouse and dependents, and the calculation set forth hereinabove shall be made by reference to the provisions thereof. A written notice shall be provided to each retired and vested terminated Participant which shall indicate that the Primary Social Security Benefit is estimated and that, in the event the Participant obtains a record of earnings from the Social Security Administration, an estimated Primary Social Security Benefit based on said record of actual earnings shall be used. Any benefit under the Plan shall be adjusted to reflect any change in the estimated Primary Social Security Benefit, due to the use of actual earnings. If a reduction in benefits shall occur, such reduction shall be made on the prospective basis only, and shall not reflect prior overpayments. A Participant shall have ninety (90) days from receipt of the written notice to notify the Employer of the actual Social Security Administration earnings record.

     16.59. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate

                                     -83-                              Exhibit G
payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414 (p).

     16.60. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit.

     16.61. Qualified Joint and Survivor Annuity with Dependent Continuation: A Qualified Joint and Survivor Annuity with survivor annuities for the lives of the Dependent Children equal to the amount of the annuity payable as a survivor annuity for the life of the Participant's Spouse. Such continuation annuity shall be payable if at the date of death of the last to die of the Participant and Spouse, there are Dependent Children then living. The continuation annuity shall be divided equally among such children who are Dependent Children at such date, with payment in respect of each child ceasing when the child is no longer a Dependent Child, or at such earlier date as may be required by law.

     16.62. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

          (a) separated from service on the date of death (or date of separation from service, if earlier),

          (b) survived to the Earliest Retirement Age,

          (c) retired as of the Earliest Retirement Age with an immediate Qualified Joint and Survivor Annuity, and

          (d) died on the day after the Earliest Retirement Age.

     16.63. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service.

     16.64. Re-entry Date: The date an Inactive Participant re-enters the Plan.

     16.65. Regulation: Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

                                     -84-                              Exhibit G

     16.66. Retirement: Termination of employment while in the eligible Class:

          (a) after the Participant attains Normal Retirement Age.

          (b) after the Participant attains Early Retirement Age, or

          (c) due to Disability.

     16.67. Social Security Retirement Age: The age used as the retirement age under Section 216 (1) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216 (1) (2) of such Act were sixty-two (62).

     16.68. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

     16.69. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

     16.70. Straight Life Annuity with Dependent Continuation: An immediate annuity for the life of the Participant with survivor annuity for the lives of the Dependent Children equal to fifty percent (50%) of the amount of the annuity payable during the life of the Participant. Such fifty percent (50%) continuation annuity shall be divided equally among such children who are Dependent Children at the time of death of the Participant, with the payment in respect of each child ceasing when the child is no longer Dependent Child or at such earlier date as may be required by law.

     16.71. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

     16.72. Survivor Annuity: An annuity payable in equal installments for the life of the Participant's Spouse that terminates upon the Spouse's death.

     16.73. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

                                     -85-                              Exhibit G

          (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

          (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

     16.74. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

          (a) the Accrued Benefit of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

          (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

          To the extent required by Code Section 416 (g) (3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

          For purposes of this Section and to the extent required by Code
Section 416 (g) (4) (A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefit and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

          To the extend required by Code Section 416 (g) (4) (E), if an Employee has not performed services for the Employer at any time during the five (5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

     16.75. Top-Heavy Ratio:

            (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any

                                     -86-                              Exhibit G
accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan is both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

            (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

     The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or (b) if there is no such methods, as if such benefit accrued not more rapidly that the slowest accrual rate permitted under the fractional rule of Section 411 (b) (1)
(C) of the Code.

     16.76. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

            (a) Employees who have not completed six (6) months of service with the Employer.

                                     -87-                              Exhibit G

            (b) Employees who normally work for the Employer less than seventeen and one half (17-1/2) hours per week.

            (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

            (d) Employees who have not attained age twenty-one (21).

            (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

            (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

     16.77. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

     16.78. Trust Fund: The assets of the Plan as held and administered by the Trustee.

     16.79. Trustee: The trustees named in the Trust Agreement and their successors.

     16.80. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

     16.81. Year of Accrual Service: The total of an Employee's Years of Service while in the Eligible Class, expressed as whole years and fractional parts of a year (calculated to the day), to three decimal places.

     16.82. Year of Service: The total years of employment of an Employee with the Employer commencing with the Employee's Employment Commencement Date, and ending with the date such Employee quits, retires, or is discharged or released. In addition, years of Service shall include:

            (a) any period, not in excess of one year in the case of any single leave of absence, during which the individual is on an authorized leave of absence, provided that the individual again becomes an Employee as of the end of such leave or absence or within such additional period as may be provided by law.

                                     -88-                              Exhibit G

Notwithstanding the foregoing, any leave of absence granted under the Employer's leave of absence policies to bridge an Employee's employment to the date on which the Employee will be eligible for early retirement or vested benefits under the Plan shall also be included, not to exceed three years.

            (b) any period not in excess of four years, or such longer period during which the individual has reemployment rights pursuant to any Federal Law, during which the individual is on a leave of absence for military service, provided that the individual is reemployed in accordance with the terms of such leave of absence.

            (c) any period during which the Participant is receiving a Disability retirement benefits, provided that such period shall be included only to the extent that such inclusion does not increase the Service beyond twenty-five (25), and further provided that such period ends upon the attainment of the Participant's Normal Retirement Date.

            (d) except as otherwise provided in subparagraph (a), any period not in excess of one (1) year, during which an Employee is on reduction in force status commencing after October 1, 1976 but not additional Years of Service shall be counted after any termination date, nor after reemployment of the Employee by any plant or division of the Employer not participating in the Plan or by any Affiliated Employer.

     16.83. Year of Vesting Service: The number of whole years of the Employee's Period of Service determined on an elapsed basis. In order to determine whole years of an Employee's Period of Service, nonsuccessive Periods of Service shall be aggregated; 365 days of service shall equal a whole year. After calculating an Employee's Period of Service in a manner described herein, any period of less than 365 days shall be disregarded. An Employee shall be credited with a Year of Vesting Service only for complete whole-year Periods of Service consisting of 365 days.

     The computation period shall be the twelve (12) month period commencing on the Employee's Employment Commencement Date and anniversaries thereof unless a different computation period is expressly stated.

                                     -89-                              Exhibit G

     IN WITNESS WHEREOF, the amended and rested PENSION PLAN FOR SALARIED EMPLOYEES OF THE SIDNEY DIVISION AMPHENOL CORPORATION is, by authority of its Board of Directors, adopted on the day and year first above matter.

                                            AMPHENOL CORPORATION

                                            By
                                              ----------------------------------
ATTEST:

----------------------------

                                     -90-                              Exhibit G

                                    EXHIBIT G

                                   SCHEDULE A

For purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

       OPTIONAL FORM OF BENEFIT                          ADJUSTMENT FACTOR
Joint & Survivor with Continuation to            90% of Normal Form of Benefit, adjusted
Joint Annuitant at 50%, OR Joint and             as indicated below if the difference
Survivor with Continuation to Surviving          between the Participant's age and the Joint
Participant or Joint Annuitant at 66-2/3%.       Annuitant's age exceeds three years.

Joint and Survivor with Continuation to Joint    75% of Normal Form of Benefit, adjusted as
Annuitant at 100%                                indicated below if the difference between the
                                                 Participant's age and the Joint Annuitant's
                                                 age exceeds three years.

Adjustment to Joint & Survivor Factors           For each year that the age of the Joint Annuitant
                                                 exceeds the age of the Participant plus three
                                                 years, the percentage is increased by 1% point,
                                                 except that the percentage shall not exceed 95%.

                                                 For each year that the age of the Participant
                                                 exceeds the age of the Joint Annuitant plus
                                                 three years, the percentage is decreased
                                                 by 1% point.

For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

                                                            Exhibit G/Schedule A

Mortality
                                                 1984 Unisex Pension
                                                 Mortality Table with no
                                                 age setback.

Interest
                                                 The Pension Benefit
                                                 Guaranty Corporation
                                                 interest rates which are
                                                 in effect as of the
                                                 first day of the plan
                                                 year in which the
                                                 distribution occurs and
                                                 which are used for the
                                                 purposes of determining
                                                 the present value of a
                                                 lump sum distribution on
                                                 plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

     (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

     (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.

For all other purposes than those noted above, actuarial equivalence shall be determined by using the following assumptions:

Mortality
                                                 1984 Unisex Pension
                                                 Mortality Table with no
                                                 age setback.

Interest                                         7.5%

                                      -2-                   Exhibit G/Schedule A

EXHIBIT:  H

ELIGIBLE CLASS:

               (a) Employment at a participating division or location of Amphenol Aerospace Operations on an hourly basis, including employment as an hourly rated person on an incentive pay plan, within the scope of the collective bargaining agreement between the Employer and the Participating Unit. Without limitation, Amphenol Backplane Systems is not a participating division or location.

NOTE:

THIS EXHIBIT CONSTITUTES (i) THE TEXT OF A PRIOR PLAN THAT WAS MERGED AND CONSOLIDATED WITH THE PLAN EFFECTIVE DECEMBER 31, 1997, AND (ii) SUBSEQUENT AMENDMENTS TO THE TERMS OF THE PRIOR PLAN. THIS DOCUMENT DOES NOT REFLECT AMENDMENTS REQUIRED TO BE MADE PURSUANT TO GUST. ALL SUCH AMENDMENTS HAVE BEEN MADE TO THE PLAN DOCUMENT, AND APPLY TO THIS EXHIBIT.

                                                                       Exhibit H

                                  PENSION PLAN
                              FOR HOURLY EMPLOYEES
                             OF THE SIDNEY DIVISION,
                              AMPHENOL CORPORATION

                                                                       Exhibit H

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                   ARTICLE I.
                                   ELIGIBILITY
1.1.     Eligibility Requirements................................................................      1
1.2.     Change in Classification of Employment..................................................      1

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

2.1.     Payment of Contributions................................................................      1
2.2.     Limitation of Contribution..............................................................      1
2.3.     Time of Payment.........................................................................      2
2.4.     No Additional Liability.................................................................      2

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

3.1.     Required Contributions..................................................................      2

                                   ARTICLE IV.
                                  PLAN BENEFITS

4.1.     Normal Retirement Benefits..............................................................      2
4.2.     Normal Form of Retirement Benefit.......................................................      4
4.3.     Early Retirement Benefit................................................................      5
4.4.     Late Retirement Benefit.................................................................      6
4.5.     Disability Benefits.....................................................................      6
4.6.     Death Benefits..........................................................................      7
4.7.     Benefits on Termination of Employment-Deferred Vested
              Pension............................................................................      8
4.8.     Special Medicare Benefit................................................................      9
4.9.     In-Service Benefits.....................................................................     10
4.10.    Restoration of Benefit..................................................................     10
4.11.    Non-Duplication of Benefits.............................................................     10
4.12.    Minimum Benefit for Top Heavy Plan......................................................     11
4.13.    Transfers; Service with Affiliated Employers............................................     12
4.14.    Integrated Benefits.....................................................................     12

                                      -i-                              Exhibit H

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS
5.1.       Maximum Annual Benefit................................................................     13
5.2.       Adjustments to Annual Benefit and Limitations.........................................     15
5.3.       Annual Benefit Not in Excess of $10,000...............................................     16
5.4.       Participation or Service Reductions...................................................     17
5.5.       Multiple Plan Reduction...............................................................     17
5.6.       Incorporation by Reference............................................................     20

                                   ARTICLE VI.
                                     VESTING

6.1.       Vesting Rights........................................................................     20
6.2.       Top-Heavy Vesting.....................................................................     21
6.3.       Service Computation Period............................................................     21
6.4.       Service Credit........................................................................     21
6.5.       Vesting Break in Service..............................................................     22
6.6.       Vesting on Distribution Before Break in Service;
              Cash-outs..........................................................................     22
6.7.       Amendment of Vesting Schedule.........................................................     22
6.8.       Amendments Affecting Vested and/or Accrued Benefit....................................     23
6.9.       No Divestiture for Cause..............................................................     23

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

7.1.       Notice................................................................................     23
7.2.       Waiver of Thirty (30) Day Notice Period...............................................     23
7.3.       Automatic Form of Payment.............................................................     24
7.4.       Optional Forms of Benefit.............................................................     24
7.5.       Actuarial Equivalent Benefit..........................................................     25
7.6.       Distributions to Inactive Participants................................................     25
7.7.       Payment Without Participant Consent...................................................     25
7.8.       Restrictions on Immediate Distributions...............................................     26
7.9.       Limitation of Benefits on Plan Termination............................................     26
7.10.      Early Plan Termination Restrictions...................................................     28
7.11.      Suspension of Benefits................................................................     30
7.12.      Restrictions on Commencement of Retirement Benefits...................................     32
7.13.      Minimum Distribution Requirements.....................................................     32
7.14.      TEFRA Election Transitional Rule......................................................     35
7.15.      Distribution of Death Benefit.........................................................     36
7.16.      Date Distribution Deemed to Begin.....................................................     37

                                     -ii-                              Exhibit H

7.17.      Distribution Pursuant to Qualified Domestic
              Relations Orders...................................................................     38
7.18.      Payment to a Person Under a Legal Disability..........................................     38
7.19.      Unclaimed Benefits Procedure..........................................................     38
7.20.      Direct Rollovers......................................................................     38

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1.       Applicability of Provisions...........................................................     39
8.2.       Payment of Qualified Joint And Survivor Annuity.......................................     39
8.3.       Payment of Qualified Pre-Retirement Survivor Annuity..................................     39
8.4.       Notice Requirements For Qualified Joint And
              Survivor Annuity...................................................................     39
8.5.       Notice Requirements For Qualified Pre-Retirement
              Survivor Annuity...................................................................     40
8.6.       Qualified Election....................................................................     41
8.7.       Election Period.......................................................................     41
8.8.       Pre-age Thirty-five (35) Waiver.......................................................     42
8.9.       Transitional Joint And Survivor Annuity Rules.........................................     42

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

9.1.       Qualified Domestic Relations Orders...................................................     43

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

10.1.      Transfers From Other Qualified Plans; Direct Rollovers................................     45

                                   ARTICLE XI.
                  TRANSFERS; SERVICE WITH AFFILIATED EMPLOYERS

11.1.      Transfer Out of Eligible Class........................................................     45
11.2.      Transfer From Salaried Employment.....................................................     46
11.3.      Transfer From Hourly Employment.......................................................     46

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

12.1.      Amendment of the Plan.................................................................     47
12.2.      Termination...........................................................................     48
12.3.      Merger or Consolidation of the Plan...................................................     51

                                    -iii-                              Exhibit H

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS
13.1.      Adoption by Other Employers...........................................................     52
13.2.      Requirements of Participating Employers...............................................     52
13.3.      Designation of Agent..................................................................     52
13.4.      Employee Transfers....................................................................     52
13.5.      Participating Employer's Contribution.................................................     53
13.6.      Discontinuance of Participation.......................................................     53
13.7.      Plan Administrator's Authority........................................................     53

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

14.1.      Appointment of Plan Administrator and Trustee.........................................     53
14.2.      Plan Administrator....................................................................     54
14.3.      Board of Administration...............................................................     54
14.4.      Trust Agreement.......................................................................     56
14.5.      Delegation of Powers..................................................................     57
14.6.      Appointment of Advisers...............................................................     57
14.7.      Records and Reports...................................................................     57
14.8.      Information From Employer.............................................................     57
14.9.      Majority Actions......................................................................     57
14.10.     Expenses..............................................................................     57
14.11.     Discretionary Acts....................................................................     57
14.12.     Responsibility of Fiduciaries.........................................................     58
14.13.     Indemnity by Employer.................................................................     58
14.14.     Claims Procedure......................................................................     58

                                   ARTICLE XV.
                                     GENERAL

15.1.      Bonding...............................................................................     59
15.2.      Action by the Employer................................................................     59
15.3.      Employment Rights.....................................................................     60
15.4.      Alienation............................................................................     60
15.5.      Governing Law.........................................................................     60
15.6.      Conformity to Applicable Law..........................................................     60
15.7.      Usage.................................................................................     61
15.8.      Legal Action..........................................................................     61
15.9.      Exclusive Benefit.....................................................................     61
15.10.     Prohibition Against Diversion of Funds................................................     61
15.11.     Return of Contribution................................................................     61

                                     -iv-                              Exhibit H

15.12.     Employer's Protective Clause..........................................................     62
15.13.     Insurer's Protective Clause...........................................................     62
15.14.     Receipt and Release for Payments......................................................     62
15.15.     Headings..............................................................................     62

                                  ARTICLE XVI.
                                   DEFINITIONS

16.1.      Accrued Benefit.......................................................................     62
16.2.      Actuarial Equivalent..................................................................     63
16.3.      Affiliated Employer...................................................................     63
16.4.      Aggregation Group.....................................................................     63
16.5.      Anniversary Date......................................................................     64
16.6.      Annual Benefit........................................................................     64
16.7.      Annuity...............................................................................     64
16.8.      Annuity Starting Date.................................................................     64
16.9.      Beneficiary...........................................................................     64
16.10.     Board.................................................................................     64
16.11.     Break in Service......................................................................     64
16.12.     Code .................................................................................     65
16.13.     Compensation..........................................................................     65
16.14.     Controlled Group......................................................................     67
16.15.     Determination Date....................................................................     67
16.16.     Direct Rollover.......................................................................     67
16.17.     Disability............................................................................     67
16.18.     Distributee...........................................................................     67
16.19.     Earliest Retirement Date..............................................................     68
16.20.     Early Retirement Age..................................................................     68
16.21.     Early Retirement Date.................................................................     68
16.22.     Eligible Class........................................................................     68
16.23.     Eligible for an Unreduced Social Security Benefit.....................................     68
16.24.     Eligible Retirement Plan..............................................................     68
16.25.     Eligible Rollover Distribution........................................................     68
16.26.     Employee..............................................................................     69
16.27.     Employer..............................................................................     69
16.28.     Employment Commencement Date..........................................................     69
16.29.     ERISA.................................................................................     69
16.30.     Family Member.........................................................................     69
16.31.     Fiscal Year...........................................................................     69
16.32.     Forfeiture............................................................................     69
16.33.     Highly Compensated Employee...........................................................     70
16.34.     Highly Compensated Participant........................................................     71
16.35.     Hour of Service.......................................................................     71
16.36.     Inactive Participant..................................................................     73

                                      -v-                              Exhibit H

16.37.     Key Employee..........................................................................     73
16.38.     Late Retirement Date..................................................................     74
16.39.     Leased Employee.......................................................................     74
16.40.     Limitation Year.......................................................................     75
16.41.     Non-Highly Compensated Employee.......................................................     75
16.42.     Non-Key Employee......................................................................     75
16.43.     Normal Form of Benefit................................................................     75
16.44.     Normal Retirement Age.................................................................     75
16.45.     Normal Retirement Date................................................................     75
16.46.     Participant...........................................................................     75
16.47.     Participating Employer................................................................     75
16.48.     Participating Unit....................................................................     75
16.49.     Period of Military Duty...............................................................     76
16.50.     Period of Service.....................................................................     76
16.51.     Plan .................................................................................     76
16.52.     Plan Administrator....................................................................     76
16.53.     Plan Year.............................................................................     76
16.54.     Predecessor Employer..................................................................     76
16.55.     Present Value of Accrued Benefit......................................................     76
16.56.     Qualified Domestic Relations Order....................................................     77
16.57.     Qualified Joint and Survivor Annuity..................................................     77
16.58.     Qualified Pre-Retirement Survivor Annuity.............................................     77
16.59.     Re-employment Commencement Date.......................................................     77
16.60.     Re-entry Date.........................................................................     77
16.61.     Regulation............................................................................     77
16.62.     Retirement............................................................................     78
16.63.     Social Security Retirement Age........................................................     78
16.64.     Spouse................................................................................     78
16.65.     Straight Life Annuity.................................................................     78
16.66.     Super Top-Heavy Plan..................................................................     78
16.67.     Top-Heavy Group.......................................................................     78
16.68.     Top-Heavy Plan........................................................................     78
16.69.     Top-Heavy Ratio.......................................................................     79
16.70.     Top-Paid Group........................................................................     80
16.71.     Trust Agreement.......................................................................     81
16.72.     Trust Fund............................................................................     81
16.73.     Trustee...............................................................................     81
16.74.     Valuation Date........................................................................     81
16.75.     Year of Accrual Service...............................................................     81
16.76.     Year of Eligibility Service...........................................................     83
16.77.     Year of Service.......................................................................     84
16.78.     Year of Vesting Service...............................................................     84

                                     -vi-                              Exhibit H

                                  PENSION PLAN
                              FOR HOURLY EMPLOYEES
                             OF THE SIDNEY DIVISION
                              AMPHENOL CORPORATION

          BY RESOLUTION of its Board of Directors, on the _____ day of ________________, 19__, AMPHENOL CORPORATION, a Delaware corporation, has approved and adopted a Defined Benefit Pension Plan for certain Employees, effective as of the first day of January, 1989, which amends and restates the PENSION PLAN FOR HOURLY EMPLOYEES OF THE SIDNEY DIVISION, AMPHENOL CORPORATION under a restated agreement dated as of January 1, 1987 formerly named the ALLIED CORPORATION PENSION PLAN FOR HOURLY EMPLOYEES (hereinafter referred to as the "Predecessor Plan"). This amended and restated Plan provides as follows:

                                   ARTICLE I.
                                   ELIGIBILITY

          1.1. Eligibility Requirements: Any Employee in the Eligible Class employed on an hourly basis who comes within the scope of the collective bargaining agreement between the Employer and the Participating Unit will become a Participant as of the date he or she first performs an Hour of Service in the Eligible Class.

          1.2. Change in Classification of Employment: In the event a Participant is no longer a member of the Eligible Class of Employees and becomes ineligible to participate, such Employee will participate immediately upon returning to the Eligible Class of Employees. In the event an Employee who is not a member of the Eligible Class of Employees becomes a member of the Eligible Class, such Employee will participate immediately upon becoming a member of the Eligible Class.

                                   ARTICLE II.
                             EMPLOYER CONTRIBUTIONS

          2.1. Payment of Contributions: The Employer shall contribute to the Plan from time to time such amounts as the Plan Administrator and the Employer shall determine are necessary to provide Plan benefits. Such amounts shall be determined under accepted actuarial methods and assumptions, and may be contributed in cash or property.

          2.2. Limitation on Contribution: Notwithstanding the foregoing, the Employer's contribution for any Plan Year will not exceed the maximum amount allowable as a deduction to the Employer under Code Section 404, except to the extent necessary to satisfy the minimum funding standard required under Code
Section 412 or

                                      -1-                              Exhibit H
to correct an error, in which event, the Employer shall make a contribution to the Plan even if it causes the limitation under Code Section 404 to be exceeded.

          2.3. Time of Payment: The Employer will pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year. In no event, however, will payment to the Trustee be made after the expiration of the time limit prescribed for satisfaction of the minimum funding requirements of Code Section 412.

          2.4. No Additional Liability: The pension benefits to be provided under the Plan shall be only such as can be provided by the assets of the Trust Fund and, except as provided by law, there shall be no liability or obligation on the part of the Employer to make any further contributions to the Plan in the event of its termination. Except as otherwise required by ERISA or other applicable law, no liability for the payment of benefits hereunder shall be imposed upon the Employer, or the officers, directors or stockholders of the Employers.

                                  ARTICLE III.
                             EMPLOYEE CONTRIBUTIONS

          3.1. Required Contributions: No contributions shall be required of Participants as a condition to receiving benefits provided hereunder.

                                   ARTICLE IV.
                                  PLAN BENEFITS

          4.1. Normal Retirement Benefit: A Participant who terminates employment upon attaining Normal Retirement Age will be entitled to receive normal retirement benefits in the amount of the Participant's Accrued Benefit. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Participant and no distribution shall be made to such Participant until his or her actual retirement date, unless a minimum distribution is required by law.

               (a) Accrued Benefit. The amount of the monthly retirement benefit in the Normal Form to be provided for each Participant who retires on his Normal Retirement Date shall be equal to such Participant's monthly Accrued Benefit as of any date, subject to modifications set out below, equal to the product of (1) and (2):

                                      -2-                              Exhibit H

                   (1) an amount equal to

                     (i) $26.50 for Participants terminating employment in the Eligible Class on or after January 1, 2002;

                     (ii) $23.50 for Participants terminating employment in the Eligible Class on or after January 1, 1999, but prior to January 1, 2002;

                     (iii) $20.50 for Participants terminating employment in the Eligible Class on or after November 1, 1997 but prior to January 1, 1999;

                     (iv) $20.00 for Participants terminating employment in the Eligible Class on or after November 1, 1996 but prior to November 1, 1997;

                     (v) $19.00 for Participants terminating employment in the Eligible Class subsequent to October 31, 1993 but prior to November 1, 1996;

                     (vi) $18.50 for Participants terminating employment in the Eligible Class subsequent to October 31, 1990 but prior to November 1, 1993;

                     (vii) $18.00 for Participants terminating employment in the Eligible Class subsequent to November 4, 1989 but prior to November 1, 1990; or

                     (viii) $17.00 for Participants terminating employment in the Eligible Class subsequent to October 31, 1987 but prior to November 5, 1989;

                            and

                   (2) such Participant's Years of Accrual Service.

          The Accrued Benefit for a Participant terminating employment prior to November 1, 1987 shall be calculated in accordance with the provisions of the Plan in effect on the date of such Participant's termination of employment.

                                      -3-                              Exhibit H

               (b) Reduction for Qualified Pre-Retirement Survivor Annuity Coverage. If a Qualified pre-Retirement Survivor Annuity coverage has been in effect for the Participant during any period on or after the date on which a Participant and his Spouse may first waive the Pre-Retirement Qualified Survivor Annuity, the amount of benefit determined above will be reduced by multiplying the appropriate factor from the table below by the number of complete months that such coverage was in effect until the Participant attained age 65, or with respect to disability retirement benefits, by the number of complete months that such coverage was in effect until the Participant commenced receipt of Disability Benefits:

                                              Reduction for Each Complete
                                              Month while not in Eligible
                                              Class
        Reduction for Each                    (or while receiving
        Complete Month while                  Disability Benefits in
        in Eligible Class                     the Normal Form)
        ------------------------              --------------------------

         .0002083 (.02083%)                     .00025 (.025%)

               No reduction shall apply to the benefit payable at age 65 for any period during which the Participant received Disability Benefits hereunder if the Participant elected to receive such Disability Benefits in the form of Joint and Survivor Annuity. Notwithstanding the preceding sentence, with respect to all Participants with one or more Hours of Service on or after January 1, 1999, the amount of benefit determined under (a) above shall not be reduced for qualified pre-retirement survivor annuity coverage.

               (c) Reduction for Early Retirement Benefits. In the event that a Participant who shall have received Early Retirement Benefits on the basis of his having attained age sixty (60) and completing five (5) years of Eligibility Service shall be reemployed by the Employer and shall become eligible for a Normal Retirement Benefit, the benefit determined above shall be reduced by 8/10 of 1% of the sum of the Early Retirement Benefits he shall have received to a maximum of twenty-five percent (25%) of such monthly benefit.

               (d) Payment of Normal Retirement Benefits. Normal retirement benefits will be payable as of the Participant's Normal Retirement Date in accordance with the Article herein entitled "Payment of Benefits". If the Participant begins receiving benefits at any age other than Normal Retirement Age, the Participant's benefit will be determined in accordance with the appropriate Section of this Article.

                                      -4-                              Exhibit H

          4.2. Normal Form of Retirement Benefit: The Normal Retirement Benefit payable to a Participant pursuant to this Article shall be a monthly pension commencing on the Participant's retirement date and continuing for life. The actual form of distribution of such benefit, however, shall be determined by reference to the Article herein entitled "Payment of Benefits".

          4.3. Early Retirement Benefit: A Participant who has attained Early Retirement Age and who terminates employment with the Employer on or after December 1, 1989, will be entitled to receive any one of the following retirement benefits after attaining Early Retirement Age as the Participant may elect:

               (a) a deferred Normal Retirement Benefit, commencing at the Participant's Normal Retirement Date, determined in accordance with Section 4.1 above, based upon Years of Accrual Service at the time of the Participant's Retirement,

               (b) (1) an immediate early retirement benefit commencing at Early Retirement Date in an amount equal to the deferred benefit provided for in (a) above, reduced by a percentage equal to 5/9 of 1% for the first 60 months from the Early Retirement Date to and including the month in which the Employee attains age 62, plus 5/18 of 1% for each additional month in excess of sixty; or

                   (2) If the Employee retires prior to attaining age 62,

                     (i) an immediate benefit commencing at Early Retirement Date and payable up to and including the month the employee attains age 62 equal to the immediate early retirement benefit determined in accordance with (1) above, plus $300.00 reduced by a percentage equal to 5/9 of 1% for the first 60 months from Early Retirement Date to and including the month in which the Employee attains age 62, plus 5/18 of 1% for each addition such month in excess of 60, or

                     (ii) an immediate benefit commencing at Early Retirement Date and payable up to and including the month the employee attains age 62 equal to the immediate early retirement benefit determined in accordance with (1) above; plus commencing the month after the Employee attains age 58, $300.00 reduced by a percentage equal to 5/9 of 1% for the first 60 months from the later of the Early Retirement Date or the date the Employee attains age 58 to and including the month in which he attains age 62; and

                     (iii) following his attainment of age 62, a benefit equal to the amount of the benefit determined in accordance with (1) hereof.

               In the event that a Participant shall terminate employment prior to attaining the Early Retirement Age, but having satisfied the service requirement, the

                                      -5-                              Exhibit H

Participant shall be entitled to elect benefits upon satisfaction of the age requirement under (b)(1) but may not elect (b)(2).

               Early retirement benefits shall be payable to the Participant on the first day of the first month after the Participant shall have become eligible for such benefits, and shall have filed an application for such benefits, and shall otherwise be payable in accordance with the Article herein entitled "Payment of Benefits".

          4.4. Late Retirement Benefit: In the event a Participant continues employment beyond his Normal Retirement Date, no retirement benefit will be paid to the Participant until he actually retires; subject, however, to any minimum distributions required under Code Section 401(a)(9). A Participant's retirement benefit on his Late Retirement Date shall be equal to the Participant's retirement benefit calculated using the Participant's Years of Accrual Service determined as of the Participant's actual retirement date.

          The monthly retirement benefit calculated pursuant to this Section shall be offset by the Actuarial Equivalent of the total required distributions required under Code Section 401(a)(9) actually made prior to the Participant's actual retirement date.

          A Participant's retirement benefit payable in the Normal Form of Benefit shall not be less than the greatest amount of benefit that would have been provided for him had he retired on any earlier date on or after his Normal Retirement Date.

          Late retirement benefits will be paid as soon as practicable after the Participant's Late Retirement Date in accordance with the Article herein entitled "Payment of Benefits".

          4.5. Disability Benefits:

          If a Participant terminates employment as an active Employee as a result of a Disability and files an application for benefits hereunder, said Participant shall be entitled to disability retirement benefits if such termination of employment occurs on or after the Participant shall have completed five (5) Years of Eligibility Service.

          The disability retirement benefit payable to a Participant who meets the requirements above and has terminated employment as an active Employee subsequent to October 31, 1987 shall equal:

               (a) the monthly Accrued Benefit determined under the Section captioned "Normal Retirement Benefit" as of the date of his termination of employment, reduced, if applicable, for Qualified Pre-Retirement Survivor Annuity coverage prior to commencement of disability retirement benefits, plus

                                      -6-                              Exhibit H

               (b) an additional temporary benefit in an amount equal to the amount set forth in clause (a) above but limiting the Years of Accrual Service recognized thereunder to twenty-five (25); provided, however, that the additional amount set forth in clause (b) above shall cease upon the earlier to occur of the month in which the Participant attains Normal Retirement Age or first becomes Eligible For An Unreduced Social Security Benefit.

          Monthly disability retirement benefitS shall begin on the first day of the month on or immediately after the latest of (i) the date the Participant meets the requirements under this Section, (ii) the date of filing an application for benefits hereunder and (iii) the passage of twenty-six (26) weeks from the onset of the Participant's Disability. Such payments shall continue through the first day of the month before the earliest of (i) the Participant's Normal Retirement Date; (ii) the date of the Participant's death, or if a Joint and Survivor Annuity form of payment shall have been elected, the date of the Participant's Spouse's death, if later; and (iii) the day following the date of cessation of Disability.

          If the disability retirement benefit payments continue through the first day of the month before the Participant's Normal Retirement Date, retirement benefits shall be provided for the Participant on his Normal Retirement Date under the provisions of Article IV as if the Participant were an active Participant until his or her Normal Retirement Date. If, before the Participant's Normal Retirement Date, he recovers and returns to active work for the Employer within one month of his recovery, the disability retirement benefits shall stop. If, before the Participant's Normal Retirement Date, he recovers and does not return to active work for the Employer within one month of his recovery, the payments shall stop and his Accrued Benefit shall be redetermined as of the date he actually ceased to be an Employee in the Eligible Class.

          Disability retirement benefits will be paid as soon as practicable after the Plan Administrator's receipt of certification of Disability and the satisfaction of the other conditions to the receipt of Disability Benefits under this Section 4.5, in accordance with the Article herein entitled "Payment of Benefits".

          4.6. Death Benefits:

          The provisions of this section shall apply on or after August 23, 1984, to any Participant who is credited with at least one Hour of Service or one hour of paid leave on or after August 23, 1984.

          If a Participant dies before his Annuity Starting Date, death benefits shall be determined under subsection (a) below. The distribution of death benefits shall be subject to the Article herein entitled "Payment of Benefits".

                                      -7-                              Exhibit H

               (a) Qualified Preretirement Survivor Annuity:

               A Qualified Preretirement Survivor Annuity shall be payable as a death benefit with respect to a Participant if the following requirements are met:

                   (1) The Participant is survived by a Spouse,

                   (2) The Participant's vested percentage of Employer contributions on the date of his death was greater than zero, and

                   (3) The Participant and his Spouse have not waived the Qualified Preretirement Survivor Annuity. Any waiver of the Qualified Preretirement Survivor Annuity must be made according to the Article herein captioned "Joint and Survivor Annuity Requirements".

               If the above requirements are met on the date the Participant dies, a Qualified Preretirement Survivor Annuity shall be payable. The Spouse may elect to start benefits on the first day of any month on or after the earliest date retirement benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire. If the Spouse dies before the date the Qualified Preretirement Survivor Annuity starts, no death benefit will be payable. Notwithstanding the foregoing, the amount of the Qualified Preretirement Survivor Annuity payable to the spouse of a Participant who shall have been receiving Disability Benefits hereunder prior to his or her death and who shall have elected to receive such Disability Benefits in the form of a Joint and Survivor Annuity shall be reduced (but not below zero) by the amount of annuity benefits payable to the Spouse, if any, pursuant to such Joint and Survivor Annuity election.

               (b) Death Benefit After Actual Retirement Date but Before the Annuity Starting Date:

                   (1) If a Participant dies on or after his actual Retirement date and before his Annuity Starting Date, the provisions of subsection (a) shall not apply. Instead, the death benefit shall be based on the Normal Form of Benefit or a properly elected optional form of benefit. This death benefit is the death benefit which would have been payable to the Participant's Beneficiary or contingent annuitant if the Participant's retirement date had occurred on the date he died. For purposes of this death benefit only, an election of an optional form of benefit shall be a qualified election even if it is not made within 90 days of the date retirement benefits would have begun if it meets all of the other requirements for a qualified election.

                   (2) Any death benefit payable after a Participant's Annuity Starting Date will be determined by the form of retirement benefit in effect on a Participant's Annuity Starting Date.

                                      -8-                              Exhibit H

          4.7. Benefits on Termination of Employment - Deferred Vested Pension:
A Participant who terminates employment prior to Normal Retirement Age, Early Retirement Age, Disability or death will be entitled to receive benefits in the amount of the Participant's vested Accrued Benefit. The Accrued Benefits as to a Participant who has not acquired a vested and nonforfeitable interest in his or her Accrued Benefit due to failure to complete the required Years of Vesting Service as described in the Article herein entitled "Vesting" shall be subject to Forfeiture. The amount of the monthly retirement benefit to be provided for each Participant who becomes an inactive Participant prior to his Normal or Early Retirement Date, date of Disability or death shall be determined as follows:

               (a) A deferred monthly retirement benefit in the Normal Form to begin on his Normal Retirement Date. The deferred retirement benefit will be equal to the product of (i) and (ii):

                   (i) The Participant's Accrued Benefit on the day before he or she becomes an Inactive Participant;

                   (ii) The Participant's vesting percentage on the date he or she ceased to be an Employee.

               (b) A deferred monthly retirement benefit in the Normal Form of Benefit to begin on his Early Retirement Date, in the event that all service requirements have been satisfied. The deferred early retirement benefit shall be equal to the product of (i) and (ii):

                   (i) the Participant's early retirement benefit set forth in
Section 4.3;

                   (ii) The Participant's vesting percentage on the date he or she ceases to be an Employee.

          The amount of payment under any form (other than the Normal Form of Benefit) shall be determined as provided under the Article herein entitled "Payment of Benefits".

          4.8. Special Medicare Benefit: On or after November 1, 1983, any Participant receiving normal retirement benefits pursuant to Section 4.1, early retirement benefits pursuant to Section 4.3, late retirement benefits pursuant to Section 4.4, or disability retirement benefits pursuant to Section 4.5 subsequent to Retirement, or a Participant's spouse receiving survivor benefits hereunder who is (a) age sixty-five (65) or older, or (b) under age sixty-five
(65) and enrolled and participating in Voluntary Medicare Part B coverage under the Federal Social Security Act, shall

                                      -9-                              Exhibit H
receive a monthly Special Medicare Benefit equal to $10.70 in addition to any other benefit, but in no event shall such payment commence prior to the first day of the first month following the earlier of (i) the month during which age sixty-five (65) is attained, or (ii) receipt by the employer of proof of enrollment for such voluntary Medicare Part B coverage from an eligible individual under age sixty-five (65). Not more than one Special Medicare Benefit shall be paid to any individual for any one month. No such payment shall be made to any individual under age sixty-five (65) for any month such individual is not enrolled for such voluntary Medicare Plan B coverage.

          4.9. In-Service Benefits: No distribution will be made to a Participant who remains in the employ of the Employer beyond Normal Retirement Age, unless a minimum distribution is required by law.

          4.10. Restoration of Benefit: If an Employee receives a distribution of a Vested Accrued Benefit under the Plan and the Employee resumes employment in the Eligible Class, he or she shall have the right to restore his or her employer - provided Accrued Benefit to the extent forfeited upon the repayment to the Plan of

               (a) the amount of the distribution;

               (b) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

               (c) interest on the sum of (a) and (b) above compounded annually at the rate of one hundred twenty percent (120%) of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

               Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive Breaks in Service following the date of distribution. If an Employee is deemed to receive a distribution, and the Employee resumes employment in the Eligible Class before the date the Participant incurs five (5) consecutive Breaks in Service, upon the reemployment of such Employee in the Eligible Class, the employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

          4.11. Non-Duplication of Benefits: If an Inactive Participant who is no longer actively employed by the Employer again becomes actively employed by the Employer in the Eligible Class, any such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received or was deemed to

                                     -10-                              Exhibit H
have received a distribution of a vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest as described in the preceding paragraph within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five
(5) consecutive Breaks in Service commencing after the distribution), his Accrued Benefit shall be reduced by the Accrued Benefit determined as of the date of distribution.

          4.12. Minimum Benefit for Top-Heavy Plan:

               (a) The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Participant during a Plan Year in which the Plan is Top-Heavy Plan shall equal the product of (1) said Participant's Compensation averaged over the five (5) consecutive Limitation Years (or actual number of Limitation Years, if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Years of Service or (ii) twenty percent (20%).

               (b) For purposes of providing the aforesaid minimum benefit under Code Section 416, a Non-Key Employee who is not a Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make Required Contributions (if required) to the Plan will be considered to be a Participant. Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

               (c) For purposes of this Section, Years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top-Heavy Plan shall be disregarded.

               (d) For purposes of this Section, Compensation for any Limitation Year ending in a Plan Year which began prior to January 1, 1984, subsequent to the last Limitation Year during which the Plan is a Top-Heavy Plan, or in which the Participant failed to complete a Year of Service, shall be disregarded.

               (e) For the purposes of determining the top-heavy minimum benefit under this Section, Compensation shall be limited to $200,000 (as adjusted in such manner as permitted under Code Section 415(d)).

               (f) If the Article herein entitled "Payment of Benefits" provides for the Normal Retirement Benefit to be paid in form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above.

                                     -11-                              Exhibit H

               (g) If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date.

               (h) If a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the minimum benefits shall be provided under this Plan.

               (i) For any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, the extra minimum Accrued Benefit (required by the Article herein entitled "Section 415 Limitation on Benefits" to provide the higher limitations) shall be provided for each Non-Key Employee who is a Participant by substituting three percent (3%) for two percent (2%) and thirty percent (30%) for twenty percent (20%) in (a) above.

               (j) In lieu of the above, if a Non-Key Employee participates in this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, a minimum allocation of five percent (5%) of Compensation shall be provided under the defined contribution plan. If the defined contribution plan is amended so that the minimum benefits are no longer provided under the defined contribution plan, the minimum benefits shall be provided under this Plan.

               However, for any Plan Year when (1) the Plan is a Top-Heavy Plan but not a Super Top-Heavy Plan and (2) a Key Employee is a Participant in both this Plan and a defined contribution plan included in a Required Aggregation Group which is top-heavy, seven and one-half percent (7 1/2%) shall be substituted for five percent (5%) above.

               (k) The preceding provisions of this Section 4.11 shall be inapplicable to the extent not required of this Plan pursuant to Code Section 416(i)(4).

          4.13. Transfers; Service with Affiliated Employers. The benefits provided hereunder as to an Employee who transfers employment to or from an Affiliated Employer shall be determined by reference to this Article and the Article herein entitled "TRANSFERS, SERVICE WITH AFFILIATED EMPLOYERS".

          4.14. Integrated Benefits.

               (a) Notwithstanding any other provisions hereunder, in determining the portion of the retirement benefit payable to any Participant, a deduction shall be made unless waived by the Employer, equivalent to all or any part of the

                                     -12-                              Exhibit H
following benefits payable to such Participant by reason of any law of the United States, or any political subdivision thereof, which has been or shall be enacted, provided that such deductions shall be to the extent that such benefits have been provided by premiums, taxes, or other payments paid by or at the expense of the Employer:

                     (i) Workers' Compensation (except fixed statutory payments for the loss of any bodily member); provided however, such deductions shall not be made from retirement benefits payable on or after February 1, 1963;

                     (ii) Disability benefits (other than those payable on the basis of "need", because of military service, or under the Federal Social Security Act).

               (b) Notwithstanding any other provisions hereunder, in determining the retirement benefit payable to any Participant on or after January 31, 1963, no benefit shall be payable for any month for which the Participant is receiving weekly accident or sickness benefits under any plan to which the Employer shall have contributed; for any month for which such Participant is receiving such accident or sickness benefits for part of the month, a proportionate amount of the monthly retirement benefit otherwise payable shall be paid for that part of the month for which such Participant receives no such accident or sickness benefits.

                                   ARTICLE V.
                    CODE SECTION 415 LIMITATIONS ON BENEFITS

          5.1. Maximum Annual Benefit:

               (a) Notwithstanding the foregoing and subject to the exceptions below, the maximum Annual Benefit payable to a Participant under this Plan in any Limitation Year shall equal the lesser of:

                   (1) $90,000, or

                   (2) one hundred percent (100%) of the Participant's Compensation averaged over the three consecutive Limitation Years (or the actual number of Limitation Years for Employees who have been employed for less than three consecutive Limitation Years) during which the Employee had the greatest aggregate Code Section 415 Compensation from the Employer.

               (b) Notwithstanding anything in this Article to the contrary, the maximum Annual Benefit for any Participant in a defined benefit plan in existence on July 1, 1982, shall not be less than the "protected current accrued benefit", payable annually, provided for under question T-3 of Internal Revenue Notice 83-10.

                                     -13-                              Exhibit H

               (c) Notwithstanding anything in this Article to the contrary, if the Plan was in existence on May 6, 1986, and had compiled at all times with the requirements of Code Section 415, the maximum Annual Benefit for any individual who is a Participant as of the first day of the Limitation Year beginning after December 31, 1986, shall not be less than the Current Accrued Benefit. "Current Accrued Benefit" shall mean a Participant's Accrued Benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded: (1) any change in the terms and conditions of the Plan after may 5, 1986; and (2) any cost of living adjustment occurring after may 5, 1986.

               (d) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January 1st of each calendar year and is applicable to Limitation Years ending with or within that calendar year.

               (e) The limitation stated in paragraph (a)(2) above for Participants who have separated from service with a non-forfeitable right to an Accrued Benefit shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations prescribed by the Secretary of the Treasury.

               (f) For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the employer shall be treated as one defined contribution plan.

               (g) For the purpose of this Article, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 414(m)), all employees of such employers shall be considered to be employed by a single employer.

               (h) For the purpose of this Article, if this Plan is a Code
Section 413(c) plan, all employers of a Participant who maintain this Plan will be considered to be a single employer.

          5.2. Adjustments to Annual Benefit and Limitations:

                                     -14-                              Exhibit H

               (a) If the Annual Benefit begins before the Participant's Social Security Retirement Age under the Social Security Act, then the $90,000 limitation shall be reduced in such manner as the Secretary of the Treasury shall prescribe which is consistent with the reduction of old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act.

               (b) Notwithstanding the aforesaid, for Limitation Years beginning prior to January 1, 1987, the $90,000 limit shall not be reduced if the annual benefit begins on or after age 62. If the Annual Benefit begins before age 62, the $90,000 limitation shall be reduced by each month benefits commence before the Participant attains age 62 so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 limitation shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age 55, or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                   For purposes of adjusting the $90,000 limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles set forth in this Plan for determining Actuarial Equivalence except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (c) If the Annual Benefit begins after the Participant's Social Security Retirement Age or for Plan Years beginning prior to January 1, 1987, age 65, the $90,000 limitation shall be increased so that it is the Actuarial Equivalent of the $90,000 limitation at the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65).

               (d) If the Annual Benefit begins before age 62, then the $90,000 limitation shall be reduced so that it is the Actuarial Equivalent of the $90,000 limitation beginning at age 62. However, the $90,000 shall not be actuarially reduced to less than:

                   (1) $75,000 if the Annual Benefit commences on or after age 55, or

                   (2) the amount which is the Actuarial Equivalent of the $75,000 limitation at age 55 if the Annual Benefit commences prior to age 55.

                                     -15-                              Exhibit H

                   For purposes of adjusting the $90,000 limitation applicable prior to age 62 or the $75,000 limitation applicable prior to age 55, the adjustment shall be made pursuant to the general principles used herein for determining the Actuarial Equivalent except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (e) For purposes of adjusting the Annual Benefit to a Straight Life Annuity, the adjustment shall be made pursuant to Section 2.2 except that the interest rate assumption shall be the greater of five percent (5%) or the rate specified in Schedule A.

               (f) For purposes of adjusting the $90,000 limitation applicable after age 65, the adjustment shall be made the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (g) For purposes of adjusting the $90,000 limitation applicable after the Participant's Social Security Retirement Age (or for Plan Years beginning prior to January 1, 1987, age 65) the adjustment shall be made for the Actuarial Equivalent except that the interest rate assumption shall be the lesser of five percent (5%) or the rate specified in Schedule A and the mortality decrement shall be ignored to the extent that a Forfeiture does not occur at death.

               (h) For purposes of the aforesaid adjustments, no adjustments under Code Section 415(d) shall be taken into account before the Limitation Year for which such adjustment first takes effect.

               (i) For purposes of this Section, no adjustment is required for Qualified Joint and Survivor Annuity benefits, Qualified Pre-Retirement Survivor Annuity benefits and post-retirement medical benefits.

          5.3. Annual Benefit Not in Excess of $10,000: This Plan may pay an Annual Benefit to any Participant in excess of his maximum Annual Benefit if the Annual Benefit derived from Employer contributions under this Plan and all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year and the Employer has not at any time maintained a defined contribution plan in which the Participant participated. For purposes of this paragraph, if this Plan provides for voluntary or mandatory Employee contributions, such contribution will not be considered a separate defined contribution plan maintained by the Employer.

                                     -16-                              Exhibit H

          5.4. Participation or Service Reductions: If a Participant has less than ten (10) years of participation in the Plan at the time he begins to receive benefits under the Plan, the limitations in Sections 5.1(a)(1) sand 5.2 shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereof) in the Plan, and (b) the denominator of which is ten (10); provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 5.1(a)(2) and 5.3 shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service with the Employer rather than years of participation in the Plan. Additionally, to the extent provided in Regulations, for years beginning after December 31, 1986, the above described reductions to the limitations in Sections 5.1(a)(1) (except for purposes of Section 5.5(c)(2)) and 5.2 shall be applied separately with respect to each change in the benefit structure of the Plan adopted before August 3, 1992.

          5.5. Multiple Plan Reduction:

               (a) Subject to the exception in Section 5.5(f) below, if a Participant is (or has been) a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0.

               (b)(1) The defined benefits plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether terminated or not) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or one hundred forty percent (140%) of the highest average compensation, including any adjustments under Code Section 415(b).

               Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one ore more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

                   (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

                                     -17-                              Exhibit H

                   (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982 will be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

               (c)(i) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the annual additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans (whether or not terminated) maintained by the Employer; and the annual additions attributable to all welfare benefit funds, as defined in Code Section 419(e) or individual medical accounts, as defined in Code Section 415(1)(2), maintained by the Employer, and the denominator of which is the sum of the "maximum aggregate amounts" for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The "maximum aggregate amount" in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 415(c)(1)(A) or thirty-five percent (35%) of the Participant's Section 415 Compensation for such Limitation Year.

          If the Employer was a participant as of the end of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contributions plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to

               (i) the excess of the sum of the fraction over 1.0, multiplied by

               (ii) the denominator of this fraction

will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of such plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

          The annual addition for any Limitation Year beginning before January 1, 1987, will not be recomputed to treat all Employee contributions as annual additions.

                                     -18-                              Exhibit H

                   (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction will be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

                   (3) For defined contribution plans in effect on or before June 1, 1982, the Plan Administrator may elect, for any Limitation Year ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all Limitation Years ending before January 1, 1983 will be an amount equal to (A) the denominator for the Limitation Year ending in 1982 determined under the law in effect for the Limitation Year ending in 1982, multiplied by (B) the "transition fraction."

                   (4) For purposes of the preceding paragraph, the term "transition fraction" will mean a fraction (A) the number of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's 415 Compensation for the Limitation Year ending in 1981.

                   (5) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, $41,500 will be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided under the Plan pursuant to Code Section 416(h)(2). However, for any Limitation Year in which this Plan is a Super Top-Heavy Plan, $41,500 will be substituted for $51,875 in any event.

               (d) Notwithstanding the foregoing, for any Limitation Year in which the Plan is a Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in paragraphs (b)(1) and (c)(1) unless the extra minimum allocation is being provided hereunder pursuant to Code Section 416(h)(2). However, for any Limitation Year in which the Plan is a Super Top-Heavy Plan, "One Hundred Percent (100%)" will be substituted for "One Hundred Twenty-five Percent (125%)" in any event.

               (e) If the sum of the defined benefit plan fraction and the defined contribution plan fraction will exceed 1.0 in any Limitation Year for any Participation, the Plan Administrator will adjust the numerator of the defined benefit plan fraction so that the sum of both fractions will not exceed
1.0 in any Limitation Year for such Participant.

               (f) If (1) the substitution of One Hundred Percent (100%) for One Hundred Twenty-five Percent (125%) and $41,5000 for $51,875 above, or (2) the excess benefit accruals or annual additions provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any

                                     -19-                              Exhibit H

Limitation Year, such Participant will be subject to the following restrictions for each future Limitation Year until the 1.0 limitation is satisfied:

                     (i) the Participant's Accrued Benefit under the defined benefit plan will not increase,

                     (ii) no annual additions may be credited to a Participant's accounts, and

                     (iii) no Employee contributions (voluntary or mandatory) will be made under any defined benefit plan or any defined contribution plan of the Employer.

          5.6. Incorporation By Reference: Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section will at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

                                   ARTICLE VI.
                                     VESTING

          6.1. Vesting Rights: A Participant will acquire a vested and nonforfeitable interest in his or her Accrued Benefit attributable to Employer contributions in accordance with the following schedule, based upon Years of Vesting Service with the Employer, provided that if a Participant is not already fully vested, he or she will become so upon attaining Normal Retirement Age or Early Retirement Age, or on termination of the Plan:

                                VESTING SCHEDULE
                  (for Employees credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

         YEARS OF VESTING SERVICE                       PERCENTAGE
         ------------------------                       ----------
              less than 5                                    0%
              5 or more                                    100%

                                VESTING SCHEDULE
                (for Employees not credited with at least one (1)
           Hour of Service on or after the first day of the Plan Year commencing on or after January 1, 1989)

                                     -20-                              Exhibit H

         YEARS OF VESTING SERVICE                       PERCENTAGE
         ------------------------                       ----------
               less than 10                                  0%
               10 or more                                  100%

          6.2. Top-Heavy Vesting: Notwithstanding the vesting provided for above, for any Top-Heavy Plan Year, the vested portion of the Accrued Benefit of any Participant who has one (1) Hour of Service after the Plan becomes a Top-Heavy Plan will be a percentage of the Participant's Accrued Benefit determined on the basis of the Participant's number of Years of Vesting Service according to the following schedule:

                                    TOP-HEAVY
                                VESTING SCHEDULE

         YEARS OF VESTING SERVICE                       PERCENTAGE
         ------------------------                       ----------
              less than      2                               0%
                             2                              20%
                             3                              40%
                             4                              60%
                             5                              80%
                             6                             100%

          If in any subsequent Plan Year, the Plan ceases to be a Top-Heavy Plan, the Administrator will revert to the vesting schedule in effect before this Plan becomes a Top-Heavy Plan. Any such reversion will be treated as a Plan amendment. The vesting percentage determined above applies to all of the Participant's Accrued Benefit resulting from Employer contributions, including contributions the Employer makes before the TEFRA compliance date or when the Plan is not a Top-Heavy Plan.

          6.3. Service Computation Period:

               For vesting purposes, Years of Vesting Service and Breaks in Service will be measured by reference to the Plan Year.

          6.4. Service Credit: All Years of Vesting Service with the Employer are counted to determine the nonforfeitable vested percentage in such Employee's Employer-provided Accrued Benefit.

          6.5. Vesting Break in Service: If any Participant is re-employed after a Break in Service, Years of Vesting Service prior to the Break in Service will be counted toward vesting subject to the following:

          A Participant's pre-break service will count in vesting the post-break Employer-provided Accrued Benefit only if either:

                                     -21-                              Exhibit H

               (a) such Participant has a nonforfeitable interest in the Accrued Benefit attributable to Employer contributions at the time of separation from service; or

               (b) upon the Participant's return to service, the Participant completes one (1) Year of Vesting Service.

          6.6. Vesting on Distribution Before Break in Service; Cash-outs: If a Participant terminates employment and the value of the Participant's vested Accrued Benefit derived from Employer contributions is not greater than $3,500, the Participant will receive a distribution of the value of the entire vested portion of such Accrued Benefit and the nonvested portion will be treated as a Forfeiture. For purposes of this Article, if the present value of an Employee's vested Accrued Benefit is zero, the Employee shall be deemed to have received a distribution of such vested Accrued Benefit.

          6.7. Amendment of Vesting Schedule: If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have a least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence will be applied by the substitution of "5 Years of Service" for "3 Years of Service" where such language appears.

          The period during which the election may be made will commence with the date the amendment is adopted or deemed to be made and will end on the latest of:

               (a) sixty (60) days after the amendment is adopted;

               (b) sixty (60) days after the amendment becomes effective; or

               (c) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

          Notwithstanding the foregoing, no such change in the Plan's vesting schedule or computation of a Participant's nonforfeitable percentage shall apply to a Participant unless such Participant is credited with an Hour of Service on or after the date of the change.

          6.8. Amendments Affecting Vested and/or Accrued Benefit: No

                                     -22-                              Exhibit H
amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant's Accrued Benefit. Notwithstanding the preceding sentence, a Participant's Accrued Benefit may be reduced to the extent permitted under Section 412(c)(8) of the Code. For purposes of this Section, a Plan amendment which has the effect of decreasing a Participant's Accrued Benefit or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment will be treated as reducing an Accrued Benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his or her Employer-provided Accrued Benefit will not be less than the percentage computed under the Plan without regard to such amendment.

          6.9. No Divestiture for Cause: Amounts vested pursuant to this Section shall not be subject to divestiture for cause.

                                  ARTICLE VII.
                               PAYMENT OF BENEFITS

          7.1. Notice: The Plan Administrator shall provide the Participant with a notice of rights of payment no less than thirty (30) and no more than ninety
(90) days before the Participant's Annuity Starting Date. Such notice shall be in writing and shall set forth the following information:

               (a) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available hereunder; and

               (b) the Participant's right to defer receipt of a Plan distribution.

                  Such notice shall be given to the Participant in person or shall be mailed to the Participant's current address as reflected in the Employer's records.

          7.2. Waiver of Thirty (30) Day Notice Period: Notwithstanding the provisions of Section 7.1 above, if a distribution is one to which Code Sections 401(a)(ii) and 417 do not apply, such distribution may commence less than thirty
(30) days after the notice required under Regulation Section 1.411(a)-11(c) is given, provided that:

               (a) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                                     -23-                              Exhibit H

               (b) the Participant, after receiving the notice, affirmatively elects the distribution.

          7.3. Automatic Form Of Payment:

          The automatic form of retirement benefit payment hereunder for a Participant who does not die prior to his Annuity Starting Date will be a Qualified Joint and Survivor Annuity for a Participant who is married or a Straight Life Annuity for a Participant who is unmarried.

          The automatic form of Disability Benefit for a Participant who becomes disabled prior to his Normal Retirement Date shall be a Straight Life Annuity.

          The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable in the form of a Qualified Joint and Survivor Annuity shall be the Actuarial Equivalent of the amount which would have been payable under a Straight Life Annuity determined by reference to Schedule A hereof.

          7.4. Optional Forms of Benefit:

               (a) The Participant, or if the Participant is married, the Participant with the consent of the Participant's Spouse, may elect not to receive his or her vested Accrued Benefit in the automatic form of payment described above and may direct the Trustees to distribute the Participant's vested Accrued Benefit in one or more of the following modes of payment:

                   (1) Straight Life Annuity;

                   (2) Fifty percent (50%) Joint and Survivor Annuity

                   (3) Sixty Six and two-thirds percent (66 2/3%) Joint and Survivor Annuity; or

                   (4) One Hundred percent (100%) Joint and Survivor Annuity.

          The amount of the monthly benefit payable under a Straight Life Annuity shall be that determined pursuant to Section 4.1 above. The amount of the monthly benefit payable under the other options shall be the Actuarial Equivalent of the amount which would have been payable under a Straight Life Annuity determined by reference to Schedule A hereof.

                                     -24-                              Exhibit H

               (b) Any election to receive Accrued Benefits, other than Disability Benefits, prior to the earlier of Normal Retirement Age or age sixty-two (62) or in a form other than the Automatic Form of Benefit will be subject to the notice and consent requirements of the Article herein entitled "Joint and Survivor Annuity Requirements".

               (c) The terms of any annuity contract purchased and distributed to a Participant shall comply with the requirements of the Plan. Any annuity contract distributed herefrom shall be nontransferable.

          7.5. Actuarial Equivalent Benefit:

               Except to the extent a Participant's benefits are suspended in accordance with the rules set forth in the Section below captioned "Suspension of Benefits", or as otherwise specifically set forth herein, the amount of any form of benefit under the terms of this Plan will be the Actuarial Equivalent of the Participant's Accrued Benefit in the Normal Form commencing at Normal Retirement Age.

          7.6. Distributions to Inactive Participants:

               Distribution of benefits due to an Inactive Participant shall be made upon the occurrence of an event which would result in the distribution had the Participant remained in the employ of the Employer (upon the Participant's death, Disability, Early or Normal Retirement).

          7.7. Payment Without Participant Consent:

               (a) In the event that the Participant has terminated employment and the Participant (and the Participant's Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant's Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Age, if such vested Accrued Benefit exceeds $3,500.

               (b) Notwithstanding the foregoing, the Plan Administrator may, upon the Participant's termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(ii) and 417 of the Code.

          7.8. Restrictions on Immediate Distributions:

               (a) An Accrued Benefit is immediately distributable if any

                                     -25-                              Exhibit H
part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained whether or not deceased) the later of the Normal Retirement Age or age sixty-two (62).

               (b) If the present value of a participant's vested Accrued Benefit derived from Employer and Employee contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date.

               (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415.

          7.9. Limitation of Benefits on Plan Termination: The restrictions of paragraphs (a) and (b) below are included solely to meet the requirements of Proposed Treasury Regulation Section 1.401(a)4-5(c). If the provisions of paragraphs (a) and (b) below are no longer necessary to qualify the Plan under said Proposed Regulation or the Code, said paragraphs (a) and (b) shall be ineffective without the necessity of further amendment.

               (a) In the event that the Plan is terminated, the benefit of each Highly Compensated Participant and each former Highly Compensated Employee shall be limited to a benefit which is nondiscriminatory within the meaning of Code
Section 401(a)(4) and the Regulations thereunder.

               (b) For Plan Years beginning on or after January 1, 1993, the monthly payments made from the Plan to Highly Compensated Employees and to former Highly Compensated Employees who are among the twenty-five most highly paid Employees with the greatest Compensation in the current or any prior year, shall be limited to an amount equal to the monthly payments that would be made on behalf of the Employee under a Straight Life Annuity that is the Actuarial Equivalent of the sum of the Employee's Accrued Benefit, the Employee's other benefits under the Plan (other

                                      -26-                             Exhibit H
than a social security supplement, within the meaning of Section
1.411(a)-7(c)(4)(ii) of the Regulations), and the amount the Employee is entitled to receive under a social security supplement.

               The restrictions of this paragraph (b) shall not apply, however, if

                   (1) after payment of benefits to an Employee described above, the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(d)(7),

                   (2) the value of benefits provided under the Plan for an Employee described above is less than one percent (1%) of the value of current liabilities before distribution, or

                   (3) the value of the benefits payable under the Plan to any Employee described above does not exceed $3,500.

               (c) For purposes of this Section, the term "benefit" shall include loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee and any death benefits not provided for by insurance on the Employee's life.

          An Employee's otherwise restricted benefit may be distributed in full to the affected Employee if prior to receipt of the restricted amount the Employee enters into a written agreement with the Plan Administrator to secure repayment to the Plan of the restricted amount. The restricted amount is the excess of the amounts distributed to the Employee (accumulated with reasonable interest) over the amounts that could have been distributed to the Employee under the Straight Life Annuity described in Section 4.1 of the Plan (accumulated with reasonable interest). The Employee may secure repayment of the restricted amount upon distribution by: (1) entering into an agreement for promptly depositing in escrow with an acceptable depositary property having a fair market value equal to at least 125 percent of the restricted amount, (2) providing a bank letter of credit in an amount equal to at least one hundred percent (100%) of the restricted amount, or (3) posting a bond equal to at least 100 percent of the restricted amount. If the Employee elects to post bond, the bond will be furnished by an insurance company, bonding company or other surety for federal bonds.

          The escrow arrangement may provide that an Employee may withdraw amounts in excess of one hundred twenty-five percent (125%) of the restricted amount. If the market value of the property in an escrow account falls below one hundred ten percent (110%) of the remaining restricted amount, the Employee must deposit additional property to bring the value of the property held by the depositary up to one hundred twenty-five percent (125%) of the restricted amount. The escrow arrangement may provide that Employee may have the right to receive any income from the property


                                      -27-                             Exhibit H
placed in escrow, subject to the Employee's obligation to deposit additional property, as set forth in the preceding sentence.

          A surety or bank may release any liability on a bond or letter of credit in excess of one hundred percent (100%) of the restricted amount.

          If the Plan Administrator certifies to the depositary, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any restricted amount, a depositary may redeliver to the Employee any property held under an escrow agreement, and a surety or bank may release any liability on an Employee's bond or letter of credit.

          7.10. Early Plan Termination Restrictions: Notwithstanding any provision in this Plan to the contrary, prior to the Plan Year beginning on January 1, 1993, and during the first ten (10) years after the effective date hereof, and if full current costs had not been met at the end of the first ten
(10) years, until said full current costs are met, the benefits provided by the Employer's contributions for the Participants whose anticipated annual retirement benefit at Normal Retirement Date exceeds $1,500 and who at the effective date of the Plan were among the twenty-five (25) highest paid Employees of the Employer will be subject to the conditions set forth in the following provisions:

               (a) The benefit payable to a participant described in this Section or his Beneficiary shall not exceed the greater of the following:

                   (1) those benefits purchasable by the greater of (i) $20,000, or (ii) an amount equal to 20% of the first $50,000 of the Participant's annual Compensation multiplied by the number of years from the effective date of the Plan to the earlier of (A) the date of termination of the Plan, or (B) the date the benefit of the Participant becomes payable or (C) the date of a failure on the part of the Employer to meet the full current costs of the Plan; or

                   (2) if a Participant is a "substantial owner" (as defined in ERISA Section 4022(b)(5)(A)), the present value of the benefit guaranteed for "substantial owners" under ERISA Section 4022, or

                   (3) if the Participant is not a "substantial owner", the present value of the maximum benefit provided in ERISA Section 4022(b)(3)(B), determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.

               (b) If the Plan is terminated or the full current costs thereof have not been met at any time within ten (10) years after the effective date, the benefits

                                      -28-                             Exhibit H
which any of the Participants described in this Section may receive from the Employer's contribution shall not exceed the benefits set forth in paragraph (a) above. If at the end of the first ten (10) years the full current costs are not met, the restrictions will continue to apply until the full current costs are funded for the first time.

               (c) If a Participant described in this Section leaves the employ of the Employer or withdraws from participation in the Plan when the full current costs have been met, the benefits which he may receive from the Employer contributions shall not at any time within the first ten (10) years after the effective date exceed the benefits set forth in paragraph (a) above, except as provided in paragraph (i) below.

               (d) These conditions shall not restrict the full payment of any survivor's benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

               (e) These conditions shall not restrict the current payment of full retirement benefits called for by the Plan for any retired Participant while the Plan is in full effect and its full current costs have been met, provided an agreement, adequately secured, guarantees the repayment of any part of the distribution that is or may become restricted.

               (f) If the benefits of, or with respect to, any participant shall have been suspended or limited in accordance with the limitations of paragraphs
(a), (b) and (c) above because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

               (g) Notwithstanding anything in paragraphs (a), (b) and (c) above, if on the termination of the Plan within the first ten (10) years after the effective date, the funds, contracts, or other property under the Plan are more than sufficient to provide Accrued Benefits for Participants and their Beneficiaries including full benefits for all Participants other than such of the twenty-five (25) highest paid Employees as are still in the service of the Employer and also including Accrued Benefits as limited by this Section for such twenty-five (25) highest paid Employees, then any excess of such funds, contracts, and property shall be used to provide Accrued Benefits for the twenty-five (25) highest paid Employees in excess of such limitations of this Section up to the Accrued Benefits to which such Employees would be entitled without such limitations.

               (h) In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, that the limitations provided for in this Article are no longer necessary in order to meet the requirements for a qualified pension plan under the Code as then in

                                      -29-                             Exhibit H
effect, the limitations in this Article shall become void and shall no longer apply without the necessity of amendment to this Plan.

               (i) In the event a lump-sum distribution is made to an Employee subject to the above restrictions in an amount in excess of that amount otherwise permitted under this Article, an agreement shall be made, with adequate security guaranteeing repayment of any amount of the distribution that is restricted. Adequate security shall mean property having a fair market value of at least 125% of the amount which would be repayable if the Plan had terminated on the date of distribution of such lump sum. If the fair market value of the property falls below 110% of the amount which would then be repayable if the Plan were then to terminate, the distributee shall deposit additional property to bring the value of the property to 125% of such amount.

          In the event of the termination or partial termination of this Plan, the rights of all affected Employees to benefits accrued to the date of such termination or partial termination (to the extent funded as of such date) shall be nonforfeitable.

          7.11. Suspension of Benefits:

               (a) Normal or early retirement benefits in pay status will be suspended for each calendar month during which the Employee completes at least 40 Hours of Service as defined in Section 203(a)(3)(B) of ERISA. Consequently, the amount of benefits which are paid later than Normal Retirement Age will be computed without regard to amounts which would have been suspended under the preceding sentence as if the Employee had been receiving benefits since Normal Retirement Age.

               (b) Resumption of Payment. If benefit payments have been suspended, payments shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be employed in "service" as defined in ERISA Section 203(a)(3)(B). The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of "service" under Section 203(a)(3)(B) of ERISA and the resumption of payments.

               (c) Notification. No payment shall be withheld by the Plan pursuant to this Section unless the Plan Administration notifies the Employee by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments that such Employee's benefits are suspended. Such notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the Plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of Title 29 of the Code of Federal Regulations.

                                      -30-                             Exhibit H

               In addition, the notice shall inform the Employee of the Plan's procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of ERISA and applicable regulations.

(a)      Amount Suspended.

                   (1) Annuity Payments. In the case of benefits payable periodically as a monthly basis for as long as a life (or lives) continues, such as a Straight Life Annuity or a Qualified Joint and Survivor Annuity, an amount equal to the portion of a monthly benefit payment derived from Employer contributions.

                   (2) Other Benefit Forms. In the case of a benefit payable in a form other than the form described in Section (1) above, an amount equal to the Employer - provided portion of benefit payments for a calendar month in which the Employee is employed in ERISA Section 203(a)(3)(B) service, equal to the lesser of

                     (i) The amount of benefits which would have been payable to the Employee if he had been receiving monthly benefits under the Plan since actual retirement based on a Straight Life Annuity commencing at actual retirement age; or

                     (ii) The actual amount paid or scheduled to be paid to the Employee for such month.

Payments which are scheduled to be paid less frequently than monthly may be converted to monthly payments.

               (e) Minimum Benefits. This Section does not apply to the minimum benefit to which the participant is entitled under the top-heavy rules of the Section entitled "Minimum Benefit for Top Heavy Plan".

               (f) Participant Election. Notwithstanding any other provisions of the Plan, a former Employee or surviving spouse entitled to receive benefits hereunder may, for personal reasons and without disclosure thereof, request the Employer in writing to suspend for any period payment of all or any part of such benefits otherwise payable to him hereunder. The Employer on receipt of such request, shall authorize such suspension, in which event the Employee shall be deemed to have forfeited all rights to the amount of pension so suspended, but shall retain the right to have the full benefits otherwise payable to him hereunder reinstated as to future monthly payments upon written notice to the Employer of his desire to revoke his prior request for a suspension under this paragraph. Any suspension requested hereunder by a former Employee or benefits

                                      -31-                             Exhibit H
payable to him under the Plan shall not affect benefits payable under any survivorship election he has made or is deemed to have made under the Plan.

          7.12. Restrictions on Commencement Of Retirement Benefits:

               (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

                   (1) the Participant attains Normal Retirement Age;

                   (2) occurs the 10th anniversary of the Plan Year in which the Participant commenced participation in the Plan; or

                   (3) the Participant terminates service with the Employer.

               (b) Notwithstanding the foregoing, the failure of a Participant and the Participant's Spouse, if any, to consent to a distribution while a benefit is payable under the Article entitled "Plan Benefits", will be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

          7.13. Minimum Distribution Requirements: All distributions required under this Article will be determined and made in accordance with the minimum distribution requirements of Code Section 401(a)(9) and the Regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9)-2. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.


               (a) Required Beginning Date: The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

                   (1) General Rule: The "required beginning date" of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70 1/2.

                   (2) Transitional Rules: The required beginning date of a Participant who attains age 70 1/2 before 1988 will be determined in accordance with (i) or (ii) below:

                     (i) Non-5 percent owners: The required beginning date of a Participant who is not a 5-percent owner is the first day of April of

                                      -32-                             Exhibit H
the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70 1/2. The required beginning date of a Participant who is not a 5-percent owner who attains age 701 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

                     (ii) 5-percent owners: The required beginning date of a Participant who is a 5-percent owner during any year beginning after December 31, 1979 is the first day of April following the later of:

                         (A) the calendar year in which the Participant attains
age 701, or

                         (B) the earlier of the calendar year with or within
which ends the Plan Year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

                   (3) A Participant is treated as a 5-percent owner for purposes of this paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is a Top-Heavy Plan) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66 1/2 or at any subsequent Plan Year.

                   (4) Once distributions have begun to a 5-percent owner under this paragraph, distributions must continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.

               (b) Limits On Distribution Periods: As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):

                   (1) the life of the Participant;

                   (2) the life of the Participant and a designated Beneficiary;

                   (3) a period certain not extending beyond the life expectancy of the Participant; or

                   (4) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

               (c) Required Distributions On Or After the Required Beginning
Date:

                                      -33-                             Exhibit H

                   (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or (ii) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's Accrued Benefit by the Applicable Life Expectancy.

                   (2) For calendar years beginning before 1989, if the Participant's Spouse is not the designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the Accrued Benefit available for distribution was to be paid within the life expectancy of the Participant.

                   (3) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, will not be less than the quotient obtained by dividing the Participant's Accrued Benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Participant's Spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Proposed Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant will be distributed using the "applicable life expectancy" as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

                   (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

                   (5) If the Participant's Accrued Benefit is to be distributed in the form of an annuity purchased from an insurance company, no such annuity contract will be purchased unless the distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder.

                   (6) For purposes of determining the amount of the required distribution for the first distribution calendar year, the Accrued Benefit to be used will be the Accrued Benefit as of the last Valuation Date in the calendar year immediately preceding the first distribution calendar year. For all other years, the

                                      -34-                             Exhibit H

Accrued Benefit will be determined as of the last Valuation Date preceding such distribution calendar year.

          For purposes of this paragraph, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year will be treated as if it had been made in the immediately preceding distribution calendar year for purposes of determining the Accrued Benefit.

          7.14. TEFRA Election Transitional Rule:

               (a) Notwithstanding the other requirements of this Article and subject to the requirements of the Article herein entitled "Joint and Survivor Annuity Requirements", distribution on behalf of any Participant, including a 5-percent owner, will be made in accordance with all of the following requirements (regardless of when such distribution commences):

                   (1) The distribution by the Trust Fund is one which would not have disqualified the Trust Fund under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984;

                   (2) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust Fund is being distributed or, if the Participant is deceased, by the Beneficiary of the Participant.

                   (3) Such designation was made in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984;

                   (4) The Participant has accrued a benefit under the Plan as of December 31, 1983; and

                   (5) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distributions will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the beneficiaries of the Participant listed in order of priority.

               (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

                                      -35-                             Exhibit H

               (c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant or the Beneficiary to whom such distribution is being made will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in the sub-paragraphs of (a) above.

               (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the Proposed Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the Proposed Regulations thereunder, but for an election under the Tax Equity and Fiscal Responsibility Act ("TEFRA") Section 242(b)(2). For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Regulations Section 1.401(a)(9)-2. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). If an amount is transferred or rolled over from one plan to another plan, the rules in Q&A 1-2 and Q&A 1-3 of Proposed Treasury Regulations 1.401(a)(9)-2 will apply.

          7.15. Distribution of Death Benefit:

               (a) Beneficiary Designation: Each Participant will file a written designation of Beneficiary with the Employer upon becoming a Participant in the Plan. Such designation will remain in force until revoked by the Participant by filing a new Beneficiary form with the Employer.

               (b) Distribution Beginning Before Death: If the Participant dies after distribution of benefits has begun, the remaining portion of such Participant's Accrued Benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

               (c) Distribution Beginning Before Death: If the Participant dies after distribution of benefits begins, distribution of the Participant's Accrued Benefit will be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions as provided below:

                                      -36-                             Exhibit H

                   (1) If any portion of the Participant's Accrued Benefit is payable to a designated Beneficiary, distributions may be made over the life of, or over a period certain not greater than the life expectancy of, the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

                   (2) If the designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (1) above will not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died, or (ii) December 31 of the calendar year in which the Participant would have attained age 701.

          If the participant has not made an election pursuant to this paragraph prior to death, the participant's designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this Section, or
(2) December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death. If the participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's Accrued Benefit must be completed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death.

          For purposes of this paragraph, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the provisions of this paragraph, with the exception of such paragraph (2) therein, will be applied as if the surviving Spouse were the Participant.

          For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving Spouse if the amount becomes payable to the surviving Spouse when the child attains the age of majority.

          7.16. Date Distribution Deemed to Begin: for purposes of this Article, distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if the surviving Spouse dies after the Participant but before payments to such Spouse begin, the date distribution is required to begin to the surviving Spouse pursuant to Section 7.15(c)). If distribution in the form of an annuity irrevocably commences to the Participant before the required beginning date, the date distribution is considered to begin is the date distribution actually commences.

          7.17. Distribution Pursuant to Qualified Domestic Relations Orders:
Notwithstanding any other provision regarding distributions or payment of benefits, an Alternate Payee, as defined in Code Section 414(p), will be entitled to receive a distribution not in excess of a Participant's vested Accrued Benefit pursuant to any final judgment, degree or order determined by the Plan Administrator to be a Qualified

                                      -37-                             Exhibit H

Domestic Relations Order ("QDRO") as defined in ERISA and Code Section 414(p). Such distribution will be made only in a form of benefit available under the Plan.

          7.18. Payment to a Person Under a Legal Disability: If any benefit under this Plan becomes payable to a person who is then incompetent or a minor, the Plan Administrator may make such payment on behalf of such person to the guardian or other legal representative of such person or to any individual who has the custody or care of such person. Any payment made on behalf of any such person as provided in this Section shall be binding on such person and shall be in full discharge of any obligation of such payment to such person.

          7.19. Unclaimed Benefits Procedure: The Plan does not require either the Trustees or the Employer to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Employer, by certified or registered mail addressed to the Participant's last known address of record with Employer, shall notify any Participant or Beneficiary that he or she is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim benefits or make his or her whereabouts known in writing to the Employer within twelve (12) months of the date of mailing of the notice, or before the termination or discontinuance of the Plan, whichever should first occur, the Employer shall treat the Participant's or Beneficiary's unclaimed Accrued benefit as a Forfeiture. If a Participant or Beneficiary who has incurred a Forfeiture of his Accrued Benefit under the provisions of this Section makes a claim at any time for his or her forfeited Accrued Benefit, the Employer shall restore the Participant's or Beneficiary's forfeited Accrued benefit within sixty (60) days after the Plan year in which the Participant or Beneficiary makes the claim.

          7.20. Direct Rollovers: This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                                  ARTICLE VIII.
                     JOINT AND SURVIVOR ANNUITY REQUIREMENTS

          8.1. Applicability of Provisions: The provisions of this Article will apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in this Article.

          8.2. Payment of Qualified Joint and Survivor Annuity: Unless an optional form of benefit is selected pursuant to a qualified election, defined herein, with

                                      -38-                             Exhibit H
the 90-day period ending on the Annuity Starting Date, the vested Accrued Benefit of a married Participant who has been married to the same Spouse for at least 12 consecutive months will be paid in the form of a Qualified Joint and Survivor Annuity. Any other Participant's vested Accrued Benefit will be paid in the form of a Straight Life Annuity.

          8.3. Payment of Qualified Pre-Retirement Survivor Annuity: Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, as defined herein, if a Participant dies before the Annuity Starting Date, the Participant's vested Accrued Benefit will be paid to the surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity. The surviving Spouse may elect to start benefits on any first day of the month on or after the Earliest Retirement Date benefits could have been paid to the Participant if he had ceased to be an Employee on the date of his death and survived to retire. In the event the value of the Qualified Pre-Retirement Survivor Annuity does not exceed $3,500 at the time it becomes payable, the surviving spouse will receive a single sum payment of the value of the Pre-Retirement Survivor Annuity in lieu of such Annuity. If the Spouse dies before the Qualified Pre-Retirement Survivor Annuity is payable, no death benefit will be payable from the Participant's Accrued Benefit.

          8.4. Notice Requirements For Qualified Joint and Survivor Annuity: In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, as defined below, provide each Participant a written explanation of:

               (a) the terms and conditions of a Qualified Joint and Survivor Annuity;

               (b) the Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

               (c) the rights of a Participant's Spouse; and

               (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

          For purposes of this Section, the Annuity Starting Date will mean the first day of the first period for which an amount is paid as an annuity, whether by reason of retirement or disability.

          8.5. Notice Requirements for Qualified Pre-Retirement Survivor
Annuity: In the case of a Qualified Pre-Retirement Survivor Annuity, the Plan Administrator will provide each Participant within the applicable period for such Participant a written explanation of the Qualified Pre-Retirement Survivor Annuity in

                                      -39-                             Exhibit H
such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of the above Section applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

               (a) the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35).

               (b) a reasonable period ending after the individual becomes a Participant;

               (c) a reasonable period ending after this paragraph ceases to apply to the Participant;

               (d) a reasonable period ending after this Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from service in the case of a Participant who separates from service before attaining age thirty-five (35).

          For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (b), (c) and (d) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after the date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice will be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation from service. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant will be re-determined.

          8.6. Qualified Election: A qualified election will mean a waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity will not be effective unless:

               (a) the Participant's Spouse consents in writing to the election;

               (b) the election designates a specific beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

                                      -40-                             Exhibit H

               (c) the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

               (d) the Spouse's consent acknowledges the effect of the election; and

               (e) the Spouse's consent is witnessed by a Plan representative or notary public.

          If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver which complies with paragraphs (b) and (c) above will be deemed a qualified election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse can not be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations will not be limited. No consent obtained under this provision will be valid unless the Participant has received notice as provided in the paragraphs below.

          8.7. Election Period: The period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to the Accrued Benefit as of the date of separation, the election period shall begin on the date of separation.

          8.8. Pre-age Thirty-five (35) Waiver: A Participant who has not attained age 35 as of the end of any current Plan Year may not waive the Qualified Pre-Retirement Survivor Annuity.

          8.9. Transitional Joint And Survivor Annuity Rules: Special transition rules apply to Participants who were not receiving benefits on August 23, 1984.

               (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after

                                      -41-                             Exhibit H

January 1, 1976 and if such Participant had at least ten (10) Years of Service for vesting purposes when the Participant separated from service.

               (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have Accrued Benefits paid in accordance with subparagraph (d) below.

               (c) The respective opportunities to elect (as described in subparagraphs (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984 and ending on the date benefits would otherwise commence to said Participants.

               (d) Any Participants who has elected pursuant to subparagraph (b) and any Participant who does not elect under subparagraph (a) or who meets the requirements of subparagraph (a) except that such Participant does not have at least ten (10) Years of Service for vesting purposes on separation from service, will have his or her Accrued Benefits distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

                   (1) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                     (i) begins to receive payments under the Plan on or after Normal Retirement Age;

                     (ii) dies on or after Normal Retirement Age while still working for the Employer;

                     (iii) begins to receive payments under the Plan on or after the Qualified Early Retirement Age; or

                     (iv) separates from service on or after attaining Normal Retirement Age (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, such benefits will be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains Qualified Early Retirement Age and end not more than ninety (90) days before the commencement of benefits. Any election hereunder must be in writing and may be changed by the Participant at any time.

                                      -42-                             Exhibit H

                   (2) Election of Early Survivor Annuity. A Participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the election period, to have a survivor annuity payable on death. If the Participant elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of:

                     (i) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                     (ii) the date on which participation begins, and ends on the date the Participant terminates employment with the Employer.

                   (3) Qualified Early Retirement Age. For purposes of this Section, Qualified Early Retirement Age is the latest of:

                     (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

                     (ii) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

                     (iii) the date the Participant begins participation.

                                   ARTICLE IX.
                       QUALIFIED DOMESTIC RELATIONS ORDERS

          9.1. Qualified Domestic Relations Orders: Notwithstanding any of the provisions herein concerning alienation of Plan benefits, the Plan will honor and abide by the terms of a domestic relations order determined by the Plan Administrator to be a Qualified Domestic Relations Order as defined in Code
Section 414(p) ("QDRO") providing for the assignment to a Spouse or former Spouse of the Participant of all or any portion of the Participant's vested Accrued Benefit under the Plan. The Employer will adopt guidelines for determining the qualified status of a domestic relations order (the "Order") which state the requirements for such Order, the procedures for review of such Order and all other provisions required for such Order to be determined to be a QDRO.

               (a) An Order shall specifically state all of the following in order to be deemed a QDRO:

                                      -43-                             Exhibit H

                   (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the Order. However, if the Order does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the Order may still be a valid QDRO.

                   (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

                   (3) The number of payments or period for which the Order applies.

                   (4) The specific plan (by name) to which the Order applies.

               (b) An Order shall not be deemed a QDRO if it requires the Plan to provide:

                   (1) any type or form of benefit, or any option not already provided for in the Plan;

                   (2) increased benefits, or benefits in excess of the Participant's vested rights;

                   (3) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions, or

                   (4) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

               (c) Promptly, upon receipt of an Order which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt. The Plan Administrator may then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

               (d) If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If

                                      -44-                             Exhibit H
the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

               (e) The Earliest Retirement Age with regard to the Participant against whom the Order is entered shall be the date the Participant would otherwise first be eligible for benefits under the Plan.

                                   ARTICLE X.
             TRANSFERS FROM OTHER QUALIFIED PLANS; DIRECT ROLLOVERS

          10.1. Transfers from Other Qualified Plans; Direct Rollovers:
Transfers and Direct Rollovers from other qualified plans are not permitted.

                                   ARTICLE XI.
                   TRANSFERS; SERVICE WITH AFFILIATED EMPLOYER

          11.1. Transfer Out of Eligible Class: Any Employee who is transferred to employment with an Affiliated Employer and is no longer in the Eligible Class, shall receive credit for such employment with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer while not in the Eligible Class shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                      -45-                             Exhibit H

               (d) Benefit Formula - A transferred Employee's benefits hereunder shall be based on the benefit rate in effect and applicable to persons terminating employment on the last day such Employee was in the Eligible Class.

          11.2. Transfer From Salaried Employment. Any Employee who transfers from salaried employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Accrual Service hereunder, provided there shall be no duplication of benefits under this Plan and any other plan based on the same period of service, and no more than one year shall be credited for benefit computation purposes under this and other plans of the Employer.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

          11.3. Transfer From Hourly Employment. Any Employee who transfers from hourly employment with an Affiliated Employer and becomes a member of the Eligible Class shall receive credit for service with the Affiliated Employer for purposes of this Plan as follows:

               (a) Years of Accrual Service - A transferred Employee's employment with the Affiliated Employer shall not be recognized or credited for purposes of determining Years of Accrual Service hereunder.

               (b) Years of Eligibility Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Eligibility Service.

               (c) Years of Vesting Service - A transferred Employee's employment with the Affiliated Employer shall be recognized and credited for purposes of determining Years of Vesting Service.

                                  ARTICLE XII.
                 AMENDMENT, TERMINATION, MERGER OR CONSOLIDATION

                                      -46-                             Exhibit H

          12.1. Amendment of the Plan: The Employer, acting by its Board of Directors, has the right to amend, modify, suspend or terminate the Plan at any time. However, no such action shall alter the Plan or its operation, in respect to employees who are represented under a collective bargaining agreement in contravention of the provision of any such agreement pertaining to pension benefits as long as such agreement is in effect; no amendment will authorize or permit any part of the Trust Fund (other than any part that is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no amendment will cause any reduction in the Accrued Benefit of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer; except to the extent such amendment is required to qualify or maintain the qualification of the Plan or to deduct or maintain the deductibility of contributions made to the Plan under the applicable sections of the Code. Any amendment will become effective as provided therein upon its execution.

          For the purposes of this paragraph, an amendment to the Plan which has the effect of:

               (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy;

               (b) eliminating an optional form of benefit (as provided in Regulations under the Code); or

               (c) restricting, directly or indirectly, the benefits provided to any Participant prior to the amendment will be treated as reducing the Accrued Benefit of a Participant , except that an amendment described in clause (b) (other than an amendment having an effect described in clause (a)) will not be treated as reducing the Accrued Benefit of a Participant to the extent so provided in Regulations under the Code.

          Amendment of the Plan by the Employer at any time when there is a Participating Employer will only be made by written consent of each Participating Employer.

          12.2. Termination:

               (a) The Employer, acting by its Board of Directors, shall have the right to terminate the Plan by delivering to the Trustee and the Plan Administrator written notice of such termination. However, any termination (other than a partial termination or an involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined herein and in ERISA Section 4041 for a Standard Termination or a Distress Termination. Upon any

                                      -47-                             Exhibit H
termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to Forfeiture.

               Upon termination of the Plan, the Employer, by notice to the Trustee and Plan Administrator, may direct:

                   (1) complete distribution of the Trust Fund to the Participants, in cash or in kind, in a manner consistent with the requirements of the Plan;

                   (2) the purchase of insurance company annuity contracts;

                   (3) continuation of the Trust Fund for the Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated; or

                   (4) transfer of the assets of the Plan to another qualified plan, provided that the trust to which the assets are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The amounts transferred will be fully vested at all times and will not be subject to forfeiture for any reason.

                   Notwithstanding the foregoing, upon finding that it is not practicable or desirable under the circumstances to do any of the foregoing the Employer may, with the unanimous consent of the members of the Board of Administration, provide for some allocation of a part or all of the assets of the Trust other than the continuance of a Trust Fund or the purchase of insurance annuity contracts with respect to any or all of the groups of the Employer; provided, however that no charge shall be effected in the order of precedence and basis for allocation specified in ERISA Section 4044.

               (b) Standard Termination Procedure -

                   (1) The Plan Administrator shall first notify all "affected parties" (as defined in ERISA Section 4001(a)(21)) of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation
(PBGC). As soon as

                                      -48-                             Exhibit H
practicable after the termination notice is given, the Plan Administrator shall provide a follow-up notice to the PBGC setting forth the following:

                     (i) a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such "benefit liabilities" as of the proposed date of final distribution;

                     (ii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                     (iii) such other information as the PBGC may prescribe by regulation.

               The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) No later than the date on which the follow-up notice is sent to the PBGC, the Plan Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person's "benefit liabilities", the benefit form on the basis of which such amount is determined, and any additional information used in determining "benefit liabilities" that may be required pursuant to regulations promulgated by the PBGC.

                   (3) A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all "benefit liabilities" determined as of the termination date.

               (c) Distress Termination Procedure

                   (1) The Plan Administrator shall first notify all "affected parties" of the Employer's intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least 60 days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Plan Administrator shall also provide a follow-up notice to the PBGC setting forth the following:

                     (i) a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the "benefit liabilities" under the

                                      -49-                             Exhibit H

Plan, whether the Plan is sufficient for "benefit liabilities" as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under ERISA Section 4022, and whether the Plan is sufficient for guaranteed benefits as of such date;

                     (ii) in any case in which the Plan is not sufficient for "benefit liabilities" as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

                     (iii) a certification by the Plan Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

                     (iv) such other information as the PBGC may prescribe by regulation.

               The certification of the enrolled actuary and of the Plan Administrator shall not be applicable in the case of a Plan funded exclusively by individual insurance contracts.

                   (2) A "distress termination" may only take place if:

                     (i) the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably burdensome pension costs caused by a decline in the Employer's work force;

                     (ii) the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

                     (iii) the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter 11 reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

               (d) Priority and Payment of Benefits

                     In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for "benefit liabilities" or for "guaranteed benefits", or in the case of a "standard termination", a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the

                                      -50-                             Exhibit H
follow-up notice, the Plan Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to ERISA Section 4044(a). As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property, or through the purchase of irrevocable commitments from an insurer. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Plan due to erroneous actuarial computation, such balance, if any, shall be returned to the Employer. The portion of the excess attributable to Required Contributions shall be paid to the Participant who made these contributions. In the case of a "distress termination" in which the PBGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PBGC.

               (e) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of the ERISA including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

                  12.3. Merger or Consolidation of the Plan: The Plan and Trust Fund for the Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to, any other plan and trust. In the event of a merger, consolidation or transfer, each Participant must receive a benefit immediately after the merger, consolidation or transfer (as if the Plan had then been terminated) which is at least equal to the benefit each Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Such transfer, merger or consolidation may not otherwise result in the elimination or reduction of any benefit protected under Code
Section 411(d)(6).

                                  ARTICLE XIII.
                             PARTICIPATING EMPLOYERS

          13.1. Adoption by Other Employers: Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by a properly executed document evidencing said intent and will of such Participating Employer.

          13.2. Requirements of Participating Employers:

               (a) Each Participating Employer will use the same Trustee as provided in this Plan.

                                      -51-                             Exhibit H

               (b) The Trustee may, but will not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as any earnings thereon.

               (c) The transfer of any Participant from or to an Employer participating in this Plan, whether an Employee of the Employer or a Participating Employer, will not affect such Participant's rights under the Plan, and all amounts credited to the Participant's account as well as the Participant's accumulated service time with the transferor or predecessor and length of participation in the Plan, will continue to the Participant's credit.

               (d) All rights and values forfeited by termination of employment will inure only to the benefit of the Participants of the Employer or Participating Employer for which the forfeiting Participant was employed.

               (e) Any expenses of the Plan which are to be paid by the Employer or borne by the Trust Fund will be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such employer bears to the total amount standing to the credit of all Participants in the Plan.

          13.3. Designation of Agent: Each Participating Employer will be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Plan Administrator for purposes of this Plan, each Participating Employer will be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, "Employer" will be deemed to include each Participating Employer as related to its adoption of the Plan.

          13.4. Employee Transfers: It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved will transfer any accumulated service and eligibility. No such transfer will effect a termination of employment hereunder, and the Participating Employer to which the Employee is transferred will thereupon become obligated hereunder with respect to such Employee in the same manner as was the Participating Employer from whom the Employee was transferred.

          13.5. Participating Employer's Contribution: All contributions made by a Participating Employer, as provided for in this plan, will be determined separately by each Participating Employer, and will be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of the information furnished by the Plan Administrator, the Trustee will keep separate books and records concerning the affairs of each Participating Employer hereunder and

                                      -52-                             Exhibit H
as to the accounts and credits of the Employees of each Participating Employer. The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in the event of an Employee transfer from one Participating Employer to another, the employing Employer will immediately notify the Trustee thereof.

          13.6. Discontinuance of Participation: Any Participating Employer will be permitted to discontinue or evoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee. The Trustee will thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as will have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees; provided, however, that no such transfer will be made if the result is the elimination or reduction of any protected benefits under Section 411(d) or (e) of the Code. If no successor is designated, the Trustee will retain such assets for the Employees of said Participating Employer. In no such event will any part of the Trust Fund as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees for such Participating Employer.

          13.7. Plan Administrator's Authority: The Plan Administrator will have authority to make all necessary rules and regulations, binding upon all Participating Employers and all Participants, to effectuate the purpose of this Article.

                                  ARTICLE XIV.
                           ADMINISTRATION OF THE PLAN

          14.1. Appointment of Plan Administrator and Trustee: The Employer is authorized to appoint the Trustee and the Plan Administrator as it deems necessary for the proper administration of the Plan. The Employer will from time to time informally review the performance of the Trustee, Plan Administrator or other persons to whom duties have been delegated or allocated by it. Any person serving as Plan Administrator may resign upon thirty (30) days prior written notice to the Employer. The Employer is authorized to remove any person serving as Plan Administrator or Trustee at any time and in its sole discretion appoint a successor whenever a vacancy occurs.

          14.2. Plan Administrator: The Plan Administrator is responsible for administering the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator will manage, operate and administer the Plan in accordance with the terms of the Plan and will have full power and authority to construe and resolve all questions arising in connection with the administration, interpretation, and application of the Plan. Any determination by the Plan Administrator will be final and binding upon all persons, and

                                      -53-                             Exhibit H
unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in any manner and to any extent as it deems necessary to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction be nondiscriminatory and based upon principles consistent with the intent of the Plan to continue to be deemed a qualified plan under the terms of Code Section 401(a). The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

          14.3. Board of Administration: Notwithstanding anything to the contrary contained herein, a Board of Administration shall be established consisting of six (6) members, with three (3) appointed by the Employer and three (3) appointed by the union (the "Union") representing the Employees comprising the Participating Unit.

               (a) The Board shall have authority solely with regard to the following matters as they pertain to the Participating Unit, subject to the requirements of Section 14.13 and other applicable restrictions hereunder:

                     (i) Establishing procedures for, and reviewing and approving applications for pensions;

                     (ii) Resolving complaints regarding the determinations of age, service credits and the computation of benefits;

                     (iii) Establishing procedures for making appeals to the Board and the hearing of such appeals;

                     (iv) Verifying the Accrued Service and Eligibility Service to which Employees are entitled,

                     (v) Establishing methods of furnishing information to Employees regarding service credits;

                     (vi) Reviewing general information regarding the Plan for dissemination to Employees.

The Board of Administration will have full power and authority to construe and resolve all questions with respect to the above-mentioned matters. Any determination by the Board will be final and binding upon all persons, and unless it can be shown to be arbitrary and cooperation, will not be subject to "de novo" review.

          The Board shall have no power to add to or subtract from or modify any of the terms of the Plan, nor to change or add to any benefit provided by the Plan, nor to waive or fail to apply any requirement of eligibility for a benefit under the Plan.

                                      -54-                             Exhibit H

Any case referred to the Board on which it has no power to rule shall be referred back to the parties without ruling.

               (b) The Board shall meet at such times and for such periods for the transaction of necessary business as may be mutually agreed upon by the Board members. To constitute a quorum, for the transaction of business, the presence of four (4) members of the Board shall be required. At all meetings of the Board, the member or members present, appointed by the Employer, shall have in the aggregate a total of one (1) vote to be case on behalf of the Employer, and the member or members present, appointed by the Union, shall have in the aggregate a total or one (1) vote to be cast on behalf of the Union.

               In case of a deadlock of matters involving the processing of individual cases, an Arbitrator shall be selected by the Board to cast the deciding vote. The Arbitrator will not be counted for the purpose of a quorum, and will vote only in case of a failure of the Board to agree upon a matter which is properly before the Board and within the Board's authority to determine. The Arbitrator may vote only on matters involving the processing of individual cases and not on the development of procedures. The fees and expenses of the Arbitrator when required will be paid one-half by the Company and on-half by the Union.

               No ruling or decision of the Board in one case shall create a basis for a retroactive adjustment in any other case prior to the date of written filing of each such specific claim.

               (c) The members of the Board will serve without compensation from the Trust Fund. The expenses of the members of the Board appointed by the Union, however, will be paid by the Union, and the expenses of the Employer's members will be paid by the Employer.

               The Employer shall cause the Board to be furnished annually with a statement certified by a qualified actuary, selected by the Employer, that the amount of the Trust Fund is or is not less than the amount required by the Plan to be in the Fund.

               (d) The Board and any member of the Board shall be entitled to rely upon the correctness of any information furnished by the Union, or the Employer. To the extent permitted by law, neither the Board nor any of its members, nor the Employer nor any officer or other representative of the Employer, nor the Union nor any officer or other representative of the Union, shall be liable because of any act, or failure to act, on the part of the Board or any of its members, except that nothing herein shall be deemed to relieve any such individual from any liability for his own willful misconduct.

                                      -55-                             Exhibit H

          14.4. Trust Agreement:

               (a) The Employer shall execute a Trust Agreement with a Trustee or Trustees chosen by the Employer to hold and manage the assets of the Trust Fund, and to receive, hold and disburse the contributions, interest and other income for the purpose of paying the pensions under the Plan and the expenses incident to the operation and maintenance of the Plan. From time to time, one or more investment managers may be appointed by the Employer to manage assets of the Trust Fund, which investment managers shall be solely responsible for investing, reinvesting and managing the assets of the Trust Fund. A Trustee may also be an investment manager and in the absence of any separate agreement with an investment manager, the Trustee shall be the investment manager.

               Each Trustee and investment manager so appointed shall acknowledge that it is a fiduciary within the meaning of ERISA, and shall be either (i) an investment advisor registered under the Investment Advisors Act of 1940, (ii) a bank as defined in the Investment Advisors Act of 1940, or (iii) an insurance company qualified to manage, acquire or dispose of assets under the laws of more than one state.

               (b) The Employer shall determine the form and terms of any Trust Agreement or investment management agreement, which may authorize the inclusion of obligations and stock of the Employer and its subsidiaries and affiliates among the investments of the Trust Fund (subject to the provisions of any applicable law), and which may authorize the pooling of the Trust Fund for investment purposes with other Internal Revenue Service qualified pension funds of the Employer and its subsidiaries and affiliates. The Employer may modify such Trust Agreement or investment management agreement from time to time, or terminate them pursuant to the terms thereof. In case of a conflict between the Plan and the Trust Agreement, the provisions of the Trust Agreement shall be deemed controlling.

          14.5. Delegation of Powers: The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties. The Plan Administrator may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.

          14.6. Appointment of Advisers: The Plan Administrator may appoint counsel, specialists, advisers, and other persons as the Plan Administrator deems necessary or desirable in connection with the administration of the Plan.

          14.7. Records and Reports: The Plan Administrator will keep a record of all actions taken. In addition, it will keep all other books, records, and other data that are necessary for administration of the Plan, and it will be responsible for

                                       56                             Exhibit H
supplying all information and reports to Participants, Beneficiaries, the Internal Revenue Service, the Department of Labor and others as required by law.

          14.8. Information from Employer: The Employer will supply the Plan Administrator with full and timely information on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, Disability, or termination of employment, and such other pertinent facts as the Plan Administrator may require from time to time. The Plan Administrator will advise the Trustee of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Plan Administrator and Trustee may rely on information supplied by the Employer and will have no duty or responsibility to verify the information.

          14.9. Majority Actions: Except where there has been an allocation and delegation of administrative authority, or where specifically expressed herein to the contrary, if there shall be more than one Plan Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign any documents on their behalf.

          14.10. Expenses: Except as set forth in Section 14.3(c) above, all expenses and costs of administering the Plan may be paid out of the Trust Fund unless actually paid by the Employer. Expenses will include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses will be considered a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administrative expense incurred. Any administrative expense paid to the Trust Fund as a reimbursement will not be considered an Employer contribution.

          14.11. Discretionary Acts: Any discretionary actions of the Plan Administrator or the Board with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and Highly Compensated Employees.

          14.12. Responsibility of Fiduciaries: The Plan Administrator, the members of the Board, and their assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any liability for any responsibility, obligation or duty they may have pursuant to ERISA or the Code.

          14.13. Indemnity by Employer: In the event of and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer indemnify and hold harmless, to the extent permitted by law, any individual Trustee, the Plan Administrator, and their assistants and

                                      -57                              Exhibit H
representatives from any and all claims, demands, suits or proceedings which may in connection with the Plan or Trust Agreement be brought by the Employer's Employee, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of willful misconduct in connection with the Plan or Trust Agreement.

          14.14. Claims Procedure: Claims for benefits under the Plan shall be filed with the Board. Written notice of the disposition of a claim will be furnished to the claimant within ninety (90) days after the application is filed. In addition, in the event the claim is denied, the Board shall:

               (a) state the specific reason or reasons for the denial,

               (b) provide specific reference to pertinent Plan provisions on which the denial is based,

               (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

               (d) explain the Plank's claim review procedure as contained in this Plan.

               Any claimant who has been denied a benefit by the Board will be entitled to request the Board to five further consideration to the claim by filing with the Board a request for a hearing. The request, together with a written statement of the reasons why the claimant believes the claim should be allowed, must be filed with the Board within sixty (60) days after the claimant receives written notification from the Board regarding the denial of the claimant's claim. The Board will conduct a hearing within the next sixty (60) days, at which time the claimant may be represented by an attorney or any other representative of his or her choosing and at which time the claimant will have an opportunity to submit written and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Board) the claimant or his or her representative will have an opportunity to review all documents in the possession of the Board which are pertinent to the claim at issue and its disallowance. Either the claimant or the Board may cause a court reporter to attend the hearing and record the proceedings, in which event a complete written transcript of the proceedings will be furnished to both parties by the court reporter. The full expense of the court reporter and transcripts will be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim will be made by the Board within sixty (60) days of the hearing (unless there has been an extension of time due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant

                                      -58-                             Exhibit H
within the sixty (60) day period). The final decision will be written and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. There shall be no appeal hereunder from such final decision of the Board, which shall be final and binding upon the Union, each Employee involved, and the Employer.


                                   ARTICLE XV.
                                     GENERAL

          15.1. Bonding: Every fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such fiduciary hands; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is not preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in ERISA Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Plan Administrator, be paid from the Trust Fund or by the Employer.

          15.2. Action by the Employer: Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

          15.3. Employment Rights: The Plan is not to be deemed to constitute a contract of employment between the Employer and any Participant or to be a consideration for, or an inducement or condition of, the employment of any Participant or Employee. Nothing contained in the Plan is to be deemed

               (a) to give any Participant the right to be retained in the service of the Employer,

               (b) to interfere with the right of the Employer to discharge any Participant at any time,

               (c) to give the Employer the right to require any Employee to remain in its employ, or

                                  -59-                                 Exhibit H

               (d) to affect any Employee's right to terminate employment at any time.

          15.4. Alienation: Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or the Participant's Beneficiary) is to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge will be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

          This provision will not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan.

          This provision will not apply to the extent of a "Qualified Domestic Relations Order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Plan Administrator under the provisions of the Retirement Equity Act of 1984.

          15.5. Governing Law: This Plan will be construed and enforced according to ERISA and, the laws of the state in which the Employer has its principal office, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          15.6. Conformity to Applicable Law: It is the intention of the Employer that the Plan, and the trust established by the Employer to implement the Plan, be in compliance with the provisions of Sections 401 and 501 of the Code and the requirements of ERISA, and the corresponding provisions of any subsequent laws, and the provisions of the Plan shall be construed to effectuate such intention.

          15.7. Usage: Any term used herein in the singular or plural or in the masculine, feminine or neuter form will be construed in the singular or plural, or in the masculine, feminine or neuter form as proper reading requires.

          15.8. Legal Action: In the event any claim, suit, or proceeding is brought regarding the Plan or Trust for the Plan established hereunder to which the Trustee or the Plan Administrator may be a party, and the claim, suit, or proceeding is resolved in favor of the Trustee or Plan Administrator, they will be entitled to reimbursement from the trust Fund for any and all costs, attorneys' fees, and other expenses pertaining thereto incurred by them for which they will have become liable.

          15.9. Exclusive Benefit: Except as provided below and otherwise specifically permitted by law, the Trust Fund maintained pursuant to the Plan may not

                                      -60-                            Exhibit H
be diverted to or used for other than the exclusive benefit of the Participants, retired Participants or their Beneficiaries.

          15.10. Prohibition Against Diversion of Funds: Except as provided below and otherwise specifically permitted herein or by law, it shall be impossible by operation of the Plan by power of revocation or amendment, by the happenings of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of former or current Participants, retired Participants, or their Beneficiaries.

          15.11. Return of Contribution: Employer contributions to the fund shall be irrevocable except as provided below:

               (a) In the event the Employer makes an excessive contribution because of a mistake of fact (pursuant to Section 403(c)(2)(A) of ERISA), the Employer may demand repayment of such excessive contribution at any time within one year following the time of payment and the Trustee thereupon will return the excessive amount to the Employer within the one-year period. Earnings of the Plan attributable to the excess contribution will not be returned to the Employer but any losses attributable thereto will reduce the amount so returned.

               (b) In the event the Plan receives an adverse determination from the Commissioner of the Internal Revenue with respect to its initial qualification, any contribution made incident to the initial qualification by the Employer may be returned to the Employer within one-year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

               (c) Notwithstanding any provisions of the Plan to the contrary, all contributions by the Employer are conditioned upon the deductibility of the contributions by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may, within one year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee must return the contribution within one year following the disallowance. Earnings of the Plan attributable to the contribution for which such deduction is disallowed may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

          15.12. Employer's Protective Clause: Neither the Employer nor the Trustee, nor their successors, will be responsible for the validity of any insurance or annuity contract issued hereunder or for the failure on the part of the insurer to make

                                      -61-                             Exhibit H
payments provided by any contract, or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

          15.13. Insurer's Protective Clause: Any insurer who will issue contracts hereunder will not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer will be protected and held harmless in acting in accordance with any written direction of the Trustee, and will have no duty to see to the application of any funds paid to the Trustee, nor will be required to question any actions directed by the Trustee.

          15.14. Receipt and Release for Payments: Any payment to a Participant, a Participant's legal representative or Beneficiary, or to any guardian appointed for the Participant or Beneficiary will, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require the Participant, legal representative or Beneficiary or guardian, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Trustee or Employer.

          15.15. Headings: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                                      -62-                             Exhibit H

                                  ARTICLE XVI.
                                   DEFINITIONS

          For purposes of the Plan, the following words and phrases will have the following meanings unless as different meaning is expressly stated.

          16.1. Accrued Benefit: The Retirement Benefit payable at Normal Retirement Age determined pursuant to Section 4.1 hereof accrued as of any date.

          Notwithstanding the above, a Participant's Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit provided pursuant to the Section entitled "Minimum Benefit for Top-Heavy Plan.

          16.2. Actuarial Equivalent: The conversion to a form of benefit differing in time, period, or manner of payment from the specific benefit provided under the Article herein entitled "Plan Benefits" accomplished by applying the actuarial assumptions set forth in Schedule A attached hereto and made a part hereof.

          16.3. Affiliated Employer: The Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

          16.4. Aggregation Group: Either a Required Aggregation Group or a Permissive Aggregation Group.

               (a) Required Aggregation Group: The group of plans consisting of the following, which are required to be aggregated:

                   (1) all the plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the Determination Date or any of the preceding four Plan Years; and

                   (2) any other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                   If the Required Aggregation Group is a Top-Heavy Group, all plans in the Required Aggregation Group in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Required Aggregation is not a Top-Heavy Group, no plan in the Required Aggregation Group will be considered a Top-Heavy Plan.

                                      -63-                             Exhibit H

               (b) Permissive Aggregation Group: The group of plans consisting of the following:

                   (1) the Required Aggregation Group; and

                   (2) any plan not in the Required Aggregation Group which the Employer wishes to treat as being aggregated with the Required Aggregation Group, provided that the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a) and 410.

                   If the Permissive Aggregation Group is a Top-Heavy Group, only those plans which are part of the Required Aggregation Group and in which the Determination Dates fall within the same calendar year will be considered Top-Heavy Plans. If the Permissive Aggregation Group is not a Top-Heavy Group, then no plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan.

               (c) Any terminated plan maintained by the Employer within the last five Plan Years ending on the Determination Date will be included in determining the Aggregation Group.

          16.5. Anniversary Date: The first day of the Plan Year.

          16.6. Annual Benefit: The benefit payable annually under the terms of the Plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a Straight Life Annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the Annual Benefit shall be adjusted to be the Actuarial Equivalent of a Straight Life Annuity.

          16.7. Annuity: A single premium annuity contract or an annuity under a group annuity contract purchased by the Trustee on behalf of a Participant or Beneficiary from an insurance company for purposes of providing the benefits payable under the terms of the Plan.

          16.8. Annuity Starting Date: The first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred that entitles the Participant to such benefit. In the case of a deferred annuity, the Annuity Starting Date shall be the date on which the annuity payments are scheduled to commence.

                                      -64-                             Exhibit H

          16.9. Beneficiary: The Participant's Spouse.

          16.10. Board: The Board of Administration established pursuant to
Section 14.3 hereof as from time to time comprised.

          16.11. Break in Service:

          For all purposes, a 12-consecutive month period (computation period) during which the Participant does not complete more than 500 Hours of Service with the Employer.

          The computation period shall be the Plan Year unless a different computation period is expressly stated.

          16.12. Code: The Internal Revenue Code of 1986, including any amendments thereto.

          16.13. Compensation: For purposes of determining the top-heavy minimum benefit and the Maximum Annual Benefit, the total earnings paid to an Employee while in the Eligible Class, including overtime, commissions, bonuses, and any other extra taxable remuneration earned by a Participant from the Employer during the Limitation Year, which is required to be reported as wages on the Participant's Form W-2 for income tax purposes.

          Compensation will be determined over the period of Plan participation during the Plan Year, as provided in Section 1.401(a)(4)-12 of the Regulations.

          Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement under Code Section 401(k),
Section 402(e)(3) and Section 402(h), a simplified employee pension plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b).

          For years beginning after December 31, 1988, the Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan for any Plan Year will not exceed $200,000, as adjusted under Code Section 415(d) of the Code, except that the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effective on January 1, 1990.

          Notwithstanding the foregoing, for Plan Years beginning after December 31, 1993, the Compensation of each Participant which may be taken into account under the Plan will not exceed $150,000, except as adjusted as follows. For any Plan Year beginning after December 31, 1994, such $150,000 annual compensation limit shall be

                                      -65-                             Exhibit H
adjusted as provided under Code Section 415(d), except that such adjustments shall only be made in increments of $10,000, rounded down to the next lowest multiple of $10,000. Notwithstanding the foregoing, if the Plan is maintained pursuant to one or more collective bargaining agreements ratified before August 10, 1993, the above provision limiting Compensation of $150,000 shall not apply to contributions made or benefits accrued pursuant to such collective bargaining agreements for Plan Years beginning before the earlier of:

                   (1) January 1, 1997, or

                   (2) the latest of

                     (a) January 1, 1994, or

                     (b) the date on which the last of such collective bargaining agreements terminates, without regard to any extension, amendment, or modification made on or after August 10, 1993.

          If the period for determining compensation used in calculating an Employee's allocation for a determination period is a short plan year (i.e. shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by the fraction, the numerator of which is the number of months in the short plan year, and the denominator of which is 12. In determining the compensation of a Participant for purposes of this limitation, the rules of section 414(q)(6) of the Code shall apply except in applying such rules, the term Family Member shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then (except for purposes of determining the portion of compensation up to the integration level if this plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation or, the limitation shall be adjusted in accordance with any other method permitted by Regulation.

          If compensation for any prior determination period is taken into account in determining an Employee's benefit for the current determination period, the compensation for such prior year is subject to the applicable annual compensation limit in effect for that prior year. For this purpose, for years beginning before January 1, 1990, the applicable annual compensation limit is $200,000.

          For purposes of applying the limitation of Code Section 415, "Code
Section 415 Compensation" will include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the

                                      -66-                             Exhibit H
course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and, in the case of a Participant who is an Employee within the meaning of Code
Section 401(c)(1) and the Regulations thereunder, the Participant's Earned Income (as described in Code Section 401(c)(2) and the Regulations thereunder)) paid during the Limitation Year. "415 Compensation" will exclude:

               (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

               (b) Amounts realized form the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

               (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludible from the gross income of the Employee).

               For purposes of applying the limitations of Code Section 415, "415 Compensation" for a Limitation Year is the compensation actually paid or includible in gross income during such Limitation Year.

          16.14. Controlled Group: Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Code Sections 414(b), (c) and (d).

          16.15. Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of that Plan Year.

          16.16. Direct Rollover: A direct rollover is a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

          16.17. Disability: An Employee shall be deemed to be totally and permanently disabled when, on the basis of satisfactory medical evidence, he or she is

                                      -67-                             Exhibit H
found to be totally and presumably permanently prevented from engaging in gainful occupation or employment for wage or profit as a result of a physical or mental condition either occupational or nonoccupational in cause.

          16.18. Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

          16.19. Earliest Retirement Date: The earliest date on which the Participant could elect to receive retirement benefits under the Plan.

          16.20. Early Retirement Age: The age at which a Participant shall have

               (a) attained age sixty (60) and completed ten (10) years of Eligibility Service, or

               (b) effective November 1, 1987, attained age fifty-eight (58) and completed thirty Years of Accrual Service, or

               (c) effective November 1, 1988, attained age fifty-five (55) and completed thirty (30) Years of Accrual Service.

          16.21. Early Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Early Retirement Age on which the Participant elects to begin receiving his retirement benefits hereunder.

          16.22. Eligible Class: Employees at a participating division or location of Amphenol Aerospace Operations employed on an hourly basis, including hourly rated persons on incentive pay plans, who come within the scope of the collective bargaining agreement between the Employer and the Participating Unit. Without limitation, Amphenol Backplane Systems is not a participating division or location of Amphenol Aerospace Operations.

          16.23. Eligible for an Unreduced Social Security Benefit: Attainment of the qualifying age for unreduced benefits by reason of age under the Federal Social Security Act or eligibility for a disability insurance benefit under such Act, whichever occurs first. A person shall be considered as eligible for benefits under such Act even though he does not qualify for or loses such benefits through failure to make application therefor, entering into covered employment or other act or failure to act.

          16.24. Eligible Retirement Plan: An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's

                                                                       Exhibit H

Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is only an individual retirement account or individual retirement annuity.

          16.25. Eligible Rollover Distribution: Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          16.26. Employee: Any person in the employ of the Employer or of any other employer required to be aggregated with the Employer under Sections 414(b), (c), (m) or (o) of the Code, excluding any person who is an independent contractor.

          The term Employee will also include any Leased Employee deemed to be an Employee of any employer described in the previous paragraph as provided in Sections 414(n) or (o) of the Code.

          16.27. Employer: Amphenol Corporation, any successor which will maintain this Plan and any predecessor which has maintained this Plan, including the Bendix Corporation (prior to April 1, 1985) and Allied Corporation (as successor to the Bendix Corporation which merged into it on or about April 1,
1985). The Employer is a Corporation, with principal offices in the State of Connecticut.

          16.28. Employment Commencement Date: The date the Employee first performs an Hour of Service for the Employer.

          16.29. ERISA: The Employee Retirement Income Act of 1974, as it may from time to time be amended or supplemented.

          16.30. Family Member: The Employee's Spouse, any of the Employee's lineal descendents and ascendants and the spouses of the Employee's lineal descendents and ascendants, all as described in Code Section 414(q)(6)(B).

          16.31. Fiscal Year: The Employer's accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

          16.32. Forfeiture: That portion of a Participant's Accrued Benefit that is not vested, and occurs on the earlier of:

                                      -69-                             Exhibit H

               (a) the distribution of the retiree vested portion of a Participant's Accrued Benefit; or

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

          Furthermore, for purposes of paragraph (a) above, in the case of a Participant who has terminated employment with the Employer, and whose vested Accrued Benefit is zero, such Participant shall be deemed to have received a distribution of his vested Accrued Benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

          16.33. Highly Compensated Employee: An Employee who, on the snapshot day:

               (a) is a five percent (5%) owner (as defined in the definition of "Key Employee");

               (b) received Compensation from the Employer in excess of the amounts set forth in Code Section 414(q)(1)(B) (as adjusted pursuant to Section 415(d) of the Code);

               (c) received Compensation from the Employer in excess of the amount set forth in Code Section 414(q)(1)(C) and was a member of the Top-Paid Group; or

               (d) was an officer of the Employer described in Code Section 414(q)(1)(D).

          If the determination on Employee's status as a Highly Compensated Employee is made earlier than the last day of the Plan Year, Compensation shall be projected for the Plan Year under a reasonable method established by the Employer.

          In the event there are Employees not employed on the snapshot day that are taken into account for purposes of the "nondiscrimination requirements" identified in Rev. Proc. 93-42, the term Highly Compensated Employee shall include any eligible Employee for the Plan Year who:

               (a) terminated employment prior to the snapshop day and was a Highly Compensated Employee in the prior year;

               (b) terminated prior to the snapshop day and

                                      -70-                             Exhibit H

                   (i) was a five percent (5%) owner;

                   (ii) has Compensation for the Plan Year greater than or equal to the projected Compensation of any Employee who is treated as a Highly Compensated Employee on the snapshop day (except for Employees who are Highly Compensated Employees solely because they are five percent (5%) owners or officers); or

                   (iii) is an officer and has Compensation greater than or equal to the projected Compensation of any other officer who is a Highly Compensated Employee on the snapshot day solely because that person is an officer.

               In applying the above method in determining Highly Compensated Employees, the terms and provisions of Regulation Section 1.414(q)-IT shall apply to the extent that they are not inconsistent with the methods specifically provided above and in Rev. Proc. 93-42.

          16.34. Highly Compensated Participant: A Highly Compensated Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.35. Hour of Service:

               (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

               (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, during the applicable computation period. Notwithstanding the above,

                   (a) no more than 501 Hours of Service shall be credited to an Employee an account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

                   (b) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and

                                      -71-                             Exhibit H

                   (c) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

          For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

               (3) Each hour for which an Employee if otherwise is otherwise credited as being compensated under the modifications hereinafter set forth in the definition of "Year of Accrual Service."

               (4) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited under more than one of paragraphs (1), (2) and (3) and under this paragraph (4). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

               Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

               Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the Regulations thereunder.

          The provisions of Department of Labor Regulations 2530.200b-2(b) and
(c) are incorporated herein by reference.

               Solely for purposes of determining whether a Break in Service for eligibility or vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons will receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, either (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence

                                      -72-                             Exhibit H

               (1) by reason of the pregnancy of the individual,

               (2) by reason of a birth of a child of the individual,

               (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

               (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

               The Hours of Service credited under this paragraph will be credited (i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following computation period.

               Solely to determine whether a one Year Break in Service has occurred for eligibility or vesting purposes for an Employee who is absent on maternity or paternity leave, a Break in Service will not be deemed to occur until the second anniversary of the first day of the maternity or paternity leave. The period between the first and second anniversaries of the maternity or paternity leave neither counts as a Break in Service nor as a Year of Service.

          Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment.

          An Employee on an approved leave of absence for union business or an Employee on an approved disability leave of absence shall not cease to be an active Employee until the conclusion of the approved leave.

          16.36. Inactive Participant: A former active Participant who has an Accrued Benefit.

          16.36A. Joint and Survivor Annuity: An annuity for the life of the Participant and continuing with a survivor annuity for the life of the Spouse of the Participant equal to a specified percentage of the amount payable to the Participant prior to his or her death.

          16.37. Key Employee: An Employee who, at any time during the Plan Year or any of the four preceding Plan Years, is

               (a) an officer of the Employer having Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year;

                                      -73-                             Exhibit H

               (b) one of the ten (10) Employees having Compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Code Section 318) the largest interests in the Employer;

               (c) a five percent (5%) owner of the Employer. "Five percent (5%) owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer, or in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer; or

               (d) a one percent (1%) owner of the Employer having Compensation from the Employer of more than $150,000. "One percent (1%) owner" means any person who owns (or is considered as owning within the meaning of Code Section
318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all Stock of the Employer, or in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.

          For purposes of paragraph (a), no more than the lesser of (i) fifty Employees, or (ii) the greater of ten percent (10%) of the Employees or three Employees will be treated as officers. For purposes of paragraph (b), if two Employees have the same interest in the Employer, the Employee having greater Compensation from the Employer will be treated as having a larger interest. Such term will not include any officer or Employee of an entity referred to in
Section 414(d) of the Code (relating to governmental plans). For purposes of determining the number of officers taken into account under paragraph (a), Employees described in Section 414(q)(8) of the Code will be excluded.

          16.38. Late Retirement Date: The first day of the month selected by a Participant for commencement of retirement benefits which follows a Participant's Normal Retirement Date and is no later than the first day of the month coinciding with (immediately following, if none coincides with) the date the Participant ceases to be an Employee.

          16.39. Leased Employee: Any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) services of a type historically performed by employees in the business field of the Employer on a substantially full-time basis for a period of at least one year. Contributions or

                                      -74-                             Exhibit H
benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer will be treated as provided by the Employer.

          A Leased Employee will not be considered an Employee of the Employer if:

               (a) such Leased Employee is covered by a money purchase pension plan providing:

                   (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code,

                   (2) immediate participation, and

                   (3) full and immediate vesting; and

               (b) Leased Employees do not constitute more than twenty percent (20%) of the Employer's Non-Highly Compensated Employees.

          16.40. Limitation Year: The Plan Year.

          16.41. Non-Highly Compensated Employee: Any Employee who is not a Highly Compensated Employee.

          16.42. Non-Key Employee: Any Employee who is not a Key Employee.

          16.43. Normal Form of Benefit: A Straight Life Annuity.

          16.44. Normal Retirement Age: Age Sixty-five (65).

          16.45. Normal Retirement Date: The first day of the month coinciding with or next following a Participant's attainment of Normal Retirement Age.

          16.46. Participant: Any Employee who has satisfied the eligibility requirements and is participating in the Plan.

          16.47. Participating Employer: Any corporation or entity, other than the Employer, whether an affiliate or subsidiary of the Employer or not, who, with the consent of the Employer and the Trustee, adopts the Plan and all of the provisions hereof by a properly executed document evidencing said intent of such Participating Employer.

                                      -75-                             Exhibit H

          16.48. Participating Unit: A bargaining unit, or other specific classification of Employees, designated as participating in the Plan by the Employer. The Employer has designated the Employees represented by Sidney Lodge No. 1529 of International Association of Machinists and Aerospace Workers (AFL-CIO) as a Participating Unit.

          16.49. Period of Military Duty: The period of time from the date the Employee was first absent from active work for the Employer because of duty in the armed forces of the United States to the date the Employee was re-employed by the Employer at a time when the Employee had a right to re-employment in accordance with seniority rights as protected under Section 2021 through 2026 of Title 38 of the U.S. Code.

          16.50. Period of Service: The aggregate of all time period(s) commencing with the Employee's Employment Commencement Date and ending on the date a Break in Service begins.

          16.51. Plan: Allied Corporation, as successor to The Bendix Corporation, which merged into it on or about April 1, 1985, established the Allied Corporation Pension Plan for Hourly Employees (the "Allied Plan") for certain of employees.

          Effective January 1, 1987, assets and liabilities of the Allied Plan related to active hourly employees, former hourly employees eligible for or receiving a deferred vested pension, and retired hourly employees at Sidney, New York were spun off to this Plan, the Employer's qualified retirement plan as set forth in this document, and as hereafter amended, known as the "Pension Plan for Hourly Employees of the Sidney Division, Amphenol Corporation."

          16.52. Plan Administrator: The Employer or such persons or entities designated by the Employer to administer the Plan on behalf of the Employer. The Plan Administrator shall be a named "fiduciary", as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

          16.53. Plan Year: The 12-consecutive month period designated by the Employer beginning January 1 of each year and ending the following December 31.

          16.54. Predecessor Employer: A firm absorbed by the Employer by change of name, merger, acquisition or a change of corporate status, or a firm of which the Employer was once a part.

                                      -76-                             Exhibit H

          16.55. Present Value of Accrued Benefit: The lump sum value of a Participant's Accrued Benefit at a valuation date, calculated by reference to the actuarial assumptions set forth in Schedule A hereof.

          16.56. Qualified Domestic Relations Order: A signed domestic relations order issued by a state court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Accrued Benefit and which meets the requirements of Code Section 414(p).

          16.57. Qualified Joint and Survivor Annuity: An annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to fifty-five percent (55%) of the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse, and which is the Actuarial Equivalent of the Normal Form of Benefit, or if greater, any optional form of benefit.

          16.58. Qualified Pre-Retirement Survivor Annuity: An annuity form of payment for the life of the surviving Spouse of the Participant who dies prior to his Annuity Starting Date in an amount equal to the benefit that would have been payable if the Participant had:

               (a) separated from service on the date of death (or date of separation from service, if earlier),

               (b) survived to the Earliest Retirement Age,

               (c) retired as of the Earliest Retirement Age with an immediate Qualified Joint and survivor Annuity, and

               (d) died on the day after the Earliest Retirement Age.

          In the event the value of the Qualified Pre-Retirement Survivor Annuity does not exceed $3,500 at the time it becomes payable, the Spouse will receive a single sum distribution in cash or property of the value of the Qualified Pre-Retirement Survivor Annuity.

          16.59. Re-employment Commencement Date: The date the Employee is first credited with an Hour of Service for performing duties following a Break in Service.

          16.60. Re-entry Date: The date an Inactive Participant re-enters the Plan.

          16.61. Regulation: Income tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

                                      -77-                             Exhibit H

          16.62. Retirement: Termination of employment while in the Eligible
Class:

               (a) after the Participant attains Normal Retirement Age,

               (b) after the Participant attains Early Retirement Age, or

               (c) due to Disability.

          16.63. Social Security Retirement Age: The age used as the retirement age under Section 216(1) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216(1)(2) of such Act were 62.

          16.64. Spouse: The legal husband or wife or surviving husband or wife of the Participant who is married to, and not legally separated or divorced from the Participant, provided that a person who was formerly legally married to a Participant will be treated as the Spouse or surviving Spouse and a person who is currently legally married to a Participant will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

          16.65. Straight Life Annuity: An annuity payable in equal installments for the life of the Participant that terminates upon the Participant's death.

          16.66. Super Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, "90%" were substituted for "60%" where it appears in the definition of "Top-Heavy Plan".

          16.67. Top-Heavy Group: Any Aggregation Group for which the sum as of the Determination Date of

               (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group, and

               (b) the aggregate of the accrued benefit of Key Employees under all defined contribution plans in the Aggregation Group, exceeds sixty percent (60%) of the similar sum determined for all Employees.

          16.68. Top-Heavy Plan: This Plan for any Plan Year in which, as of the Determination Date, the sum of:

                                      -78-                             Exhibit H

               (a) the Accrued Benefits of Key Employees under this Plan and any other defined benefit plan of the Employer which is included with this Plan in an Aggregation Group, plus

               (b) the present value of the cumulative accrued benefits for Key Employees under any defined contribution pension plan of Employer which is included with this Plan in an Aggregation Group, exceeds sixty percent (60%) of a similar sum determined for all Key Employees and Non-Key Employees.

               To the extent required by Code Section 416(g)(3), distributions from such plans during the five-year period ending on the Determination Date will be added to said Accrued Benefits and said aggregate of present values of the cumulative accrued benefits (both for Key Employees and all Key Employees and Non-Key Employees).

               For purposes of this Section and to the extent required by Code
Section 416(g)(4)(A) and (B), rollover contributions or similar transfers initiated by an Employee and made after December 31, 1983, and benefits and accounts of an Employee who was a Key Employee but who will have ceased to be a Key Employee will not be taken into account for purposes of determining whether the Plan is a Top-Heavy Plan.

               To the extent required by Code Section 416(g)(4)(E), if an Employee has not performed services for the Employer at any time during the five
(5) year period ending on the Determination Date, any Accrued Benefits and present value of cumulative accrued benefits for such Employee will not be taken into account in determining whether the Plan is a Top-Heavy Plan.

          16.69. Top-Heavy Ratio:

               (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, and the present value of accrued benefits under the defined benefit plan or plans for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy

                                      -79-                            Exhibit H

Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

               (b) For purposes of paragraph (a) above the value of account balances and the Present Value of Accrued Benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applied for accrual purposes under all defined benefit plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1(C) of the Code.

          16.70. Top-Paid Group: The group consisting of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not for purposes of determining who is in it), the following Employees will be excluded:

               (a) Employees who have not completed six (6) months of service with the Employer.

               (b) Employees who normally work for the Employer less than seventeen and one-half (17 1/2) hours per week.

               (c) Employees who normally do not work for the Employer more than six (6) months during any Plan Year.

               (d) Employees who have not attained age twenty-one (21).

               (e) Employees included in a collective bargaining unit who are covered by an agreement between Employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining, provided that

                                      -80-                             Exhibit H
ninety percent (90%) or more of the Employer's Employees are covered by the agreement.

               (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

          16.71. Trust Agreement: The instrument executed by the Employer and the Trustee fixing the rights and liabilities of each with respect to holding and administering Plan assets for the purposes of the Plan.

          16.72. Trust Fund: The assets of the Plan as held and administered by the Trustee.

          16.73. Trustee: The trustees named in the Trust Agreement and their successors.

          16.74. Valuation Date: The Anniversary Date of the Plan or such other date as agreed to by the Employer and the Trustee on which Participant Accrued Benefits are revalued.

          16.75. Year of Accrual Service: The sum of:

               (a) The total of an Employee's Credited Service with the Employer before December 1, 1950, determined according to the provisions of the Plan in effect prior to the date hereof. Service prior to the date the Plan became subject to the Employee Retirement Income Security Act of 1974 may be disregarded if such service would have been disregarded in accordance with the break in service rules of the Plan as in effect on the day before such date.

               (b) The total of an Employee's Period of Service earned on and after December 1, 1950, expressed as whole years and completed twelfths thereof. One year of Accrual Service shall be credited each Plan Year during which the Employee has received compensation for at least 1,700 hours of employment. For a Plan Year in which the Employee has received compensation for less than 1,700 compensated hours, a proportionate credit shall be given to the nearest one-twelfth (1/12th) of a year.

               (c) The preceding definition of a Year of Accrual Service is modified as follows:

                   (i) For the calendar year 1950, no more than one year of Accrual Service will be credited in total, including credit for service prior to December 1, 1950;

                                      -81-                             Exhibit H

                   (ii) For purposes of computing compensated hours under subparagraph (b) above, each hour of employment shall be credited as one hour although more than straight time pay may be received for it and where Employees are compensated for holidays not worked credit shall be give for the number of straight time hours paid for by the Employer.

                   (iii) For purposes of computing compensated hours under subparagraph (b) above, Employees who are granted a scheduled vacation with pay shall be credited with the number of hours of such scheduled vacation period. No credit shall be permitted for compensation received in lieu of vacation.

                   (iv) On or after February 1, 1963, an Employee who shall be absent from work because of occupational injury or disease incurred in the course of such Employee's employment with the Employer as an Employee and on account of such absence receives Workmen's Compensation while on an Employer-approved leave of absence shall receive service credit based on forty
(40) hours per week during such absence, provided that no Employee shall receive credit under this Section after such Employee has become entitled to a Normal Retirement Benefit, an Early Retirement Benefit or a Disability Benefit hereunder;

                   (v) On and after January 1, 1970, an Employee who has seniority on or after that date and who accrues in any Plan Year thereafter less than the total number of hours necessary for a full Year of Accrued Service credit under the provisions of this Section shall receive service credit based on forty (40) hours per week for the period of any absence during such year due to layoff or Employer-approved sick leave, provided that the Employee shall have received compensation during that year for at least 170 hours, and provided further, that in no event shall the provisions of this subsection (v) permit a duplication of service credit provided in any other Section of this Plan.

                   (vi) An Employee shall receive credit based on hours occurring (x) in periods during which he shall have been engaged on the business of, or working for, the local Union at his plant while on approved leave of absence requested by such local Union, and (y) in periods during which he shall have held a position on the staff of the International Union while on approved leave of absence requested by the Union. The number of hours to be used under this subsection (vi) shall be forty (40) hours per week during such leave.

                   (vii) An Employee who was or is absent from employment because he left to enter into active service in the Armed Forces of the United States while on an approved leave of absence and who was or is reinstated with seniority credit under the collective bargaining agreement for the period of such service shall be credited with forty (40) hours per week during such leave; provided, however, that (x) Years of Accrual Service based on such hours for an Employee entering

                                      -82-                             Exhibit H
military service shall be limited to four (4) years, or such longer periods during which he has reemployment rights pursuant to any Federal law, (y) the Employee shall be reemployed in accordance with the terms of such leave of absence and (z) the foregoing shall not apply to an Employee who retired or otherwise incurred a break in his seniority subsequent to such reemployment.

                   (viii) Compensated hours shall include any hours of employment for which back pay is awarded, irrespective of mitigation of damages, and shall be credited to the period for which the award was granted if different from the year paid.

                   (ix) An Employee who terminates employment with the Employer on or after October 21, 1977 with at least ten years of seniority as of his termination date with the Employer and who was absent from work because of layoff due to a reduction in force during any calendar year after December 31, 1963 and before January 1, 1970, shall received credit for forty (40) hours per week for each complete calendar week of such absence during which he had seniority status under the applicable Collective Bargaining Agreement, multiplied by a percentage as set forth in the following table:

                   Employee's Length of
                   Seniority on Date of
                   TERMINATION                                        PERCENTAGE

                   20 years or more                                        100
                   15 years but less than 20 years                          75
                   10 years but less than 15 years                          50

provided that the Employee (x) shall have otherwise received less than a full Year of Accrual Service for such year, (y) shall make proper written application to the Employer at retirement or termination and (iii) shall not be credited more than 1700 hours in any such calendar year; and provided further that there shall be no duplication of Years of Accrual Service nor credit of more than one year in respect of any calendar year by virtue of this Subsection.

          16.76. Year of Eligibility Service. An Employer shall be credited with one Year of Eligibility Service for each computation period in which such Employee is credited with at least 1,000 Hours of Service. The Year of Eligibility Service shall be credited as of the date the Hour of Service requirement is met.

               (a) Year of Eligibility Service is modified as follows:

                   (1) Service with Affiliated Employer. An Employee's service with an Affiliated Employer shall be included as service with the Employer.

                                      -83-                             Exhibit H

                   (2) In the event that the Years of Eligibility Service of an Employee shall be less than the Years of Accrual Service on an Employee's termination of employment, his Years of Eligibility Service shall be deemed equal to his Years of Accrual Service.

          The computation period shall be the Plan Year.

          16.77. Year of Service: A twelve (12) consecutive month period (computation period) during which the Employee completes at least One Thousand (1,000) Hours of Service.

               The computation period shall be the Plan Year for all purposes unless a different computation period is expressly stated.

          16.78. Year of Vesting Service: The Years of Vesting Service shall be equivalent to the Years of Eligibility Service.

          IN WITNESS WHEREOF, the PENSION PLAN FOR HOURLY EMPLOYEES OF THE SIDNEY DIVISION, AMPHENOL CORPORATION is, by authority of its Board of Directors, adopted on the day and year first above written.


                                                  AMPHENOL CORPORATION


                                                  By
                                                     ---------------------------


ATTEST:


------------------------------------
Edward C. Wetmore
Secretary

                                      -84-                             Exhibit H

                                   SCHEDULE A

For purposes of determining the optional form of benefit that is actuarially equivalent to the normal form of benefit, the following factors shall be used:

               OPTIONAL FORM OF BENEFIT                            ADJUSTMENT FACTOR
Joint & Survivor with Continuation to                   90% of Normal Form of Benefit, adjusted
Joint Annuitant at 55%                                  if the Participant and the Joint Annuitant
                                                        are not the same age.

                                                        Ages are determined as the age at his/her
                                                        birthday nearest the date of benefit
                                                        commencement.

                                                        For each year that the age of the Joint
                                                        Annuitant exceeds the age of the Participant,
                                                        the percentage is increased by 1% point,
                                                        except that the percentage shall not
                                                        exceed 100%.

                                                        For each year that the age of the Participant
                                                        exceeds the age of the Joint Annuitant, the
                                                        percentage is decreased by 1/2% point.

Joint and Survivor with Continuation to Joint           91% of Normal Form of Benefit, adjusted as
Annuitant at 50%                                        indicated below if the difference between the
                                                        Participant's age and the Joint Annuitant's
                                                        age exceeds three years.

Joint and Survivor with Continuation to Joint           87% of Normal Form of Benefit, adjusted as
Annuitant at 66-2/3%                                    indicated below if the difference between the
                                                        Participant's age and the Joint Annuitant's
                                                        age exceeds three years.

Joint and Survivor with Continuation to Joint           81% of Normal Form of Benefit, adjusted as
Annuitant at 100%                                       indicated below if the difference between the
                                                        Participant's age and the Joint Annuitant's
                                                        age exceeds three years.

                                      -1-                              Exhibit H


               OPTIONAL FORM OF BENEFIT                            ADJUSTMENT FACTOR
Adjustment to Joint & Survivor Factors                  Ages are determined as the age at his/her
                                                        birthday nearest the date of benefit
                                                        commencement.

                                                        For each year that the age of the Joint
                                                        Annuitant exceeds the age of the Participant
                                                        plus three years, the percentage is increased
                                                        by 1% point for the 50% option and 1% point for
                                                        the 66-2/3% and 100% options, except that
                                                        percentage shall not exceed 100%.

                                                        For each year that the age of the Participant
                                                        exceeds the age of the Joint Annuitant plus
                                                        three years, the percentage is decreased
                                                        by 1% point for the 50% option and 1% point for
                                                        the 66-2/3% and 100% option.


For Plan Years beginning before December 31, 1997, for the determination of lump sums, the following assumptions shall be used:

               OPTIONAL FORM OF BENEFIT                            ADJUSTMENT FACTOR
Mortality                                               1984 Unisex Pension Mortality Table with no
                                                        age set back.

Interest                                                The Pension Benefit Guaranty Corporation
                                                        interest rates which are in effect as of the
                                                        first day of the plan year in which the
                                                        distribution occurs and which are used for the
                                                        purpose of determining the present value of a
                                                        lump sum distribution on plan termination.

For Plan Years beginning after December 31, 1997, the mortality table and the interest rate used for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant, or, in the case of a Qualified Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the "Applicable Mortality Table" and the "Applicable Interest Rate" described below.

                                      -2-                              Exhibit H

     (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury. Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

     (2) The "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities determined as of the second calendar month (the lookback month) preceding the first day of the Plan Year during which the Annuity Starting Date occurs. The Applicable Interest Rate shall remain consistent for the Plan Year stability period.


For all other purposes than those noted above, actuarial equivalence shall be determined by using the following assumptions:

Mortality                                               1984 Unisex Pension
                                                        Mortality Table with no
                                                        age set back.

Interest                                                7.5%

                                      -3-                              Exhibit H